EXHIBIT 15


STONE CONTAINER CORPORATION


AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 18, 1998

with

THE FINANCIAL INSTITUTIONS SIGNATORY HERETO,

BANKERS TRUST COMPANY,
as Agent,

and

BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION,
THE BANK OF NEW YORK,
THE BANK OF NOVA SCOTIA,
CREDIT AGRICOLE INDOSUEZ,
THE CHASE MANHATTAN BANK,
DRESDNER BANK AG-NEW YORK AND GRAND CAYMAN BRANCHES,
THE FIRST NATIONAL BANK OF CHICAGO,
THE LONG-TERM CREDIT BANK OF JAPAN, LTD.,
NATIONSBANK, N.A.,
THE SUMITOMO BANK, LTD., CHICAGO BRANCH and
TORONTO DOMINION (TEXAS), INC.,
as Co-Agents

BT ALEX. BROWN INCORPORATED,

as Joint Book Manager and Lead Arranger

and

CHASE SECURITIES INC.,

as Joint Book Manager and Lead Arranger


	TABLE OF CONTENTS


                                                                  	Page

ARTICLE IDEFINITIONS AND ACCOUNTING TERMS                           	3
Section 1.1	Definitional Appendix	                                   3
Section 1.2	Accounting Terms; Financial Statements	                  3

ARTICLE II
LOAN PROVISIONS	                                                     4
Section 2.1	Loan Commitments	                                        4
     (a)	Term Loan	                                                  4
     (b)	Revolving Loans	                                            4
     (c)	Additional Term Loan	                                       5
     (d)	Supplemental Revolving Loans	                               5
     (e)	D Tranche Term Loan	                                        5
     (f)	E Tranche Term Loan	                                        5
Section 2.2	Obligations; Notes	                                      6
     (a)	Term Loan Obligations	                                      6
     (b)	Revolving Loan Obligations	                                 6
     (c)	Swing Line Loan Obligations	                                7
     (d)	Additional Term Loan Obligations	                           8
     (e)	Supplemental Revolving Loan Obligations	                    9
     (f)	D Tranche Term Loan Obligations	                            9
     (g)	E Tranche Term Loan Obligations	                           10
Section 2.3	Borrowing Options	                                      11
Section 2.4	Minimum Amount of Each Borrowing	                       12
Section 2.5	Notice of Borrowing	                                    12
Section 2.6	Conversion or Continuation	                             12
Section 2.7	Disbursement of Funds	                                  13
Section 2.8	Interest	                                               14
     (a)	Prime Rate Revolving Loans	                                14
     (b)	Eurodollar Rate Revolving Loans	                           14
     (c)	Prime Rate Term Loans	                                     15
     (d)	Eurodollar Rate Term Loans	                                15
     (e)	Swing Line Loans	                                          15
     (f)	Prime Rate Additional Term Loans	                          15
     (g)	Eurodollar Rate Additional Term Loans	                     15
     (h)	Prime Rate Supplemental Revolving Loans	                   15
     (i)	Eurodollar Rate Supplemental Revolving Loans              	16
     (j)	Prime Rate D Tranche Term Loans	                           16
     (k)	Eurodollar Rate D Tranche Term Loans	                      16
     (l)	Prime Rate E Tranche Term Loans	                           16
     (m)	Eurodollar Rate E Tranche Term Loans	                      16
     (n)	Default Rate Interest	                                     16
     (o)	Accrual and Payment of Interest	                           17
     (p)	Notification of Rate	                                      17
     (q)	Maximum Interest	                                          17
     (r)	Reference Banks                                           	17
Section 2.9	Interest Rate Adjustments                              	17
Section 2.10	Interest Periods	                                      17
Section 2.11	Swing Line Loans	                                      18
     (a)	Swing Line Commitment	                                     18
     (b)	Procedure for Swing Line Borrowing	                        18
     (c)	Refunding of Swing Line Loans	                             18
     (d)	Participation in Swing Line Loans	                         19
     (e)	Obligations Unconditional	                                 19
Section 2.12	Letters of Credit	                                     20
     (a)	Issuance by Facing Agent	                                  20
     (b)	Participation of Revolving Lenders	                        21
     (c)	Requests for Issuance	                                     21
     (d)	Reimbursement of Drawings	                                 21
     (e)	Failure to Reimburse	                                      22
     (f) Letter of Credit Fees	                                     22
     (g)	Reimbursement Obligation Unconditional	                    23
     (h)	Increased Costs	                                           24
     (i)	Indemnification	                                           25
     (j)	Letter of Credit Beneficiaries	                            25
     (k)	Facing Agent                                              	25
     (l)	No Indemnification for Certain Acts	                       26
Section 2.13	Increased Costs, Illegality, Etc.	                     26
Section 2.14	Assignment of Commitments Under Certain Circumstances	 28
Section 2.15	Change of Lending Office	                              29
Section 2.16	Funding Losses	                                        30
Section 2.17	Pro Rata Borrowings	                                   30

ARTICLE IIITERMINATION OF COMMITMENTS, PREPAYMENTS AND FEES	        31
Section 3.1	Mandatory Revolving Loan, Supplemental Revolving
   Loan and Swing Line Loan Prepayments and Commitment Reductions	  31
Section 3.2	Voluntary Prepayments	                                  31
Section 3.3	Voluntary Commitment Reductions	                        33
Section 3.4	Mandatory Prepayments	                                  34
     (a)	Prepayments From Excess Cash Flow	                         34
     (b)	Prepayments From Incurrence of Indebtedness	               35
     (c)	Prepayments From Asset Sales	                              35
     (d)	Prepayment From Abitibi Sale/Monetization                 	37
     (e)	Intentionally Omitted	                                     37
     (f)	Prepayment from German Financing	                          37
Section 3.5	Other Provisions With Respect to the Loans	             37
Section 3.6	Order of Prepayment and Payment	                        38
Section 3.7	Commitment Fees	                                        41
Section 3.8	Amendment Fee	                                          41
Section 3.9	Intentionally Omitted.                                 	41
Section 3.10	Agent's Administrative Fee	                            42
Section 3.11	Payments	                                              42

ARTICLE IVREPRESENTATIONS AND WARRANTIES	                           44
Section 4.1	Organization; Powers	                                   44
Section 4.2	Authorization	                                          44
Section 4.3	Enforceability	                                         45
Section 4.4	Governmental Approvals	                                 45
Section 4.5	Financial Statements	                                   45
Section 4.6	No Material Adverse Change	                             45
Section 4.7	Title Properties; Possession Under Leases	              46
Section 4.8	Subsidiaries	                                           46
Section 4.9	Litigation; Compliance with Laws	                       46
Section 4.10	Agreements	                                            46
Section 4.11	Federal Reserve Regulation	                            47
Section 4.12	Investment Company Act;
             Public Utility Holding Company Act	                    47
Section 4.13	Use of Proceeds	                                       47
Section 4.14	Tax Returns	                                           47
Section 4.15	No Material Misstatements	                             47
Section 4.16	Employee Benefit Plans	                                47
Section 4.17 Environmental and Safety Matters	                      48
Section 4.18	Solvency	                                              49
Section 4.19	Security Documents	                                    50
Section 4.20	Labor Matters	                                         50
Section 4.21	Location of Real Property	                             50
Section 4.22	Patents, Trademarks, etc	                              51
Section 4.23	Fiscal Quarters and Year	                              51
Section 4.24	Survival of Warranties; Covenant Regarding Disclosure	 51
Section 4.25	Y2K Problem	                                           52

ARTICLE V
COVENANTS	                                                          52
Section 5.1	Affirmative Covenants of the Borrower	                  52
     5.1.1	Financial Data	                                          52
     5.1.2	Discharge of Taxes, etc.	                                56
     5.1.3	Corporate Existence; Business	                           56
     5.1.4	Compliance With Laws	                                    56
     5.1.5	Performance of Basic Agreements	                         56
     5.1.6	Inspection of Books and Properties	                      56
     5.1.7	Maintenance of Books and Records	                        57
     5.1.8	ERISA	                                                   57
     5.1.9	Insurance	                                               58
     5.1.10	Maintenance of Properties	                              58
     5.1.11	Use of Proceeds	                                        59
     5.1.12	[Intentionally Omitted]                                	59
     5.1.13	Redemption of Senior Subordinated Notes
            and Stone Savannah Stock	                               60
     5.1.14	Environmental Notification	                             60
     5.1.15	Environmental Compliance	                               60
     5.1.16	Additional Subsidiary Guarantees	                       61
     5.1.17	Delayed Collateral.	                                    61
     5.1.18	Merger of Stone Southwest.	                             62
     5.1.19	Additional Collateral	                                  62
     5.1.20	Stone Snowflake Sale Proceeds	                          63
     5.1.21	Y2K Problem	                                            63
     5.1.22	Maintenance of Corporate Separateness	                  63
Section 5.2	Negative Covenants of the Borrower	                     64
     5.2.1	Liens	                                                   64
     5.2.2	Indebtedness for Money Borrowed	                         64
     5.2.3	Guarantees                                              	71
     5.2.4	Affiliate Transactions	                                  72
     5.2.5	Dividends                                               	73
     5.2.6	Negative Debt Covenants	                                 74
     5.2.7	Investments                                             	75
     5.2.8	Mergers                                                 	78
     5.2.9	Purchase of Stock or Assets	                             79
     5.2.10	Prepayment of Indebtedness; Certain Amendments	         81
     5.2.11	Capital Expenditures	                                   85
     5.2.12	Sale of Assets	                                         85
     5.2.13	Sale of Accounts Receivable	                            87
     5.2.14	Subsidiaries	                                           88
     5.2.15	Lease Payments                                         	88
     5.2.16	Accounts Receivable Financing Program	                  88
     5.2.17	Stone-Canada                                           	88
Section 5.3	Financial Covenants of the Borrower	                    89
     5.3.1	Interest Coverage Ratio                                 	89
     5.3.2	Consolidated EBITDA                                     	90

ARTICLE VI
CONDITIONS OF CREDIT	                                               90
Section 6.1	Conditions Precedent to the Borrowing of Initial Loans	 90
Section 6.2	Conditions Precedent to all Credit Events	              93
     (a)	Representations and Warranties	                            93
     (b)	No Default	                                                94
     (c)	Notice of Borrowing; Letter of Credit Request             	94
     (d)	Other Information	                                         94
Section 6.3	Conditions Precedent to Effectiveness of Agreement	     94

ARTICLE VII
EVENTS OF DEFAULT                                                  	97
Section 7.1	Events of Default	                                      97
     (a)	Payments	                                                  97
     (b)	Representations and Warranties	                            97
     (c)	Certain Covenants	                                         97
     (d)	Other Covenants	                                           97
     (e)	Bankruptcy	                                                97
     (f)	Involuntary Proceedings	                                   98
     (g)	Indebtedness for Money Borrowed	                           98
     (h)	Judgments	                                                 98
     (i)	Basic Agreements	                                          98
     (j)	ERISA	                                                     99
     (k)	Other ERISA	                                               99
     (l)	Cross-Defaults	                                            99
     (m)	Change of Control	                                         99
Section 7.2	Remedies	                                               99

ARTICLE VIII
THE AGENT 	                                                        101
Section 8.1	Appointment	                                           101
Section 8.2	Nature of Duties	                                      101
Section 8.3	Rights, Exculpation, Etc.	                             101
Section 8.4	Employment of Agents and Counsel	                      102
Section 8.5	Reliance	                                              102
Section 8.6	Indemnification	                                       102
Section 8.7	Notice of Default	                                     103
Section 8.8	The Agent 	                                            103
Section 8.9	Resignation by the Agent	                              103
Section 8.10	Holders of Obligations	                               104
Section 8.11	Co-Agents	                                            104

ARTICLE IX
MISCELLANEOUS                                                     	104
Section 9.1	No Waiver; Modifications in Writing	                   104
Section 9.2	Amendments	                                            104
Section 9.3	Certain Other Amendments; Amendments Affecting
            Additional Lenders, Supplemental Revolving Lenders,
            D Tranche Lenders and E Tranche Lenders	               105
Section 9.4	Notices, etc.	                                         107
Section 9.5	Costs, Expenses and Taxes	                             107
Section 9.6	Indemnification	                                       108
Section 9.7	Special Expenditures	                                  109
Section 9.8	Confirmations	                                         110
Section 9.9	Adjustment	                                            110
Section 9.10	Right of Setoff	                                      111
Section 9.11	Execution in Counterparts	                            111
Section 9.12	Binding Effect; Assignment	                           111
Section 9.13	Release of Collateral	                                116
Section 9.14	Consent to Jurisdiction; Waiver of Jury Trial	        118
Section 9.15	Governing Law; Certain Relationships	                 119
Section 9.16	Severability of Provisions	                           119
Section 9.17	Headings	                                             119
Section 9.18	Time	                                                 119
Section 9.19	Further Assurances	                                   119
Section 9.20	Florida Real Property	                                120
Section 9.21	Effect of Restatement	                                120
DEFINITIONAL APPENDIX	                                               1


	INDEX OF EXHIBITS AND SCHEDULES

	Exhibits

Exhibit 1.1(a) 	Form of Stone Container Security Agreement
Exhibit 1.1(b)-A	Form of Stone Savannah Security Agreement
Exhibit 1.1(b)-B	Form of Stone Southwest Security Agreement
Exhibit 1.1(c) 	Form of Subsidiary Guarantee
Exhibit 1.1(d)-A 	Form of Mortgage
Exhibit 1.1(d)-B	Form of Leasehold Mortgage
Exhibit 1.1(e)	Recourse Receivables Financings
Exhibit 1.1(f)-A	Form of Pledge Agreement
Exhibit 1.1(f)-B	Form of Pledge Agreement
Exhibit 2.2(a)	Form of Term Note
Exhibit 2.2(b)	Form of Revolving Note
Exhibit 2.2(c)	Form of Swing Line Note
Exhibit 2.2(d)	Form of Additional Term Note
Exhibit 2.2(e)	Form of Supplemental Revolving Note
Exhibit 2.2(f)	Form of D Tranche Term Note
Exhibit 2.2(g)	Form of E Tranche Term Note
Exhibit 2.5    	Form of Notice of Borrowing
Exhibit 2.6	Form of Notice of Conversion or Continuation
Exhibit 2.11(d)	Form of Swing Line Loan Participation Certificate
Exhibit 2.12    	Form of Request for Issuance/Amendment of Letter of Credit
Exhibit 3.12(c)	Form of Tax Certificate
Exhibit 5.1.1 	Form of Officer's Certificate pursuant to Section 5.1.1
Exhibit 5.2.2(d)	Form of Intercompany Note
Exhibit 6.1(h)  	Form of Opinion of Sidley & Austin
Exhibit 6.1(m)	Form of Certificate of Responsible Officer pursuant to
               Section 6.1(m)
Exhibit 6.1(o)-A	Form of Gelco Corporation L/C Agreement Amendment
Exhibit 6.1(o)-B	Form of Westinghouse Electric Corporation L/C Agreement
                 Amendment
Exhibit 6.3(g)	Form of Opinion of Sidley & Austin
Exhibit 6.3(l)	Form of Certificate of Responsible Officer
Exhibit 9.12(d) 	Form of Assignment Agreement


Schedules

Schedule 1.1(a)	Revolving Loan and Term Loan Commitments
Schedule 1.1(b)	Performance Tests
Schedule 1.1(c)	Mortgaged Properties
Schedule 1.1(d)	Permitted Liens
Schedule 1.1(e)	Additional Term Loan Commitments
Schedule 1.1(f)	Supplemental Revolving Loan Commitments and D Tranche
                 Term Loan Commitments
Schedule 1.1(g)	E Tranche Term Loan Commitments
Schedule 1.1(h)	German Financing Term Sheet
Schedule 3.4	Existing Contractual Restrictions
Schedule 4.4	Governmental Approvals
Schedule 4.8	Subsidiaries
Schedule 4.9	Litigation
Schedule 4.17	Environmental Matters
Schedule 4.19(b)	UCC Filing Offices
Schedule 4.19(c)	Mortgage Filing Offices
Schedule 4.19(d)	Trademark Filing Offices
Schedule 4.19(e)	UCC Filing Offices (SNC)
Schedule 4.20	Labor Matters
Schedule 4.21(a)	Owned Real Properties
Schedule 4.21(b)	Leased Real Properties
Schedule 4.21(c)	Timberland Properties
Schedule 5.2.2(b)	Existing Indebtedness
Schedule 5.2.2(h)	IRBs and IRB Put Contracts
Schedule 5.2.3	Guarantees
Schedule 5.2.4	Affiliate Transactions
Schedule 5.2.6	Encumbrances and Restrictions
Schedule 5.2.7	Investments
Schedule 5.2.7-A	Commitments and Contracts
Schedule 5.2.8(g)	Permitted Seminole Kraft Indebtedness
Schedule 6.1(g)	Title Insurance relating to Mortgaged Properties
Schedule 9.13(a)	Collateral Subject to Release Upon Revolver Termination







AMENDED AND RESTATED CREDIT AGREEMENT


THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of November 18, 1998 and among Stone Container Corporation, a Delaware corporation (the "Borrower"), the undersigned financial institutions in their capacities as lenders hereunder (hereinafter collectively, the "Lenders," and each individually, a "Lender"), Bankers Trust Company, as agent (the "Agent") for the Lenders hereunder, and Bank of America National Trust & Savings Association, The Bank of New York, The Bank of Nova Scotia, Credit Agricole Indosuez, The Chase Manhattan Bank, Dresdner Bank AG-New York and Grand Cayman Branches, The First National Bank of Chicago, The Long-Term Credit Bank of Japan, Ltd., NationsBank, N.A., The Sumitomo Bank, Ltd., Chicago Branch and Toronto Dominion (Texas), Inc., as co-agents for the Lenders (collectively, the "Co-Agents," and each individually, a "Co-Agent").

	RECITALS:

A	The Borrower, the Agent, the Co-Agents and
certain financial institutions (the "Original Lenders") previously entered into that certain Credit Agreement dated as of October 12, 1994, as amended by the First Amendment, Consent and Waiver of Credit Agreement dated as of January 30, 1995, the Second Amendment of Credit Agreement dated as of April 12, 1995 and the Third Amendment of Credit Agreement and Waiver Request dated as of June 30, 1995 (as so amended, the "Original Credit Agreement") whereunder the Original Lenders agreed to make a Term Loan to the Borrower in the original aggregate principal amount of $400,000,000 and to make available Revolving Loans to the Borrower under a revolving credit facility (including a letter of credit subfacility and a swing line facility), subject to certain restrictions set forth therein, in an aggregate principal amount not to exceed $450,000,000 at any time outstanding.

B	The Borrower, the Agent, the Co-Agents and
certain financial institutions (the "First Restatement Lenders") previously entered into that certain Amended and Restated Credit Agreement dated as of August 29, 1995 (the "First Restated Credit Agreement") whereunder the Borrower, the Agent, the Co-Agents and the First Restatement Lenders amended and restated the Original Credit Agreement and the Additional Lenders agreed to make an Additional Term Loan to the Borrower in the original aggregate principal amount of $200,000,000.

C	The Borrower, the Agent, the Co-Agents and
certain financial institutions (the "Second Restatement Lenders") have entered into that certain Amended and Restated Credit Agreement dated as of March 22, 1996, as amended by the First Amendment of Credit Agreement dated as of June 20, 1996, the Second Amendment of Credit Agreement dated as of December 18, 1996 and the Third Amendment of Credit Agreement dated as of May 22, 1997 (as so amended, the "Second Restated Credit Agreement") whereunder the Borrower, the Agent, the Co-Agents and the Existing Lenders amended and restated the First Restated Credit Agreement, the Supplemental Revolving Lenders agreed to make Supplemental Revolving Loans to the Borrower in an aggregate principal amount not to exceed $110,000,000 at any time outstanding and the D Tranche Lenders agreed to make a D Tranche Term Loan to the Borrower in the original aggregate principal amount of $190,000,000.


D	The Borrower, the Agent, the Co-Agents and
certain financial institutions (the "Existing Lenders") have entered into that certain Amended and Restated Credit Agreement dated as of June 19, 1997, as amended by the First Amendment of Credit Agreement dated as of December 23, 1997, the Second Amendment of Credit Agreement dated as of March 26, 1998, the Third Amendment of Credit Agreement dated as of June 5, 1998, the Fourth Amendment of Credit Agreement dated as of July 31, 1998 and the Fifth Amendment of Credit Agreement dated as of October 5, 1998 (as so amended, the "Existing Credit Agreement"), whereunder the Borrower, the Agent, the Co-Agents and the Existing Lenders amended and restated the Second Restated Credit Agreement and the E Tranche Lenders agreed to make an E Tranche Term Loan to the Borrower in the original aggregate principal amount of $300,000,000.

E	The proceeds of the Term Loan, Revolving
Loans, Letters of Credit and Swing Line Loans made or issued under the Original Credit Agreement, the First Restated Credit Agreement and the Existing Credit Agreement were used by the Borrower (i) to provide all or a portion of the funds necessary to repay in full all of the indebtedness outstanding under the U.S. Credit Agreement on the Closing Date, (ii) to make loans and/or capital contributions on the Closing Date to Stone-Canada, which, concurrently therewith, repaid all of the indebtedness outstanding under the Canadian Credit Agreements,
(iii) to provide all or a portion of the funds necessary to repay all of the indebtedness outstanding under the Stone Savannah Credit Agreement on the Closing Date and to consummate the Stone Savannah Transactions, (iv) in the case of Letters of Credit, to meet the ordinary course of business letter of credit needs of the Borrower and its Subsidiaries and (v) for ongoing working capital and general corporate purposes of the Borrower and its Subsidiaries.

F	The proceeds of the Additional Term Loan made
under the First Restated Credit Agreement by the Additional Lenders were used by the Borrower to (i) voluntarily repurchase, prepay, redeem or otherwise extinguish Indebtedness of the Borrower consisting of (A) all or any portion of the 8-7/8% Notes (including the payment of principal and interest thereon), (B) all or any portion of the 12-1/8% Subordinated Debentures (including the payment of principal and interest thereon) and/or (C) Senior Indebtedness (including the payment of principal and interest thereon),
(ii) pay certain fees and expenses incurred in connection with the execution and delivery of the First Restated Credit Agreement and/or (iii) repay outstanding Revolving Loans under the Original Credit Agreement.

G	The proceeds of the Supplemental Revolving
Loans made under the Existing Credit Agreement by the Supplemental Revolving Lenders have been and will be used by the Borrower for ongoing working capital and general corporate purposes of the Borrower and its Subsidiaries.

H	The proceeds of the D Tranche Term Loan made
under the Second Restated Credit Agreement by the D Tranche Lenders were used by the Borrower (i) directly or indirectly to voluntarily repurchase, prepay, redeem or otherwise extinguish other senior and/or subordinated Indebtedness for Money Borrowed of the Borrower (including the payment of principal, contractual premium, if any, and interest thereon) and (ii) to pay certain fees and expenses incurred in connection with the execution and delivery of the Second Restated Credit Agreement.

I	The proceeds of the E Tranche Term Loan made
under the Existing Credit Agreement by the E Tranche Lenders were used by the Borrower to (i) repay outstanding Revolving Loans and Supplemental Revolving Loans under the Second Restated Credit Agreement, (ii) pay certain fees and expenses incurred in connection with the execution and delivery of the Existing Credit Agreement and (iii) to repay other Senior Indebtedness.

J	The Existing Lenders are willing to continue
to make the Term Loan, the Additional Term Loan, the D Tranche Term Loan and the E Tranche Term Loan, and to continue to extend commitments to continue to make the Revolving Loans, Supplemental Revolving Loans and Swing Line Loans, and to continue to issue or participate, as the case may be, in Letters of Credit, to or for the benefit of the Borrower, in each case for the respective purposes stated above and on the terms and subject to the conditions hereinafter set forth.

K	The Borrower, the Existing Lenders, the Agent
and the Co-Agents now desire to amend and restate the Existing
Credit Agreement on the terms and subject to the conditions set forth herein.

L	This Agreement shall become effective upon the
date (the "Restatement Date") on which, after it has been executed by the Borrower, the Agent, the Required Lenders (as defined in the Existing Credit Agreement), each of the Revolving Lenders (as defined in the Existing Credit Agreement), each of the Supplemental Revolving Lenders (as defined in the Existing Credit Agreement) and the Majority Term Lenders (as defined in the Existing Credit Agreement), the Borrower has satisfied all of the conditions precedent more particularly set forth in Section 6.3 (but in the event such conditions have not been satisfied or waived on or before December 31, 1998, this Agreement shall be of no force or effect and the Existing Credit Agreement shall continue in full force and effect).

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

	ARTICLE I

	DEFINITIONS AND ACCOUNTING TERMS

Section 1.1	Definitional Appendix.  Unless the
context otherwise requires, each capitalized term used herein, including the preamble and recitals above, and defined in the attached Definitional Appendix (which shall be deemed to be a part of this Agreement) shall have the meaning ascribed to such term in the Definitional Appendix.

Section 1.2	Accounting Terms; Financial
Statements. All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles in the United States of America or Canada, as applicable, as in effect on the Restatement Date (as applicable, the "Agreement Accounting Principles"); and except as otherwise expressly provided herein, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with such generally accepted accounting principles. Notwithstanding the foregoing sentence, the financial statements required to be delivered pursuant to Section 5.1.1 shall be prepared in accordance with generally accepted accounting principles in the United States or Canada, as applicable, as in effect on the respective dates of their preparation. Where the Handbook of the Canadian Institute of Chartered Accountants includes a statement on a method of accounting relating to a Canadian Subsidiary of the Borrower, such statement shall be regarded as the only generally accepted accounting principle in effect in Canada applicable to the circumstances that it covers. Notwithstanding the foregoing, other than for purposes of the financial statements referenced in Sections 5.1.1(b)(i) and 5.1.1(c)(i), in all computations of Capital Expenditures, Consolidated Current Assets, Consolidated Current Liabilities, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Net Loss, Consolidated Tangible Net Worth, Total Consolidated Indebtedness for Borrowed Money and all other "consolidated" amounts, and in all computations referred to in the third sentence of Section 5.1.1(b) and clause (z) of the second sentence of Section 5.1.1(c), the assets, liabilities, income, losses, net worth and other relevant amounts concerning S-CC and SVCPI shall not be consolidated but shall instead, as applicable, be excluded or accounted for utilizing the equity method.


	ARTICLE II

	LOAN PROVISIONS

Section 2.1	Loan Commitments.

(a)	Term Loan.  The Borrower and the Term Lenders
acknowledge the making of the Term Loan in accordance with the terms of the Existing Credit Agreement and agree that the Term Loan shall continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents.

 (b)	Revolving Loans.  Each Revolving Lender
severally, and for itself alone, agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to continue to make loans to the Borrower on a revolving basis from time to time from and after the Restatement Date to, but not including, the Revolver Termination Date, in its Revolving Loan Pro Rata Share of such aggregate amount as the Borrower may request, but not exceeding in an aggregate principal amount at any one time outstanding (giving effect to the contemporaneous application of any Revolving Loan proceeds to the payment of any L/C Obligations or Swing Line Loans) the applicable Revolving Loan Commitment of such Revolving Lender at such time minus (i) such Revolving Lender's Revolving Loan Pro Rata Share of the L/C Obligations outstanding at such time and (ii) such Revolving Lender's Revolving Loan Pro Rata Share of Swing Line Loans outstanding at such time. The Borrower and the Revolving Lenders acknowledge the making of the Revolving Loans which are outstanding on the Restatement Date in accordance with the terms of the Existing Credit Agreement and agree that such Revolving Loans shall continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents. Prior to the Revolver Termination Date, Revolving Loans may be repaid and reborrowed by the Borrower in accordance with the provisions hereof. Notwithstanding the foregoing, in the event that the Borrower repays Revolving Loans with proceeds from the Additional Term Loan and/or the issuance or incurrence of Indebtedness permitted by Section 5.2.2(w), the Borrower shall maintain a Total Available Revolving Commitment in an amount not less than (i) the aggregate amount of Revolving Loans repaid with proceeds from the Additional Term Loan and/or the issuance or incurrence of Indebtedness permitted by Section 5.2.2(w) minus
(ii) the aggregate amount of Revolving Loans incurred by the Borrower after June 30, 1995, the proceeds of which are used by the Borrower to repurchase, prepay, redeem or otherwise extinguish any 8-7/8% Notes, any 12-1/8% Subordinated Debentures or any Indebtedness for Money Borrowed of the Borrower constituting Senior Indebtedness, in each case as permitted by Section 5.2.10(a)(xiv), until the earlier to occur of (A) the repurchase, prepayment or conversion in full of all of the 8-7/8% Notes or (B) the repurchase, prepayment, redemption or other extinguishment of 12-1/8% Subordinated Debentures and/or Indebtedness for Money Borrowed of the Borrower constituting Senior Indebtedness in an aggregate amount equal to, if positive, (1) the aggregate amount of proceeds received by the Borrower from the Additional Term Loan and the issuance or incurrence of Indebtedness permitted by Section 5.2.2(w) minus (2) the aggregate cash consideration paid by or on behalf of the Borrower to repurchase or prepay the 8-7/8% Notes as permitted by Section 5.2.10(a)(xiv).

(c)	Additional Term Loan.  The Borrower and the
Additional Lenders acknowledge the making of the Additional Term Loan in accordance with the terms of the Existing Credit Agreement and agree that the Additional Term Loan shall continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents.

(d)	Supplemental Revolving Loans.  Each
Supplemental Revolving Lender severally, and for itself alone, agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to continue to make loans to the Borrower on a revolving basis from time to time from and after the Restatement Date to, but not including, the Supplemental Revolver Termination Date, in its Supplemental Revolving Loan Pro Rata Share of such aggregate amount as the Borrower may request, but not exceeding in an aggregate principal amount at any one time outstanding the applicable Supplemental Revolving Loan Commitment of such Supplemental Revolving Lender at such time.
 The Borrower and the Supplemental Revolving Lenders acknowledge the making of the Supplemental Revolving Loans which are outstanding on the Restatement Date in accordance with the terms of the Existing Credit Agreement and agree that such Supplemental Revolving Loans shall continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents. Prior to the Supplemental Revolver Termination Date, Supplemental Revolving Loans may be repaid and reborrowed by the Borrower in accordance with the provisions hereof.

(e)	D Tranche Term Loan.  The Borrower and the D
Tranche Lenders acknowledge the making of the D Tranche Term Loan in accordance with the terms of the Existing Credit Agreement and agree that the D Tranche Term Loan shall continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents.


(f)	E Tranche Term Loan. The Borrower and the E
Tranche Lenders acknowledge the making of the E Tranche Term Loan in accordance with the terms of the Existing Credit Agreement and agree that the E Tranche Term Loan shall continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents.

Section 2.2	Obligations; Notes

(a)	Term Loan Obligations.  The Borrower's
obligation to each Term Lender to repay the principal of, and interest on, the Term Loan made hereunder shall be evidenced by a promissory note (each a "Term Note" and collectively the "Term Notes") duly executed and delivered by the Borrower substantially in the form of Exhibit 2.2(a) hereto, the terms of which are incorporated herein by reference in their entirety and made a part hereof and shall (i) be payable to the order of each Term Lender (except in the case of a Registered Note which shall be made payable to such Term Lender or registered assigns) in the amount of such Lender's Term Loan Commitment, (ii) be dated the Closing Date, (iii) provide that the Term Loan evidenced thereby shall mature on the Term Loan Maturity Date, (iv) bear interest as provided in this Agreement and (v) have attached thereto a principal payments schedule substantially in the form of the Schedule to
Exhibit 2.2(a). Each Term Lender shall, and is hereby authorized to, make a notation on the principal payments schedule of the date and the amount of any principal payments.
 Such schedules as maintained by each Term Lender shall, absent manifest error, constitute prima facie evidence of the amount outstanding under the Term Loan. Notwithstanding the foregoing, the failure to make a notation with respect to any principal payment shall not limit or otherwise affect the obligation of the Borrower hereunder or under any Term Note with respect to the Term Loan and payments of principal or interest by the Borrower shall not be affected by the failure by any Term Lender to make a notation thereof on the principal payments schedule nor shall such failure or error affect any rights of the Borrower hereunder or under applicable law. Subject to the earlier acceleration or prepayment of the Term Loan as permitted or required by this Agreement, the Borrower shall repay the outstanding principal balance of the Term Loan in semi-annual installments payable to the order of the respective Term Lenders (according to their Term Loan Pro Rata Shares) on the dates and in the respective aggregate amounts as follows:

Payment Date				    Amount

April 1, 1995				    $2,000,000
October 1, 1995		    $2,000,000
April 1, 1996				    $2,000,000
October 1, 1996		    $2,000,000
April 1, 1997				    $2,000,000
October 1, 1997		    $2,000,000
April 1, 1998				    $2,000,000
October 1, 1998		    $2,000,000
April 1, 1999				    $2,000,000
April 1, 2000				  $382,000,000

 (b)	Revolving Loan Obligations.  The Borrower's
obligations to each Revolving Lender to repay the principal of, and interest on, all of the Revolving Loans made by each Revolving Lender hereunder shall be evidenced by a promissory note (each a "Revolving Note" and collectively the "Revolving Notes") duly executed and delivered by the Borrower substantially in the form of Exhibit 2.2(b) hereto, the terms of which are incorporated herein by reference in their entirety and made a part hereof and shall (i) be payable to the order of each Revolving Lender in the amount of such Lender's Revolving Loan Commitment, (ii) be dated the Closing Date, (iii) provide that each Revolving Loan evidenced thereby shall be repaid on the Revolver Termination Date as provided herein, (iv) bear interest as provided in this Agreement and
(v) have attached thereto a principal payments schedule substantially in the form of the Schedule to Exhibit 2.2(b).
 On the Closing Date and at the time of the making of each Revolving Loan or principal payment, as the case may be, such Revolving Lender shall, and is hereby authorized to, make a notation on the principal payments schedule with respect to such Lender's Revolving Note of the date and the amount of each Revolving Loan or payment, as the case may be. Such schedule as maintained by each Revolving Lender shall, absent manifest error, constitute prima facie evidence of the amounts outstanding under the Revolving Loans. Notwithstanding the foregoing, the failure by any Revolving Lender to make a notation with respect to any Revolving Loan shall not limit or otherwise affect the obligation of the Borrower hereunder or under such Lender's Revolving Note with respect to such Revolving Loan and payments of principal by the Borrower shall not be affected by the failure to make a notation thereof on the principal payments schedule nor shall such failure or error affect any rights of the Borrower hereunder or under applicable law. Although the Revolving Notes shall be dated the Closing Date, interest in respect thereof shall be payable only for the periods during which the Revolving Loans evidenced thereby are outstanding and although the stated amount of the Revolving Notes shall be equal to each Revolving Lender's Revolving Loan Commitment, each Revolving Note shall be enforceable with respect to the Borrower's obligation to pay the principal amount thereof only to the extent of the unpaid principal amount of the Revolving Loans at the time evidenced thereby. Subject to the earlier acceleration or prepayment of the Revolving Loans as permitted or required by this Agreement, the Borrower shall repay all Revolving Loans then outstanding on the Revolver Termination Date.

 (c)	Swing Line Loan Obligations.  The Borrower's
obligation to the Swing Line Lender to repay the principal of, and interest on, all of the Swing Line Loans made by the Swing Line Lender hereunder shall be evidenced by a promissory note (the "Swing Line Note") duly executed and delivered by the Borrower substantially in the form of Exhibit 2.2(c) hereto, the terms of which are incorporated herein by reference in their entirety and made a part hereof and shall (i) be payable to the order of the Swing Line Lender in the amount of the Swing Line Commitment, (ii) be dated the Closing Date, (iii) provide that each Swing Line Loan evidenced thereby shall be repaid as provided herein, (iv) bear interest as provided in this Agreement and (v) have attached thereto a principal payments schedule substantially in the form of the schedule to
Exhibit 2.2(c). On the Closing Date and at the time of the making of each Swing Line Loan or principal payment, as the case may be, the Swing Line Lender shall, and is hereby authorized to, make a notation on the principal payments schedule to the Swing Line Note of the date and the amount of each Swing Line Loan or payment, as the case may be. Such schedule as maintained by the Swing Line Lender shall, absent manifest error, constitute prima facie evidence of the amounts outstanding under the Swing Line Loans. Notwithstanding the foregoing, the failure by the Swing Line Lender to make a notation with respect to any Swing Line Loan shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Swing Line Lender's Swing Line Note with respect to such Swing Line Loan and payments of principal by the Borrower shall not be affected by the failure to make a notation thereof on the principal payments schedule nor shall such failure or error affect any rights of the Borrower hereunder or under applicable law. Although the Swing Line Note shall be dated the Closing Date, interest in respect thereof shall be payable only for the periods during which the Swing Line Loans evidenced thereby are outstanding and although the stated amount of the Swing Line Note shall be equal to the Swing Line Commitment, the Swing Line Note shall be enforceable with respect to the Borrower's obligation to pay the principal amount thereof only to the extent of the unpaid principal amount of the Swing Line Loans at the time evidenced thereby. Subject to the earlier acceleration or prepayment of the Swing Line Loans as permitted or required by this Agreement, the Borrower shall repay all Swing Line Loans outstanding on the Revolver Termination Date.

(d)	Additional Term Loan Obligations.  The
Borrower's obligation to each Additional Lender to repay the principal of, and interest on, the Additional Term Loan made hereunder shall be evidenced by a promissory note (each an "Additional Term Note" and collectively the "Additional Term Notes") duly executed and delivered by the Borrower substantially in the form of Exhibit 2.2(d) hereto, the terms of which are incorporated herein by reference in their entirety and made a part hereof and shall (i) be payable to the order of each Additional Lender (except in the case of a Registered Note which shall be made payable to such Additional Lender or registered assigns) in the amount of such Lender's Additional Term Loan Commitment, (ii) be dated the First Restatement Date, (iii) provide that the Additional Term Loan evidenced thereby shall mature on the Additional Term Loan Maturity Date, (iv) bear interest as provided in this Agreement and (v) have attached thereto a principal payments schedule substantially in the form of the Schedule to Exhibit 2.2(d). Each Additional Lender shall, and is hereby authorized to, make a notation on the principal payments schedule of the date and the amount of any principal payments.
 Such schedules as maintained by each Additional Lender shall, absent manifest error, constitute prima facie evidence of the amount outstanding under the Additional Term Loan. Notwithstanding the foregoing, the failure to make a notation with respect to any principal payment shall not limit or otherwise affect the obligation of the Borrower hereunder or under any Additional Term Note with respect to the Additional Term Loan and payments of principal or interest by the Borrower shall not be affected by the failure by any Additional Lender to make a notation thereof on the principal payments schedule nor shall such failure or error affect any rights of the Borrower hereunder or under applicable law. Subject to the earlier acceleration or prepayment of the Additional Term Loan as permitted or required by this Agreement, the Borrower shall repay the outstanding principal balance of the Additional Term Loan in semi-annual installments payable to the order of the respective Additional Lenders (according to their Additional Term Loan Pro Rata Shares) on the dates and in the respective aggregate amounts as follows:

Payment Date	       	Amount
April 1, 1996	   $1,000,000
October 1, 1996	 $1,000,000
April 1, 1997	   $1,000,000
October 1, 1997	 $1,000,000
April 1, 1998	   $1,000,000
October 1, 1998	 $1,000,000
April 1, 1999	   $1,000,000
October 1, 1999	 $1,000,000
April 1, 2000	   $1,000,000
October 1, 2000	 $1,000,000
April 1, 2001	   $1,000,000
October 1, 2001	 $1,000,000
April 1, 2002	   $1,000,000
October 1, 2002	 $1,000,000
April 1, 2003	  $93,000,000
October 1, 2003	$93,000,000

(e)	Supplemental Revolving Loan Obligations.  The
Borrower's obligations to each Supplemental Revolving Lender to repay the principal of, and interest on, all of the Supplemental Revolving Loans made by each Supplemental Revolving Lender hereunder shall be evidenced by a promissory note (each a "Supplemental Revolving Note" and collectively the "Supplemental Revolving Notes") duly executed and delivered by the Borrower substantially in the form of Exhibit 2.2(e) hereto, the terms of which are incorporated herein by reference in their entirety and made a part hereof and shall
(i) be payable to the order of each Supplemental Revolving Lender in the amount of such Lender's Supplemental Revolving Loan Commitment, (ii) be dated the Second Restatement Date,
(iii) provide that each Supplemental Revolving Loan evidenced thereby shall be repaid on the Supplemental Revolver Termination Date as provided herein, (iv) bear interest as provided in this Agreement and (v) have attached thereto a principal payments schedule substantially in the form of the Schedule to Exhibit 2.2(e). At the time of the making of each Supplemental Revolving Loan or principal payment, as the case may be, such Supplemental Revolving Lender shall, and is hereby authorized to, make a notation on the principal payments schedule with respect to such Lender's Supplemental Revolving Note of the date and the amount of each Supplemental Revolving Loan or payment, as the case may be. Such schedule as maintained by each Supplemental Revolving Lender shall, absent manifest error, constitute prima facie evidence of the amounts outstanding under the Supplemental Revolving Loans.
 Notwithstanding the foregoing, the failure by any Supplemental Revolving Lender to make a notation with respect to any Supplemental Revolving Loan shall not limit or otherwise affect the obligation of the Borrower hereunder or under such Lender's Supplemental Revolving Note with respect to such Supplemental Revolving Loan and payments of principal by the Borrower shall not be affected by the failure to make a notation thereof on the principal payments schedule nor shall such failure or error affect any rights of the Borrower hereunder or under applicable law. Although the Supplemental Revolving Notes shall be dated the Second Restatement Date, interest in respect thereof shall be payable only for the periods during which the Supplemental Revolving Loans evidenced thereby are outstanding and although the stated amount of the Supplemental Revolving Notes shall be equal to each Supplemental Revolving Lender's Supplemental Revolving Loan Commitment, each Supplemental Revolving Note shall be enforceable with respect to the Borrower's obligation to pay the principal amount thereof only to the extent of the unpaid principal amount of the Supplemental Revolving Loans at the time evidenced thereby. Subject to the earlier acceleration or prepayment of the Supplemental Revolving Loans as permitted or required by this Agreement, the Borrower shall repay all Supplemental Revolving Loans then outstanding on the Supplemental Revolver Termination Date.

 (f)	D Tranche Term Loan Obligations.  The
Borrower's obligation to each D Tranche Lender to repay the principal of, and interest on, the D Tranche Term Loan made hereunder shall be evidenced by a promissory note (each a "D Tranche Term Note" and collectively the "D Tranche Term Notes") duly executed and delivered by the Borrower substantially in the form of Exhibit 2.2(f) hereto, the terms of which are incorporated herein by reference in their entirety and made a part hereof and shall (i) be payable to the order of each D Tranche Lender (except in the case of a Registered Note which shall be made payable to such D Tranche Lender or registered assigns) in the amount of such Lender's
D Tranche Term Loan Commitment, (ii) be dated the Second Restatement Date, (iii) provide that the D Tranche Term Loan evidenced thereby shall mature on the D Tranche Term Loan Maturity Date, (iv) bear interest as provided in this Agreement and (v) have attached thereto a principal payments schedule substantially in the form of the Schedule to Exhibit 2.2(f). Each D Tranche Lender shall, and is hereby authorized to, make a notation on the principal payments schedule of the date and the amount of any principal payments. Such schedules as maintained by each D Tranche Lender shall, absent manifest error, constitute prima facie evidence of the amount outstanding under the D Tranche Term Loan. Notwithstanding the foregoing, the failure to make a notation with respect to any principal payment shall not limit or otherwise affect the obligation of the Borrower hereunder or under any D Tranche Term Note with respect to the D Tranche Term Loan and payments of principal or interest by the Borrower shall not be affected by the failure by any D Tranche Lender to make a notation thereof on the principal payments schedule nor shall such failure or error affect any rights of the Borrower hereunder or under applicable law. Subject to the earlier acceleration or prepayment of the D Tranche Term Loan as permitted or required by this Agreement, the Borrower shall repay the outstanding principal balance of the D Tranche Term Loan in semi-annual installments payable to the order of the respective D Tranche Lenders (according to their D Tranche Term Loan Pro Rata Shares) on the dates and in the respective aggregate amounts as follows:

Payment Date	        	Amount
October 1, 1996	    $950,000
April 1, 1997	      $950,000
October 1, 1997	    $950,000
April 1, 1998	      $950,000
October 1, 1998	    $950,000
April 1, 1999	      $950,000
October 1, 1999	    $950,000
April 1, 2000	      $950,000
October 1, 2000	    $950,000
April 1, 2001	      $950,000
October 1, 2001	    $950,000
April 1, 2002	      $950,000
October 1, 2002	    $950,000
April 1, 2003	   $88,350,000
October 1, 2003	 $89,300,000


 (g)	E Tranche Term Loan Obligations.  The
Borrower's obligation to each E Tranche Lender to repay the principal of, and interest on, the E Tranche Term Loan made hereunder shall be evidenced by a promissory note (each an "E Tranche Term Note" and collectively the "E Tranche Term Notes") duly executed and delivered by the Borrower substantially in the form of Exhibit 2.2(g) hereto, the terms of which are incorporated herein by reference in their entirety and made a part hereof and shall (i) be payable to the order of each E Tranche Lender (except in the case of a Registered Note which shall be made payable to such E Tranche Lender or registered assigns) in the amount of such Lender's
E Tranche Term Loan Commitment, (ii) be dated the Third Restatement Date, (iii) provide that the E Tranche Term Loan evidenced thereby shall mature on the E Tranche Term Loan Maturity Date, (iv) bear interest as provided in this Agreement and (v) have attached thereto a principal payments schedule substantially in the form of the Schedule to Exhibit 2.2(g). Each E Tranche Lender shall, and is hereby authorized to, make a notation on the principal payments schedule of the date and the amount of any principal payments. Such schedules as maintained by each E Tranche Lender shall, absent manifest error, constitute prima facie evidence of the amount outstanding under the E Tranche Term Loan. Notwithstanding the foregoing, the failure to make a notation with respect to any principal payment shall not limit or otherwise affect the obligation of the Borrower hereunder or under any E Tranche Term Note with respect to the E Tranche Term Loan and payments of principal or interest by the Borrower shall not be affected by the failure by any E Tranche Lender to make a notation thereof on the principal payments schedule nor shall such failure or error affect any rights of the Borrower hereunder or under applicable law. Subject to the earlier acceleration or prepayment of the E Tranche Term Loan as permitted or required by this Agreement, the Borrower shall repay the outstanding principal balance of the E Tranche Term Loan in semi-annual installments payable to the order of the respective E Tranche Lenders (according to their E Tranche Term Loan Pro Rata Shares) on the dates and in the respective aggregate amounts as follows:

Payment Date	        	Amount
October 1, 1997  	$1,500,000
April 1, 1998	    $1,500,000
October 1, 1998	  $1,500,000
April 1, 1999	    $1,500,000
October 1, 1999	  $1,500,000
April 1, 2000	    $1,500,000
October 1, 2000	  $1,500,000
April 1, 2001	    $1,500,000
October 1, 2001	  $1,500,000
April 1, 2002	    $1,500,000
October 1, 2002	  $1,500,000
April 1, 2003	  $141,750,000
October 1, 2003	$141,750,000

Section 2.3	Borrowing Options.  The Term Loan,
the Revolving Loans, the Additional Term Loan, the Supplemental Revolving Loans, the D Tranche Term Loan and the E Tranche Term Loan shall, at the option of the Borrower and except as otherwise provided in this Agreement, consist of (i) Prime Rate Loans, (ii) Eurodollar Rate Loans or (iii) part Prime Rate Loans and part Eurodollar Rate Loans, provided that all Loans made pursuant to the same Borrowing shall be of the same Type. As to any Eurodollar Rate Loan, any Lender may, if it so elects, fulfill its commitment to make such Loan by causing a foreign branch or affiliate of such Lender to make or continue such Loan, provided that in such event such Lender's Revolving Loan Pro Rata Share, Term Loan Pro Rata Share, Additional Term Loan Pro Rata Share, Supplemental Revolving Loan Pro Rata Share, D Tranche Term Loan Pro Rata Share or E Tranche Term Loan Pro Rata Share, as the case may be, of the Loan shall, for purposes of this Agreement, be considered to have been made by such Lender and the obligation of the Borrower to repay such Lender's Revolving Loan Pro Rata Share, Term Loan Pro Rata Share, Additional Term Loan Pro Rata Share, Supplemental Revolving Loan Pro Rata Share, D Tranche Term Loan Pro Rata Share or E Tranche Term Loan Pro Rata Share, as the case may be, of the Loan shall nevertheless be to such Lender and shall be deemed held by such Lender for the account of such branch or affiliate.

Section 2.4	Minimum Amount of Each Borrowing.
The aggregate principal amount of each Borrowing by the Borrower hereunder shall be not less than $5 million ($1 million in the case of Swing Line Loans) and, in each case, if greater, shall be in an integral multiple of $1 million above such minimum; provided, however, that (i) any Borrowing consisting of Revolving Loans made pursuant to Section 2.11(c) may be in the amount of the Swing Line Loan(s) refunded thereby and (ii) such Revolving Loans shall be Prime Rate Revolving Loans unless and until converted into Eurodollar Rate Revolving Loans pursuant to the terms of Section 2.6.

Section 2.5	Notice of Borrowing.  Whenever the
Borrower desires to make a Borrowing hereunder, it shall give the Agent at its office located at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006 at least one (1) Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Prime Rate Loan, and at least (3) three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Eurodollar Rate Loan, to be made hereunder. In each case such notice shall be given prior to 1:00 p.m. (New York City time) on the date specified. Each such notice (a "Notice of Borrowing"), which shall be in the form of Exhibit 2.5 hereto, shall be irrevocable, shall be deemed a representation by the Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing,
(ii) the date of Borrowing (which shall be a Business Day) and
(iii) whether the Loans being made pursuant to such Borrowing are to be Prime Rate Loans or Eurodollar Rate Loans and, with respect to Eurodollar Rate Loans, the Interest Period to be applicable thereto. The Agent shall as promptly as practicable give each Revolving Lender and Supplemental Revolving Lender written notice (or telephonic notice confirmed in writing) of each proposed Borrowing with respect to Revolving Loans and Supplemental Revolving Loans, of such Revolving Lender's Revolving Loan Pro Rata Share thereof, of such Supplemental Revolving Lender's Supplemental Revolving Loan Pro Rata Share thereof and of the other matters covered by the Notice of Borrowing. The Agent shall promptly give the Borrower written or telephonic notice as to the aggregate principal amount of Revolving Loans and Supplemental Revolving Loans for each Borrowing as determined by the Agent pursuant
to Section 2.17.   Without in any way limiting the Borrower's
obligation to confirm in writing any telephonic notice, the Agent may act without liability upon the basis of telephonic notice believed by the Agent in good faith to be from the Borrower prior to receipt of written confirmation, with the Agent's records being, absent manifest error, conclusive and binding on all parties hereto.

Section 2.6	Conversion or Continuation.  The
Borrower may elect (i) at any time to convert Prime Rate Loans or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any Interest Period with respect thereto, to convert Eurodollar Rate Loans or any portion thereof into Prime Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate principal amount of the Eurodollar Rate Loans for each Interest Period therefor must be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation of Term Loans shall be allocated among the Term Loans of the Term Lenders in accordance with their respective Term Loan Pro Rata Shares. Each conversion or continuation of Revolving Loans shall be allocated among the Revolving Loans of the Revolving Lenders in accordance with their respective Revolving Loan Pro Rata Shares. Each conversion or continuation of Additional Term Loans shall be allocated among the Additional Term Loans of the Additional Lenders in accordance with their respective Additional Term Loan Pro Rata Shares. Each conversion or continuation of Supplemental Revolving Loans shall be allocated among the Supplemental Revolving Loans of the Supplemental Revolving Lenders in accordance with their respective Supplemental Revolving Loan Pro Rata Shares. Each conversion or continuation of D Tranche Term Loans shall be allocated among the D Tranche Term Loans of the D Tranche Lenders in accordance with their respective D Tranche Term Loan Pro Rata Shares. Each conversion or continuation of E Tranche Term Loans shall be allocated among the E Tranche Term Loans of the E Tranche Lenders in accordance with their respective E Tranche Term Loan Pro Rata Shares. Each such election shall be in substantially the form of Exhibit 2.6 hereto (a "Notice of Conversion or Continuation") and shall be made by giving the Agent at least three Business Days' prior written notice thereof, given not later than 1:00 p.m. (New York City time) on such third prior Business Day, specifying the amount and type of conversion or continuation, in the case of a conversion to or a continuation of Eurodollar Rate Loans, the Interest Period therefor, and in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurodollar Rate Loans, shall also be the last day of the Interest Period therefor). The Agent shall promptly notify each Revolving Lender, Term Lender, Additional Lender, Supplemental Revolving Lender, D Tranche Lender or E Tranche Lender, as applicable, of its receipt of a Notice of Conversion or Continuation and of the contents thereof. Notwithstanding the foregoing, no conversion in whole or in part of Prime Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any Interest Period therefor, shall be permitted at any time at which an Unmatured Event of Default or an Event of Default shall have occurred and be continuing.
 If, within the time period required under the terms of this
Section 2.6, the Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the Interest Period therefor, such Loans will automatically convert to Prime Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.7	Disbursement of Funds.  No later
than 12:00 noon (New York City time) on the date specified in the applicable Notice of Borrowing, so long as the Agent has notified such Lender of such Notice of Borrowing, each Lender will make available its Revolving Loan Pro Rata Share, Term Loan Pro Rata Share, Additional Term Loan Pro Rata Share, Supplemental Revolving Loan Pro Rata Share, D Tranche Term Loan Pro Rata Share or E Tranche Term Loan Pro Rata Share, as the case may be, of the Borrowing requested to be made on such date in Dollars and in immediately available funds, at the office (the "Payment Office") of the Agent located at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006 (for the account of such non-U.S. office of the Agent as the Agent may direct in the case of Eurodollar Rate Loans), and the Agent will promptly make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the applicable Lenders. Unless the Agent shall have been notified by any Lender prior to the date of a Borrowing that such Lender does not intend to make available to the Agent such Lender's Revolving Loan Pro Rata Share, Term Loan Pro Rata Share, Additional Term Loan Pro Rata Share, Supplemental Revolving Loan Pro Rata Share, D Tranche Term Loan Pro Rata Share or E Tranche Term Loan Pro Rata Share, as the case may be, of such Borrowing, the Agent may assume that such Lender has made such amount available to the Agent on such date of Borrowing and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender on the date of Borrowing, the Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Borrower interest on such corresponding amount, in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to but excluding the date such corresponding amount is recovered by the Agent, at a rate per annum equal to the rate applicable to Prime Rate Loans or Eurodollar Rate Loans, as the case may be, applicable during the period in question and, upon payment of such amounts to the Agent, the Borrower shall be entitled to recover such amounts from such Lender. Any amounts due hereunder to the Agent from the Lenders which are not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for the first three days after the date such amount is due and thereafter at the Prime Rate, together with the Agent's standard interbank processing fee.
 Further, such Lender shall be deemed to have assigned any and all payments of principal and interest made on its Loans, amounts due with respect to Letters of Credit (or its participations therein) and any other amounts due to it hereunder first to the Agent to fund any outstanding Loans made available on behalf of such Lender by the Agent pursuant to this Section 2.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Revolving Loan Pro Rata Share, Term Loan Pro Rata Share, Additional Term Loan Pro Rata Share, Supplemental Revolving Loan Pro Rata Share, D Tranche Term Loan Pro Rata Share or E Tranche Term Loan Pro Rata Share, as the case may be, of all Loans (as a result of such assignment or otherwise). Such Lender shall not have recourse against the Borrower with respect to any amounts paid to the Agent or any Lender with respect to the preceding sentence; provided, however, that such Lender shall have full recourse against the Borrower to the extent of the amount of such Loans it has so been deemed to have made. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.8	Interest.

(a)	Prime Rate Revolving Loans.  The Borrower
agrees to pay interest in respect of the unpaid principal amount of each Prime Rate Revolving Loan from the date the proceeds thereof are made available to the Borrower (whether pursuant to a new Borrowing or upon a conversion pursuant to
Section 2.6) until maturity (whether by acceleration or otherwise) of such Prime Rate Revolving Loan or until such Prime Rate Revolving Loan is converted into a Eurodollar Rate Revolving Loan, at a rate per annum equal to the Prime Rate in effect from time to time plus a Borrowing Margin of 2-1/2%.

 (b)	Eurodollar Rate Revolving Loans.  The Borrower
agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Rate Revolving Loan from the date the proceeds thereof are made available to the Borrower (whether pursuant to a new Borrowing or upon a conversion pursuant to Section 2.6) until maturity (whether by acceleration or otherwise) of such Eurodollar Rate Revolving Loan at a rate per annum equal to the relevant Eurodollar Rate plus a Borrowing Margin of 3-1/2%.

(c)	Prime Rate Term Loans.  The Borrower agrees to
pay interest in respect of the unpaid principal amount of each Prime Rate Term Loan from the date the proceeds thereof are made available to the Borrower (whether pursuant to a new Borrowing or upon a conversion pursuant to Section 2.6) until maturity (whether by acceleration or otherwise) of such Prime Rate Term Loan or until such Prime Rate Term Loan is converted into a Eurodollar Rate Term Loan, at a rate per annum equal to the Prime Rate in effect from time to time plus a Borrowing Margin of 2-1/2%.

(d)	Eurodollar Rate Term Loans.  The Borrower
agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Rate Term Loan from the date the proceeds thereof are made available to the Borrower (whether pursuant to a new Borrowing or upon a conversion pursuant to
Section 2.6) until maturity (whether by acceleration or otherwise) of such Eurodollar Rate Term Loan at a rate per annum equal to the relevant Eurodollar Rate plus a Borrowing Margin of 3-1/2%.

(e)	Swing Line Loans.  The Borrower agrees to pay
interest in respect of the unpaid principal amount of each Swing Line Loan from the date the proceeds thereof are made available to the Borrower until maturity (whether by acceleration or otherwise) of such Swing Line Loan or until such Swing Line Loan is converted to Revolving Loans at a rate per annum equal to the Prime Rate in effect from time to time plus a Borrowing Margin of 2-1/2%.

(f)	Prime Rate Additional Term Loans. The Borrower
agrees to pay interest in respect of the unpaid principal amount of each Prime Rate Additional Term Loan from the date the proceeds thereof are made available to the Borrower (whether pursuant to a new Borrowing or upon a conversion pursuant to Section 2.6) until maturity (whether by acceleration or otherwise) of such Prime Rate Additional Term Loan or until such Prime Rate Additional Term Loan is converted into a Eurodollar Rate Additional Term Loan, at a rate per annum equal to the Prime Rate in effect from time to time plus a Borrowing Margin of 2-1/2%.

(g)	Eurodollar Rate Additional Term Loans.  The
Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Rate Additional Term Loan from the date the proceeds thereof are made available to the Borrower (whether pursuant to a new Borrowing or upon a conversion pursuant to Section 2.6) until maturity (whether by acceleration or otherwise) of such Eurodollar Rate Additional Term Loan at a rate per annum equal to the relevant Eurodollar Rate plus a Borrowing Margin of 3-1/2%.

 (h)	Prime Rate Supplemental Revolving Loans.  The
Borrower agrees to pay interest in respect of the unpaid principal amount of each Prime Rate Supplemental Revolving Loan from the date the proceeds thereof are made available to the Borrower (whether pursuant to a new Borrowing or upon a conversion pursuant to Section 2.6) until maturity (whether by acceleration or otherwise) of such Prime Rate Supplemental Revolving Loan or until such Prime Rate Supplemental Revolving Loan is converted into a Eurodollar Rate Supplemental Revolving Loan, at a rate per annum equal to the Prime Rate in effect from time to time plus a Borrowing Margin of 2-1/2%.

(i)	Eurodollar Rate Supplemental Revolving Loans.
 The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Rate Supplemental Revolving Loan from the date the proceeds thereof are made available to the Borrower (whether pursuant to a new Borrowing or upon a conversion pursuant to Section 2.6) until maturity (whether by acceleration or otherwise) of such Eurodollar Rate Supplemental Revolving Loan at a rate per annum equal to the relevant Eurodollar Rate plus a Borrowing Margin of 3-1/2%.

(j)	Prime Rate D Tranche Term Loans.  The Borrower
agrees to pay interest in respect of the unpaid principal amount of each Prime Rate D Tranche Term Loan from the date the proceeds thereof are made available to the Borrower (whether pursuant to a new Borrowing or upon a conversion pursuant to Section 2.6) until maturity (whether by acceleration or otherwise) of such Prime Rate D Tranche Term Loan or until such Prime Rate D Tranche Term Loan is converted into a Eurodollar Rate D Tranche Term Loan, at a rate per annum equal to the Prime Rate in effect from time to time plus a Borrowing Margin of 2-1/2%.

(k)	Eurodollar Rate D Tranche Term Loans.  The
Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Rate D Tranche Term Loan from the date the proceeds thereof are made available to the Borrower (whether pursuant to a new Borrowing or upon a conversion pursuant to Section 2.6) until maturity (whether by acceleration or otherwise) of such Eurodollar Rate D Tranche Term Loan at a rate per annum equal to the relevant Eurodollar Rate plus a Borrowing Margin of 3-1/2%.

(l)	Prime Rate E Tranche Term Loans.  The Borrower
agrees to pay interest in respect of the unpaid principal amount of each Prime Rate E Tranche Term Loan from the date the proceeds thereof are made available to the Borrower (whether pursuant to a new Borrowing or upon a conversion pursuant to Section 2.6) until maturity (whether by acceleration or otherwise) of such Prime Rate E Tranche Term Loan or until such Prime Rate E Tranche Term Loan is converted into a Eurodollar Rate E Tranche Term Loan, at a rate per annum equal to the Prime Rate in effect from time to time plus a Borrowing Margin of 2-1/2%.

(m)	Eurodollar Rate E Tranche Term Loans.  The
Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Rate E Tranche Term Loan from the date the proceeds thereof are made available to the Borrower (whether pursuant to a new Borrowing or upon a conversion pursuant to Section 2.6) until maturity (whether by acceleration or otherwise) of such Eurodollar Rate E Tranche Term Loan at a rate per annum equal to the relevant Eurodollar Rate plus a Borrowing Margin of 3-1/2%.

		(n)	Default Rate Interest.  Overdue principal and
(to the extent permitted by applicable law) overdue interest in respect of each Loan shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (i) if such Loan is a Prime Rate Loan, the Prime Rate plus the applicable Borrowing Margin set forth in Section
2.8(a), (c), (e), (f), (h), (j) or (l), as the case may be,
plus 2% per annum or (ii) if such Loan is a Eurodollar Rate
Loan, the Eurodollar Rate then in effect plus the applicable
Borrowing Margin set forth in Section 2.8(b), (d), (g), (i),
(k) or (m), as the case may be, plus 2% per annum (any such applicable rate of interest in the foregoing clauses (i) and
(ii) being the "Default Rate").

(o)	Accrual and Payment of Interest.  Interest
shall accrue from and including the date of any Borrowing (whether pursuant to a new Borrowing or upon a conversion pursuant to Section 2.6) to but excluding the date of any repayment thereof. Interest on Eurodollar Rate Loans shall be payable by the Borrower in arrears on the last day of each Interest Period and, in the case of an Interest Period in excess of three months, at intervals of every three months after the initial date of such Interest Period. Notwithstanding the above, interest shall be due and payable on any amount repaid or reborrowed, as the case may be, on the date of such repayment or reborrowing, as the case may be, and upon final maturity of such Loan (whether by acceleration or otherwise) and after such maturity, on demand. Interest on Prime Rate Loans shall be due and payable quarterly in arrears on the Quarterly Payment Date of each year, on maturity (whether by acceleration or otherwise) and after such maturity, on demand. Interest on all Eurodollar Rate Loans shall be computed on the basis of a year consisting of 360 days and actual days elapsed. Interest on all Prime Rate Loans shall be computed on the basis of a year consisting of 365 or 366 days, as the case may be, and actual days elapsed.

(p)	Notification of Rate.  The Agent, upon
determining the Eurodollar Rate for any Interest Period, shall promptly give the Borrower and the other Lenders written or telephonic notice thereof. Such determination shall, absent manifest error and subject to the provisions of Section 2.13, be final, conclusive and binding upon all parties hereto.

(q)	Maximum Interest.  If any interest payment or
other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, the Borrower shall be obligated to pay the maximum amount then permitted by applicable law and the Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.

(r)	Reference Banks.  If any Reference Bank shall
for any reason no longer have a Commitment or a Loan, such Reference Bank shall thereupon cease to be a Reference Bank, and if, as a result thereof, there shall only be one Reference Bank remaining, the Borrower and the Agent (after consultation with the Lenders) shall, by notice to the Lenders, designate another Lender as a Reference Bank so that there shall at all time be at least two Reference Banks. Each Reference Bank shall use its best efforts to furnish quotations of rates to the Agent as contemplated hereby. If any of the Reference Banks shall be unable or shall otherwise fail to supply such rates to the Agent upon its request, the rate of interest shall, subject to the provisions of Section 2.13, be determined on the basis of the quotations of the remaining Reference Banks.

Section 2.9	Interest Rate Adjustments.  The
Borrowing Margins for all Loans shall be adjusted from and after the Restatement Date to give effect to the amendments to such Borrowing Margins set forth in this Agreement.

Section 2.10	Interest Periods.  At the time it
gives any Notice of Borrowing or a Notice of Conversion or Continuation with respect to Eurodollar Rate Loans, the Borrower shall elect, by giving the Agent written notice, the interest period (each an "Interest Period") applicable to the related Eurodollar Rate Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period, provided that: (i) the Interest Period for any Eurodollar Rate Loan shall commence on the date of such Borrowing and each Interest Period occurring thereafter in respect of a continuation of such Eurodollar Rate Loan shall commence on the day on which the immediately preceding Interest Period for such Loan expires; (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, however, that if any Interest Period in respect of a Eurodollar Rate Loan would otherwise expire on a day which is not a Business Day and after which no Business Day occurs in the same month, such Interest Period shall expire on the immediately preceding Business Day; (iii) if an Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Business Day of the first, second, third or sixth, as applicable, succeeding calendar month; and (iv) no Interest Period shall extend beyond the Revolver Termination Date for any Revolving Loans, the Term Loan Maturity Date for the Term Loan, the Additional Term Loan Maturity Date for the Additional Term Loan, the Supplemental Revolver Termination Date for any Supplemental Revolving Loans, the D Tranche Term Loan Maturity Date for the D Tranche Term Loan or the E Tranche Term Loan Maturity Date for the E Tranche Term Loan.

Section 2.11	Swing Line Loans.

(a)	Swing Line Commitment.  Subject to the terms
and conditions hereof, the Swing Line Lender agrees to make swing line loans ("Swing Line Loans") to the Borrower on any Business Day from time to time from and after the Closing Date to, but not including, the Revolver Termination Date in an aggregate principal amount at any one time outstanding not to exceed $25,000,000; provided, however, that in no event may the amount of any Borrowing of Swing Line Loans cause the outstanding Revolving Loans of any Lender (other than the Swing Line Lender), when added to such Lender's Revolving Loan Pro Rata Share of the then outstanding Swing Line Loans and L/C Obligations (after giving effect to the use of proceeds of such Swing Line Loans) to exceed such Lender's Revolving Loan Commitment. Amounts borrowed by the Borrower under this
Section 2.11(a) may be repaid and, to but excluding the Revolver Termination Date, reborrowed.

(b)	Procedure for Swing Line Borrowing.   The
Swing Line Loans shall be made and maintained as Prime Rate Loans and, notwithstanding Section 2.6, shall not be entitled to be converted into Eurodollar Rate Loans. The Borrower shall give the Agent and the Swing Line Lender irrevocable notice (which notice must be received by the Agent and the Swing Line Lender prior to 1:00 p.m., New York City time), on the requested borrowing date (which shall be a Business Day) specifying the amount of each requested Swing Line Loan, which shall be in a minimum amount of $1,000,000 or an integral multiple thereof. The proceeds of each Swing Line Loan will then be made available to the Borrower by the Swing Line Lender by crediting the account of the Borrower on the books of the office of the Swing Line Lender specified in Section
2.7 with such proceeds.

 (c)	Refunding of Swing Line Loans.  The Swing Line
Lender, at any time in its sole and absolute discretion, may on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Loan in an amount equal to such Revolving Lender's Revolving Loan Pro Rata Share of the principal amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given. Unless any of the events described in Section 7.1(e) or 7.1(f) shall have occurred (in which event the procedures of paragraph (d) of this Section
2.11 shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Revolving Lender shall make the proceeds of its Revolving Loan available to the Agent at its office specified in Section 2.7 prior to 1:00 p.m., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and immediately applied to repay the Refunded Swing Line Loans, and, until converted into Eurodollar Rate Loans, shall constitute Prime Rate Revolving Loans.

(d)	Participation in Swing Line Loans.  If, prior
to the making of Prime Rate Revolving Loans pursuant to paragraph (c) of this Section 2.11, one of the events described in Sections 7.1(e) or 7.1(f) shall have occurred, then, subject to the provisions of clause (e) below, each Revolving Lender will, on the date such Revolving Loans were to have been made, purchase from the Swing Line Lender an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Revolving Loan Pro Rata Share of such Refunded Swing Line Loan. Upon request, each Revolving Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

 (e)	Obligations Unconditional.  Each Revolving
Lender's obligation to make Revolving Loans in accordance with clause (c) above and to purchase participating interests in accordance with clause (d) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Event of Default or Unmatured Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement by the Borrower or any other Person;
(v) any inability of the Borrower to satisfy the conditions precedent to Borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or
(vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to the Swing Line Lender the amount required pursuant to clause (c) or (d) above, as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first three days and at the Prime Rate thereafter. Notwithstanding the foregoing provisions of this
Section 2.11(e), no Revolving Lender shall be required to make a Revolving Loan to the Borrower for the purpose of refunding a Swing Line Loan pursuant to clause (c) above or to purchase a participating interest in a Swing Line Loan pursuant to clause (d) above if an Event of Default or Unmatured Event of Default has occurred and is continuing and, prior to the making by the Swing Line Lender of such Swing Line Loan, the Swing Line Lender has received written notice from such Revolving Lender specifying that such Event of Default or Unmatured Event of Default has occurred and is continuing, describing the nature thereof and stating that, as a result thereof, such Revolving Lender shall cease to make such Refunded Swing Line Loans and purchase such participating interests, as the case may be; provided, however, that the obligation of such Revolving Lender to make such Refunded Swing Line Loans and to purchase such participating interests shall be reinstated upon the earlier to occur of (i) the date upon which such Revolving Lender notifies the Swing Line Lender that its prior notice has been withdrawn and (ii) the date upon which the Event of Default or Unmatured Event of Default specified in such notice no longer is continuing.


Section 2.12	Letters of Credit.

 (a)	Issuance by Facing Agent.  Subject to the
terms and conditions hereof and provided that no Event of Default or Unmatured Event of Default shall have occurred and be continuing, the Borrower may request, in accordance with this Section 2.12, that the Facing Agent issue on behalf of the Revolving Lenders Letters of Credit denominated in Dollars for the account of the Borrower with the face amount of each Letter of Credit in a minimum amount of $250,000 or such lesser amount as the Facing Agent may approve; provided, however, that (i) each Letter of Credit shall be issued in favor of a Permitted Beneficiary; (ii) the Borrower shall not request the Facing Agent to issue any Letter of Credit if, after giving effect to such issuance, the sum of the aggregate Stated Amounts and unreimbursed drawings of the Letters of Credit then outstanding would exceed $62,000,000 or if the face amount of such requested Letter of Credit exceeds the Total Available Revolving Commitment then in effect, and (iii) in no event shall the Facing Agent issue any Letter of Credit having an expiration date later than one year from the date of issuance (or in any event later than thirty (30) days prior to the Revolver Termination Date), provided that any such Letter of Credit may be automatically extended to a date not later than one year from its expiration date (but in no event later than thirty (30) days prior to the Revolver Termination Date) on an annual basis upon the satisfaction of the applicable conditions set forth in Sections 6.2(a),(b) and (d) hereof with respect to the issuance of any Letter of Credit, which satisfaction the Facing Agent may require the Borrower to certify in writing as a condition of any such extension. For each such automatic extension of a Letter of Credit, the Borrower shall deliver a written request to the Facing Agent (with a copy to the Agent) no earlier than 150 days and no later than 120 days prior to the expiration date thereof.
Such request shall affirm that as of the date thereof the conditions for the issuance of a Letter of Credit set forth in
Section 6.2 are satisfied. After receipt by the Facing Agent of such extension request, each such Letter of Credit shall be automatically extended under the terms and conditions provided above. Each request for an issuance of, or an amendment to, a Letter of Credit shall be in the form of Exhibit 2.12 hereto, appropriately completed. The issuance of a Letter of Credit pursuant to this Section 2.12 shall be deemed (A) to be a Borrowing for purposes of, without limitation, the satisfaction of the applicable conditions set forth in
Article VI hereof and (B) to reduce availability under the Revolving Loan Commitments of the Revolving Lenders (except for purposes of Section 3.7 with respect to the calculation of Revolving Loan Commitment Fees) then in effect by an amount equal to the sum of the aggregate Stated Amounts and unreimbursed drawings of such Letter of Credit until such time as such Letter of Credit is no longer outstanding and any amounts drawn thereunder have been reimbursed. The Borrower, each Facing Agent and the Revolving Lenders acknowledge the issuance of the Letters of Credit which are outstanding on the Restatement Date in accordance with the terms of the Existing Credit Agreement and agree that such Letters of Credit shall continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents.

(b)	Participation of Revolving Lenders.
Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Facing Agent a participation in such Letter of Credit and drawings thereunder in an amount equal to such Lender's Revolving Loan Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder. The Facing Agent shall give the Agent written notice of the issuance or amendment of a Letter of Credit on the date of issuance or amendment thereof and provide the Agent with a copy of each Letter of Credit and
amendment thereto.   The Agent shall give each Revolving
Lender written notice of the issuance and amendment of a Letter of Credit within five (5) Business Days after each such Letter of Credit has been issued or amended pursuant to the terms hereof.

(c)	Requests for Issuance.  Whenever the Borrower
desires the issuance or extension (other than an automatic extension) of a Letter of Credit, it shall deliver to the Facing Agent and the Agent (with a duplicate copy to the Agent's Letter of Credit department at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006, Attn:
Commercial Loan Division, Standby L/C Unit, 14th Floor for Standby Letters of Credit and to the Agent's Global Assets Letter of Credit Division, 130 Liberty Street, New York, New York 10006, Attn: Trade Letter of Credit, 12th Floor for Commercial Letters of Credit) a written notice in the form of
Exhibit 2.12 hereto no later than 1:00 p.m., (New York City time) at least five (5) Business Days (or such shorter period as may be agreed to by the Facing Agent in any particular instance) in advance of the proposed date of issuance or extension. That notice shall specify (i) the proposed date of issuance or extension (which shall be a Business Day), (ii) the type of Letter of Credit, (iii) the Stated Amount of the Letter of Credit, (iv) the expiration date of the Letter of Credit, (v) the name and address of the beneficiary (which shall be a Permitted Beneficiary) and (vi) such other information as the Facing Agent may reasonably request. Prior to the date of issuance, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary which, if presented by the beneficiary on or prior to the expiration date of the Letter of Credit, would require the Facing Agent to make payment under the Letter of Credit; provided, however, that the Facing Agent, in its sole judgment, may require changes in any such documents and certificates. In determining whether to pay under any Letter of Credit, the Facing Agent shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. In the event that any terms or conditions of such written notice of issuance or amendment or any other document delivered in connection therewith are inconsistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

 (d)	Reimbursement of Drawings.  In the event of
any request for drawing under any Letter of Credit by the beneficiary thereof, the Facing Agent shall notify the Borrower, the Agent and the Revolving Lenders prior to the date on which the Facing Agent intends to honor such drawing, and the Borrower shall reimburse the Facing Agent on the day on which such drawing is honored in an amount in same day funds equal to the amount of such drawing, provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless the Borrower shall have notified the Facing Agent and the Agent prior to 1:00 p.m. (New York City time) one Business Day prior to such drawing that the Borrower intends to reimburse the Facing Agent for the amount of such drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Agent requesting the Revolving Lenders to make a Prime Rate Revolving Loan on the date on which such drawing is honored in an amount equal to the amount of such drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 6.2, the Revolving Lenders shall, on the date of such drawing, make a Prime Rate Revolving Loan in the amount of such drawing, the proceeds of which shall be made available to the Facing Agent by the Agent and applied directly by the Facing Agent for the amount of such drawing; and provided further, that, if for any reason, proceeds of Revolving Loans are not received by the Facing Agent on such date in an amount equal to the amount of such drawing, the Borrower shall reimburse the Facing Agent, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 2.12(f)(iii).

(e)	Failure to Reimburse.  In the event that the
Borrower shall fail to reimburse the Facing Agent as provided in Section 2.12(d) in an amount equal to the amount of any drawing honored by the Facing Agent under a Letter of Credit issued by it, the Facing Agent shall promptly notify the Agent and each Revolving Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein.
 Each Revolving Lender shall make available to the Agent for distribution to the Facing Agent an amount equal to its respective participation in same day funds at the office of the Agent specified in such notice not later than 1:00 p.m. (New York City time) on the Business Day after the date notified by the Facing Agent. In the event that any Revolving Lender fails to make available to the Facing Agent the amount of such Lender's participation in such Letter of Credit as provided in this Section 2.12(e), the Agent shall be entitled on behalf of the Facing Agent to recover such amount on demand from the Lender together with interest at the Federal Funds Rate until three days after the date on which the Facing Agent gives notice of payment and at the Prime Rate for each day thereafter until such amount is paid. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its Letters of Credit and any other amounts due to it hereunder to the Facing Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this Section 2.12(e) until such amount has been funded (as a result of such assignment or otherwise). The failure of any Lender to make funds available to the Facing Agent of such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Facing
Agent pursuant to this Section 2.12(e).   The Agent shall
distribute to each Revolving Lender which has paid all amounts payable by it under this Section 2.12(e) with respect to any Letter of Credit issued by the Facing Agent such Lender's Revolving Loan Pro Rata Share of all payments received by the Facing Agent from the Borrower in reimbursement of drawings honored by the Facing Agent under such Letter of Credit when such payments are received.

(f)	 Letter of Credit Fees.  The Borrower agrees
to pay to the Agent or the Facing Agent, as specified below, the following amounts with respect to each Letter of Credit issued by the Facing Agent:

(ii	a facing fee to the Facing Agent in an
amount separately agreed to by the Borrower and the Facing Agent;

 (iii	a Letter of Credit fee (the "Letter
of Credit Fee") per annum to the Agent equal to the greater of (A) the applicable Borrowing Margin for Eurodollar Rate Revolving Loans determined pursuant to Section 2.8(b) as in effect from time to time minus one-half percent (.50%) per annum, and (B) one percent (1.0%) per annum, of the Stated Amount of such Letter of Credit, payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year (or if such day is not a Business Day, then on and through the immediately preceding
Business Day), on the expiration date and after the expiration date, on demand, commencing on the first such day of the issuance of such Letter of Credit, and calculated on the basis of a 360-day year and the actual number of days elapsed;

(iiii to the Agent with respect to drawings made under any such Letter of Credit, interest, payable on demand, on the amount paid by the Facing
Agent in respect of each such drawing from the date of the drawing through the date such amount is reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving
Loans pursuant to Section 2.1(b)) at a rate that is at all times equal to 2.0% per annum in excess of the greatest interest rate otherwise payable under this Agreement for Prime Rate Loans as then in effect; and

(ivi	to the Facing Agent with respect to the
issuance, amendment or transfer of any such Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Facing Agent's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

Promptly upon receipt by the Agent of any amount described in clause (ii) or (iii) of this Section 2.12(f), the Agent shall distribute to each Revolving Lender its Revolving Loan Pro Rata Share of such amount; provided, however, that amounts described in clause (iii) above that accrue prior to the date upon which Revolving Lenders are required (x) to fund Prime Rate Revolving Loans pursuant to Section 2.12(d)(ii) or
(y) to make available to the Facing Agent the amount of such Lender's participation in such Letter of Credit, as the case may be, in respect of any unreimbursed drawings under any Letter of Credit may be retained by the Agent.

(g)	Reimbursement Obligation Unconditional.  The
obligation of the Borrower to reimburse the Facing Agent for drawings made under the Letters of Credit issued by the Facing Agent shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

     (i) any lack of validity or enforceability of any Letter of Credit;

(ii)	the existence of any claim, set-off, defense or
other right which the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Facing Agent or any other
Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which the Letter of Credit was procured);

   (iii)	any draft, demand, certificate or any other
document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

    (iv)	payment by the Facing Agent under any Letter of
Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment does not constitute gross negligence or willful misconduct of the Facing Agent;

     (v)	any other circumstance or happening whatsoever
 which is similar to any of the foregoing; or

    (vi)	the fact that an Event of Default shall have
occurred and be continuing.

(h)Increased Costs. If, after the Closing Date, by reason of (i) any change in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (ii) compliance by the Facing Agent, the Agent or any Revolving Lender with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

(A)	the Facing Agent, the Agent or any Revolving
Lender shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this
Section 2.12, whether directly or by such being imposed on or suffered by the Facing Agent, the Agent or such Revolving Lender (except for (x) changes in the rate of tax on, or determined by reference to, the net income or profits of such Lender imposed by the jurisdiction in which such Lender's principal office or applicable lending office is located and (y) United States withholding taxes, which shall be governed by the provisions of Section 3.11);

(B)	any reserve, deposit or similar requirement of
any Governmental Authority is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by the Facing Agent and participated in by the Revolving Lenders; or

(C)	there shall be imposed on the Facing Agent by
any Governmental Authority any other condition regarding any Letter of Credit issued pursuant to this
Section 2.12;

and the result of the foregoing is to directly or indirectly increase the cost to the Facing Agent, the Agent or any Revolving Lender of issuing, making or maintaining any Letter of Credit, or to reduce the amount receivable in respect thereof by the Facing Agent, the Agent or any Revolving Lender, then and in any case the Agent may, notify the Borrower and the Borrower shall pay on demand such amounts as the Agent may reasonably specify to be necessary to compensate the Facing Agent, the Agent or any Revolving Lender for such additional cost or reduced receipt together with interest on such amount from the date demanded until payment in full thereof at a rate equal at all times to the Default Rate. The determination by the Facing Agent, the Agent or any Revolving Lender of any amount due pursuant to this Section 2.12(h) shall be set forth in a certificate delivered to the Agent (which certificate the Agent shall promptly deliver to the Borrower) setting forth the calculation thereof in reasonable detail, and shall, in the absence of manifest error, be final, conclusive and binding on all of the parties hereto.

(i)	Indemnification.  In addition to amounts
payable as elsewhere provided in this Section 2.12, the Borrower hereby agrees to protect, indemnify, pay and hold the Facing Agent, the Agent and the Revolving Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) which the Facing Agent, the Agent and the Revolving Lenders may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of or payment of any drawing under, any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Facing Agent, the Agent or any Revolving Lender as determined by a court of competent jurisdiction, or (ii) the failure of the Facing Agent to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Government Acts").

(j)	Letter of Credit Beneficiaries.  As between
(i) the Borrower and (ii) the Facing Agent, the Agent and the Revolving Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Facing Agent by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Facing Agent shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(C) for failure of any such Letter of Credit to comply fully with conditions required in order to draw on such Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) for errors in interpretation of technical terms;
(F) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (G) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) for any consequences arising from causes beyond the control of the Facing Agent including, without limitation, any Government Acts, in each case other than as a result of the gross negligence or willful misconduct of the Facing Agent.
 None of the above shall affect, impair, or prevent the vesting of any of the Facing Agent's rights or powers hereunder.

 (k)	Facing Agent.  In furtherance and extension
and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Facing Agent under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and not with gross negligence or willful misconduct as determined by a court of competent jurisdiction, shall not put the Facing Agent under any resulting liability to the Borrower or any Revolving Lender.

(l)	No Indemnification for Certain Acts.
Notwithstanding anything to the contrary contained in this
Section 2.12, the Borrower shall have no obligation to indemnify the Agent, the Facing Agent or any Revolving Lender in respect of any liability incurred by the Agent, the Facing Agent or any Revolving Lender arising out of the gross negligence or willful misconduct of the Agent, the Facing Agent or any Revolving Lender, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by the Facing Agent of a proper demand for payment made under the Letters of Credit issued by it.

Section 2.13	Increased Costs, Illegality, Etc

(a)	In the event that any Lender shall have
determined (which determination shall, absent manifest error, be final, conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Agent):

(i)	on any Interest Rate Determination Date that,
by reason of any changes arising after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)	at any time, any Lender shall incur increased costs
or reduction in the amounts received or receivable hereunder with respect to any Eurodollar Rate Loan because of (x) any change since the Closing Date, in the case of any Eurodollar Rate Revolving Loan or Eurodollar
Rate Term Loan, since the First Restatement Date, in the case of any Eurodollar Rate Additional Term Loan, since the Second Restatement Date, in the case of any Eurodollar Rate Supplemental Revolving Loan or any
Eurodollar Rate D Tranche Term Loan and since the Third
Restatement Date, in the case of any Eurodollar Rate E
Tranche Term Loan, in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payments to any Lender of the principal of or interest on the Obligations or any other amounts payable hereunder
(except for (a) changes in the rate of tax on, or determined by reference to, the net income or profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located and (b) United States withholding taxes, which shall be governed by the provisions of Section 3.11) or (B) a change in official reserve requirements (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar
Rate) and/or (y) other circumstances since the Closing
Date, in the case of any Revolving Lender or Term Lender, since the First Restatement Date, in the case of any Additional Lender, since the Second Restatement Date, in the case of any Supplemental Revolving Lender or any D
Tranche Lender and since the Third Restatement Date, in the case of any E Tranche Lender, affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market (excluding, however, differences in a Lender's cost of funds from those of the Agent which are solely the result of credit differences between such Lender and the Agent); or

   (iii)	at any time, that the making or continuance of
any Eurodollar Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date, in the case of any Eurodollar Rate Revolving Loan or Eurodollar Rate Term
Loan, since the First Restatement Date, in the case of any Eurodollar Rate Additional Term Loan, since the
Second Restatement Date, in the case of any Eurodollar
Rate Supplemental Revolving Loan or any Eurodollar Rate
D Tranche Term Loan, and since the Third Restatement
Date, in the case of any Eurodollar Rate E Tranche Term
Loan, which materially and adversely affects the interbank Eurodollar market in general;

then, and in any such event, such Lender (or the Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Rate Loans shall no longer be available until such time as the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to Eurodollar Rate Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause
(ii) above, the Borrower shall pay to such Lender, upon written demand therefore, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof in reasonable detail, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto; provided, however, that the failure to give any such notice (unless the respective Lender has intentionally withheld or delayed such notice, in which case the respective Lender shall not be entitled to receive additional amounts pursuant to this Section 2.13(a)(y) for periods occurring prior to the 180th day before the giving of such notice) shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 2.13(a)(y), and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.13(b) as promptly as possible and, in any event, within the time period required by law. In determining such additional amounts pursuant to clause (y) of the immediately preceding sentence, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender's loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this Section 2.13(a).

 (b)	At any time that any Eurodollar Rate Loan is
affected by the circumstances described in Section 2.13(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Rate Loan affected by the circumstances described in Section 2.13(a)(iii) shall) either (i) if the affected Eurodollar Rate Loan is then being made initially or pursuant to a conversion, by giving the Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Agent pursuant to Section 2.13(a)(ii) or (iii), cancel the respective Borrowing, or (ii) if the affected Eurodollar Rate Loan is then outstanding, upon at least three Business Days' written notice to the Agent, require the affected Lender to convert such Eurodollar Rate Loan into a Prime Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.13(b).

(c)	Capital Requirements.  If at any time after
the Closing Date, in the case of any Eurodollar Rate Revolving Loan or Eurodollar Rate Term Loan, after the First Restatement Date, in the case of any Eurodollar Rate Additional Term Loan, after the Second Restatement Date, in the case of any Eurodollar Rate Supplemental Revolving Loan or any Eurodollar Rate D Tranche Term Loan, and after the Third Restatement Date, in the case of any Eurodollar Rate E Tranche Term Loan, any Lender determines that the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender's Commitments or Loans hereunder or its obligations hereunder, then the Borrower shall pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender's commitments or obligations in general and are not specifically attributable to the Commitments, Loans and obligations hereunder, cover all commitments and obligations similar to the Commitments, Loans and obligations of such Lender hereunder whether or not the loan documentation for such other commitments or obligations permits the Lender to make the determination specified in this
Section 2.13(c), and such Lender's determination of compensation owing under this Section 2.13(c) shall, absent manifest error, be final, conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.13(c), will give prompt written notice thereof to the Agent and the Borrower, which notice shall show the basis for calculation of such additional amounts in reasonable detail, although the failure to give any such notice (unless the respective Lender has intentionally withheld or delayed such notice, in which case the respective Lender shall not be entitled to receive additional amounts pursuant to this
Section 2.13(c) for periods occurring prior to the 180th day before the giving of such notice) shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.13(c). The obligations of the Borrower under this Section 2.13(c) shall survive payment in full of the Obligations and termination of this Agreement.

Section 2.14	Assignment of Commitments Under
Certain Circumstances.   (a) If any Lender is owed increased
costs under Section 2.13(a)(ii) or (iii), Section 2.13(c),
Section 2.12(h) or Section 3.11 materially in excess of those of the other Lenders, the Borrower shall have the right, but not the obligation, at its own expense (including with respect to the processing and recordation fee referred to in Section 9.12(d)) upon notice to such Lender and the Agent, if no Unmatured Event of Default or Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more other Eligible Assignee or Assignees (collectively, the "Replacement Lender") reasonably acceptable to the Agent, provided that (i) at the time of any replacement pursuant to this Section 2.14, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and participation in Letters of Credit and Swing Line Loans by, the Replaced Lender and all rights and obligations under any participation agreements to which the Replaced Lender is a party with respect to the L/C Agreement, and (ii) all obligations of the Borrower owing to the Replaced Lender (including, without limitation, such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective assignment documentation and the payment of amounts referred to in clauses (i) and (ii) above, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall be released from its obligations under the Loan Documents and shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, neither the Facing Agent nor the Swing Line Lender may be replaced hereunder at any time while it has Letters of Credit or Swing Line Loans, respectively, outstanding hereunder unless arrangements satisfactory to the Facing Agent or Swing Line Lender (including the furnishing of a standby letter of credit in form and substance, and issued by an issuer satisfactory to the Facing Agent or the furnishing of collateral of a kind, in amounts and pursuant to arrangements satisfactory to the Facing Agent) have been made with respect to such outstanding Letters of Credit or Swing Line Loans.

(b)	If, in connection with any proposed amendment,
modification, supplement, termination or waiver of or to any of the provisions of this Agreement as contemplated (i) by clauses (i) through (vi), inclusive, of the first proviso to the first sentence of Section 9.2, (ii) by clauses (i) or (ii) of the first sentence of Section 9.3, (iii) by clauses (i) through (iv) of the second sentence of Section 9.3, (iv) by clauses (i) through (iv) of the third sentence of Section 9.3,
(v) by clauses (i) through (iv) of the fourth sentence of
Section 9.3 or (vi) by clauses (i) through (iv) of the fifth sentence of Section 9.3, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, but not the obligation, at its own expense (including with respect to the processing and recordation fee referred to in Section 9.12(d)) upon notice to such Lender and the Agent, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender's consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender's individual consent) with one or more Replacement Lenders pursuant to Section 2.14(a) so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement, waiver, discharge, termination or other change.

Section 2.15	Change of Lending Office.  Each
Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Eurodollar Rate Loans affected by the matters or circumstances described in Section 2.13 to reduce the liability of the Borrower or avoid the results described thereunder, so long as such designation is not financially disadvantageous to such Lender as determined by such Lender in its sole discretion and will not result in the imposition upon the Borrower of an increased liability for Taxes pursuant to Section 2.13(a) or 3.11(a).

Section 2.16	Funding Losses.  The Borrower shall
compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts in reasonable detail and which request shall, absent manifest error, be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans to the extent not recovered by such Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Person to which the Lender has participated all or a portion of such Borrowing) and any loss sustained by such Lender in connection with the good faith liquidation or good faith re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurodollar Rate Loan remained outstanding until the last day of the Interest Period applicable to such Eurodollar Rate Loans) which the Lender may sustain as a result of: (i) for any reason (other than a default by such Lender or the Agent) a Borrowing of, or conversion from or into or continuation of, Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation (whether or not withdrawn); (ii) any payment, prepayment or conversion or continuation of any of its Eurodollar Rate Loans occurring for any reason whatsoever on a date which is not the last day of an Interest Period applicable thereto; (iii) any repayment of any of its Eurodollar Rate Loans not being made on the date specified in a notice of payment given by the Borrower; or
(iv) (A) any other failure by the Borrower to repay its Eurodollar Rate Loans when required by the terms of this Agreement or (B) an election made by the Borrower pursuant to
Section 2.14. A written notice as to additional amounts owed such Lender under this Section 2.16 and delivered to the Borrower and the Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes.

Section 2.17	Pro Rata Borrowings.  All Borrowings
of Term Loans, Additional Term Loans, Revolving Loans, Supplemental Revolving Loans, D Tranche Term Loans and E Tranche Term Loans under this Agreement shall be loaned by the Term Lenders, Additional Lenders, Revolving Lenders, Supplemental Revolving Lenders, D Tranche Lenders and E Tranche Lenders, respectively, pro rata on the basis of their respective Term Loan Pro Rata Shares, Additional Term Loan Pro Rata Shares, Revolving Loan Pro Rata Shares, Supplemental Revolving Loan Pro Rata Shares, D Tranche Term Loan Pro Rata Shares and E Tranche Term Loan Pro Rata Shares, as the case may be. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitment hereunder. Except with respect to the initial Borrowing of Supplemental Revolving Loans, if any, which may be made on the Second Restatement Date pursuant to Section 6.3(k) and with respect to any borrowings of Revolving Loans for the purpose of repayment of Swing Line Loans pursuant to Section 2.11(c), all Borrowings of Revolving Loans and Supplemental Revolving Loans shall be made on a proportionate basis such that after giving effect to such Borrowings and any proposed repayment of any Obligations to be made on the proposed borrowing date of which the Borrower has notified the Agent, the Revolving Loan Availability Ratio and the Supplemental Revolving Loan Availability Ratio are equalized as nearly as possible. Upon receipt of a Notice of Borrowing, the Agent shall determine such proportionate amounts of Revolving Loans and Supplemental Revolving Loans to be borrowed and shall notify the Revolving Lenders, Supplemental Revolving Lenders and the Borrower as provided in Section 2.5. The determination by the Agent shall be made at the time it receives a Notice of Borrowing, based on the information the Borrower has provided to the Agent at the time it delivers such Notice of Borrowing with respect to anticipated repayments of Obligations, and shall be final, conclusive and binding on all parties hereto.

	ARTICLE III

	TERMINATION OF COMMITMENTS, PREPAYMENTS AND FEES

Section 3.1	Mandatory Revolving Loan,
Supplemental Revolving Loan and Swing Line Loan Prepayments and Commitment Reductions.

(a)	If at any time the sum of (i) the aggregate
principal amount of all Revolving Loans and Swing Line Loans outstanding plus (ii) the aggregate amount of L/C Obligations outstanding exceeds the aggregate of the Revolving Loan Commitments of the Revolving Lenders then in effect, the Borrower shall immediately prepay the Revolving Loan Obligations in an aggregate principal amount equal to such excess together with any accrued but unpaid interest with respect to such excess. If at any time the aggregate principal amount of all Swing Line Loans outstanding exceeds the Swing Line Commitment of the Swing Line Lender then in effect, the Borrower shall immediately prepay the Swing Line Loan Obligations in an aggregate principal amount equal to such excess together with any accrued but unpaid interest with respect to such excess. If at any time the aggregate principal amount of all Supplemental Revolving Loans outstanding for all Supplemental Revolving Lenders exceeds the aggregate of the Supplemental Revolving Loan Commitments of the Supplemental Revolving Lenders then in effect, the Borrower shall immediately prepay the Supplemental Revolving Loan Obligations in an aggregate principal amount equal to such excess together with any accrued but unpaid interest with respect to such excess.

(b)	If an Event of Default shall have occurred and
the Agent shall have notified the Borrower of the election of the Required Lenders to take any action specified in Section 7.2, the Revolving Loan Commitment of each Revolving Lender, the Swing Line Commitment of the Swing Line Lender and the Supplemental Revolving Loan Commitment of each Supplemental Revolving Lender shall, subject to reinstatement pursuant to
Section 7.2, be automatically reduced to $0 without any action on the part of or the giving of notice to the Borrower by any Lender.

Section 3.2	Voluntary Prepayments.

(a)	The Borrower may repay Revolving Loans, Terms
Loans, Additional Term Loans, Swing Line Loans, Supplemental Revolving Loans, D Tranche Term Loans and E Tranche Term Loans in whole at any time or in part from time to time, without penalty or premium (except as provided in Section 3.2(b)), on the following terms and conditions: (i) the Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment and, in the case of Eurodollar Rate Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by Borrower at least one Business Day prior to the date of such prepayment (or by 11:00 a.m. (New York City time) on the date of prepayment in the case of a prepayment of Swing Line Loans) and which notice shall promptly be transmitted by the Agent to each of the Lenders; (ii) each partial prepayment of any Borrowing (other than a Borrowing of Swing Line Loans) shall be in an aggregate principal amount of at least $5,000,000 and in integral multiples of $1,000,000 above such minimum and each partial prepayment of a Swing Line Loan shall be an aggregate principal amount of at least $1,000,000 and in integral multiples of $1,000,000 above such minimum, provided that no partial prepayment of Eurodollar Rate Loans made pursuant to a single Borrowing under the Term Loan, the Additional Term Loan, the Revolving Loan, the Supplemental Revolving Loan, the D Tranche Term Loan or the E Tranche Term Loan shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the minimum borrowing amount as set forth in
Section 2.4; (iii) any repayment of a Eurodollar Rate Loan on a day other than the last day of an Interest Period applicable thereto shall be subject to the provisions of Section 2.16;
(iv) except as otherwise provided in Section 3.6(f), any voluntary prepayment of the Term Loan, Additional Term Loan,
D Tranche Term Loan and E Tranche Term Loan must be made on a proportionate basis based on the respective aggregate outstanding principal amounts of such Loans, provided that prior to September 30, 1997, any prepayment of the Term Loan, Additional Term Loan and E Tranche Term Loan may be made on a proportionate basis based solely on the respective aggregate outstanding principal amounts of such Loans and without making any proportionate prepayment of the D Tranche Term Loan; (v) prepayments of Revolving Loans, Supplemental Revolving Loans, Term Loans, Additional Term Loans, D Tranche Term Loans and E Tranche Term Loans shall be applied pro rata among the Revolving Lenders, Supplemental Revolving Lenders, Term Lenders, Additional Lenders, D Tranche Lenders and E Tranche Lenders, respectively, based on their respective Revolving Loan Pro Rata Shares, Supplemental Revolving Loan Pro Rata Shares, Term Loan Pro Rata Shares, Additional Term Loan Pro Rata Shares, D Tranche Term Loan Pro Rata Shares and E Tranche Term Loan Pro Rata Shares, as the case may be; (vi) in the case of a voluntary prepayment of the Term Loans, Additional Term Loans, D Tranche Term Loans and E Tranche Term Loans as to which the Borrower requests a waiver pursuant to Section 3.6(f), the notice of prepayment shall be given at least ten
(10) Business Days prior to the date of such proposed prepayment and shall, subject to Section 3.6(f), be irrevocable; (vii) all prepayments of D Tranche Term Loans shall be subject to Section 3.2(b); and (viii) voluntary repayments of Revolving Loans and Supplemental Revolving Loans shall be made in conjunction with one another such that after giving effect to such repayments and any other proposed repayments of Obligations to be made on the proposed repayment date of which the Borrower has notified the Agent, the Revolving Loan Availability Ratio and the Supplemental Revolving Loan Availability Ratio are equalized as nearly as possible, provided that, prior to any acceleration of the Obligations pursuant to Section 7.2, the Agent shall apply repayments without regard to such ratios to repay Eurodollar Rate Loans coming due to the extent necessary to avoid or minimize breakage costs and expenses imposed under Section
2.16. Upon receipt by the Agent of any notice provided by the Borrower to voluntarily repay any Revolving Loans and Supplemental Revolving Loans, the Agent shall determine the relative amounts of Revolving Loans and/or Swing Line Loans to be repaid and shall notify the Borrower as to such amounts.
 The determination by the Agent shall be made at the time it receives a notice of a proposed repayment of Revolving Loans and/or Supplemental Revolving Loans, based on the information the Borrower has provided to the Agent at the time it receives such notice with respect to anticipated repayments of Obligations, and shall be final, conclusive and binding on all parties hereto. The notice provisions, the provisions with respect to the minimum amount of any prepayment and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 3.2 are for the benefit of the Agent and may be waived unilaterally by the Agent.

(b)	In the event that the Borrower voluntarily
prepays all or any portion of the D Tranche Term Loan pursuant to Section 3.2(a) on or prior to September 30, 1997, the Borrower shall, together with any such prepayment, pay to the Agent for pro rata distribution to the D Tranche Lenders based on their respective D Tranche Term Loan Pro Rata Shares, a prepayment fee as additional compensation, and not as a penalty, equal to (i) one percent (1.0%) of the principal amount of D Tranche Term Loans repaid during the period from the Restatement Date to and including March 31, 1997 and (ii) one-half of one percent (.50%) of the principal amount of D Tranche Term Loans repaid during the period from April 1, 1997 to and including September 30, 1997.


Section 3.3	Voluntary Commitment Reductions.
After the Restatement Date, the Borrower shall have the right, upon at least five (5) Business Days' prior written notice to the Agent and the Revolving Lenders, in the case of any reduction in the Revolving Loan Commitments, and the Supplemental Revolving Lenders, in the case of any reduction in the Supplemental Revolving Loan Commitments, given prior to 10:00 a.m. (New York City time) on the fifth Business Day preceding the proposed reduction date, without premium or penalty, to permanently reduce or terminate the unutilized portion of the aggregate of the Total Revolving Loan Commitments or Total Supplemental Revolving Loan Commitments in whole at any time or in part from time to time, in a minimum aggregate amount of $5,000,000 (unless the Total Revolving Loan Commitments or Total Supplemental Revolving Loan Commitments, as the case may be, at such time is less than $10,000,000, in which case, in an amount equal to the Total Revolving Loan Commitments or Total Supplemental Revolving Loan Commitments at such time) and, if such reduction is greater than $5,000,000, in integral multiples of $1,000,000 above such minimum; provided, however, that (i) no such reduction or termination of the Revolving Loan Commitments shall be permitted if, after giving effect thereto and to any prepayment or payment of the Revolving Loans and Swing Line Loans on the proposed reduction date, the then outstanding aggregate principal amount of Revolving Loans and Swing Line Loans plus the then aggregate amount of L/C Obligations outstanding would exceed the aggregate Revolving Loan Commitments of the Revolving Lenders then in effect, (ii) no such reduction or termination of the Supplemental Revolving Loan Commitments shall be permitted if, after giving effect thereto and to any prepayment or payment of the Supplemental Revolving Loans on the proposed reduction date, the aggregate principal amount of Supplemental Revolving Loans outstanding for all Supplemental Revolving Lenders would exceed the aggregate Supplemental Revolving Loan Commitments of the Supplemental Revolving Lenders then in effect, and (iii) all prepayments of Eurodollar Rate Loans shall be subject to
Section 2.16. Any such reduction of the Total Revolving Loan Commitments and the Total Supplemental Revolving Loan Commitments shall be made in conjunction with one another on a proportionate basis (with the $5,000,000 minimum amount specified in the preceding sentence applying to the aggregate amount of Revolving Loan Commitments and Supplemental Revolving Loan Commitments being reduced) and any such reduction shall apply proportionately to the Revolving Loan Commitments of the Revolving Lenders and the Supplemental Revolving Loan Commitments of the Supplemental Revolving Lenders based on such Lender's Revolving Loan Pro Rata Share or Supplemental Revolving Loan Pro Rata Share, as applicable.
 Simultaneously with each reduction or termination of the Revolving Loan Commitments, the Borrower shall pay to the Agent for the account of each Revolving Lender the Revolving Loan Commitment Fee accrued on the amount of the Revolving Loan Commitments so reduced or terminated through the date thereof. Simultaneously with each reduction or termination of the Supplemental Revolving Loan Commitments, the Borrower shall pay to the Agent for the account of each Supplemental Revolving Lender the Supplemental Revolving Loan Commitment Fee accrued on the amount of the Supplemental Revolving Loan Commitments so reduced or terminated through the date thereof.

Section 3.4	Mandatory Prepayments.  Subject in
each case to the provisions of Section 3.5:

(a)	Prepayments From Excess Cash Flow.  Within
five (5) Business Days after the delivery to the Agent of any Excess Cash Flow Schedule pursuant to Section 5.1.1(b) or 5.1.1(c), beginning with the Excess Cash Flow Schedule delivered in 1996 with respect to the Fiscal Quarter ending June 30, 1996, the Borrower shall (i) with respect to Excess Cash Flow reported for the Fiscal Quarters ending June 30, 1996 to and including September 30, 1997, prepay the Term Loan and the Additional Term Loan and (ii) with respect to Excess Cash Flow reported for all Fiscal Quarters ending after September 30, 1997, prepay the Term Loan, the Additional Term Loan, the D Tranche Term Loan and the E Tranche Term Loan, in each case in accordance with Section 3.6 if the Excess Cash Flow disclosed on such Excess Cash Flow Schedule with respect to the preceding Fiscal Quarter is positive (but excluding the first $37,500,000 of positive Excess Cash Flow in the last three Fiscal Quarters in Fiscal Year 1996 and, thereafter, excluding the first $50,000,000 of positive Excess Cash Flow in any Fiscal Year). Any mandatory prepayment pursuant to this Section 3.4(a) shall, subject to Section 3.6(f), be in an amount equal to (A)(1) the amount of such positive Excess Cash Flow (but excluding the first $37,500,000 of positive Excess Cash Flow in the last three Fiscal Quarters in Fiscal Year 1996 and, thereafter, excluding the first $50,000,000 of positive Excess Cash Flow in any Fiscal Year) multiplied by
(2) 50% or such lesser Excess Cash Flow Percentage as may be in effect at such time, less (B) the amount of any voluntary prepayment of the Term Loan, the Additional Term Loan, the D Tranche Term Loan and the E Tranche Term Loan made during the Fiscal Quarter in which such Excess Cash Flow is generated; provided, however, that solely with respect to the calculation of any mandatory prepayment pursuant to this Section 3.4(a) for the Fiscal Quarters ending June 30, 1996 to and including September 30, 1997, the portion of Excess Cash Flow that would have been allocated to prepay the D Tranche Term Loan or the E Tranche Term Loan if the D Tranche Term Loan or the E Tranche Term Loan were required to be prepaid together with the Term Loan and the Additional Term Loan shall be deemed to be Waived Proceeds.


The Borrower and the Term Lenders acknowledge the waiver, pursuant to Section 3.6(f) of the Existing Credit Agreement, by the Term Lenders of their right to receive mandatory prepayments of the Term Loan that would otherwise have become due under Section 3.4(a) of the Existing Credit Agreement with respect to Excess Cash Flow for the Fiscal Quarters ending June 30, 1995 through and including March 31, 1996, all pursuant to the terms and conditions of Section 3 of that certain Third Amendment of Credit Agreement and Waiver Request dated as of June 30, 1995 by and among the Borrower, the Agent, the Co-Agents and the Existing Lenders. The Borrower, the Agent, the Co-Agents and the Lenders hereby agree that upon the funding of the Additional Term Loan the amount of waived Excess Cash Flow prepayments equal to the sum of (a) the product of (i) the amount of positive Excess Cash Flow in such Fiscal Quarters (but excluding the first $50,000,000 of positive Excess Cash Flow in such Fiscal Quarters) multiplied by (ii) 50%, minus (b) the amount of any voluntary prepayments of the Term Loan made during such Fiscal Quarters may be used for Permitted Uses (including Permitted Uses described in clauses (ii) and (iii) of the definition of "Permitted Uses").

(b)	Prepayments From Incurrence of Indebtedness.
 If the Borrower or any Wholly-Owned Subsidiary of the Borrower receives any proceeds (whether in cash or marketable securities) attributable to the issuance and sale or other disposition of any Indebtedness for Money Borrowed described in clause (i) of the definition of Indebtedness for Money Borrowed of the Borrower or any Wholly-Owned Subsidiary of the Borrower or any rights to acquire any such Indebtedness for Money Borrowed described in clause (i) of the definition of Indebtedness for Money Borrowed (other than (i) Indebtedness permitted by Sections 5.2.2(a)-(f), (h)-(k), (m)-(o) and (q)-
(z), (ii) proceeds received by a Person which cannot be remitted to the Borrower or a Subsidiary of the Borrower as a result of any legal or contractual restriction applicable to such Person existing on the Closing Date and identified on
Schedule 3.4 hereto and any legal or contractual restriction contained in any Indebtedness which refinances any Indebtedness referenced on Schedule 3.4 provided that the terms thereof are no more onerous to the Borrower or any Subsidiary than those existing on the Closing Date, (iii) Indebtedness permitted by Section 5.2.2(p) which is not by the terms of such Section required to be used to prepay the Loans), then the Borrower shall prepay the Term Loan, the Additional Term Loan, the D Tranche Term Loan and the E Tranche Term Loan promptly (but in any event within five Business Days after receipt of such proceeds) to the extent of all of such proceeds from debt or debt securities (net of any costs or expenses incurred in connection with the issuance or sale or other disposition thereof).

 (c)	Prepayments From Asset Sales.  If the Borrower
or any Wholly-Owned Subsidiary of the Borrower receives any Material Sale Proceeds, then the Borrower shall prepay the Obligations, to the extent of such proceeds, promptly (but in any event within five Business Days) after the first date on which such Persons have received Material Sale Proceeds totaling an aggregate amount of $5 million or more and within five Business Days after each date thereafter when such Persons have received additional Material Sale Proceeds totaling an aggregate of $5 million or more; provided, however, that during the pendency of an Event of Default all Material Sales Proceeds shall be payable upon the demand of the Agent. "Material Sale Proceeds" means, without duplication, (i) the cash or cash equivalent proceeds or marketable securities resulting from the sale, issuance or other disposition (including, without limitation, by a sale-leaseback transaction) of (A) any assets, capital stock of any Subsidiary or other tangible or intangible property or rights (collectively, "Assets") not constituting CP&L Property, Monetized Assets, Collateral or Mortgaged Property (unless Substitute Collateral has been provided pursuant to Section 9.13(c)) and having an aggregate fair market value in excess of $1 million for each separate transaction or series of related transactions involving the same seller, (B) any Collateral or Mortgaged Property (and including any Net Awards and Net Proceeds required to be paid to the Agent pursuant to the terms of the Mortgages) or (C) any securities, instruments or other rights of any kind which are convertible into, exchangeable for or otherwise entitled to receive any Monetized Assets, less (ii) the amount of income taxes directly payable and any direct costs or expenses incurred in connection with such sale or disposition (provided that such income taxes, costs and expenses attributable to any subsequent conversion, exchange or other receipt of Monetized Assets shall not be deducted for purposes of determining Material Sale Proceeds), less (iii) the amount of indebtedness secured by such Assets that are sold or otherwise disposed of, which indebtedness is required to be and is repaid upon such sale (but excluding the Loans and the indebtedness required to be repaid upon any subsequent conversion, exchange or other receipt of Monetized Assets), but Material Sales Proceeds shall not include: (A) proceeds of inventory sold or otherwise disposed of in the ordinary course of business; (B) subject to the giving of notice to and deposit of funds with the Agent as provided below, proceeds of Assets not constituting (1) Monetized Assets or (2) Collateral or Mortgaged Property (unless Substitute Collateral has been provided pursuant to Section 9.13(c)), sold or exchanged to the extent such proceeds are utilized in connection with the replacement thereof within 180 days of the sale or exchange of such assets; (C) proceeds of Permitted Investments; (D) proceeds received by a Person which cannot be remitted to the Borrower or a Subsidiary of the Borrower as a result of any legal or contractual restriction applicable to such Person existing on the Closing Date and identified on Schedule 3.4 hereto and any legal or contractual restriction contained in any Indebtedness which refinances any Indebtedness referenced on Schedule 3.4 provided that the terms thereof are no more onerous to the Borrower or any Subsidiary than those existing on the Closing Date; (E) proceeds resulting from the payment of insurance with respect to such Assets provided such proceeds are used for the replacement of such Assets or are required to be applied to a purpose specified in a legal instrument applicable to such Assets or from the payment of business interruption insurance; (F) proceeds resulting from the sale or other disposition of Assets between the Borrower and any Wholly-Owned Subsidiary (other than a Restricted Subsidiary) of the Borrower or between any Wholly-Owned Subsidiaries (other than Restricted Subsidiaries) of the Borrower; (G) up to an aggregate amount of $300 million (such amount being referred to herein as the "Excluded Sale Proceeds Basket") of net proceeds from the sale or other disposition of Assets not constituting (1) Abitibi Shares, (2) the capital stock of Stone Snowflake as permitted by Section 5.2.12(vi) and (3) Collateral or Mortgaged Property or Assets constituting Collateral or Mortgaged Property for which Substitute Collateral has been provided pursuant to Section 9.13(c), designated by the Borrower in writing to the Agent as being excluded from the prepayment requirements of this Section (any amount so designated being "Excluded Sale Proceeds"), with the Excluded Sale Proceeds Basket being subject to reduction by the amount of the Abitibi 25% Portion;
(H) proceeds from the cancellation of the German Financing Intercompany Note upon the consummation of the German Financing Subsidiary Transfer; (I) proceeds from any Abitibi Sale/Monetization; (J) proceeds from the sale or other disposition of any Assets constituting collateral which secures the Indebtedness under the First Mortgage Note Documents; or (K) proceeds from the sale or other disposition of any Assets constituting collateral which secures the Indebtedness incurred pursuant to Section 5.2.2.(x) but only to the extent such proceeds are promptly used to repay such Indebtedness. The cash, cash equivalent proceeds or marketable securities resulting from the repayment or other liquidation of the investments permitted by Section 5.2.7(i) shall be included within the meaning of "Material Sale Proceeds." Proceeds described in subpart (B) of the exclusion from the definition of Material Sale Proceeds shall be so excluded only if, within five (5) Business Days after such proceeds are received, the Borrower gives the Agent written notice of its intent to utilize such proceeds for replacement purposes and (to the extent such proceeds have not already been so utilized) delivers such proceeds to the Agent to be held in an account as security for the Obligations pursuant to documentation satisfactory to the Agent. During the period ending on the 180th day after receipt of such proceeds by the Borrower or one of its Subsidiaries, the Borrower may, so long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, withdraw funds from such account to pay or reimburse itself for such replacement costs.
 Funds in such account shall be held and invested in the manner prescribed for Deposited Monies pursuant to Section
3.5. All amounts remaining in such account at the conclusion of such 180 day period shall, subject to Section 3.6(f), be applied on such date as a prepayment pursuant to this Section and Sections 3.5 and 3.6 as if constituting Material Sale Proceeds received on such date.

(d)	Prepayment From Abitibi Sale/Monetization.  If
any Abitibi Sale/Monetization is consummated, the Borrower shall as soon as practicable (but in any event within five Business Days after the issuance or sale of any securities, instruments or other rights that are convertible into, exchangeable for or otherwise entitled to receive at any time any Abitibi Shares, or after the sale or other disposition (including any secondary public offering) of any Abitibi Shares, in connection with any such Abitibi Sale/Monetization) prepay the nearest scheduled installments of the Term Loan, Additional Term Loan, D Tranche Term Loan and E Tranche Term Loan set forth in Sections 2.2(a), (d), (f) and (g), respectively, in an aggregate amount equal to 75% of the aggregate proceeds from (i) the issuance or sale of any securities, instruments or other rights that are convertible into, exchangeable for or otherwise entitled to receive at any time any Abitibi Shares, and (ii) the sale or other disposition (including any secondary public offering) of any Abitibi Shares, in each case in connection with any such Abitibi Sale/Monetization net of income taxes directly payable and any direct costs and expenses incurred in connection with such Abitibi Sale/Monetization (provided that such income taxes, costs and expenses attributable to any subsequent conversion, exchange or other receipt of Abitibi Shares shall not be deducted for purposes of determining such net proceeds) (such amount being referred to herein as the "Abitibi 75% Portion"). In connection with any such Abitibi Sale/Monetization, the Borrower shall also apply the Abitibi 25% Portion as required pursuant to Section 5.2.12(v). To the extent that any of the nearest scheduled installments of the Term Loan, Additional Term Loan, D Tranche Term Loan and E Tranche Term Loan occur on the same date and the Abitibi 75% Portion is not sufficient to prepay all such scheduled installments occurring on such date, then the remaining portion of the Abitibi 75% Portion shall be applied pro rata to such scheduled installments occurring on such date according to the aggregate principal amount of all such scheduled installments occurring on such date.

(e)	Intentionally Omitted.

(f)	Prepayment from German Financing.  If the
German Financing is consummated, the Borrower shall as soon as possible (but in any event within five Business Days after the consummation of the German Financing and the incurrence of the Indebtedness thereunder) prepay a portion of the E Tranche Term Loan with all of the net proceeds of the Indebtedness incurred in the German Financing, net of direct costs and expenses incurred in connection with the German Financing.

Section 3.5	Other Provisions With Respect to the
Loans. Subject to the obligations of the Agent provided for in this Section 3.5 and if no Event of Default or Unmatured Event of Default shall have occurred and be continuing, any monies otherwise required to be used to prepay a Eurodollar Rate Loan pursuant to Section 3.4 on a date other than the last day of the Interest Period applicable thereto shall be paid to the Agent (the "Deposited Monies") when due but, until the earlier of the occurrence of an Event of Default and the end of the applicable Interest Period when the Deposited Monies shall be applied to make such prepayment, shall be held in an account by the Agent for the benefit of the Lenders and the Borrower shall have no right to or interest in such funds and such funds shall be used to prepay such Eurodollar Rate Loan upon the earlier of the occurrence of an Event of Default or at the end of the applicable Interest Period; provided, however, that any funds held in such account shall be invested by the Agent (to the extent the Agent is reasonably able to do so) on behalf of the Borrower at the direction of the Borrower in Permitted Investments selected by the Borrower and having a maturity not exceeding the Business Day prior to the end of the relevant Interest Period. Interest on the applicable Loans shall continue to accrue until the Deposited Monies are applied to the prepayment thereof. Any such investments shall be held by the Agent or under the control of the Agent. The interest accruing on such investments and any profits realized from such investments shall be, after giving effect to such repayment of such Loans with the Deposited Monies, paid to the Borrower; provided, however, that any loss resulting from such investments shall be charged to and be immediately payable by the Borrower upon demand of the Agent.

Section 3.6	Order of Prepayment and Payment.

(a)	All prepayments of principal of Revolving
Loans and Supplemental Revolving Loans made by the Borrower pursuant to Sections 3.1 and 3.2 shall be made with interest on such repaid Revolving Loans and Supplemental Revolving Loans, and with respect to each Revolving Lender and Supplemental Revolving Lender, in proportional amounts equal to such Lender's Revolving Loan Pro Rata Share or Supplemental Revolving Loan Pro Rata Share, as applicable, of such payment and, shall be applied (i) first to the payment of Prime Rate Loans and second to the payment of Eurodollar Rate Loans, and
(ii) with respect to Eurodollar Rate Loans, pro rata in order of the maturity of such Loans.

(b)	All prepayments of principal of the Term Loan,
the Additional Term Loan, the D Tranche Term Loan and the E Tranche Term Loan made by the Borrower pursuant to Sections
3.2 or 3.4 (other than prepayments made (A) under Section 3.4(c) with any Material Sale Proceeds derived from the sale of any Collateral or Mortgaged Property, (B) under Section 3.4(d) with any proceeds derived from any Abitibi Sale/Monetization and (C) under Section 3.4(f) with the net proceeds derived from the German Financing) shall be applied
(i) to the unpaid principal amount of the Term Loan, the Additional Term Loan, the D Tranche Term Loan and the E Tranche Term Loan in the inverse order of the remaining regularly scheduled principal installments set forth in Sections 2.2(a), (d), (f) and (g), together with accrued interest on such prepaid principal amount and with respect to each Term Lender, Additional Lender, D Tranche Lender and E Tranche Lender, in proportional amounts based on such Lender's outstanding principal amount of its Term Loan, Additional Term Loan, D Tranche Term Loan or E Tranche Term Loan, as applicable; and (ii) first to the payment of Prime Rate Loans and second to the payment of Eurodollar Rate Loans, and within such Eurodollar Rate Loans, pro rata in order of the maturity of the Interest Periods of such Loans.

 (c)	All prepayments of principal made by the
Borrower pursuant to Section 3.4(c) out of Material Sale Proceeds derived from the sale of Collateral or Mortgaged Property (other than Collateral or Mortgaged Property for which Substitute Collateral is provided in accordance with
Section 9.13(c)) shall be applied on a pro rata basis (relative to the outstanding principal amount of the Term Loan, Additional Term Loan, D Tranche Term Loan and E Tranche Term Loan, and the aggregate amount of the Revolving Loan Commitments and Supplemental Revolving Loan Commitments) to the unpaid principal amount of the Term Loan, Additional Term Loan, D Tranche Term Loan and E Tranche Term Loan and to the unpaid principal amount of the Revolving Loans and Supplemental Revolving Loans (to the extent thereof), and contemporaneously with such prepayment there shall be a permanent reduction of the aggregate outstanding Revolving Loan Commitments and Supplemental Revolving Loan Commitments (and with respect to each Revolving Lender and Supplemental Revolving Lender, based on such Lender's Revolving Loan Pro Rata Share and Supplemental Revolving Loan Pro Rata Share, respectively)in an amount equal to such Revolving Loan and Supplemental Revolving Loan pro rata portion of such Material Sale Proceeds (the "Revolving Portion"). In the event that any Material Sale Proceeds relative to the Revolving Portion remain after the prepayment of Revolving Loans and Supplemental Revolving Loans, any excess shall be deposited with the Agent to cash collateralize any L/C Obligations then outstanding, but only to the extent and in the aggregate amount of such Obligations; provided, however, that the Borrower shall only be required to deposit such excess proceeds if and for so long as an Unmatured Event of Default or an Event of Default has occurred and is continuing at such time or if and to the extent the aggregate outstanding Revolving Loan Commitments have, pursuant to the preceding sentence, been reduced to an amount less than the L/C Obligations then outstanding. Prepayments of Loans described in this Section 3.6(c) shall be applied first to the payment of Prime Rate Loans and second to the payment of Eurodollar Rate Loans, and, within such Eurodollar Rate Loans, pro rata in order of the maturity of such Loans. All prepayments of principal of the Term Loan, Additional Term Loan, D Tranche Term Loan and E Tranche Term Loan pursuant to this Section 3.6(c) shall be applied to the unpaid principal amount of the Term Loan, Additional Term Loan, D Tranche Term Loan and E Tranche Term Loan in the inverse order of the remaining installments set forth in Sections 2.2(a), (d), (f) and (g).

(d)	All regularly scheduled principal installments
on the Term Loan, Additional Term Loan, D Tranche Term Loan and E Tranche Term Loan shall be applied first to the payment of Prime Rate Loans and second to the payment of Eurodollar
Rate Loans.

(e)	During the pendency of an Event of Default,
all payments in respect of the Obligations shall be applied first to interest, fees, costs, expenses and other amounts
(other than principal) then owing, and second to principal;
provided, however, that proceeds of collateral realized pursuant to the exercise of remedies under any security instrument securing the Obligations shall be applied as specified in such security instrument.

 (f)	Notwithstanding anything in Section 3.2, 3.4,
3.6 or 9.2 to the contrary, but subject to the last sentence of this Section 3.6(f), at the request of the Borrower any Term Lender, Additional Lender, D Tranche Lender or E Tranche Lender may waive its right to receive all or any part of such Lender's portion of any voluntary prepayment of the Term Loan, Additional Term Loan, D Tranche Term Loan or E Tranche Term Loan made under Section 3.2 or any mandatory prepayment of the Term Loan, Additional Term Loan, D Tranche Term Loan or E Tranche Term Loan required to be made under Section 3.4 (other than Section 3.4(e)) (any such portion, "Waived Proceeds") by delivering such waiver in writing to the Agent and the Borrower, signed by an authorized officer of such Lender and in form satisfactory to the Agent. Upon receipt of such written waiver, the Borrower (i) shall, to the extent of any voluntary prepayment of the Term Loan, Additional Term Loan,
D Tranche Term Loan or E Tranche Term Loan so waived, be relieved of its obligation, if any, to prepay such amount pursuant to Section 3.4(a) with respect to any Excess Cash Flow reported by the Borrower for the Fiscal Quarter in which such voluntary prepayment is made (or was proposed to be made) and may apply such Waived Proceeds to Permitted Uses, and (ii) shall, to the extent of any mandatory prepayment of the Term Loan, Additional Term Loan, D Tranche Term Loan or E Tranche Term Loan so waived, be relieved of its obligation to prepay such amount and may apply such Waived Proceeds to Permitted Uses. Any request by the Borrower for a waiver of any prepayment pursuant to this Section 3.6(f) shall, except with respect to the waiver request made to be effective on the Second Restatement Date to the Term Lenders and Additional Lenders, be made to the Term Lenders, Additional Lenders, D Tranche Lenders and E Tranche Lenders on a pro rata basis (relative to the outstanding principal amount of the Term Loan, Additional Term Loan, D Tranche Term Loan and E Tranche Term Loan), shall be in writing, shall be made in accordance with Section 3.2(a)(vi) for any request for a waiver of any voluntary prepayment and shall be delivered to the Agent, which shall promptly distribute such request to the Term Lenders, Additional Lenders, D Tranche Lenders and E Tranche Lenders. Each Term Lender, Additional Lender, D Tranche Lender and E Tranche Lender shall use reasonable efforts to respond to such waiver request within five Business Days (or such greater number of Business Days as the Borrower may specify) following receipt of a written request therefor. Any failure by a Term Lender, Additional Lender, D Tranche Lender or E Tranche Lender to respond to such waiver request within such period shall be deemed to be an election by such Lender not to waive its right to receive its portion of such prepayment and shall in no event give rise to any obligation or liability of any kind on the part of such Lender. Notwithstanding the foregoing, in the event the Borrower requests a waiver under this Section 3.6(f) in connection with the Abitibi 75% Portion of any Abitibi Sale/Monetization, any such Waived Proceeds shall only be used by the Borrower as follows: (i) the first $200,000,000 in the aggregate of such Waived Proceeds and the Abitibi 25% Portion resulting from such Abitibi Sale/Monetization shall be applied to prepay, repurchase, redeem or otherwise extinguish any scheduled installment or stated maturity of any Indebtedness for Money Borrowed of the Borrower which, pursuant to the contractual terms thereof, is scheduled for repayment or maturity prior to May 15, 1999; and (ii) the remainder of such Waived Proceeds shall be applied to prepay, repurchase, redeem or otherwise extinguish (A) any Indebtedness for Money Borrowed of the Borrower constituting Senior Indebtedness and/or (B) any Indebtedness for Money Borrowed of the Borrower constituting Subordinated Debt, provided that no more than 50% of the aggregate amount of the remainder of such Waived Proceeds may be used to prepay, repurchase, redeem or otherwise extinguish Subordinated Debt.

(g)	All prepayments of principal of the Term Loan,
Additional Term Loan, D Tranche Term Loan and E Tranche Term Loan made by the Borrower pursuant to Section 3.4(d) shall be applied (i) to the nearest scheduled installments of the Term Loan, Additional Term Loan, D Tranche Term Loan and E Tranche Term Loan as provided in Section 3.4(d), with such principal portion being paid together with accrued interest on such prepaid principal amount; and (ii) first to the payment of Prime Rate Loans and second to the payment of Eurodollar Rate Loans, and within such Eurodollar Rate Loans, pro rata in order of the maturity of the Interest Periods of such Loans.

 (h)	All prepayments of principal of the E Tranche
Term Loan made by the Borrower pursuant to Section 3.4(f) shall be applied (i) to the unpaid principal amount of the E Tranche Term Loan in the inverse order of the remaining regularly scheduled principal installments set forth in
Section 2.2(g); together with accrued interest on such prepaid principal amount; and (ii) first to the payment of Prime Rate Loans and second to the payment of Eurodollar Rate Loans, and within such Eurodollar Rate Loans, pro rata in order of the maturity of the Interest Periods of such Loans.

Section 3.7	Commitment Fees.

(a)	The Borrower shall pay to the Agent for pro
rata distribution to each Revolving Lender (based on its Revolving Loan Pro Rata Share) a commitment fee (the "Revolving Loan Commitment Fee") for the period commencing on the Closing Date to the Revolver Termination Date or the earlier termination of the Revolving Loan Commitments, computed at a rate equal to 1/2 of 1% per annum on the average daily unused portion of the aggregate Revolving Loan Commitments of the Revolving Lenders in effect at the time under this Agreement; provided, however, that solely for purposes of computing Commitment Fees, all outstanding Swing Line Loans and L/C Obligations shall at all times be deemed to be an unused portion of the aggregate Revolving Loan Commitments.

(b)	The Borrower shall pay to the Agent for pro
rata distribution to each Supplemental Revolving Lender (based on its Supplemental Revolving Loan Pro Rata Share) a commitment fee (the "Supplemental Revolving Loan Commitment Fee") for the period commencing on the Restatement Date to the Supplemental Revolver Termination Date or the earlier termination of the Supplemental Revolving Loan Commitments, computed at a rate equal to 1/2 of 1% per annum on the average daily unused portion of the aggregate Supplemental Revolving Loan Commitments of the Supplemental Revolving Lenders in effect at the time under this Agreement.

(c)	Unless otherwise specified herein, accrued
Revolving Loan Commitment Fees and Supplemental Revolving Loan Commitment Fees payable under Sections 3.7(a) and (b) shall be due and payable (i) quarterly on the Quarterly Payment Dates of each year, (ii) on the Revolver Termination Date and Supplemental Revolver Termination Date, and (iii) upon any reduction or termination in whole or in part of the Revolving Loan Commitments or Supplemental Revolving Loan Commitments.
 The Revolving Loan commitment Fees and Supplemental Revolving Loan Commitment Fees shall be computed on the basis of a year consisting of 360 days and actual days elapsed.

Section 3.8	Amendment Fee.  On the Restatement
Date the Borrower shall pay to the Agent for distribution to the Existing Lenders which execute this Agreement and return an acknowledgment letter to the Agent on or before 5:00 p.m. (New York time) on November 12, 1998 an amendment fee equal to
(i) in the case of Revolving Lenders and Supplemental Revolving Lenders, 1.00% of such Lender's Revolving Loan Commitment and Supplemental Revolving Loan Commitment, respectively, (ii) in the case of Term Lenders, 0.50% of such Lender's outstanding Term Loan, and (iii) in the case of Additional Lenders, D Tranche Lenders and E Tranche Lenders, 0.25% of such Lender's outstanding Additional Term Loan, D Tranche Term Loan and E Tranche Term Loan (collectively, the "Amendment Fee"); provided, however, that the Amendment Fee shall be payable only in the event that this Agreement is executed by the Required Lenders, each of the Revolving Lenders, each of the Supplemental Revolving Lenders and the Majority Term Lenders (as such terms are defined in the Existing Credit Agreement).

Section 3.9	Intentionally Omitted

Section 3.10	Agent's Administrative Fee.  The
Borrower shall pay to the Agent for its own account a separately negotiated annual fee payable in arrears in equal semi-annual installments as required by the separate agreement between the Borrower and the Agent (the "Agent's
Administrative Fee").

Section 3.11	Payments.

(a)	All payments by the Borrower under this
Agreement or under any Loan Document shall be made without setoff, counterclaim or other defense and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes (withholding or otherwise), levies, imposts, duties, assessments or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any franchise tax or tax imposed on or measured by the income of a Lender pursuant to the income tax laws of the United States of America or the jurisdictions where such Lender's principal or lending offices are located (collectively the "Taxes")) shall not be less than the amounts otherwise specified to be paid under this Agreement. The Borrower shall indemnify and hold the Agent, the Facing Agent and the Lenders harmless against any and all such Taxes together with all interest or penalties owing in respect thereof. A certificate as to any additional amount payable to a Lender under this Section submitted to the Borrower and the Agent by such Lender shall show in reasonable detail the amount payable and the calculations used to determine in good faith such amount, and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to each Lender such certificates, receipts and other documents as may be reasonably required (in the judgment of such Lender) to establish any tax credit to which such Lender may be entitled.

 (b)	All payments (including prepayments) to be
made by the Borrower on account of principal or interest on any of its Obligations shall be made to the Agent at its Payment Office for the ratable account of the Revolving Lenders, the Supplemental Revolving Lenders, the Term Lenders, the Additional Lenders, the D Tranche Lenders, the E Tranche Lenders or for the Swing Line Lender or the Facing Agent, as the case may be, not later than 12:00 noon (New York City time) on the date when due, in each case in lawful money of the United States of America and in immediately available funds. Except as required under Sections 2.12(h) and (i), 2.13, 2.16, 3.2(a), 3.12(a), 9.5 and 9.6 or as permitted under
Section 3.6(f), all payments (including prepayments) received by the Agent on account of principal or interest on the Obligations or Letter of Credit Fees, Revolving Loan Commitment Fees or Supplemental Revolving Loan Commitment Fees shall be deemed made, and shall be distributed by the Agent to the Revolving Lenders, the Supplemental Revolving Lenders, the Term Lenders, the Additional Lenders, the D Tranche Lenders, the E Tranche Lenders, the Swing Line Lender or the Facing Agent, as the case may be, and with respect to any such payments to the Revolving Lenders, the Supplemental Revolving Lenders, the Term Lenders, the Additional Lenders, the D Tranche Lenders or the E Tranche Lenders, distributed by the Agent to the Revolving Lenders, the Supplemental Revolving Lenders, the Term Lenders, the Additional Lenders, the D Tranche Lenders and the E Tranche Lenders in accordance with their Revolving Loan Pro Rata Shares, Supplemental Revolving Loan Pro Rata Shares, Term Loan Pro Rata Shares, Additional Term Loan Pro Rata Shares, D Tranche Term Loan Pro Rata Shares and E Tranche Term Loan Pro Rata Shares, respectively, and, as among all Lenders (including the Swing Line Lender and the Facing Agent), be applied ratably according to the amount of principal, interest, Letter of Credit Fees, Revolving Loan Commitment Fees or Supplemental Revolving Loan Commitment Fees then due and owing to such Revolving Lenders, Supplemental Revolving Lenders, Term Lenders, Additional Lenders, D Tranche Lenders, E Tranche Lenders or the Swing Line Lender or the Facing Agent, at the time such payment is received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (provided, however, that if a payment in respect of a Eurodollar Rate Loan would otherwise be made on a day which is not a Business Day and after which no Business Day occurs in the same month, such payment shall be made on the next preceding Business Day), and, with respect to payments on principal and, to the extent permitted by law, interest thereon, interest thereon shall be payable at the then applicable rate during such extension. Payments received after noon (New York City time) on any date shall be deemed received on the next succeeding Business Day.

(c)	Each Lender that is not a United States person
(as such term is defined in Section 7701(a)(30) of the Code), shall submit to the Borrower within 31 days after it becomes a Lender hereunder duly completed and signed copies of (i) Internal Revenue Service ("IRS") Form 1001 (relating to such Lender and entitling it to a complete exemption from United States withholding on all amounts to be received by such Lender at any Lending Office designated by such Lender, including fees, under this Agreement) and, if necessary to prevent backup withholding, IRS Form W-8 (relating to the foreign status exemption from United States federal income tax backup withholding), (ii) IRS Form 4224 (relating to all amounts to be received by such Lender at any Lending Office designated by such Lender, including fees, under this Agreement) and, if necessary to prevent backup withholding, IRS Form W-9 (certification of taxpayer identification number) or (iii) IRS Form W-8 (relating to the exemption from United States federal income tax withholding on payments of portfolio interest under Section 871(h) or Section 881(c) of the Code) together with a certificate substantially in the form of
Exhibit 3.12(c) hereto. Thereafter and from time to time, each such Lender, to the extent legally entitled to do so, shall submit to the Borrower such additional duly completed and signed copies of the previously provided forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower from such Lender and (ii) required under then-current United States law or regulations to avoid United States withholding taxes on payment in respect of amounts to be received by such Lender at any Lending Office designated by such Lender, including fees, under this Agreement. Upon the request of the Borrower, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower a certificate to the effect that it is such a United States person. If any Lender determines that it is unable to submit to the Borrower any form or certificate that such Lender is obligated to submit pursuant to this Section, or that such Lender is required to withdraw or cancel any such form or certificate previously submitted, such Lender shall promptly notify the Borrower of such fact. Any amount that would otherwise have been required to be paid by the Borrower in respect of United States withholding Taxes pursuant to this Section shall not be payable by the Borrower to any Lender that (i) is neither (a) entitled to submit the form or forms required by the first sentence of this Section 3.12(c) (or said successor forms) other than on account of a change in applicable law or regulations or in any treaty after the date hereof nor (b) a United States person (as such term is defined in Section 7701(a)(30) of the Code), or (ii) has failed to submit any form or certificate that it was required to file pursuant to this Section and entitled to file under applicable law.

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES

In order to induce the Agent, the Co-Agents and the Lenders to enter into this Agreement and the other Loan Documents and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations and warranties as of the Restatement Date and as of the date of each subsequent Credit Event, all of which shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans and issuance of the Letters or Credit, with the occurrence of each Credit Event on or after the Restatement Date being deemed to constitute a representation and warranty that the matters specified in this Article IV are true and correct on and as of the Restatement Date and on and as of the date of each such Credit Event, provided that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct on the date of each Credit Event but only as of such specified date, and provided further, that any representation or warranty made by the Borrower under the Original Credit Agreement, the First Restated Credit Agreement, the Second Restated Credit Agreement or the Existing Credit Agreement shall survive the execution and delivery of this Agreement, and the termination hereof:

Section 4.1	Organization; Powers.  The Borrower
and each Subsidiary of the Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in every jurisdiction where such qualification is required by the nature of its business, the character and location of its property, business or customers, or the ownership or leasing of its properties, except for such jurisdictions in which the failure so to qualify, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

Section 4.2	Authorization.  The execution,
delivery and performance by each of the Borrower and each Subsidiary of the Borrower of each of the Basic Agreements to which it is a party, the Borrowings hereunder, the issuance of the Letters of Credit, the use of the proceeds of the Loans, the Swing Line Loans and the Letters of Credit, the creation of the security interests contemplated by the Loan Documents, the Smurfit Merger, the Capital Infusion and the other transactions contemplated by the Loan Documents and the Transaction Documents (all the foregoing, collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and
(b) will not (i) violate (A) any provision of law, statute, rule or regulation, other than any law, statute, rule or regulation the violation of which could not reasonably be expected to result in a Material Adverse Effect, or of the certificate of incorporation or other constitutive documents or by-laws of the Borrower, any Subsidiary of the Borrower or any of their respective Subsidiaries, (B) any order of any Governmental Authority or (C) any provision of any indenture or other material agreement or other material instrument to which the Borrower, any Subsidiary of the Borrower or any of their respective Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien (other than any Lien created hereunder or under the Loan Documents) upon or with respect to any property or assets now owned or hereafter acquired by the Borrower, any Subsidiary of the Borrower or any of their respective Subsidiaries.

Section 4.3	Enforceability.  This Agreement has
been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower and each of the Borrower's Subsidiaries party thereto will constitute, a legal, valid and binding obligation of the Borrower and each of the Borrower's Subsidiaries, as applicable, enforceable against each of them in accordance with its terms (a) except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) subject to general principles of equity.

Section 4.4	Governmental Approvals.  No action,
consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office to perfect the security interests that can be perfected by such filings, (b) recordation of the Mortgages, (c) such actions, consents, approvals, registrations and filings set forth on Schedule 4.4 and (d) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect.

Section 4.5	Financial Statements.  The Borrower
has delivered to the Lenders (a) the audited financial statements of such Person for the fiscal year ended December 31, 1997, together with such Person's annual report on Form 10-K, if any, filed with the Securities and Exchange Commission, and (b) the unaudited financial statements of the Borrower for the fiscal quarters ended March 31, June 30 and September 30, 1998, together with the Borrower quarterly report on Form 10-Q, if any, filed with the Securities and Exchange Commission. All financial statements set forth or referred to in the materials specified in the preceding sentence were prepared in conformity with GAAP. All such financial statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the consolidated results of operations and changes in financial position of the Borrower and its Subsidiaries for each of the periods covered thereby. Except as disclosed in such financial statements, none of the Borrower or any of its Subsidiaries had, at the date of such financial statements or on the Restatement Date, as the case may be, any material contingent obligation, material contingent liability or material liability for taxes, long-term lease or unusual forward or long-term commitment or obligations to retired employees for medical or other employee benefits that is not reflected in the foregoing financial statements or the notes thereto.

Section 4.6	No Material Adverse Change.  Except
for the matters disclosed in the Borrower's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 1998, there has been no material adverse change in the business, assets, operations, properties, prospects or condition (financial or otherwise) of the Borrower and its consolidated Subsidiaries, taken as a whole, since June 30, 1998.

Section 4.7	Title Properties; Possession Under
Leases. (a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted. All such title to, or leasehold interest in, material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 5.2.1 (none of which is superior to the Liens created hereunder or under the Loan Documents) and Liens with respect to which the Agent has received on or prior to the Restatement Date duly executed releases and termination statements in connection therewith.

(b)	Each of  the Borrower and the Subsidiaries of
the Borrower has complied with all obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under all such material leases necessary in any material respect for the operation of their respective properties and assets.

Section 4.8	Subsidiaries.  Schedule 4.8 sets
forth as of the Restatement Date a list of all the Subsidiaries of the Borrower, their jurisdiction of organization and the percentage ownership interest of each of them and any other Subsidiary therein. The capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as set forth on
Schedule 4.8, is owned free and clear of all Liens other than nonconsensual Permitted Liens arising other than as a result of a voluntary act of the Borrower. No authorized but unissued treasury shares of capital stock of the Borrower or any Subsidiary of the Borrower are subject to any option, warrant, right to call or commitment of any kind or character except as set forth on Schedule 4.8.

Section 4.9	Litigation; Compliance with Laws.
(a) Except as set forth in Schedule 4.9, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary of the Borrower or any business or property of any such Person that (i) involve any Loan Document or the Transactions or (ii) could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(b)	Neither the Borrower, any Subsidiary of the
Borrower nor any of their respective properties or assets is
(i) in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule, regulation, statute (including any zoning, building, environmental and safety law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Properties, where such violations could reasonably be expected to have a material adverse effect on the value, use or operation of any such Mortgaged Property or (ii) in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such defaults, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The issuance of the Letters of Credit will not violate any applicable law or regulation or violate or be prohibited by any judgment, writ, injunction, decree or order of any Governmental Authority.

Section 4.10	Agreements.  None of the Borrower or
any Subsidiary of the Borrower is in default under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

Section 4.11	Federal Reserve Regulation.  None of
the Borrower or any Subsidiary of the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(a)	No part of the proceeds of any Letter of
Credit or any Loan or Swing Line Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 4.12	Investment Company Act; Public
Utility Holding Company Act. None of the Borrower or any Subsidiary of the Borrower is an "investment company" as defined in, or is subject to regulation under, the Investment Company Act of 1940 or (b) is a "holding company" as defined in, or is subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 4.13	Use of Proceeds.  The Borrower will
use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in Section
5.1.11.

Section 4.14	Tax Returns.  Each of the Borrower
and each Subsidiary of the Borrower has filed or caused to be filed all Federal, state and local income and other material tax returns required to have been filed by it or with respect to it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it or with respect to it, except taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP.

Section 4.15	No Material Misstatements.  The
information provided by or on behalf of the Borrower and contained in the Basic Agreements, or any other document provided in writing by or on behalf of the Borrower to the Lenders and any other materials, documents and information that the Borrower or any of its Affiliates may have furnished to the Lenders, was as of the date of such Basic Agreements, or any other document, the dates otherwise specified therein or the dates upon which such information was provided, accurate in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, taken as a whole, not misleading, provided that to the extent any such information therein was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions, due and careful consideration and the information actually known to Responsible Officers at the time in the preparation of such information.

Section 4.16	Employee Benefit Plans.  Each of and
the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No Reportable Event has occurred in respect of any Plan of the Borrower or any ERISA Affiliate. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $25,000,000 the value of the assets of such Plan, and the present value of all benefit liabilities of all Underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed by more than $25,000,000 the value of the assets of all such Underfunded Plans. None of the Borrower or any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Effect. None of the Borrower or any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

Section  4.17	Environmental and Safety Matters.
Except as set forth on Schedule 4.17:

(a)	Each of the Borrower and each Subsidiary of
the Borrower has obtained all permits, licenses and other authorizations that are required and material with respect to the operation of the business of the Borrower and its Subsidiaries, taken as a whole, under any Environmental Law, and each such permit, license and authorization is in full force and effect.

(b)	Each of the Borrower and each Subsidiary of
the Borrower is in compliance with all material terms and conditions of the permits, licenses and authorizations specified in Section 4.17(a), and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law applicable to it and its business, assets, operations and properties, including those arising under the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Federal Water Pollution Control Act, the Federal Clean Air Act, and the Toxic Substances Control Act and any analogous or comparable state laws, except for such instances of noncompliance that could not reasonably be expected to result in a Material Adverse Effect.

(c)	There is no civil, criminal or administrative
action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of or the Borrower or any Subsidiary of the Borrower, after inquiry, threatened against the Borrower or any Subsidiary of the Borrower under any Environmental Law that could reasonably be expected to result in a Material Adverse Effect.

 (d)	None of the Borrower or any Subsidiary of the
Borrower has received notice that it has been identified as a potentially responsible party under CERCLA or any comparable state law, nor has the Borrower or any Subsidiary of the Borrower received any notification that any hazardous substances or any pollutant or contaminant, as defined in CERCLA and its implementing regulations, or any toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing material, polychlorinated biphenyls, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws (collectively, "Hazardous Materials") that it or any of their respective predecessors in interest has used, generated, stored, tested, handled, transported or disposed of, has been found at any site at which any Governmental Authority or private party is conducting a remedial investigation or other action pursuant to any Environmental Law, except in each case for any such notices that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)	There have been no releases or threatened
releases (in each case as defined in CERCLA) of Hazardous Materials by the Borrower or any Subsidiary of the Borrower on, upon, into or from any of the Real Properties, which releases or threatened releases could reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Borrower and each Subsidiary of the Borrower, there have been no such releases or threatened releases on, upon, under or into any real property in the vicinity of any of the Real Properties that, through soil, surface water or groundwater migration or contamination, may be located on, in or under such Real Properties and which could reasonably be expected to result in a Material Adverse Effect.

(f)	To the best knowledge of the Borrower or any
Subsidiary of the Borrower there is no asbestos in, on, or at any Real Properties or any facility or equipment of the Borrower, or any Subsidiary of the Borrower except to the extent that the presence of such material could not reasonably be expected to result in a Material Adverse Effect.

(g)	To the best knowledge of the Borrower and each
Subsidiary of the Borrower after due inquiry, none of the Real Properties of the Borrower or any Subsidiary of the Borrower is (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any Governmental Authority.

(h)	There are no past or current events,
conditions, circumstances, activities, practices, incidents, actions or plans that could reasonably be anticipated to interfere with or prevent compliance with any Environmental Law, or which may give rise to liability under any Environmental Law, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, shipping or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material that could reasonably be expected to result in a Material Adverse Effect.

Section 4.18	Solvency.  After giving effect to
the Transactions to occur on the Restatement Date, (a) the fair salable value of the assets of the Borrower and the Subsidiaries of the Borrower, on a consolidated basis, will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower and the Subsidiaries of the Borrower, on a consolidated basis, as they mature, (b) the assets of the Borrower and the Subsidiaries of the Borrower, on a consolidated basis, will not constitute unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted, including the capital needs of the Borrower and the Subsidiaries of the Borrower, on a consolidated basis (taking into account the particular capital requirements of the businesses conducted by such entities and the projected capital requirements and capital availability of such businesses) and (c) the Borrower does not intend to, nor does the Borrower intend to permit any Subsidiary of the Borrower to, and does not believe that the Borrower or any such Subsidiary will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Borrower or any such Subsidiary and the amounts to be payable on or in respect of its obligations).

Section 4.19	Security Documents.  (a) The Pledge
Agreements create in favor of the Agent, for the benefit of the Beneficiaries (as defined therein), a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreements) and proceeds thereof and constitutes a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrower and the Subsidiaries of the Borrower party thereto, as applicable, in such Collateral and the proceeds thereof, in each case prior and superior in right to any other Person.

(b)	The Security Agreements create in favor of the
Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreements) and proceeds thereof, and assuming that financing statements in appropriate form have been filed in the offices specified on Schedule 4.19(b), the Lien created under the Security Agreements constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the Subsidiaries of the Borrower in such Collateral and the proceeds thereof, in each case prior and superior in right to any other Person.

(c)	The Mortgages create in favor of the Agent,
for the benefit of the Lenders, a legal, valid and enforceable Lien on all of the Borrower's right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(c), the Mortgages will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person.

Section 4.20	Labor Matters.  As of the
Restatement Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary of the Borrower pending or, to the knowledge of the Borrower, threatened, except as set forth on Schedule 4.20. The hours worked by and payment made to employees of the Borrower and each Subsidiary of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, where such violations could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary of the Borrower is a party or by which the Borrower or any Subsidiary of the Borrower is bound on the Restatement Date.

Section 4.21	Location of Real Property.  Schedule
4.21(a) sets forth completely and correctly as of the Restatement Date all material real property owned by the Borrower or any Subsidiary of the Borrower, the addresses thereof and the county or counties in which such properties are situated. All the real property set forth on Schedule 4.21(a) is owned in fee by the Borrower or a Subsidiary of the Borrower.

 (a)	Schedule 4.21(b) sets forth completely and
correctly as of the Restatement Date all material real property leased by the Borrower or any Subsidiary of the Borrower the addresses thereof and the county or counties in which such properties are situated. The Borrower or a Subsidiary of the Borrower has a valid lease in all the Real Property set forth on Schedule 4.21(b).

(b)	Schedule 4.21(c) sets forth completely and
correctly as of the Restatement Date all material Timberland Property, if any, owned by the Borrower or any Subsidiary of the Borrower, the county or counties in which such Timberland Property is situated and the approximate acreage of such Timberland Property in such county or counties. All the Timberland Property set forth on Schedule 4.21(c) is owned in fee by the Borrower or, a Subsidiary of Borrower.

Section 4.22	Patents, Trademarks, etc.  Each of
the Borrower and each Subsidiary of the Borrower owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are (a) used in or necessary for the conduct of their respective businesses as currently conducted and (b) material to the business, assets, operations, properties, prospects or condition (financial or otherwise) of such Person and its Subsidiaries taken as a whole. The use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by such Person and its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any such Person and its respective Subsidiaries that is material to such Person and its Subsidiaries, taken as a whole. To the best knowledge of the Borrower, its rights and the rights of its Subsidiaries to sell, franchise or license under such brand names then being used may be transferred in connection with any sale of assets or stock of the related business by such Person or any of its Subsidiaries with only such exceptions as would not be material to the Borrower and its Subsidiaries, in each case, taken as a whole.

Section 4.23	Fiscal Quarters and Year.  The
fiscal quarters (the "Fiscal Quarters") of the Borrower and its Subsidiaries begin on the first day of January, April, July and October and end on the last day of March, June, September and December, respectively, of each year. The fiscal year (the "Fiscal Year") of the Borrower and each of its Subsidiaries commences on January 1 and ends on December 31 of each calendar year.

Section 4.24	Survival of Warranties; Covenant
Regarding Disclosure. All representations and warranties contained in the Original Credit Agreement, the First Restated Credit Agreement, the Second Restated Credit Agreement, the Existing Credit Agreement, this Agreement and the other Basic Agreements shall survive the execution and delivery of this Agreement and such other Basic Agreements, as the case may be, and the termination hereof and thereof. The Borrower may from time to time propose in writing to the Agent and Lenders modifications or supplements to the disclosures contained herein or the disclosure schedules attached to this Agreement in order to maintain the accuracy thereof; provided, however, that any modifications or supplements to the disclosures contained in this Agreement or the disclosure schedules attached to this Agreement and provided by the Borrower after the Restatement Date shall not be deemed a part of this Agreement until accepted in writing by the Required Lenders, provided that a Lender shall be deemed to have accepted any such proposed modification or supplement if such Lender fails to give written notice of the rejection thereof within 30 days after receipt from the Borrower of such proposed modification or supplement expressly requesting acceptance thereof under this Section 4.23.

Section 4.25	Y2K Problem.  The Borrower has
reviewed its operations and those of its Subsidiaries with a view to assessing whether its businesses, or the businesses of any of its Subsidiaries, will be vulnerable to a Y2K Problem or will be vulnerable in any material respect to the effects of a Y2K Problem suffered by any of the Borrower's or any of its Subsidiaries' major customers or suppliers. The Borrower represents and warrants that it has a reasonable basis to believe that no Y2K Problem with respect to the Borrower or any of its Subsidiaries will cause a Material Adverse Effect.

	ARTICLE V

	COVENANTS

Section 5.1	Affirmative Covenants of the
Borrower. The Borrower covenants and agrees that for so long as this Agreement is in effect and until the Obligations and all other obligations incurred hereunder or under any other Loan Document, whether or not matured, are paid in full and all Commitments have terminated, the Borrower will, unless first having procured the written consent of the Required
Lenders:

5.1.1	Financial Data.  Furnish to the Agent and
each Lender:

(a)	Within five (5) Business Days after an
Executive Officer of the Borrower shall have obtained knowledge of the occurrence of an Event of Default and/or an Unmatured Event of Default, the written statement of the chief executive officer, chief operating officer, chief financial officer or treasurer of the Borrower setting forth the details of each such Event of Default or Unmatured Event of Default which has occurred and is continuing and the action which the Borrower proposes to take with respect thereto.

 (b)	 Within forty-five (45) days (or in the case
of the financial statements referenced in Sections
5.1.1(b)(ii), sixty (60) days) after the end of each Fiscal Quarter (except the last Fiscal Quarter) of each
Fiscal Year of the Borrower, (i) unaudited financial statements consisting of a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and a consolidated statement of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for such quarter and for the portion of the fiscal year through such quarter, all in reasonable detail and certified (subject to normal year-end audit adjustments) on behalf of the Borrower by the chief executive officer, chief financial officer, chief accounting officer or treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistently applied, (ii) unaudited financial statements consisting of a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and a consolidated statement of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for such quarter and for the portion of the fiscal year through such quarter, all in reasonable detail and certified (subject to normal year-end audit adjustments) on behalf of the Borrower by the chief executive officer, chief operating officer, chief financial officer, chief accounting officer or treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistently applied (except that in such statements S-CC shall be accounted for utilizing the equity method) and
(iii) a schedule setting forth the computation of Excess
Cash Flow for the Fiscal Quarter then ended (an "Excess
Cash Flow Schedule"). The financial statements delivered pursuant to Section 5.1.1(b)(i) shall be accompanied by a certificate from such officer addressed to the Lenders substantially in the form of Exhibit 5.1.1, to the extent applicable, stating that no Event of Default and no Unmatured Event of Default has come to his attention which was continuing at the end of such quarter or on the date of his certificate, or if such an Event of Default or Unmatured Event of Default has come to his attention and was continuing at the end of such quarter or on the date of his certificate, indicating the nature of such Event of Default or Unmatured Event of Default and the action which the Borrower proposes to take with respect thereto. Such certificate shall also detail the amount of any Discretionary Funds originating during such Fiscal
Quarter, any utilization of Discretionary Funds during such Fiscal Quarter, the amount of the Discretionary
Funds Basket and the Dividend Basket as of the end of such Fiscal Quarter, the amount of any Debt Basket
Proceeds and Excess Excluded Sales Proceeds remaining in the Discretionary Funds Basket after any utilization thereof and any utilization of the Dividend Basket for Investments, Acquisitions or Capital Expenditures during such Fiscal Quarter and shall set forth detailed computations as to the Borrower's compliance with the covenants set forth in Sections 5.2.1 (with respect to clause (o) of the definition of Permitted Liens), 5.2.2, 5.2.3, 5.2.5, 5.2.7, 5.2.9, 5.2.11, 5.2.12, 5.2.15, 5.3.1
and 5.3.2. To the extent that the accounting principles utilized in the preparation of any financial statements delivered by the Borrower pursuant to Section 5.1.1(b) or
(c) are at variance with the Agreement Accounting
Principles (other than accounting for S-CC utilizing the equity method for purposes of the financial statements delivered pursuant to Sections 5.1.1(b)(ii) and 5.1.1(c)(ii)), such financial statements shall be accompanied by a statement detailing the nature of such variance. In addition to the consolidated financial statements delivered pursuant to Section 5.1.1 (b)(i), the Borrower will provide, as soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter (except the last Fiscal Quarter) of each
Fiscal Year of Stone-Canada, unaudited financial statements consisting of a balance sheet and statement of stockholders' equity of Stone-Canada as at the end of such quarter and a statement of income and cash flows of Stone-Canada for such quarter and for the portion of the fiscal year through such quarter, all in reasonable detail and certified (subject to normal year-end audit adjustments) on behalf of Stone-Canada by the chief executive officer, chief operating officer, chief financial officer or treasurer of Stone-Canada as having been prepared in accordance with generally accepted accounting principles consistently applied.

 (c)	Within ninety (90) days after the end of each
Fiscal Year of the Borrower, (i) financial statements consisting of a consolidated balance sheet and statement of stockholders' equity of the Borrower and its Subsidiaries as at the end of such fiscal year and a consolidated statement of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, certified without qualification as to scope of audit by independent public accountants of recognized national standing and reputation selected by the Borrower, (ii) unaudited financial statements, consisting of a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and a consolidated statement of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and certified on behalf of the Borrower by the chief executive officer, chief financial officer, chief accounting officer or treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistently applied (except that in such statements S-CC shall be accounted for utilizing the equity method) and (iii) an Excess Cash Flow Schedule setting forth the computation of Excess Cash Flow for the last Fiscal Quarter in the Fiscal Year then ended. The financial statements delivered pursuant to Section
5.1.1(c)(i) shall be accompanied by a certificate from the chief executive officer, chief operating officer, chief financial officer, chief accounting officer or treasurer of the Borrower to the Lenders substantially in the form of Exhibit 5.1.1, to the extent applicable, (y) stating that no Event of Default and no Unmatured Event of Default has come to his attention which was continuing at the end of such fiscal year or on the date of his certificate, or, if such an Event of Default or Unmatured
Event of Default has come to his attention which was so continuing, the certificate shall indicate the nature of such Event of Default or Unmatured Event of Default and the action which the Borrower proposes to take with respect thereto and (z) setting forth computations as to the Borrower's compliance for the preceding fiscal year with the covenants set forth in Sections 5.2.1 (with respect to clause (o) of the definition of Permitted
Liens), 5.2.2, 5.2.3, 5.2.5, 5.2.7, 5.2.9, 5.2.11,
5.2.12, 5.2.15, 5.3.1 and 5.3.2.  Such certificate shall
also detail the amount of any Discretionary Funds originating during the final Fiscal Quarter of the preceding Fiscal Year, any utilization of Discretionary
Funds during such Fiscal Quarter, the amount of the Discretionary Funds Basket and the Dividend Basket as of the end of such Fiscal Quarter, the amount of any Debt
Basket Proceeds and Excess Excluded Sale Proceeds remaining in the Discretionary Funds Basket after any utilization thereof and any utilization of the Dividend
Basket for Investments, Acquisitions or Capital
Expenditures during such Fiscal Quarter. In addition to the consolidated financial statements delivered pursuant to Section 5.1.1(c)(i), the Borrower will provide, as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Stone-Canada, audited financial statements (to the extent available, and, if unavailable, then unaudited financial statements) consisting of a balance sheet and statement of stockholders' equity of Stone-Canada as at the end of such fiscal year and a statement of income and cash flows of Stone-Canada for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, certified (i) in the case of audited financial statements, without qualification as to scope of audit by independent public accountants of recognized national standing and reputation elected by Stone-Canada; and (ii) in the case of unaudited financials, by the chief executive officer, chief operating officer, chief financial officer or treasurer of Stone-Canada as having been prepared in accordance with generally accepted accounting principles consistently applied.

 (d)	Within ninety (90) days after the end of each
fiscal year of the Borrower, projections for the Borrower and its Subsidiaries (except for S-CC, which shall be accounted for utilizing the equity method) for the next five Fiscal Years (on a quarter-by-quarter basis for the next succeeding fiscal year and on a year-by-year basis for the duration of such five year period), except with respect to the first projections to be delivered in 1995, which shall be for the next six Fiscal Years, consisting of forecasted consolidated balance sheets, statements of income and statements of cash flow, together with appropriate supporting details and a statement of underlying assumptions, all in substantially the form of
Exhibit 4.11(c) to the Existing Credit Agreement;
provided, however, that in no event shall the Borrower be required to deliver projections covering any period subsequent to the last day of the calendar year following the year during which the later of (i) the D Tranche Term
Loan Maturity Date is scheduled to occur and (ii) the E
Tranche Term Loan Maturity Date is scheduled to occur.

(e)	Within ninety (90) days after the end of each
Fiscal Year of the Borrower, a year to year variance analysis which sets forth a reasonably detailed reconciliation of the actual consolidated (except for S-
CC, which shall be accounted for utilizing the equity method) financial results of the Borrower for such year and the projections of results for such year previously delivered by the Borrower pursuant to Section 5.1.1(d).

(f)	Promptly upon any Executive Officer of the
Borrower obtaining knowledge thereof, notice of any action, suit, proceeding or investigation pending or threatened against or affecting the Borrower or any Subsidiary of the Borrower or any of its or their respective properties before any court, governmental agency or regulatory authority (Federal, provincial, state or local) which is reasonably likely to have a Material Adverse Effect.

(g)	Promptly upon their distribution, copies of
financial statements, reports, notices and proxy statements sent by the Borrower or any publicly-held
Subsidiary of the Borrower to their respective security holders generally (in their capacity as security holders only) and all regular and periodic reports and final registration statements or other official statements (and all amendments or supplements thereto) required to be filed by the Borrower or any publicly-held Subsidiary of the Borrower with the Securities and Exchange Commission, any competent securities regulatory authority in Canada or with any national securities exchange on which any of its securities are listed with respect to its securities outstanding or to be outstanding and copies of all press releases and other statements made available generally by the Borrower or any publicly-held Subsidiary of the Borrower to the public concerning material developments in the business of the Borrower or any publicly-held
Subsidiary of the Borrower.

(h)	Promptly upon their distribution or receipt,
as applicable, copies of all information delivered to the lenders extending the German Financing and copies of all notices given or received by the Borrower or any of its Subsidiaries with respect to noncompliance with any term or condition related to the German Financing, and, within five (5) Business Days after obtaining knowledge of any potential or actual event of default with respect to the German Financing, the written statement of a Responsible
Officer of the Borrower setting forth the details of each such event of default and the action which the Borrower or any of its Subsidiaries proposes to take with respect thereto.

(i)	Such other information respecting the
properties, business affairs, financial condition and/or operations of the Borrower or any Subsidiary of the Borrower as any Lender through the Agent may from time to time reasonably (with respect to frequency as well as scope) request.

5.1.2	Discharge of Taxes, etc  Pay and cause
each of its Subsidiaries to pay (i) all taxes, assessments and governmental charges or levies imposed upon it or any of them or upon its or any of their income, profits or property prior to the date on which penalties attach thereto, and (ii) all claims for labor, material or supplies which, if unpaid, might become a Lien upon the property of the Borrower or any Subsidiary prior to the time they are overdue and may become a Lien upon any such property, except to the extent that the aggregate of all such taxes, assessments, governmental charges, levies, penalties and claims referred to in (i) and
(ii) above not so paid, does not exceed $25 million at any time outstanding for the Borrower and its Subsidiaries taken as a whole; provided, however, that neither the Borrower nor any Subsidiary of the Borrower shall be required to pay or discharge any such tax, assessment, charge, levy or claim while the same is being contested by it in good faith and by appropriate proceedings and so long as the Borrower or such Subsidiary, as the case may be, shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) reasonably deemed by it to be adequate with respect thereto.

5.1.3	Corporate Existence; Business.

(a)	Except for the Mergers and the Smurfit Merger,
except as otherwise permitted by Section 5.2.8 and except that any Subsidiary may be liquidated, dissolved, wound up, merged or amalgamated (other than Seminole Kraft with respect to any merger, unless, in the case of Seminole Kraft, such merger is permitted by Section 5.2.8) where such liquidation, dissolution, merger, winding-up or amalgamation will not have a Material Adverse Effect, (i) preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights and franchises and (ii) qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation authorized to do business in each other jurisdiction in which the failure to so qualify or remain qualified would have a Material Adverse Effect.

(b)	Maintain and operate, and cause each of its
Subsidiaries to maintain and operate, its business in substantially the manner in which it is currently conducted and operated.

5.1.4	Compliance With Laws.  Comply, and cause
each of its Subsidiaries to comply, with all laws, rules, regulations and governmental orders (foreign, federal, provincial, state and local) having applicability to any of them or to the business or businesses at any time conducted by any of them, where the failure to so comply would have a Material Adverse Effect.

5.1.5	Performance of Basic Agreements.  Duly
and punctually pay and perform its obligations and cause each of its Subsidiaries to pay and perform its obligations under the Basic Agreements in all material respects in accordance with the terms thereof and without breach of the terms of each thereof.

5.1.6	Inspection of Books and Properties.

 (a) Permit, and cause each of its Subsidiaries to permit, any Lender or its respective representatives (including without limitation any accounting and/or financial advisor or other similar professional retained by or on behalf of the Agent pursuant to Section 9.5), at any reasonable time during regular business hours, and from time to time upon reasonable written notice of such Lender to the Borrower, to visit and inspect its and their respective properties, to examine and make copies of and take abstracts from its and their respective records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their respective principal officers and, with the written consent of the Borrower (which consent shall not be required if an Event of Default has occurred and is continuing), their respective independent public accountants, in all cases acting reasonably both as to frequency and as to scope.

(b)	The Agent and each Lender agree that all
materials and information (other than publicly available material and information) obtained by or provided to the Agent or such Lender pursuant to the foregoing provisions of this Section which are identified or designated by the Borrower in writing as confidential and which was not previously in the possession of or known to the recipient thereof on a non-confidential basis shall be held in confidence and that the Agent or such Lender, as the case may be, will use its best efforts not to disclose any such information unless the same has previously been made public, provided that nothing in this Agreement shall prohibit the Agent or such Lender, as the case may be, from, or subject the Agent or such Lender to liability for, disclosing any of such information (i) pursuant to any order, writ, judgment, decree, injunction or ruling of any governmental body (including any bank regulators) to whose jurisdiction the Agent or such Lender may be subject, (ii) pursuant to any applicable requirement of law or regulation,
(iii) to the auditors, attorneys and other advisors of the Agent or such Lender to the extent required in connection with their services to the Agent or such Lender with respect to this Agreement, (iv) to the extent necessary in the enforcement of rights hereunder or under the Basic Agreements during the continuance of an Unmatured Event of Default or Event of Default, (v) to actual or prospective Assignees or participants as permitted by Section 9.12(g) or to any Lender hereunder.

5.1.7	Maintenance of Books and Records.  Keep,
or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, proper books of record and account, in which complete and accurate entries are made reflecting its and their business and financial transactions.

5.1.8	ERISA.

 (a) Other than with respect to Stone-Canada and its Subsidiaries (except to the extent that a Plan of Stone-Canada or any Subsidiary of Stone-Canada is subject to ERISA),
(i) within ten (10) days, after it or any of its Subsidiaries or any ERISA Affiliate knows that a Reportable Event has occurred with respect to any Plan or Multiemployer Plan (whether or not the requirement for notice of such Reportable Event has been waived by the PBGC), deliver, or cause such Subsidiary or any ERISA Affiliate to deliver to the Agent in sufficient quantity for distribution to each Lender a certificate of a Responsible Officer of the Borrower or such Subsidiary or any ERISA Affiliate, as the case may be, setting forth the details of such Reportable Event; provided, however, that with respect to any Reportable Event described in ERISA
Section 4043(b)(3) this clause (i) shall not apply if the PBGC has waived the requirement that notice of the Reportable Event be given to the PBGC and if this clause (i) shall apply to any Reportable Event described in ERISA Section 4043(b)(3) then the ten (10)-day period of time referred to above shall be extended to thirty days; (ii) upon the request of the Agent or any Lender made from time to time and promptly confirmed in writing, deliver to the Agent in sufficient quantity for distribution to each Lender a copy of the most recent available actuarial report and annual report completed with respect to any Plan; (iii) within ten (10) days, after it or any of its Subsidiaries or any ERISA Affiliate knows that any of the following have occurred with respect to any Plan: (A) any such Plan has been terminated, (B) the Plan Sponsor initiates any action to terminate any such Plan, or (C) the PBGC has instituted or will institute proceedings under
Section 4042 of ERISA to terminate any such Plan, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to the Agent and each Lender a written notice thereof; (iv) within ten (10) days, after it or any of its Subsidiaries or any ERISA Affiliate knows that any of them has caused a complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any Multiemployer Plan or a withdrawal from a Plan in which any such entity was a substantial employer within the meaning of
Section 4001(a)(2) of ERISA (or a deemed withdrawal within the meaning of Section 4062(e) of ERISA with respect to an Underfunded Plan) deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to the Agent in sufficient quantity for distribution to each Lender a written notice thereof; and (v) within ten (10) days after it or any of its Subsidiaries or any ERISA Affiliate knows that a prohibited transaction (within the meaning of Section 406 of ERISA) with respect to any Employee Benefit Plan has occurred and knows such transaction will result in a material liability to such entity under Section 4975 of the Code or otherwise, if such transaction is not corrected, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to the Agent in sufficient quantity for distribution to each Lender a certificate of an Executive Officer of the Borrower or such Subsidiary or ERISA Affiliate, as the case may be, setting forth the details of such prohibited transaction and such entity's proposed response thereto. For purposes of this Section, the Borrower, any of its Subsidiaries and any ERISA Affiliate shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which such entity is the Plan Sponsor; provided, however, that with respect to any Multiemployer Plan, the Borrower, any of its Subsidiaries and any ERISA Affiliate shall not be deemed to have any knowledge other than the actual knowledge of their respective officers.

(b)	With respect to Stone-Canada and its
Subsidiaries, except for Europa Carton, A.G., within ten (10) days after the Borrower or any of its Subsidiaries knows that Stone-Canada or any of its Subsidiaries has unfunded liabilities which exceed the liabilities set forth on
Schedule 4.15 to the Existing Credit Agreement arising out of any pension plan to which Stone-Canada or any of its Subsidiaries is a party or by which either is bound, deliver to the Agent in sufficient quantity for distribution to each Lender a certificate of a Responsible Officer of the Borrower or such Subsidiary disclosing such unfunded liabilities.

5.1.9	Insurance.  Maintain, and cause each of
its Subsidiaries to maintain, such insurance, to such extent and against such hazards and liabilities, as is customarily maintained by Persons similarly situated to the extent that such insurance is available at commercially reasonable rates, and furnish to the Agent in sufficient quantity for distribution to each Lender, upon written request, information as to the insurance carried by the Borrower or any Subsidiary of the Borrower. The provisions of this Section 5.1.9 shall be deemed to be supplemental to, but not duplicative of, the provisions of any of the other Loan Documents that require the maintenance of insurance with respect to the Collateral and Mortgaged Property.

5.1.10	Maintenance of Properties.  Except as to
equipment no longer used or useful to the business of the Borrower and its Subsidiaries, keep and maintain all material properties, equipment and other assets (and shall cause its Subsidiaries to keep and maintain their respective material properties, equipment and other assets) in good repair, working order and condition (ordinary wear and tear excepted) and shall make all necessary replacements thereof and renewals and repairs thereto so that the value thereof and the operating efficiency of the Borrower and its Subsidiaries shall at all times be maintained and preserved in a manner consistent with past practices of the Borrowers' and its Subsidiaries' business. With respect to all items of leased equipment, the Borrower shall, and shall cause its Subsidiaries to, keep, maintain, repair, replace and operate such leased properties, equipment and other assets in accordance with the terms of the applicable lease, in either case, to the extent failure to do so would result in a Material Adverse Effect.

5.1.11	Use of Proceeds.  (i) Use the proceeds of
the Term Loan, Revolving Loans, Letters of Credit and Swing Line Loans (A) to provide all or a portion of the funds necessary to repay in full all of the indebtedness outstanding under the U.S. Credit Agreement on the Closing Date, (B) to make loans and/or capital contributions on the Closing Date to Stone-Canada, which will, on the Closing Date, repay all of the indebtedness outstanding under the Canadian Credit Agreements, (C) to repay in whole or in part the indebtedness outstanding under the Stone Savannah Credit Agreement and to fund the Stone Savannah Transactions, (D) in the case of Letters of Credit, for general corporate purposes and (E) for ongoing working capital and general corporate purposes; (ii) use the proceeds of the Additional Term Loan to (A) voluntarily repurchase, prepay, redeem or otherwise extinguish Indebtedness of the Borrower consisting of (1) all or any portion of the 8-7/8% Notes (including the payment of principal and interest thereon), (2) all or any portion of the 12-1/8% Subordinated Debentures (including the payment of principal and interest thereon) and/or (3) Senior Indebtedness (including the payment of principal, premium, whether or not stated, if any, and interest thereon), (B) pay certain fees and expenses incurred in connection with the execution and delivery of the First Restated Credit Agreement and/or (C) repay outstanding Revolving Loans under the Original Credit Agreement; (iii) use the proceeds of the D Tranche Term Loan from time to time to, directly or indirectly, (A) repurchase, repay, redeem or otherwise extinguish any senior or subordinated Indebtedness for Money Borrowed of the Borrower (other than the Obligations) (it being understood that, to the extent of such proceeds, any such repurchase, repayment, redemption or other extinguishment occurring on or after the Second Restatement Date shall be deemed made directly or indirectly out of such proceeds, with the Borrower having no duty or obligation to escrow or segregate such proceeds until such time as they are directly or indirectly applied), (B) pay certain fees and expenses incurred in connection with the execution and delivery of the Second Restated Credit Agreement and/or (C) repay outstanding Revolving Loans under the First Restated Credit Agreement; (iv) use the proceeds of the Supplemental Revolving Loans for ongoing working capital and general corporate purposes; (v) use the proceeds of the E Tranche Term Loan (A) to repay outstanding Revolving Loans and Supplemental Revolving Loans under the Existing Credit Agreement, (B) to pay certain fees and expenses incurred in connection with the execution and delivery of the Existing Credit Agreement and (C) after the outstanding Revolving Loans and Supplemental Revolving Loans under the Existing Credit Agreement have been repaid in full, to prepay, repurchase, redeem or otherwise extinguish any Indebtedness for Money Borrowed of the Borrower constituting Senior Indebtedness and/or for general corporate purposes; and (vi) not use any part of the proceeds of any Loan or Letter of Credit hereunder for any purpose other than as set forth in this Section, including without limitation, to purchase or carry any Margin Stock or to extend credit to others for such purpose in violation of Regulation G, U or X of the Board.

5.1.12	[Intentionally Omitted.

5.1.13	Redemption of Senior Subordinated Notes
and Stone Savannah Stock.  On or prior to December 30, 1994,
(i) cause the amounts deposited with the trustee under the Stone Savannah Senior Subordinated Note Indenture on the Closing Date to be used to redeem in full all of the Stone Savannah Senior Subordinated Notes at par (plus stated premium), together with accrued and unpaid interest thereon,
(ii) redeem in full or otherwise purchase, (A) all of the outstanding Stone Savannah Preferred Stock at par (plus stated premium), together with accrued and unpaid dividends thereon, and (B) all of the issued and outstanding Stone Savannah Common Stock not owned by the Borrower and (iii) cause Stone Savannah to merge into the Borrower or make other arrangements satisfactory to the Required Lenders with respect to the Collateral and Mortgaged Property owned by Stone Savannah.
The redemptions and purchases described in (i) and (ii) of this Section 5.1.13 are collectively referred to as the "Stone Savannah Transactions".

5.1.14	Environmental Notification.

(a) Notify the Agent, in writing, promptly, and in any event within twenty (20) days after a Responsible
Officer learns thereof, of any: (A) written notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person in an amount in excess of $5,000,000 as a result of the Release or threatened Release of any Contaminant into the environment; (B) written notice that the Borrower or any of its Subsidiaries is subject to investigation by any governmental authority evaluating whether any Remedial
Action involving potential claims or costs to the Borrower or its Subsidiaries in excess of $5,000,000 is needed to respond to any material Release or threatened
Release of any Contaminant into the environment; or
(C) notice of violation to the Borrower or any of its Subsidiaries of conditions which result in a notice of violation of any Environmental Laws or Environmental
Permits, which could reasonably be expected to have a Material Adverse Effect.

(b)	Upon written request by the Agent, the
Borrower shall promptly submit to the Agent and the Lenders a report providing an update of the status of each environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to clause (i) above and any other environmental, health and safety compliance obligation, remedial obligation or liability that could reasonably be expected to have a Material Adverse Effect.

5.1.15	Environmental Compliance.  The Borrower
shall, and shall cause each of its Subsidiaries, in the exercise of its reasonable business judgment, to take prompt and appropriate action to respond to any material non-compliance with Environmental Laws or Environmental Permits or to any unpermitted Release or threatened Release of a Contaminant, and shall regularly report to the Agent on such response. Without limiting the generality of the foregoing, whenever the Agent or any Lender has a reasonable basis to believe that the Borrower is not in material compliance with all Environmental Laws or Environmental Permits or that any property of the Borrower or its Subsidiaries, or any property to which Contaminants generated by Borrower or its Subsidiaries have come to be located ("Offsite Property") has or may become contaminated or subject to an order or decree such that any such non-compliance, contamination or order or decree could reasonably be expected to have a Material Adverse Effect then the Borrower agrees to, at the Agent's request and the Borrower's expense: (a) cause a qualified environmental engineer reasonably acceptable to the Agent to assess the site where the alleged or actual noncompliance contamination has occurred and prepare and deliver to the Agent, the Lenders and the Borrower a report reasonably acceptable to Agent setting forth the results of such assessments, a proposed plan and schedule for responding to any environmental problems described therein, and an estimate of the costs thereof; and
(b) provide the Agent, the Lenders and the Borrower a supple-mental report of such engineer whenever the scope of the environmental problems or the Borrower's response thereto or the estimated costs thereof, shall change in any material respect; or, as an alternative to subparagraphs (a) and (b) above, the Borrower, upon the Agent's or any Lender's request, shall allow the Agent or such Lender, as the case may be, or an agent or representative of the Agent or such Lender, to enter onto the property to conduct any desired environmental audits and tests at the Borrower's expense. The Agent and the Lenders hereby covenant and agree that any reports, records, notices, estimates or other information they receive in connection with this subsection shall be kept strictly confidential, and shall not be disclosed to or used by any Person (other than the Agent's or any Lender's authorized representatives for the purpose of reviewing or enforcing the Agent's or such Lender's rights hereunder or as permitted by
Section 9.12(g), which persons shall also be bound by this sentence) unless and only to the extent that disclosure is required pursuant to any Environmental Laws, Environmental Permits, or order of a court of competent jurisdiction, in which case the Agent or such Lender, as the case may be, shall promptly notify the Borrower in writing of such requirement and the nature and extent of the required disclosure.

5.1.16	Additional Subsidiary Guarantees.  Upon
the request of the Agent, the Borrower shall cause any domestic Subsidiary (other than StoneSub) from time to time having assets with a fair market value in excess of $25 million to execute a Subsidiary Guarantee; provided, however, that in the event the Borrower acquires, directly or indirectly, a domestic Subsidiary in an Acquisition after the Closing Date, such Subsidiary shall not be required to execute a Subsidiary Guarantee so long as (i) all of the funds used by the Borrower, directly or indirectly, to acquire such Subsidiary were Discretionary Funds and (ii) neither the Borrower nor any other Subsidiary shall make any loans or advances to, or any Investments in (other than the initial Investment therein), such Subsidiary, or assume, guarantee or endorse or otherwise become directly or contingently liable in respect of, any obligation of such Subsidiary until a Subsidiary Guarantee is so delivered.

5.1.17	Delayed Collateral

(a)	The parties acknowledge that as a result of
delays associated with title and survey matters, third party consent requirements and other matters (i) with respect to certain converting plants it has been impractical to consummate on the Closing Date the mortgaging of the interests of the Borrower or a Subsidiary, as applicable, in the Mortgaged Property (the "Delayed Properties") marked with an asterisk on Schedule 1.1(c), and (ii) with respect to certain of the Mortgaged Properties that were mortgaged on the Closing Date, certain title, survey, local counsel opinions and other documents ("Ancillary Documents") may not be available on the Closing Date.


(b)	As soon as practicable, but in any event on or
prior to February 17, 1995, the Borrower shall, or, as applicable, shall cause its applicable Subsidiaries to, execute and deliver, or cause to be delivered, to the Agent
(i) Mortgages with respect to the Delayed Properties together with all fixed assets and inventory located at such facilities and including such environmental information and studies, leases, title reports, title insurance (with all requirements for the issuance thereof having been satisfied), lien searches, opinions of counsel, evidence of recordation and payment of applicable taxes as the Agent may reasonably request and (ii) such Ancillary Documents as the Agent may reasonably request. The Borrower shall also take or cause to be taken all actions reasonably requested by the Agent in order to perfect or protect the Liens of the Mortgages with respect to the Delayed Properties. Without limiting the foregoing, the Borrower shall use its best non-financial efforts to secure such landlord consents, waivers and similar documents as the Agent may reasonably request in connection with leasehold mortgages and related mortgages or pledges of the Delayed Properties.

(c) To the extent that the Agent shall, in its sole discretion, determine that in light of environmental, legal or other considerations it would be adverse to the interests of the Lenders or impractical to accept as collateral one or more of the Delayed Properties, it may in writing release the Borrower from its obligations to pledge any of such Delayed Properties, provided that the Borrower shall provide, or cause to be provided, such alternative collateral of reasonably comparable value as may be acceptable to the Agent. Such additional collateral shall be granted pursuant to such documentation and within such time period as may be satisfactory to the Agent.

(d)	To the extent that the Borrower or an
applicable Subsidiary is contractually prohibited from granting a leasehold mortgage or mortgage on any Delayed Property which is leased or subject to an industrial revenue bond financing and the Borrower has complied with the last sentence of Section 5.1.17(b), the Borrower shall be released from its obligation to grant a leasehold mortgage or mortgage thereupon but shall not be released from its obligation to pledge the fixed assets or inventory located at such Delayed Property unless the Borrower or its applicable Subsidiary is contractually prohibited from doing so in the relevant lease.

5.1.18	Merger of Stone Southwest  The Borrower
shall cause Stone Southwest to be merged with and into the Borrower promptly after the earlier of (i) at such time as when such merger would no longer cause a violation or breach of the terms and conditions of the Stone Southwest Indenture or any other material agreement or indenture to which Stone Southwest is a party and (ii) such time as all Indebtedness issued under the Stone Southwest Indenture and such other agreements and indentures has been paid in full and such merger is no longer restricted thereby.

5.1.19	Additional Collateral.  As soon as
practicable, but in any event on or prior to January 30, 1997, the Borrower shall execute and deliver, or cause to be delivered, to the Agent a Mortgage and a Security Agreement (or an amendment to the existing Security Agreement) with respect to the Borrower's paper mill located in Jacksonville, Florida and all fixed assets, inventory and other tangible personal property located at such facility, together with such surveys, environmental information and studies, title reports, title insurance (with all requirements for the insurance thereof having been satisfied), financing statements, lien searches, opinions of counsel, evidence of recordation and payment of applicable recording and other taxes as the Agent may reasonably request, and all in form and substance reasonably satisfactory to the Agent. The Borrower shall also take or cause to be taken all actions reasonably requested by the Agent in order to perfect or protect the Lien of the Mortgage and Security Agreement with respect to such properties and assets.

5.1.20	Stone Snowflake Sale Proceeds.
Substantially simultaneously with the consummation of the Stone Snowflake Sale Transaction, cause Stone Snowflake to declare and pay to the Borrower an extraordinary dividend in an amount not less than the amount of proceeds received by Stone Snowflake in the Stone Snowflake Sale Transaction which would have constituted Material Sale Proceeds but for the Borrower's election to treat such proceeds as Excluded Sale Proceeds under the Excluded Sales Proceeds Basket pursuant to the terms of the Fifth Amendment (such amount being the "Snowflake Collateral Amount"). The Borrower shall cause
(i) the amount of proceeds received by the Borrower for the sale of all of the capital stock of Apache Railway Corporation which would have constituted Material Sale Proceeds but for the Borrower's election to treat such proceeds as Excluded Sale Proceeds under the Excluded Sales Proceeds Basket pursuant to the terms of the Fifth Amendment (such amount being the "Apache Collateral Amount") and (ii) the Snowflake Collateral Amount to be paid for the Borrower's account directly into the cash collateral account established pursuant to the Stone Snowflake Cash Collateral Agreement. Prior to consummating the Stone Snowflake Sale Transaction, the Borrower shall execute and deliver to the Agent the Stone Snowflake Cash Collateral Agreement, together with such financing statements, legal opinions and other certificates and documents as the Agent may reasonably request, all in form and substance satisfactory to the Agent. The Borrower shall also take or cause to be taken all actions reasonably requested by the Agent in order to perfect or protect the Lien of the Stone Snowflake Cash Collateral Agreement with respect to such cash Collateral. The Borrower acknowledges and agrees that, pursuant to Section 6 of the Stone Snowflake Pledge Agreement, the Snowflake Collateral Amount constitutes, and shall be held as, Collateral as required under the terms of the Stone Snowflake Pledge Agreement and pursuant to the terms and conditions of the Stone Snowflake Cash Collateral Agreement.

5.1.21	Y2K Problem.  The Borrower shall take all
commercially reasonable actions necessary and commit adequate resources to assure that its computer-based and other systems (and those of all Subsidiaries) are able to effectively process dates, including dates before, on and after January 1, 2000, without experiencing any Y2K Problem that could cause a Material Adverse Effect.

5.1.22	Maintenance of Corporate Separateness.
Satisfy, and cause each of its Subsidiaries to satisfy, customary corporate formalities, including the maintenance of corporate records. Neither the Borrower nor any Subsidiary of the Borrower shall make any payment to a creditor of SSCC or any of its Subsidiaries (other than the Borrower and its Subsidiaries) in respect of any liability of SSCC or any of its Subsidiaries (other than the Borrower and its Subsidiaries), and no bank account of SSCC or any of its Subsidiaries (other than the Borrower and its Subsidiaries) shall be commingled with any bank account of the Borrower or any Subsidiary of the Borrower. Any financial statements distributed to any creditors of SSCC or any of its Subsidiaries shall, to the extent permitted under GAAP, clearly establish the corporate separateness of SSCC and its Subsidiaries (other than the Borrower and its Subsidiaries) from the Borrower and each of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is reasonably likely to result in the corporate existence of SSCC or its Subsidiaries (other than the Borrower and its Subsidiaries), on the one hand, and of the Borrower or any Subsidiary of the Borrower, on the other hand, being ignored, or in the assets and liabilities of the Borrower or any Subsidiary of the Borrower being substantively consolidated with those of SSCC or any of its Subsidiaries (other than the Borrower and its Subsidiaries) in a bankruptcy, reorganization or other insolvency proceeding.

Section 5.2	Negative Covenants of the Borrower.
 The Borrower covenants and agrees that for so long as this Agreement is in effect and until the Obligations and all other obligations incurred hereunder, whether or not matured, are paid in full and all Commitments have terminated, without the prior written consent of the Required Lenders, the Borrower will not nor will it permit any Subsidiary of the Borrower to:

5.2.1	Liens.  Except for Permitted Liens,
create, incur, assume or permit to exist any Lien on any of its or any of its Subsidiaries' existing or future properties, assets (including stock of any Subsidiaries), income or rights in any thereof whether now owned or hereafter acquired.

5.2.2	Indebtedness for Money Borrowed.  Create,
incur, assume or suffer to exist any Indebtedness for Money
Borrowed except for:

(a)	the Obligations under the Loan Documents;

(b)	Indebtedness for Money Borrowed as shown on
Schedule 5.2.2(b)  hereto;

(c)	Indebtedness for Money Borrowed incurred by
Europa Carton A.G., Stone Container GmbH, Ston Forestal,
S.A., Stone Container de Mexico S.A. de C.V., Cartomills,
S.A., Societe Emballages des Cevennes, S.A., Stone
Container Australia Pty. Ltd and Stone Container Japan
Co., Ltd. or any Subsidiary thereof, or any foreign
Subsidiary created or acquired after the Second
Restatement Date (other than a Subsidiary created or existing under United States or Canadian laws, or any State, Province or other subdivision thereof), in each case which is not guaranteed by (except as permitted by Section 5.2.3(i)) and is non-recourse to the Borrower or any other Subsidiary of the Borrower (it being understood and agreed that the German Financing Intercompany Note shall not be deemed to make the Indebtedness incurred in the German Financing recourse to the obligor thereof for purposes of this Section 5.2.2(c));

 (d)	intercompany loans and advances (i) made in
the ordinary course of business to the Borrower or Wholly-Owned Subsidiaries of the Borrower and, in the case of non-Wholly-Owned Subsidiaries, Indebtedness arising out of Investments permitted by Section 5.2.7;
(ii) evidenced by the German Financing Intercompany Note;
or (iii) made to StoneSub in an aggregate principal amount at any time outstanding not in excess (together with any unreimbursed capital contributions made pursuant to Section 5.2.7(h)) of (A) the amounts contemplated from time to time by the terms of the respective Receivables
Financings and (B) those amounts, up to an aggregate at any one time outstanding of $5 million for each $100 million (on a pro-rated basis) of Receivables Financings which have been established and are in existence at such time, which may be advanced to StoneSub in order to cure or remedy, or otherwise avoid the commencement of, liquidation, termination or similar events in connection with the Receivables Financings; provided, however, that
(1) all such intercompany loans and advances owing to or in favor of the Borrower from Stone-Canada are evidenced by an intercompany promissory note in the form of Exhibit
5.2.2(d) hereto (or such other form, in form and substance satisfactory to the Agent), which notes are delivered to the Agent and pledged by the Borrower to the Agent as Collateral pursuant to a Pledge Agreement, (2) except as otherwise expressly permitted under this Agreement, this clause (d) shall not be deemed to permit intercompany Indebtedness for Money Borrowed made to SVCPI (other than pursuant to contractual agreements permitted by this Agreement and as in effect on the date hereof) or to S-CC or any of S-CC's Subsidiaries other than Indebtedness for Money Borrowed made between S-CC and its Subsidiaries or between Subsidiaries of S-CC, and
(3) this clause (d) shall not be deemed to permit intercompany Indebtedness for Money Borrowed made to Stone Container GmbH or any of its Subsidiaries except for (x) Indebtedness for Money Borrowed made between Stone Container GmbH and its Subsidiaries or between Subsidiaries of Stone Container GmbH and (y) Indebtedness for Money Borrowed evidenced by the German Financing
Intercompany Note;

(e)	the Indebtedness for Money Borrowed of any
Person at the time such Person becomes a Subsidiary, or is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower, so long as such Indebtedness for Money Borrowed was not created in anticipation of or as a result of such Person becoming a Subsidiary of the Borrower or of such merger or consolidation;

(f)	refinancings of Indebtedness for Money
Borrowed due to remarketing provisions, to provisions relating to computing a variable rate of interest or to provisions providing for the fixing of interest rates on theretofore variable rate obligations as provided for in the instruments pursuant to which such Indebtedness for Money Borrowed was issued as in effect on the Restatement
Date or assumed pursuant to Section 5.2.2(e), provided that the principal amount of such Indebtedness for Money
Borrowed is not increased thereby except to the extent necessary to finance the fees and costs of such refinancing;

 (g)	Indebtedness for Money Borrowed all the net
proceeds of which are used promptly (but in no event more than five Business Days) after the date of the incurrence of such Indebtedness for Money Borrowed to effect the prepayments as set forth in Sections 3.4 and 3.6 so long as: (i) with respect to any such Indebtedness for Money
Borrowed in an aggregate principal amount not to exceed
$300,000,000, (A) such Indebtedness for Money Borrowed is not secured by any Lien (other than Permitted Liens described in clause (h) of the definition of Permitted
Liens), (B) such Indebtedness has an average life which is at least equal to one year greater than the remaining average life of the Term Loan but is less than one year greater than the remaining average life of the Additional
Term Loan, D Tranche Term Loan and the E Tranche Term
Loan, and (C) such Indebtedness has a maturity which is at least one year after the latest date (taking into account the application of all previous prepayments) on which any regularly scheduled principal installment is at the time due to be paid on the Term Loan but is less than one year after the latest date (taking into account the application of all previous prepayments) on which any regularly scheduled principal installment is at the time due to be paid on the Additional Term Loan, D Tranche
Term Loan and the E Tranche Term Loan; and (ii) with respect to any such Indebtedness for Money Borrowed
(other than any such Indebtedness for Money Borrowed referred to in clause (i) above), (A) such Indebtedness for Money Borrowed is not secured by any Lien (other than Permitted Liens described in clause (h) of the definition of Permitted Liens), (B) such Indebtedness has an average life which is at least equal to one year greater than the remaining average life of the Additional Term Loan, D Tranche Term Loan and the E Tranche Term Loan and (C) such Indebtedness has a maturity which is at least one year after the latest date (taking into account the application of all previous prepayments) on which any regularly scheduled principal installment is at the time due to be paid on the Additional Term Loan, D Tranche
Term Loan and the E Tranche Term Loan;

(h)	Indebtedness for Money Borrowed (i) in respect
of tax-exempt financings or (ii) all of the net proceeds of which are used to effect a prepayment or defeasance of any IRB identified on Schedule 5.2.2(h) hereto (A) in the event that amendments to the Code are enacted which would require that the Borrower prepay or defease such IRB, (B) which is put to the Borrower pursuant to presently existing contractual arrangements identified on Schedule
5.2.2 hereto and which the Borrower is not able to resell at a market interest rate without effecting a "reissuance" thereof for tax purposes, or (C) which is being refinanced on terms requiring repayment of such Indebtedness for Money Borrowed at times no earlier than and in amounts no greater (except to the extent necessary to finance the fees and costs of such refinancing) than required by the present amortization schedule for the IRB being refinanced and subject to covenants, defaults and other terms which are not materially more restrictive upon or disadvantageous to the obligor than the existing terms;

(i)	Indebtedness for Money Borrowed consisting of
Financing Lease Obligations; provided, however, that the amount of such obligations incurred after the Restatement
Date and payable prior to the Additional Term Loan
Maturity Date, D Tranche Term Loan Maturity Date or the
E Tranche Term Loan Maturity Date shall not exceed $100 million;

(j)	Indebtedness for Money Borrowed constituting
guarantees by the Borrower or any Subsidiary permitted by
Section 5.2.3;

(k)	Indebtedness for Money Borrowed of the
Borrower or a Subsidiary of the Borrower, as the case may be, issued, incurred or assumed in respect of the purchase price of property which is not secured by any Lien other than a Lien referred to in clause (b) of the definition of Permitted Liens; provided, however, that not more than $125 million in aggregate principal amount of such Indebtedness for Money Borrowed shall mature prior to the Additional Term Loan Maturity Date, D
Tranche Term Loan Maturity Date or the E Tranche Term
Loan Maturity Date;

(l)	Subordinated Debt;

(m)	Indebtedness for Money Borrowed consisting of
an unsecured line of credit not exceeding at any time outstanding $50 million in aggregate principal amount by Stone-Canada or any Subsidiary of Stone-Canada (other than S-CC);

(n)	Indebtedness for Money Borrowed as defined in
clause (vi) of the definition of such term contained in the Definitional Appendix;


(o)	Indebtedness for Money Borrowed incurred in
respect of (i) foreign exchange, interest rate swap, interest rate cap insurance, hedging agreements or similar arrangements entered into in the ordinary course of business by the Borrower in connection with the Obligations with a notional amount of such agreements not exceeding the aggregate principal amount of the Obligations, (ii) foreign exchange or currency swap agreements or similar arrangements entered into in the ordinary course of business by the Borrower or any Subsidiary to protect the Borrower or any Subsidiary against fluctuations in currency values and (iii) one or more unsecured interest rate swap or similar hedging arrangements entered into in the ordinary course of business by the Borrower pursuant to which the fixed interest rate payment obligations up to $500 million aggregate principal amount of Indebtedness for Money
Borrowed at any time outstanding would be converted to floating interest rate payment obligations;

 (p)	Indebtedness for Money Borrowed of the
Borrower as permitted by the penultimate sentence of
Section 5.2.13; and Indebtedness for Money Borrowed by
StoneSub from the Issuer pursuant to Receivables
Financings which in the aggregate shall not permit
StoneSub to incur Indebtedness for Money Borrowed in excess of, subject to the third proviso of the penultimate sentence of Section 5.2.13, $500 million at any one time outstanding (and in the event that the Accounts Receivable Financing Program includes Canadian dollar Receivables of Subsidiaries organized under Canadian laws, without giving effect to increases in such amount after the date of the incurrence of such Indebtedness for Money Borrowed, or portion thereof, solely as the result of subsequent fluctuations in the exchange rate between U.S. and Canadian dollars);
provided, however, that if (i) the Borrower either
(A) acquires any Subsidiaries not in existence as of the Closing Date (other than through the formation of Subsidiaries in the ordinary course of business to conduct existing lines of business) or (B) enters into any lines of business in which it is not engaged as of the Closing Date and (ii) the Borrower and/or StoneSub engages in a Receivables Financing or financing permitted by the penultimate sentence of Section 5.2.13, in each case with respect to the Receivables of the Subsidiary so acquired or the line of business so acquired (each such financing, solely to the extent relating to such new
Subsidiary or new line of business, a "New Receivables
Financing") then, in such event, the initial proceeds to the Borrower or StoneSub (as applicable) of such New
Receivables Financing, net of the amount of any initial
 deposit to, the applicable cash collateral spread account and of the fees and expenses of the Borrower or StoneSub incurred in establishing such New Receivables
Financing and net of any amounts required to refinance then existing New Receivables Financings, shall be used
(following remittance to the Borrower or the Participating Subsidiary, as applicable, for the purchase of Receivables therefrom) to make a mandatory prepayment as required by Section 3.4(b) in the order required by
Section 3.6(b) and (ii) in the case of any New
Receivables Financing structured as a borrowing by StoneSub (or deemed to be a borrowing pursuant to the terms hereof), StoneSub shall borrow (A) on the initial date of any New Receivables Financing, the maximum borrowings then available to it (based on the initial amount of Receivables transferred) under such New
Receivables Financing (except that such initial maximum borrowings may be reduced by no more than $2 million for each New Receivables Financing for reasons of administrative practicality) and (B) after such initial date, in the reasonable business judgment of StoneSub, the maximum borrowings practicable under such New
Receivables Financings which have been established and are continuing. For purposes of this Agreement, (i) in the event that the terms of any New Receivables Financing are amended to increase the potential borrowings or sales thereunder, the initial borrowing or sale by StoneSub under such amended program shall be deemed to constitute a borrowing or sale under an additional New Receivables
Financing to the extent of such increase, provided that this clause (i) shall not apply in the event that the increase in the potential borrowings or sales under such New Receivables Financing is being made solely to finance additional purchases of Receivables from then existing business lines of Participating Subsidiaries whose Receivables with respect to such business line or lines have grown or are expected to grow as the result of price increases, greater sales or similar changes in general business lines, (ii) in the event that any sale or purported sale of Receivables to StoneSub by the Borrower or any Participating Subsidiary is required to be recharacterized as a loan, the resulting obligations of the Borrower or such Participating Subsidiary shall not be deemed to be Indebtedness for Money Borrowed and (iii) any Receivables Financing structured as a sale of Receivables by StoneSub to the Issuer shall, for all purposes of this Agreement, and regardless of the treatment thereof by the Borrower on its financial statements, be deemed to be an incurrence by StoneSub of Indebtedness for Money Borrowed in respect of the financing of the Receivables involved and not as a sale of such Receivables by StoneSub;

(q)	Indebtedness for Money Borrowed constituting
refinancings of Indebtedness for Money Borrowed identified on Schedule 5.2.2(b) hereto or in Section
5.2.2(v) so long as the proceeds of such newly issued
Indebtedness for Money Borrowed are used promptly (but in no event more than five Business Days, or such longer period of time (not to exceed ninety (90) days) provided such proceeds are held pursuant to escrow arrangements satisfactory to the Agent) after the incurrence of such Indebtedness for Money Borrowed to consummate such refinancing; provided, however, that no such refinancing shall shorten the final maturity or average loan life of the refinanced Indebtedness, increase the collateral, if any, securing any such refinanced Indebtedness (provided that any collateral securing such refinanced Indebtedness may be substituted with other property or assets so long as the fair market value thereof does not exceed the fair market value of the collateral being substituted at the time of such substitution), be on terms which, taken as a whole, are materially more adverse to the obligor or modify in any way adverse to the Lenders any subordination provisions applicable to such Indebtedness and, to the extent the refinanced Indebtedness is non-recourse to the Borrower and its other Subsidiaries and is not otherwise permitted to be recourse Indebtedness, such Indebtedness shall be non-recourse to the Borrower and its other Subsidiaries;

(r)	Indebtedness for Money Borrowed the net
proceeds of which are used to pay annual premiums for property and casualty insurance policies maintained by the Borrower or its Subsidiaries and other prepaid amounts in respect of goods or services purchased by the Borrower or its Subsidiaries in the ordinary course of business, which Indebtedness at no time exceeds $40 million in aggregate outstanding principal amount, is unsecured (except for Liens described in clause (n) of the definition of Permitted Liens) and is incurred on terms and pursuant to documentation satisfactory to the Agent;

 (s)	from and after the date on which the Borrower
has repaid all outstanding Revolving Loan Obligations, Supplemental Revolving Loan Obligations and Swing Line
Obligations, has terminated the Swing Line Commitment, all Revolving Loan Commitments and all Supplemental
Revolving Loan Commitments, and there exists no L/C
Obligations, Indebtedness for Money Borrowed under a replacement revolving credit facility in an aggregate principal amount not to exceed $450 million, all of the proceeds of which (net of issuance costs) are used for general corporate purposes (including without limitation repayment of Revolving Loans, Supplemental Revolving
Loans and Swing Line Loans), provided that such Indebtedness for Money Borrowed shall be on terms not materially more adverse to the Borrower than those existing hereunder;

(t)	secured or unsecured Indebtedness for Money
Borrowed in an aggregate principal amount not to exceed
$400 million for general corporate purposes; provided, however, that (i) if such Indebtedness for Money Borrowed constitutes Senior Indebtedness, the terms and conditions of such Indebtedness and the documentation relating thereto shall be substantially similar to, or shall be not materially more burdensome or restrictive with respect to the Borrower and its Subsidiaries or the Agent and the Lenders than, the terms and conditions of, and the documentation relating to, the Borrower's
Indebtedness for Money Borrowed issued pursuant to the Senior Indentures, and such Senior Indebtedness shall bear a market rate of interest for comparable instruments at the time of issue or sale and shall have no scheduled amortization payments or otherwise mature on or prior to October 1, 2003, (ii) if such Indebtedness for Money
Borrowed does not constitute Senior Indebtedness, the terms and conditions of such Indebtedness and the documentation relating thereto shall be substantially similar to the terms and conditions of, and the documentation relating to, the Borrower's Subordinated
Debt issued pursuant to the Senior Subordinated Note
Indenture, and such Subordinated Debt shall bear a market rate of interest for comparable instruments at the time of issue or sale and shall have no scheduled amortization payments or otherwise mature on or prior to October 1, 2003, (iii) to the extent such Indebtedness for Money
Borrowed is secured, such Liens are permitted by clause
(o) of the definition of Permitted Liens and the Indebtedness secured thereby shall not be less than 66% of the value of the collateral securing such Indebtedness as of the date which such Indebtedness is incurred, as such value is evidenced by appraisals or other information delivered to the Agent by the Borrower, and
(iv) in no event shall any Subsidiary incur Indebtedness pursuant to this subsection that is recourse to the Borrower or any other Subsidiary if such Indebtedness refinances Indebtedness that is non-recourse to the Borrower and its other Subsidiaries and is not otherwise permitted to be recourse to the Borrower and its other
Subsidiaries; and provided further, that until such time as the Borrower has fully complied with provisions set forth in the first proviso to Section 5.2.10(e), neither the Borrower nor any of its Subsidiaries will incur any further Indebtedness under this Section 5.2.2(t) from and after March 26, 1998 except for the sole purpose of repaying the Excess Revolver Amount, if any, as provided in Section 5.2.10(e); and provided further, that if the aggregate principal amount of Indebtedness which the Borrower proposes to incur under this Section 5.2.2(t) in order to repay the Excess Revolver Amount exceeds the aggregate principal amount which the Borrower and its Subsidiaries are permitted to incur under this Section
5.2.2(t) (after giving effect to all prior incurrences of Indebtedness hereunder), then the aggregate principal amount of Indebtedness permitted to be incurred under this Section 5.2.2(t) shall be increased in an amount necessary such that the principal amount of such Indebtedness proposed to be incurred under this Section
5.2.2(t) will be equal to the Excess Revolver Amount;


(u)	Indebtedness for Money Borrowed of S-CC and
Subsidiaries of S-CC to the extent permitted by the S-CC
Debt Documents. Any such Indebtedness for Money Borrowed shall be non-recourse to the Borrower or any of its other
Subsidiaries (except S-CC and its Subsidiaries);

(v)	Indebtedness for Money Borrowed incurred
pursuant to the Senior Notes and the First Mortgage
Notes;

(w)	unsecured Indebtedness for Money Borrowed the
proceeds of which shall be used to repay Revolving Loans and which shall be in an aggregate principal amount which does not exceed the lesser of (i) the aggregate cash consideration paid by or on behalf of the Borrower to repurchase or prepay the 8-7/8% Notes plus the aggregate cash consideration which the Borrower notifies the Agent prior to the issuance of such Indebtedness for Money
Borrowed that it intends (although not obligated) to pay to repurchase or prepay the remaining outstanding 8-7/8%
Notes, in each case, as permitted by Section
5.2.10(a)(xiv), and (ii) $50 million; provided, however, that (A) if such unsecured Indebtedness for Money
Borrowed shall constitute Senior Indebtedness, then the terms and conditions of such Indebtedness for Money
Borrowed, and the documentation relating thereto, shall be substantially similar to the terms and conditions of, and the documentation relating to, the Borrower's Senior
Indebtedness issued pursuant to the Indenture dated
November 1, 1991 between the Borrower and The Bank of New
York, as trustee, or the Indenture dated October 12, 1994 between the Borrower and The Bank of New York, as trustee, and such Senior Indebtedness shall bear a market rate of interest for comparable instruments at the time of issue or sale and shall have no scheduled amortization payments on or prior to October 1, 2003, and (B) if such Indebtedness for Money Borrowed does not constitute
Senior Indebtedness, then the terms and conditions of such Indebtedness for Money Borrowed, and the documentation relating thereto, shall be substantially similar to the terms and conditions of, and the documentation relating to, the Borrower's Subordinated
Debt issued pursuant to the Indenture dated March 15, 1992 between the Borrower and The Bank of New York, as trustee, and such Indebtedness shall bear a market rate of interest for comparable instruments at the time of issue or sale and shall have no scheduled amortization payments on or prior to October 1, 2003;

 (x)	secured Indebtedness for Money Borrowed in an
aggregate principal amount not to exceed $100 million and all the net proceeds of which may be used (i) for general corporate purposes permitted hereunder and/or (ii) to prepay, repurchase, redeem or otherwise extinguish any scheduled installment or stated maturity of any other
Indebtedness for Money Borrowed of the Borrower which, pursuant to the contractual terms thereof, is scheduled for repayment or maturity on or before May 1, 1999;
provided, however, that (A) the terms and conditions of such Indebtedness for Money Borrowed and the documentation relating thereto shall be substantially similar to, or shall be not materially more burdensome or restrictive with respect to the Borrower and its Subsidiaries or the Agent and the Lenders than, the terms and conditions of, and the documentation relating to, the Borrower's Indebtedness for Money Borrowed issued pursuant to the Specified Senior Indentures (and other terms and conditions which are normal and customary for real estate securitizations and satisfactory to the Agent), and such Indebtedness for Money Borrowed shall bear a market rate of interest for comparable instruments at the time of issue or sale and which has scheduled amortization payments in an aggregate principal amount not exceeding $20 million on or prior to October 1, 2003,
(B) such Indebtedness for Money Borrowed is secured by mortgages on one or more box converting facilities owned by the Borrower, which mortgages secure only the real property and not any personal property (including machinery and equipment) located at such facilities, provided such Liens are permitted by clause (o) of the definition of Permitted Liens and the value of the collateral shall not exceed 200% of the Indebtedness secured thereby as of the date such Indebtedness is incurred, as such value is evidenced by appraisals or other documentation satisfactory to the Agent, (C) the documentation relating to such Indebtedness for Money
Borrowed shall be in form and substance satisfactory to the Agent and (D) the Borrower and the Persons issuing or extending such Indebtedness for Money Borrowed shall have executed and delivered to the Agent such intercreditor agreements as the Agent may request, in form and substance satisfactory to the Agent;

(y)	Intentionally Omitted; and

(z)	Indebtedness for Money Borrowed issued or
incurred in connection with an Abitibi Sale/Monetization the proceeds of which are used in accordance with Section
3.4(d) and 5.2.12(v); provided, however, that (A) such Indebtedness shall bear a market rate of interest for comparable instruments at the time of issue or sale, (B) such Indebtedness for Money Borrowed shall constitute
Indebtedness which qualifies as Subordinated Capital Base
(as such term is utilized and defined in the Specified
Senior Indentures), and the terms and conditions of such Indebtedness for Money Borrowed, and the documentation relating thereto (other than terms and conditions providing for the creation of a trust and related Lien permitted by clause (t) of the definition of Permitted
Liens and exchange or conversion provisions relating to the exchange or conversion of such Indebtedness for Money
Borrowed for or into Abitibi Shares), shall be substantially similar to, or shall be not materially more burdensome or restrictive with respect to the Borrower and its Subsidiaries or the Agent and the Lenders than, the terms and conditions of, and the documentation relating to, the Borrower's Subordinated Debt issued pursuant to the Indenture dated March 15, 1992 between the Borrower and The Bank of New York, as trustee, and
(C) such Indebtedness for Money Borrowed shall only be subject to a Lien permitted by clause (t) of the definition of Permitted Liens.

Any Indebtedness for Money Borrowed used in the calculation of any threshold amount specified in any clause of this Section
5.2.2 shall not be used to calculate the threshold amounts specified in another of such clauses.

5.2.3	Guarantees.  Assume, guarantee or
endorse, or otherwise become directly or contingently liable in respect of, any obligation of any Person, except, without duplication:

 (a)	subject to Section 5.3.2, the Borrower may
assume, guarantee or endorse, or otherwise become directly or contingently liable in respect of, any obligation of any Person, provided that notwithstanding the foregoing the Borrower shall not be permitted to assume, guarantee or otherwise take any of the foregoing actions with respect to any Indebtedness for Money
Borrowed incurred by S-CC, Seminole Kraft (except as permitted by Sections 5.2.8(g) and 5.2.10(a)(xiii)), StoneSub, SVCPI or any Subsidiary of any of such entities except as set forth on Schedule 5.2.3 hereto;

 		(b)	by way of endorsement of negotiable instruments
for deposit or collection and similar transactions;

(c)	guarantees identified on Schedule 5.2.3
hereto;

(d)	guarantees by any Subsidiary of the Borrower
of Indebtedness for Money Borrowed constituting Financing
Lease Obligations of any of its Subsidiaries (other than S-CC, SVCPI, or any of their respective Subsidiaries) permitted by Section 5.2.2;

(e)	guarantees by a Subsidiary of the Borrower
(other than S-CC or any of its Subsidiaries) in the ordinary course of business of such Subsidiary of Indebtedness of any Person not exceeding in principal amount $75 million in the aggregate for the Subsidiaries of the Borrower taken as a whole (excluding S-CC and any of its Subsidiaries) at any time outstanding;

(f)	as contemplated by Section 10.01 of the
Leveraged Lease;

(g)	guarantees by a Subsidiary of the Borrower in
effect at the time of its becoming a Subsidiary of the Borrower and not created in contemplation thereof;

(h)	to the extent not otherwise permitted by this
Section, guarantees by and other contingent liabilities of S-CC and Subsidiaries of S-CC to the extent permitted by the S-CC Debt Documents; and

(i)	guarantees by the Borrower or any Subsidiary
of the Borrower of Indebtedness of any Person not exceeding $10 million in aggregate principal amount at any time.

5.2.4	Affiliate Transactions.  Enter into or
engage in any material transaction or contract (other than (i) agreements existing on the Closing Date and identified on
Schedule 5.2.4 hereto, (ii) transactions or contracts with affiliates permitted by Section 5.2.3, 5.2.7, 5.2.8 or 5.2.9,
(iii) the German Financing Intercompany Note and the German Financing Subsidiary Transfer, (iv) agreements between S-CC and any of its Subsidiaries or between Subsidiaries of S-CC, and (v) transactions contemplated by the Transaction Documents) with any Affiliate other than Wholly-Owned Subsidiaries of the Borrower (except for the Restricted Subsidiaries of the Borrower), on a basis less favorable to the Borrower or such Subsidiary of the Borrower than those that could be obtained at the time in a comparable good faith arms length transaction with an unrelated third party. Except as specified on Schedule 5.2.4 or as otherwise specifically permitted under this Agreement, the Borrower shall not permit any contract identified on Schedule 5.2.4 to be directly or indirectly amended or extended without the prior consent of the Required Lenders; provided, however, that any such contract may be amended without the prior consent of the Required Lenders if the applicable amendment is not materially adverse to the Borrower or its applicable Subsidiary and if a copy of the amendment is delivered to the Agent within five Business Days after its execution.

5.2.5	Dividends.  Declare or pay any dividend
or distribution, or purchase or redeem any shares of any class of capital stock of the Borrower or any Subsidiary of the Borrower, or make any other payment or distribution on or in respect of any class of capital stock of the Borrower or any of its Subsidiaries, or set aside any amounts for any such purposes, except that:

(a)	any Subsidiary may pay dividends or make
distributions (including, without limitation, distributions in the form of the redemption or purchase for cancellation of shares or in connection with the reduction of capital) to the Borrower or to any Wholly-
Owned Subsidiary of the Borrower; provided, however, that in no event shall Stone-Canada pay dividends or make distributions in the form of the redemption or purchase for cancellation of shares or in connection with the reduction of capital) with respect to any shares of its capital stock other than (i) shares of capital stock that are owned of record by the Borrower or Stone Finance and
(ii) shares of capital stock issued in connection with an Abitibi Sale/Monetization;

 (b)	the Borrower may pay cash dividends, make
distributions on its capital stock or make purchases or redemptions of its capital stock to the extent that the aggregate amount of all such dividends, distributions, purchases and redemptions from October 1, 1994 to the date of the proposed dividend, distribution, purchase or redemption (after giving effect to such proposed dividend, distribution, purchase or redemption) would not exceed the sum of (A) an amount equal to (1) 75% of the Consolidated Net Income of the Borrower for the period from October 1, 1994 to the date of payment of such proposed dividend, distribution, purchase or redemption minus (2) 100% of the Consolidated Net Loss of the Borrower for the period from October 1, 1994 to the date of payment of such proposed dividend, distribution, purchase or redemption plus (B) 100% of the cash proceeds
(net of the pro rata fees, costs and expenses of sale and underwriting discounts and commissions) of sales of common stock and Permitted Preferred Stock of the Borrower from the Closing Date to the date of payment of such proposed dividend, distribution, purchase or redemption minus (C) the sum of the amount of Investments made pursuant to Section 5.2.7(g), and Capital
Expenditures made pursuant to subsection (ii) of the penultimate sentence of Section 5.2.11 plus (D) the principal amount of all Subordinated Debt which is converted into equity securities of the Borrower in accordance with the terms of the instruments pursuant to which such Subordinated Debt was issued, as in effect on June 30, 1995, exclusive of the principal amount of any 8-7/8% Notes converted to equity securities of the Borrower in connection with the transactions permitted by
Section 5.2.10(a)(xiv); provided, however, that without respect to the foregoing limitations, the Borrower shall be permitted to pay cash dividends and to make distributions with respect to its Permitted Preferred
Stock outstanding as of the date hereof (but not with respect to its common stock or subsequently issued preferred stock) to the extent such dividends or distributions are at the time permitted by the terms of the Borrower's Indenture to the Bank of New York, as trustee, dated as of March 15, 1992 as in effect on the Restatement Date; and provided further, that if all of the conditions to the declaration of a dividend or distribution set out in this subsection are satisfied at the time such dividend or distribution is declared, then, subject to the proviso which follows Section 5.2.5(h), such dividend or distribution may be paid or made within forty-five (45) days after such declaration even if the payment of such dividend, the making of such distribution or the declaration thereof would not have been permitted under this Section 5.2.5(b) at any time after such declaration; and provided further, that solely for purposes of computing Consolidated Net Income and Consolidated Net Loss pursuant to clause (A) of this
Section 5.2.5(b), there shall be excluded from the computation thereof (x) fees and other charges or write-offs incurred or accrued (including, without limitation, the write-off of previously unamortized debt issuance costs related to the Debt Refinancing) in respect of Indebtedness incurred or repaid in connection with the consummation of this Agreement, the Related Transactions and the Stone Savannah Transactions and (y) to the extent not otherwise excluded from the computation thereof, any non-cash loss recognized by the Borrower in respect of the repurchase, prepayment, conversion, redemption or other extinguishment of the 8-7/8% Notes pursuant to
Section 5.2.10(a)(xiv);

(c)	the Borrower may distribute shares of its
common stock to holders of the same or another class of its common stock as a stock dividend or in connection with a stock split;

(d)	the Borrower may distribute rights to purchase
for cash Permitted Preferred Stock or common stock to the holders of its capital stock;

(e)	the Borrower may exchange shares of its common
stock or Permitted Preferred Stock for any outstanding shares of its capital stock other than preferred stock which is not Permitted Preferred Stock;

(f)	the Borrower may acquire the capital stock of
Stone Savannah as contemplated by Section 5.1.13;

(g)	the Borrower or any Subsidiary of the Borrower
may make any Investment permitted by Section 5.2.7; and

(h)	S-CC and its Subsidiaries may pay dividends or
may make distributions on their respective capital stock or purchase or redeem any shares of any capital stock of S-CC or its Subsidiaries, in each case to the extent not prohibited by the terms of the S-CC Debt Documents;

provided, however, that in the case of clause (b) above no Event of Default or Unmatured Event of Default shall have occurred and be continuing before or after giving effect to any such proposed dividend.

5.2.6	Negative Debt Covenants.  Except for (i)
instruments evidencing Indebtedness for Money Borrowed set out in Schedule 5.2.2(b) hereto, (ii) instruments set out in
Schedule 4.3 to the Original Credit Agreement or Schedule 3.4, 5.2.2(h) or 5.2.4 hereto, in either case as in effect on the Closing Date, (iii) agreements to which StoneSub is or becomes a party pursuant to the Accounts Receivable Financing Program,
(iv) the S-CC Debt Documents and other agreements to which S-CC or any Subsidiary of S-CC is a party, (v) documentation governing the German Financing or (vi) in the case of any Person becoming a Subsidiary after the Closing Date, agreements in existence at the time it becomes a Subsidiary to the extent they were not entered into in anticipation of such Person becoming a Subsidiary, directly or indirectly, voluntarily create or otherwise voluntarily cause or suffer to exist or become effective any encumbrance or restriction (other than encumbrances or restrictions existing on the Closing Date and referenced on Schedule 3.4 and any encumbrances or restrictions contained in any Indebtedness which refinances any Indebtedness referenced on Schedule 3.4 provided that the terms thereof are no more onerous to the Borrower or any Subsidiary than those existing on the Closing
Date) on the ability of any Subsidiary of the Borrower to:
(A) pay dividends or make any other distributions on its capital stock; (B) make loans or advances to the Borrower; or
(C) repay loans or advances from the Borrower. In addition, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, voluntarily create or otherwise voluntarily cause or suffer to exist or become effective any encumbrance or restriction upon its ability to encumber any of its property to secure the Obligations or any Subsidiary Guarantee or to guaranty the Obligations and encumber its property to secure such guaranty except for (1) encumbrances or restrictions set forth on Schedule 5.2.6 hereto, (2) encumbrances or restrictions upon StoneSub created in connection with the Accounts Receivable Financing Program,
(3) in the case of any Person becoming a Subsidiary after the Closing Date, encumbrances or restrictions existing at the time it becomes a Subsidiary to the extent they were not created in anticipation of such Person becoming a Subsidiary,
(4) Permitted Liens (provided that the reference to Permitted Liens in this clause (4) shall not permit any contractual or voluntary restriction upon the ability of the Borrower or any Subsidiary to (x) encumber any of its property to secure the Obligations or any Subsidiary Guarantee or (y) guaranty the Obligations and encumber its property to secure such guaranty, it being understood and agreed that any such restriction may only be incurred under clause (1), (2), (3), (5) or (6) of this sentence), (5) encumbrances or restrictions arising pursuant to the documentation governing the German Financing or the documentation governing the Indebtedness incurred pursuant to Section 5.2.2.(x), or (6) encumbrances or restrictions on S-CC or Subsidiaries of S-CC to the extent not prohibited by the S-CC Debt Documents.

5.2.7	Investments.  Have or make any Investment
in any Subsidiary or other Affiliate or any other Person except for:

(a)	existing Investments and commitments to make
Investments set forth on Schedule 5.2.7 hereto and existing Investments and Investments to be made in the future pursuant to the existing commitments or contracts of the Borrower and its Subsidiaries set forth on
Schedule 5.2.7-A hereto, but in no event in excess of the amounts specified on such Schedule 5.2.7-A;

(b)	Permitted Investments;

 (c)	Investments in Wholly-Owned Subsidiaries of
the Borrower other than (i) Investments in StoneSub, (ii)
Investments in S-CC or any of S-CC's Subsidiaries (except as specifically permitted by clause (j) of this Section),
(iii) Investments in Stone Container GmbH or any of Stone
Container GmbH's Subsidiaries (except for Investments in
Stone Container GmbH described on Schedule 5.2.7 hereto and Investments by Stone Container GmbH in its Subsidiaries) and (iv) additional Investments in SVCPI made after the date, if any, on which such Person has become a Wholly-Owned Subsidiary of the Borrower;

(d)	in Fiscal Year 1994 and each Fiscal Year
thereafter, Investments (other than Investments in Stone
Container GmbH or any of its Subsidiaries) in an amount equal to 15% of Capital Expenditures permitted in such year by Section 5.2.11 (excluding Capital Expenditures permitted by the final two sentences thereof but including Capital Expenditure amounts carried over from year to year so long as the Borrower had positive
Consolidated Net Income in the Fiscal Year in which such carryover amount originates); provided, however, that the amount of such Investments shall be reduced by the amount of any Investments made by the Borrower or its Subsidiaries during Fiscal Year 1994 and thereafter and identified on Schedule 5.2.7-A (other than the Belgium
Cartomills Investment) and shall also be reduced by the amount of any Acquisitions pursuant to Section
5.2.9(e)(i).

(e)	Investments by the Borrower in Persons as
permitted by Section 5.2.9;

(f)	loans or advances of a type included in the
definition of Investments and made by the Borrower or any Subsidiary of the Borrower in the ordinary course of the Borrower's or such Subsidiary's business; provided, however, that no such loans or advances shall be made to Stone Container GmbH or any of its Subsidiaries other than (A) such loans and advances made between Stone
Container GmbH and its Subsidiaries or between Subsidiaries of Stone Container GmbH and (B) cancellation of the German Financing Intercompany Note as contemplated in clause (vii) of Section 5.2.12;

(g)	Investments (including Investments in S-CC and
SVCPI but excluding Investments in Stone Container GmbH and its Subsidiaries) in amounts not exceeding the amount of the Dividend Basket immediately prior to the making of such Investment;

(h)	Investments in StoneSub not in excess
(together with outstanding Indebtedness for Money
Borrowed under Section 5.2.2(d)(iii)) of (i) the amounts contemplated from time to time by the terms of the respective Receivables Financings and (ii) those amounts, up to an aggregate at any one time outstanding, of $5 million for each $100 million (on a pro-rated basis) of Receivables Financings which have been established and are in existence at such time, which may be advanced to StoneSub in order to cure or remedy, or otherwise avoid the commencement of, liquidation, termination or similar events in connection with the Receivables Financings;

(i) Investments made by the Borrower or any Subsidiary of the Borrower in respect of debt or equity securities to the extent received in a transaction permitted by Section 5.2.8(b) or 5.2.12;

(j)	Investments by S-CC in its Subsidiaries and
other Investments by S-CC and its Subsidiaries to the extent not prohibited by the S-CC Debt Documents;

 (k) Investments by Europa Carton, A.G. or Stone
Container GmbH out of the proceeds of Indebtedness incurred by Europa Carton, A.G. or Stone Container GmbH, respectively, pursuant to Section 5.2.2(c);

(l)	additional Investments (other than Investments
in Stone Container GmbH, S-CC, SVCPI or any of their respective Subsidiaries) out of Discretionary Funds
(other than any Discretionary Funds resulting from any Debt Basket Proceeds or any Excess Excluded Sales
Proceeds) in an amount not to exceed the Discretionary
Funds Basket made at a time when no Event of Default or Unmatured Event of Default shall have occurred and be continuing;

(m)	Investments in Stone Savannah on the Closing
Date as contemplated by Sections 5.1.13 and 6.1(l);

(n)	Investments consisting of securities or notes
received in settlement of accounts receivable incurred in the ordinary course of business from a customer which the Borrower has reasonably determined is unable to make cash payments in accordance with the terms of such account receivable;

(o)	additional Investments in amounts and pursuant
to the terms and conditions set forth on Schedule 1.1(b) hereto;

(p)	an additional Investment in Seminole Kraft in
an amount not to exceed $1,250,000 for the purpose of acquiring the remaining 1% of outstanding capital stock of Seminole Kraft that was not previously owned by the Borrower; and

(q)	the Borrower may contribute all of its retail
bag division assets (except for real estate owned by the Borrower), including, without limitation, inventory, equipment, customer lists, licenses and intellectual property, but excluding trade accounts receivable which have been sold by the Borrower to StoneSub, and assign its liabilities and assign (or sublease) real estate leases and equipment leases, which assets, liabilities and leases, immediately prior to such contribution, are utilized by the Borrower in its retail bag division, and which assets do not exceed $55 million in aggregate book value, to a newly formed limited liability company (the
"Retail Bag Joint Venture") in exchange for an initial
65% equity ownership interest in the Retail Bag Joint
Venture (it being understood that the initial contribution of assets and liabilities may occur contemporaneously or may occur over a period of time).

Except as specifically provided in the foregoing clauses (d) (with respect to SVCPI only), (g) and (j) neither the Borrower nor any Subsidiary shall be permitted to make additional Investments in Stone Container GmbH, Seminole Kraft, S-CC, SVCPI or any of their respective Subsidiaries (other than (A) pursuant to contractual agreements permitted by this Agreement and as in effect on the date hereof and set forth on Schedule 5.2.7-A and (B) Investments in Seminole Kraft, the proceeds of which are promptly used to prepay Indebtedness for Money Borrowed pursuant to Section 5.2.10(a)(xiii)).

5.2.8	Mergers.  Merge into or consolidate or
amalgamate with any Person except that:

(a)	any Wholly-Owned Subsidiary of the Borrower
(except for StoneSub and any Restricted Subsidiary) may merge, consolidate or amalgamate with or into the Borrower or another Wholly-Owned Subsidiary of the Borrower (except for StoneSub and any Restricted
Subsidiary) and any corporation that is a StoneSub may merge or consolidate with any other corporation that is a StoneSub; provided, however, that StoneSub may merge with and into the Borrower in order to consummate a refinancing of the Receivables Financings existing on the Closing Date so long as (i) the Borrower immediately contributes and transfers all or a substantial portion of the assets of StoneSub into a newly formed StoneSub in connection with such refinancing and (ii) all Indebtedness of the StoneSub which has been merged with and into the Borrower is immediately repaid in full with the proceeds of such refinancing;

(b)	any Subsidiary of the Borrower may merge with
a third party in a transaction for which the Borrower or one of its Wholly-Owned Subsidiaries receives less than $50 million in aggregate consideration or in a transaction in which the Borrower or one of its Wholly-
Owned Subsidiaries receives $50 million or more in aggregate consideration and receives (i) at least 70% of such consideration for such merger in cash or cash equivalents and readily marketable securities, (ii) non-cash consideration for such merger consisting of debt obligations of the purchaser and (iii) if any consideration to be received consists of a note or other debt obligation, such note or debt obligation shall be either (A) a note which is not by its terms or the terms of any related instrument subordinate to any other indebtedness or (B) a note or debt obligation secured by a first priority security interest in the assets of the Subsidiary of the Borrower so merged subject only to the Permitted Liens described in subsections (c) and (f) of the definition of Permitted Liens;

(c)	any Wholly-Owned Subsidiary of the Borrower
may merge with a third party in a transaction in which the only consideration paid by the Borrower or such Subsidiary of the Borrower is common stock of the Borrower or Permitted Preferred Stock;

(d)	a Wholly-Owned Subsidiary may be liquidated
and its assets distributed to one or more Wholly-Owned
Subsidiaries and/or the Borrower;

(e)	the Borrower may merge or consolidate with any
Person (except for StoneSub, SVCPI and any Restricted
Subsidiaries and Wholly-Owned Subsidiaries that borrow independently on a non-recourse basis) so long as (i) the Borrower is the surviving entity, (ii) the Consolidated
Tangible Net Worth of the Borrower immediately following such merger or consolidation is greater than or equal to the Consolidated Tangible Net Worth of the Borrower immediately prior to such merger or consolidation and
(iii) at the time of such merger or consolidation and immediately thereafter no Event of Default or Unmatured
Event of Default shall have occurred and be continuing;

 (f)	(A) any Wholly-Owned Subsidiary of S-CC may
merge with S-CC or with any other Wholly-Owned Subsidiary of S-CC to the extent not prohibited by the S-CC Debt
Documents and S-CC or any Subsidiary of S-CC may merge with a third party to the extent not prohibited by the S-
CC Debt Documents, and (B) any Wholly-Owned Subsidiary of
Stone Container GmbH may merge with Stone Container GmbH or with any other Wholly-Owned Subsidiary of Stone
Container GmbH;

(g)	Seminole Kraft may merge with and into the
Borrower with the Borrower as the surviving corporation, provided that (i) the Borrower shall have prepaid, defeased or otherwise deposited under an irrevocable trust agreement in form and substance reasonably satisfactory to the Agent, or caused to be prepaid, defeased or so deposited, pursuant to the terms and conditions of Section 5.2.10(a)(xiii), the Indebtedness of Seminole Kraft under (A) the Credit Agreement dated as of March 27, 1991, as amended, among Seminole Kraft,
Citibank, N.A., as agent, and the financial institutions party thereto and (B) Seminole Kraft's 13.50%
Subordinated Notes due October 15, 1996 issued under the
Indenture dated as of October 15, 1986, as supplemented and amended, between Seminole Kraft and Norwest Bank, as successor trustee to Manufacturers Hanover Trust Company,
(ii) Seminole Kraft shall have no Indebtedness for Money
Borrowed outstanding at the time of such merger other than the Indebtedness for Money Borrowed set forth on
Schedule 5.2.8(g) hereto, (iii) on the date of such merger the Borrower shall deliver to the Agent a certificate of a Responsible Officer of the Borrower certifying that both before and after giving effect to the prepayment of such Indebtedness and the consummation of such merger, no Event of Default or Unmatured Event of Default has occurred is continuing and the representations and warranties contained in the Credit
Agreement and the other Loan Documents are true and correct in all material respects at and as of the date thereof as though made on and as of the date thereof
(except to the extent specifically made with regard to a particular date) and (iv) such merger shall occur on or prior to June 30, 1995; and

(h)	the Borrower may consummate the Smurfit Merger
pursuant to the terms and conditions of the Smurfit
Merger Documents.

The Borrower shall cause any equity interest or other non-cash consideration received by the Borrower or any of its Subsidiaries in consideration of any transaction permitted by this Section and involving aggregate consideration of $50 million or more to be pledged by the Borrower or such Subsidiary, as applicable, to the Agent for the benefit of the Lenders pursuant to a Supplemental Pledge Agreement. For purposes of this Section, the use of the terms "merge" and "merger" shall be deemed to include, in the case of Canadian Subsidiaries of the Borrower, the terms "amalgamate" and "amalgamation," respectively.

5.2.9	Purchase of Stock or Assets.  Acquire any assets,
capital stock or debt securities of any Person (an
"Acquisition") except that:

(a)	the Borrower and its Subsidiaries may acquire
assets other than capital stock in the ordinary course of business;

 (b)	the Borrower or any Subsidiary of the Borrower
may purchase assets or capital stock of a Person for a consideration consisting in whole of common stock or Permitted Preferred Stock of the Borrower so long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing after giving effect to such Investment;

(c)	the Borrower or any Subsidiary of the Borrower
may make any Investment permitted by Section 5.2.7 hereof;

(d)	the Borrower may purchase the Facility
pursuant to Section 10.01, 10.04 or 19.09 of the Leveraged Lease;

(e)	the Borrower or any Subsidiary of the Borrower
may make Acquisitions for cash consideration or property, provided that the aggregate cash consideration or property paid by the Borrower and its Subsidiaries for such Acquisition shall not exceed (i) the maximum amount of Investments then permitted pursuant to Section
5.2.7(d) plus (ii) after such maximum amount has been reduced to zero, and so long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, an amount of Discretionary Funds (other than any Discretionary Funds resulting from any Debt Basket
Proceeds or any Excess Excluded Sales Proceeds) not exceeding the Discretionary Funds Basket;

(f)	the Borrower or any Subsidiary may make
Acquisitions for cash consideration or property provided that the cash consideration or property paid by the Borrower and its Subsidiaries for any Acquisition shall not exceed the amount of the Dividend Basket immediately prior to the making of such Acquisition;

(g)	Capital Expenditures permitted by Section
5.2.11 hereof and expenditures of the type described in subsections (i)-(v) of the definition of Capital
Expenditures may be made;

(h)	[Intentionally Omitted];

(i)	the Borrower or any Subsidiary of the Borrower
may acquire assets in connection with the asset exchanges permitted by the first proviso to the first sentence of
Section 5.2.12;

(j)	the Borrower or any Subsidiary of the Borrower
may acquire capital stock or debt securities to the extent permitted by Section 5.2.10;

(k)	StoneSub may purchase or otherwise acquire an
interest in Receivables (with cash or by means of the issuance of Indebtedness for Money Borrowed permitted by
Section 5.2.2(d)(iii)) pursuant to the Accounts
Receivable Financing Program; and

(l)	S-CC may make Acquisitions to the extent not
prohibited by the S-CC Debt Documents.

Any acquisition or purchase counted for purposes of any of Sections 5.2.9(a)-(l) shall not be counted for the purposes of any other such subsection.

5.2.10	Prepayment of Indebtedness; Certain
Amendments.

 (a)	Make any voluntary purchase or prepayment of
or defease any Indebtedness for Money Borrowed or purchase, voluntarily redeem or otherwise voluntarily acquire any preferred or preference stock of the Borrower or any of its Subsidiaries, except (i) the Obligations
(to the extent otherwise permitted hereby); (ii) a prepayment or defeasance of the IRBs as permitted in
Section 5.2.2(h); (iii) [intentionally omitted]; (iv) repayment of the unsecured lines of credit permitted by
Section 5.2.2(m) or of intercompany loans or advances permitted by Section 5.2.2(d) other than the German
Financing Intercompany Note; (v) the redemption or purchase of preferred or preference stock of (A) Stone-
Canada to the extent held of record by the Borrower or
(B) any Wholly-Owned Subsidiaries of Stone-Canada (other than Stone Container GmbH and its Subsidiaries); (vi) refinancings permitted by Section 5.2.2; (vii) a purchase or acquisition permitted under Section 5.2.7; (viii) S-CC or any Subsidiary of S-CC may voluntarily purchase, prepay or defease any of its Indebtedness for Money
Borrowed or any preferred or preference stock of S-CC or any Subsidiary of S-CC; (ix) so long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, the prepayment of any maturity or maturities of debt securities of the Borrower (including the payment of principal, stated premium, if any, and interest thereon) out of Discretionary Funds in an amount not to exceed the Discretionary Funds Basket; (x) the Debt Refinancing and the Stone Savannah Transactions, all of which shall occur on the Closing Date, except as otherwise provided in Section 5.1.13, as a Related
Transaction pursuant to the Transaction Documents; (xi) transactions permitted by Section 5.2.10(b); (xii) prepayments of Indebtedness for Money Borrowed utilizing the proceeds of Indebtedness permitted by Section
5.2.2(t); (xiii) the Borrower may voluntarily prepay, or cause to be prepaid, the Indebtedness of Seminole Kraft consisting of (A) Indebtedness under the Credit Agreement dated as of March 27, 1991, as amended, among Seminole
Kraft, Citibank, N.A., as agent, and the financial institutions party thereto, (B) Seminole Kraft's 13.50%
Subordinated Notes due October 15, 1996 issued under the
Indenture dated as of October 15, 1986, as supplemented and amended, between Seminole Kraft and Norwest Bank, as successor trustee to Manufacturers Hanover Trust Company, and (C) if necessary, up to $8,400,000 of Indebtedness under the 1991 Settlement Agreement dated as of March 26, 1991 entered into by Champion International Corporation and Seminole Kraft, so long as the aggregate amount of all such Indebtedness prepaid does not exceed
$140,000,000, and may use proceeds of the Revolving Loan to prepay any such Indebtedness for Money Borrowed, provided that (1) all existing Liens securing any such Indebtedness for Money Borrowed of Seminole Kraft are promptly released upon the prepayment of such Indebtedness for Money Borrowed and (2) the Borrower shall, promptly upon the prepayment of such Indebtedness for Money Borrowed, cause Seminole Kraft to be merged with and into the Borrower pursuant to the terms and conditions of Section 5.2.8(g); (xiv) the Borrower may use proceeds of Revolving Loans to voluntarily repurchase, prepay, redeem or otherwise extinguish the Indebtedness consisting of (A) all or any portion of the 8-7/8% Notes (including the payment of principal and interest thereon) and (B) all or any portion of the 12-
1/8% Subordinated Debentures at par value (including the payment of principal or par value and interest thereon) and/or any Indebtedness for Money Borrowed of the Borrower constituting Senior Indebtedness (including the payment of principal, premium, whether or not stated, if any, and interest thereon), provided that (1) no Unmatured Event of Default or Event of Default shall have occurred and be continuing at the time of any such repurchase, prepayment, redemption or extinguishment (or, if irrevocable notice must be given to affect a redemption or extinguishment, then at the time of giving such notice) and (2) (i) the aggregate amount of cash consideration paid by or on behalf of the Borrower to repurchase, prepay, redeem or otherwise extinguish
Indebtedness pursuant to this clause (xiv) shall not exceed the lesser of (x) $250,000,000 or (y) the aggregate principal amount or par value of such Indebtedness repurchased, prepaid, redeemed or otherwise extinguished, and (ii) the aggregate amount of cash consideration paid by or on behalf of the Borrower to repurchase, prepay, redeem or otherwise extinguish 12-
1/8% Subordinated Debentures or Senior Indebtedness under clause (B) above shall not exceed (x) $250,000,000 minus
(y) the aggregate cash consideration paid by or on behalf of the Borrower in connection with the repurchase or prepayment of the 8-7/8% Notes pursuant to clause (A) above; (xv) prepayments, repurchases, redemptions and other extinguishments of Indebtedness for Money Borrowed utilizing (A) the proceeds of Indebtedness permitted by clause (ii) of Section 5.2.2.(x), (B) utilizing proceeds from an Abitibi Sale/Monetization in accordance with
Section 5.2.12(v), and (C) utilizing proceeds from the E
Tranche Term Loan in accordance with Section 5.1.11(v);
(xvi) prepayments of the Indebtedness permitted by
Section 5.2.2(x) utilizing proceeds from the sale or other disposition of any Assets constituting collateral which secures such Indebtedness; (xvii) StoneSub may prepay, or otherwise cause a reduction in, Indebtedness for Money Borrowed owing to the Issuer utilizing funds arising from the collection of Receivables; and (xviii) the obligor under the German Financing Intercompany Note may affect the cancellation of such note in full on or prior to March 31, 1998 solely in consideration of the German Financing Subsidiary Transfer. For purposes of this Section 5.2.10(a), a "voluntary purchase or prepayment" of Indebtedness for Money Borrowed shall include, without limitation, the purchase of any Subordinated Debt or any Indebtedness created pursuant to or evidenced by any of the Specified Senior Indentures or any other indenture or agreement in connection with or as a consequence of any "change of control" (or any other similar term) as such term is defined or used in any Subordinated Debt or any indenture relating thereto or any Indebtedness created pursuant to or evidenced by any Specified Senior Indenture or any other indenture or agreement where such "change of control" arises from a transaction approved by the Board of Directors of the Borrower, which purchase shall be prohibited by this
Section 5.2.10(a).

 (b)	Amend, modify, cancel or issue any securities
(except for debt securities which are otherwise permitted by Section 5.2.2) in exchange for any Indebtedness for Money Borrowed or any preferred or preference stock of the Borrower or any of its Subsidiaries, except that (i) the Borrower may issue its common stock or Permitted
Preferred Stock in exchange for Indebtedness for Money
Borrowed; (ii) any Wholly-Owned Subsidiary of Stone-
Canada may issue common, preferred or preference stock to any other Wholly-Owned Subsidiary in exchange for intercompany debt; (iii) subject to the terms of the Pledge Agreements, Stone-Canada may issue common and/or preferred shares of capital stock to the Borrower in exchange for intercompany debt of Stone-Canada to the Borrower or in exchange for preferred shares of capital stock of Stone-Canada held by the Borrower; and (iv) with respect to S-CC or any of its Subsidiaries, to the extent not prohibited by the S-CC Debt Documents; or

(c)	Materially amend, modify or grant any material
waiver (for purposes hereof any amendment, modification or waiver with respect to subordination provisions, increasing the principal amount, increasing the interest rate or shortening maturity shall be deemed material) with respect to any indenture (including, without limitation, the Senior Subordinated Note Indenture), note or other instrument (including, without limitation, the Continental Guaranty) evidencing or creating such Indebtedness for Money Borrowed or preferred stock of the Borrower or any Subsidiary (other than Permitted
Preferred Stock which remains Permitted Preferred Stock after giving effect to any such amendment, modification or waiver) or pursuant to which any such Indebtedness for Money Borrowed or preferred stock was issued, provided that this clause (c) shall not apply to (i) agreements for Indebtedness for Money Borrowed of S-CC or any Subsidiary of S-CC which Indebtedness is nonrecourse to the Borrower or any other Subsidiary of the Borrower
(other than S-CC or any Subsidiary of S-CC, as the case may be), (ii) any amendment, supplement, modification or grant of a waiver with respect to any indenture, note or other instrument evidencing or creating Indebtedness for Money Borrowed of the Borrower or any Subsidiary solely to permit the transactions contemplated by Section
5.2.12(v) which are not adverse to the interests of the Agent and the Lenders, (iii) any amendment, supplement, modification or grant of a waiver with respect to any indenture evidencing or creating Indebtedness for Money
Borrowed of the Borrower or any Subsidiary which is not more burdensome or restrictive with respect to the Borrower and its Subsidiaries, and is not adverse to the interests of the Agent and the Lenders, or (iv) any agreement, document or instrument executed and delivered, or otherwise created, in connection with or pursuant to the German Financing, it being understood and agreed that clause (d) below shall apply in such circumstances.

 (d)	(i) Amend, modify, grant any waiver of or
otherwise change any provision of any agreement, document or instrument executed and delivered, or otherwise created, in connection with or pursuant to the German
Financing or the Indebtedness incurred pursuant to
Section 5.2.2(x), except for any amendment, modification, waiver or other change which does not in any way adversely affect the interests of the Agent and the Lenders (for purposes hereof any such amendment, modification, waiver or other change that would shorten the final scheduled maturity of any loan, increase the rate or shorten the time of payment of interest or fees, increase the principal amount of any loan, increase the amount or shorten the time of payment of any scheduled amortization payment, increase the collateral securing the Indebtedness incurred in connection with the German
Financing or the Indebtedness incurred pursuant to
Section 5.2.2(x) or issue any additional guarantees with respect to the German Financing shall be deemed to adversely affect the interests of the Agent and the Lenders), provided that the Borrower shall promptly notify, in writing, the Agent of any such amendment, modification, waiver or other change and shall deliver together with any such notice a copy of such amendment, modification, waiver or other change; (ii) enter into any new agreement, document or instrument with respect to or in connection with the German Financing or the Indebtedness incurred pursuant to Section 5.2.2(x) subsequent to the initial consummation of the German
Financing or issuance of such Indebtedness, respectively;
or (iii) amend, modify, grant any waiver or otherwise change any provision of the German Financing Intercompany
Note.

 (e)	Make any mandatory offer to purchase, or
redeem or purchase, any Indebtedness created pursuant to or evidenced by any of the Specified Senior Indentures pursuant to a "Deficiency Offer" made in accordance with Article Eleven (or any other similar Article or provision) of any thereof (it being understood and agreed that no such Deficiency Offer may be directly or indirectly made out of the proceeds of Indebtedness incurred as permitted by Section 5.2.2(q) or out of Discretionary Funds); provided, however, that the Borrower may make a Deficiency Offer solely with respect to the Borrower's failure to maintain the Minimum
Subordinated Capital Base (as such term is defined in each of the Senior Indentures) as of Borrower's two consecutive Fiscal Quarters ended December 31, 1997 and
March 31, 1998, no later than April 7, 1998 (regardless of the actual payment date for securities accepted pursuant to such Deficiency Offer) in accordance with the terms and conditions set forth in Article Eleven of each of the Senior Indentures, and purchase any securities tendered in such Deficiency Offer, provided that the Borrower satisfies each of the following conditions: (i) the sum of (A) the Total Available Revolving Commitment plus (B) the Total Available Supplemental Revolving
Commitment shall be equal to or greater than $225,000,000 on the final date for the tender of securities in such Deficiency Offer (and after taking into effect any proposed borrowings of Revolving Loans and Supplemental
Revolving Loans, the proceeds of which are proposed to be used to purchase securities tendered in such Deficiency
Offer and accepted for payment); (ii) on the final date for the tender of securities in such Deficiency Offer, all of the securities outstanding under the Specified
Senior Indentures (other than the 12-5/8% Senior Notes due July 15, 1998, the 11-7/8% Senior Notes due December
1, 1998 and the 9-7/8% Senior Notes due February 1, 2001) shall be trading at a price of not less than par value as quoted to the Agent by at least two out of three independent brokers and/or market makers acceptable to the Agent; and (iii) in the event the Borrower uses proceeds, whether directly or indirectly, of Revolving
Loans and/or Supplemental Revolving Loans in an aggregate amount in excess of $60,000,000 (such amount in excess of $60,000,000 being referred to herein as the "Excess
Revolver Amount"), then the Borrower shall repay such Excess Revolver Amount (provided that the Borrower shall not be obligated to repay such Excess Revolver Amount until the Excess Revolver Amount is equal to or greater than $5,000,000) on or before the 90th day following the last incurrence of such Revolving Loans and/or
Supplemental Loans, the proceeds of which are used, directly or indirectly, to fund such Deficiency Offer, with proceeds from the incurrence of Indebtedness which the Borrower or any of its Subsidiaries incurs in compliance with the terms and conditions of this Agreement (including, without limitation, Section 5.2.2) and the Specified Senior Indentures; and provided further, that the terms and conditions of the foregoing proviso shall not be construed to permit the Borrower to make any subsequent Deficiency Offer following the one-time Deficiency Offer that is expressly permitted in the foregoing proviso, any such subsequent Deficiency Offer remaining expressly prohibited by this Section 5.2.10(e).

5.2.11	Capital Expenditures.  Expend or incur
any Capital Expenditure in any Fiscal Year if the aggregate amount of the Capital Expenditures expended or incurred by the Borrower and its Subsidiaries (exclusive of S-CC and Subsidiaries of S-CC) in such Fiscal Year would exceed the following amounts, as such amounts may be increased in any Fiscal Year pursuant to the terms and conditions set forth on
Schedule 1.1(b):

Fiscal Year				     Amount

1994	             				$225  million
1995					             $225  million
1996 and each Fiscal
Year thereafter      	$275  million

Each of the foregoing amounts established for Fiscal Years commencing with and including 1994 may be carried forward from one year to the next to the extent not used for Capital Expenditures (or for Investments pursuant to Section 5.2.7(d)) during any prior Fiscal Year. Capital Expenditures permitted above (i) shall be reduced for any Fiscal year by the amount of Investments made during such Fiscal Year pursuant to
Section 5.2.7(d) and by the amount of expenditures made during such Fiscal Year pursuant to Section 5.2.9(e), (ii) at the option of the Borrower, may be increased at any time or from time to time by an amount not exceeding the amount of the Dividend Basket immediately prior to the making of such Capital Expenditure, and (iii) at the option of the Borrower, so long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, may be increased at any time or from time to time by an amount of Discretionary Funds (other than any Discretionary Funds resulting from any Debt Basket Proceeds or any Excess Excluded Sales Proceeds) not exceeding the Discretionary Funds Basket. Notwithstanding the foregoing limitations on Capital Expenditures in this Section 5.2.11, (A) the Borrower and its Subsidiaries may make Cluster Expenditures and (B) Europa Carton, A.G. and Stone Container GmbH may make Capital Expenditures out of the proceeds of Indebtedness incurred by Europa Carton, A.G. or Stone Container GmbH, respectively, pursuant to Section 5.2.2(c).

5.2.12	Sale of Assets.  Sell, lease, assign,
transfer or otherwise dispose of, or sell or issue any securities, instruments or other rights of any kind which are convertible into, exchangeable for or otherwise entitled to receive, any Asset (other than cash or Permitted Investments) or related group of Assets, including shares of capital stock, to a Person which is not the Borrower or a Wholly-Owned Subsidiary of the Borrower (other than a Restricted Subsidiary) except sales or other dispositions of inventory in the ordinary course of business for cash or represented by accounts receivable, unless the transaction (i) is a disposition permitted by Section 5.2.13, (ii) is a disposition of Collateral or Mortgaged Property and is for consideration consisting solely of cash, cash equivalents or readily marketable securities, (iii) is a disposition not involving Collateral or Mortgaged Property, or any Monetized Assets, and is for aggregate consideration of not more than $50 million,
(iv) is a disposition not involving Collateral or Mortgaged Property, or any Monetized Assets, and is for aggregate consideration in excess of $50 million, of which at least 70% consists of cash or cash equivalents and readily marketable securities and any non-cash consideration consists of debt obligations of the purchaser which are either in the form of
(A) a note which is not by its terms or the terms of any related instrument subordinate to any other indebtedness or
(B) a note or debt obligation secured by a first priority security interest in the assets of the purchaser purchased in such transaction subject only to the Permitted Liens described in subsections (c) and (f) of the definition of Permitted Liens, (v) is an Abitibi Sale/Monetization and within (A) five Business Days after the issuance or sale of any securities, instruments or other rights, or after the sale or other disposition, in connection with such Abitibi Sale/Monetization, the Borrower shall use the Abitibi 75% Portion to effect the prepayments in accordance with Section 3.4(d), and (B) five Business Days after the issuance or sale of any securities, instruments or other rights, or after the sale or other disposition, in connection with such Abitibi Sale/Monetization (or such longer period of time so long as proceeds are held pursuant to escrow arrangements satisfactory to the Agent), the Borrower shall (1) use the first $200,000,000 in the aggregate of the Abitibi 25% Portion to prepay, repurchase, redeem or otherwise extinguish any scheduled installment or stated maturity of any Indebtedness for Money Borrowed of the Borrower which, pursuant to the contractual terms thereof, is scheduled for repayment or maturity prior to May 15, 1999, and (2) use the remainder of the Abitibi 25% Portion to prepay, repurchase, redeem or otherwise extinguish (x) any Indebtedness for Money Borrowed of the Borrower constituting Senior Indebtedness and/or (y) any Indebtedness for Money Borrowed of the Borrower constituting Subordinated Debt, provided that no more than 50% of the aggregate amount of the remainder of the Abitibi 25% Portion may be used to prepay, repurchase, redeem or otherwise extinguish Subordinated Debt; (vi) [intentionally deleted] or
(vii) is a sale or transfer of all of the capital stock of one or more direct or indirect Subsidiaries of the Borrower (other than Stone-Canada) which are organized in a foreign country, to Stone Container GmbH or one of its Subsidiaries (such sale or transfer being referred to herein as the "German Financing Subsidiary Transfer") provided that (A) the aggregate fair market value of all such capital stock to be sold or transferred, as such value is determined by the Agent in its sole discretion, shall not exceed the lesser of (1) the Dollar equivalent of DM 90,000,000 and (2) the Dollar equivalent of the outstanding principal amount owing under the German Financing Intercompany Note, (B) the sole consideration for such sale or transfer is the cancellation of the German Financing Intercompany Note and (C) on the effective date of such transfer or exchange the Agent shall have received a certificate from the Borrower's chief executive or chief financial officer certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing as of such date, both before and after giving effect to such sale or transfer. Notwithstanding the foregoing, (A) mills and plant facilities and leasehold interests therein not constituting Collateral or Mortgaged Property may be exchanged for like-kind assets on an arms-length basis, (B) S-CC and any Subsidiary of S-CC may sell, lease, assign, transfer or otherwise dispose of assets to the extent not prohibited by, and in accordance with the requirements of, the S-CC Debt Documents; and (C) in no event may the Borrower sell, lease, assign or otherwise transfer any Collateral or Mortgaged Property to any Subsidiary unless Substitute Collateral is provided in accordance with Section 9.13(c), except (x) to the extent provided in the Security Agreements and Mortgages and
(y) that the Borrower may, on or prior to June 30, 1998, transfer Collateral or Mortgaged Property relating to the production of newsprint at the Borrower's manufacturing facility located at Snowflake, Arizona to a newly formed Wholly-Owned Subsidiary of the Borrower, provided that (1) the transfer of such assets to Stone Snowflake shall be pursuant to documentation satisfactory to the Agent and (2) prior to or contemporaneously with such transfer, the Borrower shall execute and deliver a Pledge Agreement in form and substance satisfactory to the Agent pursuant to which the Borrower shall pledge to the Agent to secure the Obligations all of the outstanding capital stock of Stone Snowflake, Stone Snowflake shall execute and deliver an unsecured Subsidiary Guarantee (which guarantee shall include covenants by Stone Snowflake prohibiting it from incurring Indebtedness or trade payables and from creating or suffering to exist Liens on its property (other than certain Liens acceptable to the Agent) and requiring Stone Snowflake's obligations to the Borrower with respect to the Borrower's payment of Stone Snowflake's trade payables to be evidenced by an intercompany note payable by Stone Snowflake to the Borrower, which note is subordinated to such Subsidiary Guarantee and is pledged to the Agent to secure the Obligations), and such other documents and legal opinions as requested by the Agent, all pursuant to documentation in form and substance satisfactory to the Agent.
 The Borrower shall cause any equity interest or other non-cash consideration received by the Borrower or any of its Subsidiaries in consideration of any transaction permitted by this Section and involving aggregate consideration of $50 million or more to be pledged by the recipient thereof to the Agent for the benefit of the Lenders pursuant to a Supplemental Pledge Agreement; provided, however, that such requirement shall not apply if (i) the Assets disposed of are subject to a Lien and such equity interest or other non-cash consideration is required to be and is pledged or paid over to the holder of such Lien or (ii) such consideration constitutes Excluded Sale Proceeds. Notwithstanding the foregoing, the Borrower may contribute and transfer its property and assets to the Retail Bag Joint Venture as permitted by Section 5.2.7(q) in connection with the initial capitalization (it being understood that the initial capitalization and related transfers of property may occur contemporaneously or over a period of time) of the Retail Bag Joint Venture.

5.2.13	Sale of Accounts Receivable.  Sell or
otherwise dispose of any account receivable, including any sale or transfer to any Subsidiary of the Borrower, except that (a) any Subsidiary of the Borrower may sell or transfer any of its accounts receivable to the Borrower, (b) the Borrower or any Subsidiary of the Borrower may sell its accounts receivable in the ordinary course of business consistent with the Borrower's or such Subsidiaries' collection practices as in effect from time to time and not as part of a financing and (c) the Borrower or any Participating Subsidiary may sell or otherwise grant an interest in its Receivables to StoneSub, and StoneSub may sell or otherwise grant an interest in its Receivables to other Persons, in each case pursuant to the Accounts Receivable Financing Program.
 In addition to the foregoing, the Borrower or any Subsidiary eligible to be a Participating Subsidiary may directly sell interests in Receivables to a financial institution or other Person (whether on a revolving purchase basis or in a one-time transaction); provided, however, that all such sales shall be on terms (considered as a whole) not materially more onerous to the Borrower and the Lenders than those permitted for sales by StoneSub to the Issuer under the Receivables Financings in existence on the Closing Date; and provided further, that any such sales of receivables shall, for all other purposes of this Agreement, and regardless of the treatment thereof by the Borrower on its financial statements, be deemed to be an incurrence by the Borrower of Indebtedness for Money Borrowed in respect of the financing of the receivables involved and not as a sale of such receivables; and provided further, that the aggregate of the Indebtedness for Money Borrowed deemed to have been incurred and at any time outstanding pursuant to this sentence shall reduce on a dollar-for-dollar basis the aggregate principal amount of Indebtedness for Money Borrowed which StoneSub is permitted to have outstanding at any time under Section 5.2.2(p) pursuant to Receivables Financings. Notwithstanding anything in this Section to the contrary, S-CC and its Subsidiaries shall be permitted to dispose of any account receivable to the extent not prohibited by the S-CC Debt Documents.

5.2.14	Subsidiaries.  (a) Other than non-Wholly-
Owned Subsidiaries in existence on the Closing Date, S-CC and Subsidiaries of S-CC, permit to exist Subsidiaries which are not Wholly-Owned Subsidiaries; or (b) permit any Subsidiary which was a Wholly-Owned Subsidiary on the Closing Date to cease to be a Wholly-Owned Subsidiary, except in either case as otherwise permitted by Sections 5.2.8, or 5.2.12, as a result of honoring the existing contractual commitments referenced on Schedule 5.2.7-A or, in the case of clause (b), as a result of a transaction otherwise permitted hereby whereby such entity ceases to be a Subsidiary. Notwithstanding the foregoing clause (a) of this Section 5.2.14, the Borrower may maintain Graficarton S.A., a corporation organized and existing under the laws of Spain ("Graficarton S.A."), 96% of the issued and outstanding capital stock of which is owned by the Borrower as of the Restatement Date, as a non-Wholly-Owned Subsidiary so long as the Borrower's percentage ownership interest in Graficarton S.A. is not reduced after the Restatement Date except as otherwise permitted by clause (b) of this Section 5.2.14.

5.2.15	Lease Payments.  Except for lease
payments arising in connection with the Leveraged Lease or any Financing Lease, incur, assume or suffer to exist or permit any of its Subsidiaries to incur, assume or suffer to exist, any obligation for rental payments as lessee, whether directly or as guarantor, if after giving effect thereto, the aggregate amount of lease payments required to be made by the Borrower and its Subsidiaries (other than S-CC and Subsidiaries of S-
CC) will exceed $150 million during any calendar year, provided, however, that S-CC and its Subsidiaries may incur, assume or suffer to exist any obligations for rental payments, as lessee, whether directly or as guarantor, to the extent not prohibited by the S-CC Debt Documents.

5.2.16	Accounts Receivable Financing Program.
Enter into any initial documentation in connection with a Receivables Financing or any sales of receivables permitted by the penultimate sentence of Section 5.2.13 unless such documentation (i) has been approved by the Required Lenders or is on terms and conditions which, taken as a whole, are not materially more adverse to the Borrower and the Lenders than the documentation in existence on the Closing Date with respect to existing Receivables Financings or (ii) is non-material documentation entered into pursuant to such approved documentation or amend or modify in any material respect any of such documentation unless such amendment or modification has been so approved or otherwise satisfies the conditions of clause (i) above.

5.2.17	Stone-Canada.  Allow Stone-Canada or
Stone Finance to (a) issue any shares of capital stock (whether common, preferred or otherwise) on or after the Restatement Date (other than (i) a designated series of preferred stock issued by Stone-Canada to Stone Finance in connection with principal and interest payments on the 11-1/2% Senior Notes due August 15, 2006 issued by Stone Finance and
(ii) the issuance of shares of capital stock by Stone-Canada in connection with an Abitibi Sale/Monetization, provided that 65% of all outstanding preferred stock of Stone-Canada (other than preferred stock issued pursuant to clause (ii) above) is at all time pledged to the Agent to secure the Obligations pursuant to documentation reasonably satisfactory to the Agent), or (b) use any funds received from the Borrower or any other Subsidiary of the Borrower (other than Stone Container
GmbH), whether directly or indirectly, and in whatever form (including, without limitation, through intercompany loans or advances or through the issuance, sale, redemption, exchange or other transaction involving capital stock, through the payment of fees for management, investment banking or other similar fees for services, or otherwise), to directly or indirectly make any payments with respect to, or to repay any Indebtedness owing pursuant to, the German Financing Intercompany Note (other than a cancellation thereof as contemplated in clause (vii) of Section 5.2.12) or the German Financing.

Section 5.3	Financial Covenants of the Borrower.
 The Borrower covenants and agrees that for so long as this Agreement is in effect and until the Obligations and all other obligations incurred hereunder whether or not matured, are paid in full, the Borrower will, unless first having procured the written consent of the Required Lenders:

5.3.1	Interest Coverage Ratio.  As of the end
of each Fiscal Quarter, calculated for the most recently completed four Fiscal Quarters (but if four Fiscal Quarters have not been completed since the Closing Date, then for the number of Fiscal Quarters that have been completed since the Closing Date) maintain an Interest Coverage Ratio for such period ending on a date set forth below of not less than the ratio set forth opposite such date:

Date                     	Ratio

December 31, 1994	       1.00 to 1
March 31, 1995	          1.15 to 1
June 30, 1995	           1.25 to 1
September 30, 1995	      1.35 to 1
December 31, 1995	       1.50 to 1
March 31, 1996	          1.65 to 1
June 30, 1996	           1.75 to 1
September 30, 1996	      1.85 to 1
December 31, 1996	       1.00 to 1
March 31, 1997	          0.65 to 1
June 30, 1997	           0.35 to 1
September 30, 1997	      0.35 to 1
December 31, 1997	       0.25 to 1
March 31, 1998	          0.50 to 1
June 30, 1998	           0.55 to 1
September 30, 1998	      0.50 to 1
December 31, 1998	       0.50 to 1
March 31, 1999	          0.50 to 1
June 30, 1999	           0.55 to 1
September 30, 1999	      0.65 to 1
December 31, 1999	       0.85 to 1
March 31, 2000	          1.00 to 1
June 30, 2000	           1.10 to 1
September 30, 2000       1.25 to 1
December 31, 2000        1.25 to 1
March 31, 2001
  and thereafter        	1.50 to 1

5.3.2	Consolidated EBITDA.  As of the end of
each Fiscal Quarter, calculated for the most recently completed four Fiscal Quarters, maintain Consolidated EBITDA for such period ending on a date set forth below of not less than the amount set forth opposite such date:

Date	            					    Amount

December 31, 1998				$200,000,000
March 31, 1999				  	$225,000,000
June 30, 1999				   	$225,000,000
September 30, 1999	 	$250,000,000
December 31, 1999   	$300,000,000
March 31, 2000				  	$325,000,000
June 30, 2000       	$350,000,000
September 30, 2000	 	$375,000,000
December 31, 2000				$400,000,000
March 31, 2001
  and thereafter    	$450,000,000


ARTICLE VI

	CONDITIONS OF CREDIT

Section 6.1	Conditions Precedent to the Borrowing of
Initial Loans. The right of the Borrower to make the Borrowing of the Initial Loans and the obligation of the Lenders to make the Initial Loans under this Agreement shall be subject to the fulfillment, at or prior to the time of the making of such Initial Loans, of each of the following conditions:

(a)	The Borrower shall have duly executed and
delivered to the Agent, with a signed counterpart for each Lender, this Agreement and, subject to Section 5.1.17, all of the other Loan Documents, all of which shall be in full force and effect.

(b)	All of the other Basic Agreements shall have
been duly executed and delivered in form and substance satisfactory to the Agent and shall be in full force and effect.

(c)	No Event of Default or Unmatured Event of
Default shall have occurred and be continuing or will occur after giving effect to the making of the Initial Loans and the consummation of the transactions contemplated by the Basic
Agreements.

 (d)	The Mergers shall have been consummated in
compliance with the Merger Documents and with all applicable laws. The Agent shall have received duly executed copies of the Merger documents as filed with the Secretary of the State of Delaware.

(e)	The Agent shall have received proof that the
applicable Loan Documents and appropriate financing statements and other documents required by the applicable Loan Documents have been filed and/or recorded in such jurisdictions as the Agent shall have specified or arrangements for such filing or recording satisfactory to the Agent have been made; provided, however, that with respect to the recordations of the Mortgages in the real estate records of any jurisdictions, proof of recordation shall not be required if the Agent receives the title insurance or binders to assure the same in accordance with this Section 6.1.

(f)	The Agent shall have received copies of
searches of financing statements filed under the Uniform
Commercial Code, lien and judgment searches and title searches, as appropriate, with respect to the Collateral and the Mortgaged Property which searches are reasonably satisfactory to the Agent.

(g)	Subject to Section 5.1.17, the Agent shall
have received binding policies of mortgagee's title insurance (with such co-insurance and/or reinsurance arrangements as are satisfactory to the Agent and with such special endorsements as the Agent shall require, all in form reasonably satisfactory to the Agent), together with such surveys as the Agent shall require, on each parcel of the Mortgaged Property specified by the Agent pursuant to policies on the applicable ALTA form which will insure that the mortgagees thereunder will have a valid first mortgage lien (subject to Permitted Liens) in the amounts specified on Schedule 6.1(g) hereto, subject to such exceptions as are provided for in the Mortgages.

(h)	The Agent shall have received the signed
opinion of Sidley & Austin, counsel to the Borrower and its Subsidiaries, dated the Closing Date and addressed to the Agent, the Co-Agents and all of the Lenders in substantially the form set forth on Exhibit 6.1(h) hereto, with such changes (if any) therein as shall be acceptable to the Agent and as to such other matters as the Agent may reasonably request, and the Agent shall have received the signed opinions addressed to all of the Lenders of such local counsel reasonably satisfactory to the Agent as the Agent may reasonably request.

 (i)	The Agent shall have received a copy of all
resolutions (in form and substance reasonably satisfactory to the Agent) adopted by the Board of Directors of each of the Borrower and those Subsidiaries (including, without limitation, each of the Stone Merger Subsidiaries and Stone Southwest Merger Subsidiaries) as reasonably deemed necessary by the Agent, authorizing or relating to (i) the execution, delivery and performance of the Basic Agreements and the other documents and instruments provided for therein, (ii) the consummation of the Mergers, and (iii) the consummation of the transactions contemplated hereby and thereby, (iv) the granting and confirmation of the liens, pledges, mortgages and security interests pursuant to the Security Agreements, and the Mortgages by the Borrower and its applicable Subsidiaries, together with by-laws of the Borrower and such Subsidiaries, all certified by the Secretary or a Vice-President of the Borrower and such Subsidiary. Such certificate shall be dated the Closing Date and shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of such date and are at such date in full force and effect.

(j)	The Agent shall have received certified copies
of the charters of each of the Borrower and those Subsidiaries as reasonably deemed necessary by the Agent in their respective jurisdictions of incorporation and evidence of their good standing therein.

(k)	The Agent shall have received a certificate of
the Secretary or a Vice-President of the Borrower, dated the Closing Date as to the incumbency and signature of the officers of the Borrower and any applicable Subsidiary executing any Basic Agreement and any certificate or other document or instrument to be delivered pursuant thereto by or on behalf of the Borrower or such Subsidiary, together with evidence of the incumbency of such Secretary or Vice-President, as the case may be.

(l)	Contemporaneously with the funding of the
Initial Loans, the Borrower shall have (i) paid in full all outstanding indebtedness under the U.S. Credit Agreement, the U.S. Credit Agreement shall have been terminated and all Liens existing pursuant thereto shall have been released and terminated, (ii) made loans and/or capital contributions to Stone-Canada, the proceeds of which Stone-Canada shall have used to pay in full all outstanding indebtedness under the Canadian Credit Agreements such that the Canadian Credit Agreements shall have been terminated and all Liens existing pursuant thereto shall have been released and terminated,
(iii) caused the payment in full of all outstanding indebtedness under the Stone Savannah Credit Agreement such that the Stone Savannah Credit Agreement shall have been terminated and all Liens existing pursuant thereto shall have been released and terminated, and (iv) shall have given irrevocable notice of redemption to the trustee of the Stone Savannah Senior Subordinated Note Indenture with respect to all outstanding Stone Savannah Senior Subordinated Notes and shall have caused to be deposited with such trustee funds sufficient to redeem in full all of the Stone Savannah Senior Subordinated Notes at par (plus stated premium), together with interest accrued and to accrue through the date of redemption, which shall be on or prior to December 30, 1994. All of the foregoing shall be pursuant to documentation reasonably satisfactory to the Agent.

(m)	The Agent shall have received a certificate
executed by a Responsible Officer on behalf of the Borrower, dated the Closing Date and in the form of Exhibit 6.1(m) hereto.

(n)	All outstanding participations in the Florence
Letters of Credit shall have been terminated and all Revolving
Lenders (other than BT) shall have entered into a Participation Agreement with respect to its Revolving Loan Pro
Rata share of the Florence L/C Obligations.

(o)	Each of Westinghouse Electric Corporation,
Gelco Corporation and BT shall have entered into amendments to the L/C Agreement in substantially the forms of Exhibits
6.1(o)-A and B hereto.

(p)	Contemporaneously with the funding of the
Initial Loans, the Borrower shall have paid in full all accrued Revolving Loan Commitment Fees and the Facility Fee.

 (q)	The Borrower shall have paid the Agent the
Agent's Fees due on the Closing Date.

(r)	The Agent shall have received a Notice of
Borrowing by 3:00 p.m. New York time on the Business Day prior to the Closing Date with respect to its Initial Loans hereunder.

(s)	The Agent shall have received the
Environmental Study, the results of which shall be acceptable to the Agent.

(t)	The Agent shall have received certificates of
insurance evidencing insurance required to be maintained pursuant to Section 5.1.9 and the other Loan Documents, evidence of full payment of premiums thereon and loss payable endorsements, all as required by this Agreement and the other Loan Documents.

(u)	The Borrower shall have realized gross
proceeds of $700 million from the issuance and sale of the Senior Notes and the First Mortgage Notes and the Agent shall have received a duly executed copy of each of the Senior Note Documents and the First Mortgage Note Documents, the terms, conditions, representations, warranties, covenants, events of default and other provisions of which shall be satisfactory in all respects to the Agent.

(v)	The Borrower shall have entered into a letter
agreement with the Facing Agent providing for Letter of Credit fees, in form and substance satisfactory to the Facing Agent.

(w)	All corporate and other proceedings taken in
connection with the transactions hereunder at or prior to the Closing Date and all documents incident thereto shall be reasonably satisfactory in form and substance to the Agent.

(x)	The Agent shall have received such other
documents or legal opinions as the Agent or the Required Lenders may reasonably request, all in form and substance satisfactory to the Agent. The Borrower shall have furnished to the Agent or the Lenders such additional copies or executed counterparts of the documents referred to above as the Agent or any Lender may request.

Section 6.2	Conditions Precedent to all Credit
Events. The right of the Borrower to make any Borrowing or to have issued any Letter of Credit, and the obligation of each Lender to make a Loan (including the Loans made on the Restatement Date and Swing Line Loans) in respect of any such Borrowing and the obligation of the Facing Agent to issue or any Revolving Lender to participate in any Letter of Credit shall, in each case, be subject to the fulfillment at or prior to the time of the making of such Borrowing, or the issuance of such Letter of Credit, as the case may be, of each of the following conditions:

(a)	Representations and Warranties.  The
representations and warranties contained in Article IV of this Agreement and in the other Loan Documents shall each be true and correct in all material respects at and as of such time, as though made on and as of such time except to the extent such representations and warranties are expressly made as of a specified date in which event such representation and warranty shall be true and correct as of such specified date.

(b)	No Default.  No Unmatured Event of Default or
Event of Default shall have occurred and shall then be continuing on such date or will occur after giving effect to such Borrowing (including without limitation the use of proceeds requirements set forth in Section 5.1.11).

(c)	Notice of Borrowing; Letter of Credit Request.

(i)	Prior to the making of each Loan, the Agent
shall have received a Notice of Borrowing meeting the requirements of Section 2.5.

    (ii)	Prior to the issuance of each Letter of Credit,
the Agent and the Facing Agent shall have received a request for the issuance of a Letter of Credit meeting the requirements of Section 2.12(c).

(d)	Other Information.  The Agent shall have
received such other instruments and documents as the Agent or the Required Lenders may reasonably request in connection with the Loans and Letters of Credit and all such instruments and documents shall be reasonably satisfactory in form and substance to the Agent.

The acceptance of the benefits of each such Credit
Event by the Borrower shall be deemed to constitute a representation and warranty by it to the effect of paragraphs
(a), (b) and (c) of this Section 6.2.


Section 6.3	Conditions Precedent to
Effectiveness of Agreement. The amendments to the Existing Credit Agreement embodied in this Agreement shall not be effective (in which case the Existing Credit Agreement shall remain in full force and effect) unless and until the Borrower shall have furnished to the Agent, or unless and until the following conditions precedent have been satisfied, in each case on or prior to the Restatement Date:

(a)	The Borrower, the Agent, the Required Lenders
(as defined in the Existing Credit Agreement), each of the Revolving Lenders (as defined in the Existing Credit
Agreement), each of the Supplemental Revolving Lenders (as defined in the Existing Credit Agreement) and the Majority
Term Lenders (as defined in the Existing Credit Agreement) shall have duly executed and delivered this Agreement.

(b)	All of the other Basic Agreements shall be in
full force and effect.

(c)	No Event of Default or Unmatured Event of
Default shall have occurred and be continuing or will occur after giving effect to the consummation of the transactions contemplated herein (including, without limitation, the consummation of the Smurfit Merger pursuant to the Smurfit
Merger Documents).

 (d)	The Agent shall have received true, correct
and complete copies of the Smurfit Merger Documents which shall be in form and substance reasonably satisfactory to the Agent. The Smurfit Merger Documents and the transactions contemplated thereby shall have been duly approved by the board of directors and the stockholders of the Borrower, SSCC and JSC Acquisition, all Smurfit Merger Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. All representations and warranties contained in the Smurfit Merger Documents are true and correct in all material respects both prior to and after giving effect to the effectiveness of this Agreement and the consummation of the Smurfit Merger, each of the conditions precedent to the obligations of the Borrower, SSCC and JSC Acquisition to consummate the Smurfit Merger as set forth in the Smurfit Merger Documents shall have been satisfied to the satisfaction of the Agent, and prior to or substantially simultaneously with the effectiveness of this Agreement, the Smurfit Merger shall have been consummated in accordance with the Smurfit Merger Documents and all applicable laws, rules and regulations.

(e)	The Agent shall have received true, correct
and complete copies of the Capital Infusion Documents which shall be in form and substance reasonably satisfactory to the Agent. The Capital Infusion Documents and the transactions contemplated thereby shall have been duly approved by the board of directors and, to the extent required under applicable law, the Stockholders, of SSCC and the Borrower, all Capital Infusion Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. Prior to or substantially simultaneously with the effectiveness of this Agreement, the Borrower shall have received gross cash proceeds of not less than $290,000,000 from SSCC as an investment in the form of common equity (the "Capital Infusion") in accordance with the Capital Infusion Documents, and all of the proceeds of the Capital Infusion shall have been used by the Borrower solely to (i) repay outstanding Revolving Loans and Supplemental Revolving Loans, and (ii) pay fees and expenses in connection with the transactions contemplated by the Smurfit Merger and this Agreement.

(f)	All material approvals, consents,
authorizations, licenses, permits, orders, filings and declarations of and with any governmental or regulatory body, agency or authority or any Person necessary in connection with the Smurfit Merger Documents, the Capital Infusion Documents, this Agreement and the transactions otherwise contemplated thereby and hereby shall have been obtained and made and be in full force and effect, including, without limitation, all filings required to be made and any approval required to be received (including any action required to be taken as a condition thereto) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in each case on a basis acceptable to the Agent.

(g)	The Agent shall have received the signed
opinion of Sidley & Austin, counsel to the Borrower and its Subsidiaries, dated the Restatement Date and addressed to the Agent, the Co-Agents and all of the Lenders in substantially the form set forth on Exhibit 6.3(g) hereto, with such changes (if any) therein as shall be acceptable to the Agent and as to such other matters as the Agent may reasonably request, and the Agent shall have received the signed opinions addressed to all of the Lenders of such local and foreign counsel reasonably satisfactory to the Agent as the Agent may reasonably request.

 (h)	The Agent shall have received a copy of the
resolutions (in form and substance reasonably satisfactory to the Agent) adopted by the Board of Directors of the Borrower, authorizing or relating to (i) the execution, delivery and performance of this Agreement and the other documents and instruments provided for herein, (ii) the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Smurfit Merger and the Capital Infusion), (iii) the confirmation of the liens, pledges, mortgages and security interests granted pursuant to the Security Agreements, the Pledge Agreements and the Mortgages by the Borrower, together with the articles of incorporation and by-laws of the Borrower, all certified by the Secretary or an Assistant Secretary of the Borrower. Such certificate shall be dated the Restatement Date and shall state that the resolutions, articles of incorporation and by-laws set forth therein have not been amended, modified, revoked or rescinded as of such date and are at such date in full force and effect.

(i)	The Agent shall have received certified copies
of the certificate of incorporation of the Borrower from its jurisdiction of incorporation and evidence of its good standing therein.

(j)	The Agent shall have received a certificate of
the Secretary or an Assistant Secretary of the Borrower, dated the Restatement Date as to the incumbency and signature of the officers of the Borrower executing any Loan Document and any certificate or other document or instrument to be delivered pursuant hereto by or on behalf of the Borrower, together with evidence of the incumbency of such Secretary or Assistant Secretary, as the case may be.

(k)	The Agent shall have received duly executed
amendments and restatements of the Pledge Agreements each dated as of June 19, 1997 between the Borrower and the Agent with original stock certificates and intercompany promissory notes evidencing 65% of the outstanding common and preferred stock of Stone-Canada (with the existing recourse to such common and preferred stock of Stone-Canada being deleted therefrom) and Stone Finance, and any Stone-Canada intercompany notes, pledged to the Agent pursuant to the Pledge Agreements, together with undated stock powers and note powers duly executed in blank, all in form and substance reasonably satisfactory to the Agent.

(l)	The Agent shall have received a certificate
executed by a Responsible Officer on behalf of the Borrower, dated the Restatement Date and in the form of Exhibit 6.3(l) hereto.

(m)	The Borrower shall have paid in full the
Amendment Fees.

(n)	All corporate and other proceedings taken in
connection with the transactions hereunder at or prior to the Restatement Date and all documents incident thereto shall be reasonably satisfactory in form and substance to the Agent.

(o)	The Agent shall have received such other
documents or legal opinions as the Agent or the Required Lenders may reasonably request, all in form and substance satisfactory to the Agent. The Borrower shall have furnished to the Agent or the Lenders such additional copies or executed counterparts of the documents referred to above as the Agent or any Lender may request.

In the event that all of the foregoing conditions precedent have not been satisfied or waived on or before December 31, 1998, this Agreement shall be of no further force and effect and the Existing Credit Agreement shall continue in full force and effect.

	ARTICLE VII

	EVENTS OF DEFAULT

Section 7.1	Events of Default.  The occurrence
of any of the following events shall constitute an "Event of Default":

(a)	Payments.  The Borrower (i) shall fail to pay
when due (whether at maturity, upon acceleration, by mandatory prepayment or otherwise) any payment of principal on any Obligation or (ii) shall default in the payment of interest on any Obligation or default in the payment of any fee or other amount owing hereunder or under any other Loan Document when due and, in the case of this clause (ii), such default in payment shall continue for a period of five (5) Business Days; or

(b)	Representations and Warranties.  Any
representation or warranty on the part of the Borrower contained in, or incorporated by reference in, any Basic
Agreement or any document, instrument or certificate delivered pursuant thereto shall have been incorrect in any material respect when made or deemed to have been made; or

(c)	Certain Covenants.  The Borrower shall default
in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Section 5.1 (except Sections 5.1.1(b)-(h), 5.1.2, 5.1.3(b), 5.1.4, 5.1.5 (giving effect to any cure or remedy periods in the documents referred to in such Sections), 5.1.6, 5.1.7, 5.1.8, 5.1.9, and 5.1.15), 5.2 (except for Section
5.2.1 with respect to non-contractual Liens) or 5.3; or

(d)	Other Covenants.  The Borrower shall default
in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Basic Agreement (and not constituting an Event of Default under any other clause of this Section 7.1) and, with respect only to such defaults as are capable of being remedied, such default shall continue unremedied for a period of thirty (30) days after written or telephonic (promptly confirmed in writing) notice thereof has been given to the Borrower by the Agent or any Lender; or

(e)	Bankruptcy.  The Borrower or any of its
Subsidiaries shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business; or

 (f)	Involuntary Proceedings.  Involuntary
proceedings or an involuntary petition shall be commenced or filed against the Borrower or any of its Subsidiaries under any bankruptcy, insolvency or similar law or seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or

(g)	Indebtedness for Money Borrowed.  (i) The
Borrower or any of its Subsidiaries (other than SVCPI) shall default in the payment when due, whether at stated maturity or otherwise, of any Indebtedness for Money Borrowed having an aggregate principal amount of $10 million or more, (ii) an event of default as defined in any mortgage, indenture, agreement or instrument under which there may be issued, or by which there may be secured or evidenced, any such Indebtedness for Money Borrowed shall occur which permits any holder thereof to cause any such Indebtedness for Money Borrowed of the Borrower or any of its Subsidiaries (other than SVCPI) to become due and payable prior to the stated maturity or due date thereof, or (iii) any event or condition shall occur which with notice or lapse of time or both permits such Indebtedness for Money Borrowed of the Borrower or any of its Subsidiaries (other than SVCPI) to be declared due and payable, or any such Indebtedness for Money Borrowed is declared to be due and payable, prior to its stated maturity or due date; provided, however, that solely with respect to S-CC or any of its Subsidiaries (but only in the event that S-CC constitutes a Subsidiary of the Borrower), (A) any event described in subsection (i) above shall constitute an Event of Default only if the payment default relates to the final maturity of the relevant Indebtedness for Money Borrowed and the holder thereof has commenced legal action in respect of such default and (B) any event described in subsection (ii) or
(iii) above shall constitute an Event of Default only if the relevant "event of default", "event" or "condition" results in any such Indebtedness for Money Borrowed being declared due and payable prior to its stated maturity or due date; or

(h)	Judgments.  One or more judgments or decrees
shall be entered against the Borrower or any of its Subsidiaries involving, individually or in the aggregate, a liability of $10 million or more and a sufficient number of such judgments or decrees shall not have been vacated, discharged, satisfied or stayed pending appeal within thirty
(30) days from the entry thereof so as to bring the aggregate below the $10 million threshold set forth above; or

(i)	Basic Agreements.  (i) Any of the Basic
Agreements shall cease for any reason to be in full force and effect (other than termination in accordance with its terms) or the obligor thereunder shall disavow or seek to discontinue its obligations thereunder, or shall contest the validity or enforceability of any thereof; or (ii) any Lien purported to be granted pursuant to the Security Agreements, the Pledge Agreements or the Mortgages for any reason shall cease to be a legal, valid or enforceable lien and security interest in the Collateral or the Mortgaged Property, as the case may be; or

 (j)	ERISA.  Either (i) any Reportable Event which
constitutes reasonable grounds for the termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Plan shall have occurred; (ii) a trustee shall be appointed by a United States District Court to administer any Plan; (iii) the PBGC shall institute proceedings to terminate any Plan; (iv) any Plan shall be terminated; or (v) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall become liable to the PBGC pursuant to ERISA Sections 4063 or 4064; and the aggregate outstanding liability of the Borrower, all of its Subsidiaries, and all ERISA Affiliates with respect to the Plan (assuming the Plan had terminated) and all other Plans as to which any of the events (i) through (v) has occurred exceeds $10 million or a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or

(k)	Other ERISA.  Either (i) a trustee shall be
appointed by a United States District Court to administer any Multiemployer Plan; (ii) the PBGC shall institute proceedings to terminate any Multiemployer Plan; (iii) the Borrower, any of its Subsidiaries or any ERISA Affiliates shall become liable to any Multiemployer Plan pursuant to ERISA Section 4201; or (iv) any Multiemployer Plan shall be terminated; and the aggregate outstanding liability of the Borrower, all of its Subsidiaries, and all ERISA Affiliates with respect to the Multiemployer Plan (assuming the Multiemployer Plan had terminated if either (i) or (ii) has occurred) and all other Multiemployer Plans as to which any of the events (i) through
(iv) has occurred exceeds $20 million; or

(l)	Cross-Defaults.  Any default or event of
default shall occur under any of the Subsidiary Guarantees, the Security Agreements, the Mortgages, any other Basic Agreement, the L/C Agreement or the Continental Guaranty; provided, however, that for purposes of this Section and
Section 7.1(g), no Default or Event of Default shall be deemed to have occurred under the Continental Guaranty to the extent that such Default or Event of Default arises solely out of a cross-default under the Continental Guaranty to the debt instruments of SVCPI or S-CC and Continental has neither sought to enforce any remedies under the Continental Guaranty in respect thereof nor given the Borrower written notice of its intent to do so upon the passage of time or the occurrence or non-occurrence of specified events; or

(m)	Change of Control.  There shall have occurred
a Change of Control.

Section 7.2	Remedies.  If an Event of Default
shall occur and be continuing, the Agent may and, at the direction of the Required Lenders shall, take one or more of the following actions: (a) by written or oral or telephonic notice (in the case of oral or telephonic notice confirmed in writing promptly thereafter) to the Borrower declare the Total Maximum Commitment to be terminated whereupon the Total Maximum Commitment shall forthwith terminate, (b) by written or oral or telephonic notice (in the case of oral or telephonic notice confirmed in writing promptly thereafter) to the Borrower declare all sums then owing by the Borrower hereunder to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or notice of any kind (except as expressly provided for herein), all of which are hereby expressly waived by the Borrower, or (c) exercise any remedies available under any Loan Document or otherwise. In the case of the occurrence of any Event of Default described in clause
(e) or (f) of Section 7.1, the Total Maximum Commitment shall forthwith terminate and the Obligations, together with accrued interest thereon, shall become due and payable forthwith without the requirement of any such acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, and other amounts payable by the Borrower hereunder shall also become immediately due and payable, all without notice of any kind.


If the maturity of the Obligations has been accelerated pursuant to the preceding paragraph, the Borrower shall, on the Business Day it receives notice from the Agent or the Required Lenders thereof, deposit in an account with the Agent, for the benefit of the Revolving Lenders, an amount in cash equal to the L/C Obligations as of such date. Such deposit shall be held by the Agent as collateral for the payment and performance of the L/C Obligations. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall (i) automatically be applied by the Agent to reimburse the Facing Agent and BT for any Letter of Credit disbursement, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower at such time and
(iii) be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an acceleration of the Obligations, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived and the acceleration has been rescinded and annulled as provided in the succeeding paragraph.

Anything in this Section 7.2 to the contrary notwithstanding, the Agent shall, if requested by the Required Lenders (or all the Lenders if required by the terms of Section 9.2), within thirty (30) days of (a) the delivery to the Borrower of a notice of acceleration of the Obligations or
(b) an automatic acceleration of the Obligations by reason of the occurrence of any Event of Default described in clause (e) or (f) of Section 7.1, rescind and annul any acceleration of the Obligations; provided, however, that at the time such acceleration is so rescinded and annulled (i) all past due interest and principal, if any, on the Obligations and all other sums payable under this Agreement and the other Loan Documents (except any principal and interest on any Obligations which has become due and payable by reason of such acceleration pursuant to this Section 7.2) shall have been duly paid and (ii) no other Event of Default or Unmatured Event of Default shall have occurred and be continuing and the Agent shall have received the certificate of an Executive Officer of the Borrower to such effect. If any reduction in commitments has occurred pursuant to this Section 7.2 in connection with any such acceleration, then upon the rescission and annulment of such acceleration pursuant to this
Section 7.2, the Revolving Loan Commitment of each Revolving Lender, the Supplemental Revolving Loan Commitment of each Supplemental Lender and the Swing Line Commitment of the Swing Line Lender shall be reinstated to the respective amounts thereof which would have been in effect on the date of such rescission and annulment had no commitment reduction occurred pursuant to this Section 7.2.


	ARTICLE VIII

	THE AGENT

In this Article VIII, the Lenders agree among themselves as follows:

Section 8.1	Appointment.  The Lenders hereby
appoint BT as Agent hereunder and under each other Loan Document as herein specified. Each Lender hereby irrevocably authorizes and each holder of any Obligation by the acceptance thereof shall be deemed irrevocably to authorize the Agent to take such action on its behalf under the provisions of this Agreement and the other Basic Agreements (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders) and any other instruments, documents and agreements referred to herein and therein and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of their respective duties hereunder, or under the Loan Documents, by or through their respective agents or employees.

Section 8.2	Nature of Duties.  The Agent shall
not have any duties or responsibilities, express or implied, except those expressly set forth in this Agreement and the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender, any Co-Agent or the Borrower. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the issuance of Letters of Credit hereunder, and shall make its own appraisal of the creditworthiness of the Borrower. The Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter. The Agent will promptly notify each Lender at any time that the Required Lenders have instructed it to act or refrain from acting pursuant to Article VII.

Section 8.3	Rights, Exculpation, Etc  Neither
the Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by it hereunder or under any of the Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. Neither the Agent nor any of its officers, directors, employees or agents shall be responsible to any Lender for or have any duty to ascertain, inquire into, or verify (i) any recitals, statements, representations or warranties made in connection with any Loan Document or any Borrowing hereunder, (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender, (iii) the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered to the Agent, or (iv) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of any of the Loan Documents or the financial condition of the Borrower or any of its Subsidiaries. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any of the Loan Documents or the financial condition of the Borrower or any of its Subsidiaries, or the existence or possible existence of any Unmatured Event of Default or Event of Default unless requested to do so by the Required Lenders. The Agent shall have no duty to disclose to the Co-Agents or the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity). The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Any such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under any of the Loan Documents in accordance with the instructions of the Required Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

Section 8.4	Employment of Agents and Counsel.
The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders or the Co-Agents, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

Section 8.5	Reliance.  The Agent shall be
entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 8.6	Indemnification.  To the extent that
the Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent, acting pursuant hereto, in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by the Agent, under any of the Loan Documents, in proportion to each Lender's respective ratable share of the aggregate of the Total Maximum Commitment (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination); provided, however, that no Lender shall be liable for any fees payable to the Agent pursuant to
Section 3.9 or for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 8.6 shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 8.7	Notice of Default.  The Agent shall
not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

Section 8.8	The Agent Individually.  With
respect to its Revolving Loan Pro Rata Share, Term Loan Pro Rata Share, Additional Term Loan Pro Rata Share, Supplemental Revolving Loan Pro Rata Share, D Tranche Term Loan Pro Rata Share, E Tranche Term Loan Pro Rata Share, Maximum Commitment, Additional Term Loan Commitment, Supplemental Revolving Loan Commitment and D Tranche Term Loan Commitment hereunder and the Loans made or Letters of Credit issued by it, the Agent in its individual capacity shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of an Obligation. The terms "Lenders", "Required Lenders", "Majority Revolving Lenders", "Majority Term Lenders", "Majority Additional Term Lenders", "Majority Supplemental Revolving Lenders", "Majority D Tranche Term Lenders" or "Majority E Tranche Term Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender, one of the Required Lenders or a holder of an Obligation. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary of the Borrower as if they were not acting as Agent pursuant hereto.

Section 8.9	Resignation by the Agent.

(a)	The Agent may resign from the performance of
all its functions and duties hereunder at any time by giving 15 Business Days' prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)	Upon any such notice of resignation by the
Agent, the Required Lenders shall appoint a successor Agent who shall be satisfactory to the Borrower and shall be a bank with an office in New York, New York having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank.

(c)	If a successor Agent shall not have been so
appointed within said 15 Business Day period, the Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Required Lenders, with the consent of the Borrower, appoint a successor Agent as provided above.

 (d)	If no successor Agent has been appointed
pursuant to clause (b) or (c) by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Agent hereunder until such time, if any, as the Required Lenders, with the consent of the Borrower, appoint a successor Agent as provided above.

Section 8.10	Holders of Obligations.  The Agent
may deem and treat the payee of any Obligation as reflected on the books and records of the Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent pursuant to Section 9.12(d). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Obligation shall be conclusive and binding on any subsequent holder, transferee or assignee of such Obligation or of any Obligation or Obligations granted in exchange therefor.

Section 8.11	Co-Agents.  None of the Lenders
identified on the cover page or signature pages of this Agreement as a "Co-Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders identified as Co-Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

	ARTICLE IX

	MISCELLANEOUS

Section 9.1	No Waiver; Modifications in Writing.
 No failure or delay on the part of the Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein and in the other Loan Documents are cumulative and are not exclusive of any remedies that may be available to the Agent or any Lender at law, in equity or otherwise.

Section 9.2	Amendments.  No amendment,
modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by the Borrower or any of its Subsidiaries therefrom, shall be effective unless the same shall be in writing and signed by or on behalf of the Required Lenders; provided, however, that no such amendment, modification, supplement, termination, waiver or consent, as the case may be, which (i) reduces the rate of interest on any Loan or reduces the principal amount of any Loan or the amount of fees payable by the Borrower hereunder, or forgives any such payment or any part thereof; (ii) extends the Term Loan Maturity Date or the Revolver Termination Date or the scheduled date for the payment of interest on any Loan;
(iii) changes this Section 9.2 or the definitions of the terms "Required Lenders", "Revolving Loan Pro Rata Share" or "Term Loan Pro Rata Share"; (iv) changes the Maximum Commitment of any Lender hereunder; (v) releases the Liens created by the Loan Documents upon all or substantially all of the Collateral and the Mortgaged Property (except where Substitute Collateral is provided or as otherwise permitted by Section 9.13) or changes the provisions of Schedule 1.1(b) hereto relating to the release of all of the Collateral and Mortgaged Property; or (vi) releases or terminates all or substantially all of the Subsidiary Guarantees shall be effective unless the same shall be signed by or on behalf of (A) in the case of any changes described in clause (i), (ii) or (iii) (other than changing the definition of "Required Lenders") above, each Term Lender if amounts payable to the Term Lenders would be affected by such change or each Revolving Lender if amounts payable to the Revolving Lenders would be affected by such change, with each class of Lenders voting as a separate class, and (B) in the case of any changes described in clause (iv), (v) or (vi) above, each Lender hereunder; provided further, that except as provided in Section 3.6(f), no such amendment, modification, supplement, termination, waiver or consent which changes the application of any prepayments or scheduled repayments of any Loans, reduces the amount of or waives any prepayments or scheduled repayments of any Loans, or extends the time of payment for any prepayments or scheduled repayments of any Loans, shall be effective unless the same shall be signed by or on behalf of (i) to the extent such prepayment or repayment applies to the Term Loan, Term Lenders holding Term loans representing more than 50% of the aggregate outstanding principal amount of the Term Loan (the "Majority Term Lenders"), and (ii) to the extent such prepayment or repayment applies to the Revolving Loan, Revolving Lenders holding Revolving Loans and Revolving Loan Commitments, if any, representing more than 50% of the sum of (x) the aggregate outstanding principal amount of the Revolving Loans and (y) the Total Available Revolving Commitment (the "Majority Revolving Lenders"); and provided further, that no such amendment, modification, supplement, termination, waiver or consent, as the case may be, which has the effect of (i) increasing the duties or obligations of the Agent hereunder; or (ii) increasing the standard of care or performance required on the part of the Agent, the Swing Line Lender or any Facing Agent hereunder, or (iii) reducing or eliminating the fees, indemnities or immunities to which the Agent, the Swing Line Lender or any Facing Agent is entitled hereunder (including, without limitation, any amendment or modification of this Section) shall be effective unless the same shall be signed by or on behalf of the Agent, the Swing Line Lender or such Facing Agent, as the case may be. Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

Section 9.3	Certain Other Amendments; Amendments
Affecting Additional Lenders, Supplemental Revolving Lenders, D Tranche Lenders and E Tranche Lenders. No amendment which changes (i) this clause (i) or the definition of "Term Loan Pro Rata Share" shall be effective unless the same shall be signed by or on behalf of each Term Lender which at the time has outstanding any portion of the Term Loan or (ii) this clause (ii) or the definition of "Revolving Loan Pro Rata Share" shall be effective unless the same shall be signed by or on behalf of each Revolving Lender which at the time has made or has outstanding a portion of the Revolving Loan Commitment or the Revolving Loans. In addition, without limiting or changing the provisions of Section 9.2, no amendment, modification, supplement, termination, waiver or consent of or to any provision of this Agreement which (i) reduces the rate of interest on any Additional Term Loan or reduces the principal amount of any Additional Term Loan, or forgives any such payment or any part thereof, (ii) extends the Additional Term Loan Maturity Date or the scheduled date for the payment of interest on any Additional Term Loan, (iii) changes this second sentence of Section 9.3 or the definition of the term "Additional Term Loan Pro Rata Share" or (iv) changes the Additional Term Loan Commitment of any Additional Lender hereunder shall be effective unless the same shall be signed by or on behalf of each Additional Lender if amounts payable to the Additional Lenders would be affected by such change; provided, however, that except as provided in Section 3.6(f), no such amendment, modification, supplement, termination, waiver or consent which changes the application of any prepayments or scheduled repayments of the Additional Term Loan, reduces the amount of or waives any prepayments or scheduled repayments of the Additional Term Loan, or extends the time of payment for any prepayments or scheduled repayments of the Additional Term Loan, shall be effective unless the same shall be signed by or on behalf of Additional Lenders holding Additional Term Loans representing more than 50% of the aggregate outstanding principal amount of the Additional Term Loan (the "Majority Additional Term Lenders").
 Without limiting or changing the provisions of Section 9.2, no amendment, modification, supplement, termination, waiver or consent of or to any provision of this Agreement which (i) reduces the rate of interest on any Supplemental Revolving Loan or reduces the principal amount of any Supplemental Revolving Loan, or forgives any such payment or any part thereof, (ii) extends the Supplemental Revolver Termination Date or the scheduled date for the payment of interest on any Supplemental Revolving Loan, (iii) changes this third sentence of Section 9.3 or the definition of the term "Supplemental Revolving Loan Pro Rata Share" or (iv) changes the Supplemental Revolving Loan Commitment of any Supplemental Revolving Lender hereunder shall be effective unless the same shall be signed by or on behalf of each Supplemental Revolving Lender if amounts payable to the Supplemental Revolving Lenders would be affected by such change; provided, however, that no such amendment, modification, supplement, termination, waiver or consent which changes the application of any prepayments or scheduled repayments of the Supplemental Revolving Loan, reduces the amount of or waives any prepayments or scheduled repayments of the Supplemental Revolving Loan, or extends the time of payment for any prepayments or scheduled repayments of the Supplemental Revolving Loan, shall be effective unless the same shall be signed by or on behalf of Supplemental Revolving Lenders holding Supplemental Revolving Loans representing more than 50% of the sum of (i) the aggregate outstanding principal amount of the Supplemental Revolving Loans and (ii) the Total Available Supplemental Revolving Commitment (the "Majority Supplemental Revolving Lenders"). Without limiting or changing the provisions of Section 9.2, no amendment, modification, supplement, termination, waiver or consent of or to any provision of this Agreement which (i) reduces the rate of interest on any D Tranche Term Loan or reduces the principal amount of any D Tranche Term Loan, or forgives any such payment or any part thereof, (ii) extends the D Tranche Term Loan Maturity Date or the scheduled date for the payment of interest on any D Tranche Term Loan, (iii) changes this fourth sentence of Section 9.3 or the definition of the term "D Tranche Term Loan Pro Rata Share" or (iv) changes the
D Tranche Term Loan Commitment of any D Tranche Lender hereunder shall be effective unless the same shall be signed by or on behalf of each D Tranche Lender if amounts payable to the D Tranche Lenders would be affected by such change; provided, however, that except as provided in Section 3.6(f), no such amendment, modification, supplement, termination, waiver or consent which changes the application of any prepayments or scheduled repayments of the D Tranche Term Loan, reduces the amount of or waives any prepayments or scheduled repayments of the D Tranche Term Loan, or extends the time of payment for any prepayments or scheduled repayments of the D Tranche Term Loan, shall be effective unless the same shall be signed by or on behalf of D Tranche Lenders holding D Tranche Term Loans representing more than 50% of the aggregate outstanding principal amount of the D Tranche Term Loan (the "Majority D Tranche Term Lenders"). Without limiting or changing the provisions of Section 9.2, no amendment, modification, supplement, termination, waiver or consent of or to any provision of this Agreement which (i) reduces the rate of interest on any E Tranche Term Loan or reduces the principal amount of any E Tranche Term Loan, or forgives any such payment or any part thereof, (ii) extends the E Tranche Term Loan Maturity Date or the scheduled date for the payment of interest on any E Tranche Term Loan, (iii) changes this fifth sentence of Section 9.3 or the definition of the term "E Tranche Term Loan Pro Rata Share" or (iv) changes the E Tranche Term Loan Commitment of any E Tranche Lender hereunder shall be effective unless the same shall be signed by or on behalf of each E Tranche Lender if amounts payable to the E Tranche Lenders would be affected by such change; provided, however, that except as provided in Section 3.6(f), no such amendment, modification, supplement, termination, waiver or consent which changes the application of any prepayments or scheduled repayments of the E Tranche Term Loan, reduces the amount of or waives any prepayments or scheduled repayments of the E Tranche Term Loan, or extends the time of payment for any prepayments or scheduled repayments of the E Tranche Term Loan, shall be effective unless the same shall be signed by or on behalf of E Tranche Lenders holding E Tranche Term Loans representing more than 50% of the aggregate outstanding principal amount of the E Tranche Term Loan (the "Majority E Tranche Term Lenders").

Section 9.4	Notices, etc  Except where
telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications (collectively, "Notices") required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and (except for written confirmations of telephonic or telex instructions) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable courier delivery service, or by prepaid telex, TWX or telegram (with messenger delivery specified in the case of a telegram), or by telecopier. Notices shall be deemed to be given for purposes of this Agreement (a) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (c) if given by any other means (including, without limitation, by air courier), when delivered at the address specified in this Section; provided, however, that any Notice of Borrowing to the Agent shall not be effective until received. Unless otherwise specified in a Notice sent or delivered in accordance with the foregoing provisions of this Section Notices shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telex, TWX or telecopier numbers) indicated on their signature pages hereto or in any Assignment Agreement and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party. Except where notice is specifically required by this Agreement or any other Basic Agreement, no notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.5	Costs, Expenses and Taxes.  The
Borrower agrees to pay (without duplication) all reasonable costs and expenses incurred by the Agent in connection with the negotiation, preparation, reproduction, execution and delivery of this Agreement and the other Basic Agreements, any amendments, waivers or modifications of any of the foregoing and any and all other documents furnished pursuant hereto or thereto or in connection herewith or therewith, including the reasonable fees and out-of-pocket expenses of Winston & Strawn, special counsel to the Agent, any local counsel retained by the Agent, reasonable attorney's fees and expenses or (but not as well as) the reasonable allocated costs of staff counsel of the Agent as well as the reasonable fees and out-of-pocket expenses of additional special counsel, independent public accountants, investment advisors and other outside experts retained by or on behalf of the Agent in connection with the administration of this Agreement or with matters generally relating to this Agreement or any of the transactions contemplated by this Agreement, and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses or (but not as well as) the reasonable allocated costs of staff counsel, if any) incurred by the Agent or any Lender in connection with the enforcement of this Agreement, any other Basic Agreement or any other agreement furnished pursuant hereto or thereto or in connection herewith or therewith. In addition, the Borrower shall pay any and all stamp, original issue and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any Basic Agreement or the making of any Loan, and the Borrower agrees to save and hold the Agent, the Co-Agents and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes. Expenses being reimbursed by the Borrower under this Section include, without limitation, the cost and expense of obtaining an appraisal of each parcel of real property or interest in real property described in the Mortgages, which appraisals shall be in conformity with the applicable requirements of any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions. Any portion of the foregoing fees, costs and expenses which remains unpaid more than thirty (30) days following the Agent's or any Lender's statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at the Default Rate.

Section 9.6	Indemnification.  The Borrower will
(a) indemnify and hold harmless each Lender, each Co-Agent and the Agent and each director, officer, employee, agent or attorney and Affiliate thereof (each such Person an ("Indemnified Party") from and against all losses, claims, damages, expenses or liabilities to which such Indemnified Party may become subject, insofar as such losses, claims, damages, expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof) arise out of, in any way relate to, or result from the transactions contemplated by, any Basic Agreement or the use by the Borrower of the proceeds of any Loan, and (b) reimburse each Indemnified Party upon their demand, for any reasonable legal or other expenses (including (but not as well as) the reasonable allocated costs of staff counsel) incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim; provided, however, that no such Person shall have the right to be so indemnified hereunder for its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after all appeals and the expiration of time to appeal. If any action, suit or proceeding arising from any of the foregoing is brought against the Agent, any Co-Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 9.6, the Borrower will, if requested by the Agent, any Co-Agent, any Lender or any such indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified. Each Indemnified Party shall, unless such Indemnified Party has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party. The obligations of the Borrower under this Section 9.6, under Sections 2.12(h) and (i) and under
Section 2.13 shall survive the termination of this Agreement and the discharge of the Borrower's other obligations hereunder and under the Obligations.

Excluding any liability arising out of the gross negligence or willful misconduct of any Indemnified Party, the Borrower further agrees to indemnify and hold each Indemnified Party harmless from all loss, cost (including reasonable attorneys' fees), liability and damage whatsoever incurred by any Indemnified Party by reason of any violation of any Environmental Laws or Environmental Permits or for the Release or threatened Release of any Contaminant into the environment for which the Borrower or any of its Subsidiaries has any liability or which occurs upon the Mortgaged Property or which is related to any property currently or formerly owned, leased or operated by or on behalf of the Borrower or any of its Subsidiaries, or by reason of the imposition of any Environmental Lien or which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein, including, without limitation, by reason of any matters disclosed in Schedule 4.21, provided that, with respect to any liabilities arising from acts or failure to act for which the Borrower or any of its Subsidiaries is strictly liable under any Environmental Law or Environmental Permit, the Borrower's obligation to each Indemnified Party under this indemnity shall likewise be without regard to fault on the part of the Borrower or any such Subsidiary. If the Borrower shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of the Borrower or any Subsidiary contained herein or in any other Loan Document shall be breached, the Agent may (but shall not be obligated to), after requesting the Borrower to do such act or thing and the failure by the Borrower to immediately undertake such action to the satisfaction of the Agent, do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose, and will use its best efforts to give prompt written notice to the Borrower that it proposes to take such action. Any and all amounts so expended by the Agent shall be repaid to it by the Borrower promptly upon the Agent's demand therefor, with interest at the Default Rate in effect from time to time during the period including the date so expended by the Agent to the date of repayment. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement and the discharge of the Borrower's other Obligations hereunder.

Section 9.7	Special Expenditures.  If the
Borrower shall fail to do any act or thing which it has covenanted to do hereunder or under any other Basic Agreement or any representation or warranty on the part of the Borrower contained herein or therein shall be breached, the Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose, and will use its best efforts to give prompt written notice to the Borrower that it proposes to take such action. Any and all amounts so expended by the Agent shall be repayable to it by the Borrower promptly upon the Agent's demand therefor, with interest at the Default Rate in effect from time to time during the period from the date so expended by the Agent to the date of repayment.

Section 9.8	Confirmations.  Each of the Borrower
and each holder of any Obligation agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding in respect of such Obligation; each such holder agrees from time to time, upon written request received by it from the Borrower, to make the relevant internal records of such holder maintained by it with respect to such Obligation available for reasonable inspection by the Borrower at the office of such holder.

Section 9.9	Adjustment.

(a) If at any time any Revolving Lender, Supplemental Revolving Lender, Term Lender, Additional Lender,
 D Tranche Lender or E Tranche Lender (a "Benefitted Lender") shall receive any payment (other than (i) a payment received by the Swing Line Lender in respect of any Swing Line Loan in which no Revolving Lenders have purchased a participation pursuant to Section 2.11(d) and (ii) non-pro rata payments to any Term Lender, Additional Lender, D Tranche Lender or E Tranche Lender solely as the result of Waived Proceeds being retained by the Borrower pursuant to Section 3.6(f)) of all or part of any of its Loans, or interest thereon, including as the result of Section 9.10, in a greater proportion relative to such Lender's Revolving Loan Pro Rata Share, Supplemental Revolving Loan Pro Rata Share, Term Loan Pro Rata Share, Additional Term Loan Pro Rata Share, D Tranche Term Loan Pro Rata Share or E Tranche Term Loan Pro Rata Share, as applicable, than any such payment to any other Revolving Lender, Supplemental Revolving Lender, Term Lender, Additional Lender, D Tranche Lender or E Tranche Lender in respect of such other Lender's Revolving Loan Pro Rata Share, Supplemental Revolving Loan Pro Rata Share, Term Loan Pro Rata Share, Additional Term Loan Pro Rata Share, D Tranche Term Loan Pro Rata Share or E Tranche Term Loan Pro Rata Share, as applicable, or interest thereon, such Benefitted Lender shall purchase for cash from the other Revolving Lenders, Supplemental Revolving Lenders, Term Lenders, Additional Lenders, D Tranche Lenders or E Tranche Lenders, as the case may be, such portion of each such other Lender's Loans as shall be necessary to cause such Benefitted Lender to share the excess payment ratably with each of the Revolving Lenders, Supplemental Revolving Lenders, Term Lenders, Additional Lenders, D Tranche Lenders or E Tranche Lenders, as the case may be; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

 (b)	If any Lender (a "Collateral Benefitted
Lender") shall at any time receive any collateral in respect of its Loans (whether voluntary or involuntary, by set-off, pursuant to events or proceedings of the nature referred to in
Section 7.1(e) or 7.1(f) hereof, or otherwise) in a greater proportion than any such collateral received by any other Lender in respect of such other Lender's Loans, such Collateral Benefitted Lender shall provide such other Lenders with the benefits of any such collateral as shall be necessary to cause such Collateral Benefitted Lender to share the benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such benefits is thereafter recovered from such Collateral Benefitted Lender, such benefits shall be returned to the extent of such recovery but without interest.

Section 9.10	Right of Setoff.  (a) In addition to
any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Indebtedness, whether matured or unmatured, of the Borrower to such Lender, any amount owing from such Lender to the Borrower, at or at any time after, the occurrence of such Event of Default, and the aforesaid right of setoff may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against, the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)	The Borrower expressly agrees that to the
extent the Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

Section 9.11	Execution in Counterparts.  This
Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counter-parts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 9.12	Binding Effect; Assignment.

(a)	This Agreement shall be binding upon, and
inure to the benefit of, the Borrower, the Agent and the Lenders and their respective successors and assigns; provided, however, that the Borrower may not assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of the Lenders.

(b)	Any Lender may make, carry or transfer Loans
at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender.

 (c)	Each Lender may at any time sell to one or
more banks or other entities ("Participants") participating interests in all or any portion of its Commitment and related outstanding obligations of such Lender hereunder (in respect of any Lender, its "Credit Exposure"). In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. The Borrower agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document, provided that such right of set-off shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 9.9. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.16 with respect to its participation in the Loans and Letters of Credit outstanding from time to time, provided that such Participant's benefits under Sections 2.13 and 2.16 shall be limited to the benefits that the Lender granting the participation would be entitled to thereunder with respect to the Credit Exposure so participated. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender's right to approve or agree to any amendment, supplement, modification or waiver to this Agreement or any of the Loan Documents except for any amendment, supplement, modification or waiver which reduces the rate or amount of principal, interest or fees payable by the Borrower, extends the Term Loan Maturity Date, the Revolver Termination Date, the Additional Term Loan Maturity Date, the Supplemental Revolver Termination Date, the D Tranche Term Loan Maturity Date, the E Tranche Term Loan Maturity Date or the scheduled date for any payment of interest (but only if such Participant is participating in the Term Loan, the Additional Term Loan, the Revolving Loan, the Supplemental Revolving Loan, the D Tranche Term Loan or the
E Tranche Term Loan, as applicable, affected thereby), or release all or substantially all of the Collateral and Mortgaged Property (other than when Substitute Collateral is provided and other than in accordance with Section 9.13) or release or terminate all or substantially all of the Subsidiary Guarantees.

 (d)	Each Lender may assign to one or more Eligible
Assignees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee), including an Affiliate thereof (each an "Assignee"), all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments, the outstanding Letters of Credit and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender, an Affiliate of the assigning Lender or, in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor of the assigning Lender or by an Affiliate of such investment advisor, each of the Agent and the Borrower (and, in the case of an assignment of a Lender's Revolving Loan Commitment, the Swing Line Lender and the Facing Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld); and provided further, that the consent of the Borrower shall not be required if an Unmatured Event of Default or an Event of Default has occurred and is continuing on the date of the Assignment and Acceptance, (ii) except in the case of an assignment to a Lender, an Affiliate of the assigning Lender or, in the case of a Lender that is a fund that invests in bank loans, any other fund that invests in bank loans managed by the same investment advisor or an Affiliate of the investment advisor, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 (or an amount equal to the remaining balance of such Lender's Commitment) and (iii) the parties to each such assignment shall execute and deliver to the Agent an Assignment Agreement, and a processing and recordation fee of $3,500. Upon acceptance and recording as provided below, from and after the effective date specified in each Assignment Agreement, which effective date shall in no event shall precede the date of such recording, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, shall have the rights and obligations of a Lender under this Agreement and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Sections 2.12(h) and (i), 2.13, 2.16, 3.11, 9.5 and 9.6, as well as to any fees accrued for its account and not yet paid). By executing and delivering an Assignment Agreement, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment Agreement; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or under any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment Agreement and copies of the most recent financial statements delivered pursuant to Section 5.1.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender. Upon its receipt of a duly completed Assignment Agreement execute by an assigning Lender and an assignee, the processing and recordation fee referred to above and the written consent (to the extent required under paragraph (d) above), of the Agent, the Borrower and/or the Swing Line Lender and the Facing Agent to such assignment, the Agent shall (i) accept such Assignment Agreement and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (d). Such Assignment Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement (including its Revolving Loan Commitment, Supplemental Revolving Loan Commitment, Term Loan Commitment, Additional Term Loan Commitment, D Tranche Term Loan Commitment and/or E Tranche Term Loan Commitment), the Maximum Commitments, the determination of Revolving Loan Pro Rata Share, Supplemental Revolving Loan Pro Rata Share, Term Loan Pro Rata Share, Additional Term Loan Pro Rata Share, D Tranche Term Loan Pro Rata Share or E Tranche Term Loan Pro Rata Share (rounded to twelve decimal places), the Loans and any outstanding Letters of Credit and new Notes shall be issued, at the Borrower's expense, to such Assignee and to the assigning Lender upon the request of such Assignee or such assigning Lender, such new Notes to be in conformity with the requirements of Section 2.2 (with the appropriate modifications) to the extent needed to reflect the revised Commitment of the Assignee and the assigning Lender.

(e)	For so long as any Lender shall be in default
of its obligation to fund its Revolving Loan Pro Rata Share of any Revolving Loan, to fund its Supplemental Revolving Loan Pro Rata Share of any Supplemental Revolving Loan, to reimburse the Facing Agent for any drawings under any Letters of Credit or to fund its participation in any Swing Line Loan,
(i) no Revolving Loan Commitment Fees or Supplemental Revolving Loan Commitment Fees shall be accrued by or paid to such Lender and (ii) for purposes of the definition of "Required Lenders," such Lender shall be deemed not to have any Loans or Revolving Loan Commitment or Supplemental Revolving Loan Commitment outstanding.

(f)	Notwithstanding any other provision set forth
in this Agreement (i) any Lender may at any time pledge or create a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to or consent of the Borrower and (ii) with the consent of the Agent, any Lender which is a fund may pledge all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to its trustee in support of its obligations to its trustee and no such pledge or assignment pursuant to clause (i) or (ii) of this Section 9.12(f) shall release the transferor Lender from its obligations hereunder.

 (g)	A Lender may furnish any information
concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to Lenders, Assignees and Participants (including prospective Assignees and Participants), provided that with respect to any such information which has been identified or designated by the Borrower as confidential and which has not previously been made public, any such Assignee or Participant shall have agreed to hold such information in confidence and not to disclose such information (subject to the exceptions specified in Section 5.1.6 hereof) and any prospective Assignee or Participant shall have agreed to return such information which is in written form to the Borrower or otherwise destroy such information if it does not become an actual Assignee or Participant.

(h)	 Any Lender that is not a citizen or resident
of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or an estate or trust the income of which is subject to United States federal income taxation regardless of the source of its income (a "Non-U.S. Lender") and that could become completely exempt from withholding of any Taxes in respect of payment of any obligations due to such Non-U.S. Lender with respect to the Term Loan, Additional Term Loan, D Tranche Term Loan or E Tranche Term Loan if the applicable Notes were in registered form for United States federal income tax purposes may request the Borrower (through the Agent), and the Borrower agrees thereupon, to exchange any promissory note(s) evidencing the Term Loan, Additional Term Loan, D Tranche Term Loan or E Tranche Term Loan for promissory note(s) registered as provided in this Section 9.12(h) below (each, a "Registered Note"). A Registered Note shall be substantially in the form of Exhibit 2.2(a) except that it shall be made payable to such Non-U.S. Lender or registered assigns. Registered Notes shall be deemed to be and shall be Term Notes, Additional Term Notes, D Tranche Term Notes or E Tranche Term Notes for all purposes of this Agreement. Registered Notes may not be exchanged for promissory notes that are not Registered Notes. Each Non-U.S. Lender holding a Registered Note (a "Registered Noteholder") shall comply with the requirements of Section 3.11(c). The Agent shall maintain a register (the "Register") on which it shall enter the names of the registered owners of the Term Loan, Additional Term Loan, D Tranche Term Loan or E Tranche Term Loan evidenced by Registered Notes. The Agent, acting as an agent of the Borrower solely with respect to the maintenance of the Register, shall incur no liabilities with respect to its maintenance of the Register and recordation of the information therein. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower and the Agent shall treat each Term Lender, Additional Lender, D Tranche Lender and E Tranche Lender in whose name a Term Loan, Additional Term Loan, D Tranche Term Loan or E Tranche Term Loan and the Registered Note evidencing the same is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment of a Registered Note and the Term Loan, Additional Term Loan, D Tranche Term Loan or E Tranche Term Loan evidenced thereby shall be effective unless the Agent has recorded the appropriate Assignment Agreement in the Register and such assignment otherwise complies with the requirements of Section 9.12. Any assignment or transfer of all or any part of the Term Loan, Additional Term Loan, D Tranche Term Loan or E Tranche Term Loan and the Registered Note(s) evidencing the same shall be registered on the Register only upon surrender for registration of assignment or transfer of the Registered Note(s) evidencing the Term Loan, Additional Term Loan, D Tranche Term Loan or E Tranche Term Loan, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the Registered Noteholder thereof, and thereupon one or more new Registered Note(s) in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). The Register shall be available at the offices were kept by the Agent for inspection by the Borrower and any Term Lender, Additional Lender, D Tranche Lender or E Tranche Lender at any reasonable time upon reasonable prior written notice to the Agent.

Section 9.13	Release of Collateral.  The
following provisions shall govern the release of collateral granted by the Borrower to the Agent pursuant to the Loan
Documents.

(a)	Upon termination of all Revolving Loan
Commitments, Supplemental Revolving Loan Commitments and the Swing Line Commitment, and the payment in full of all outstanding Revolving Loan Obligations, Supplemental
Revolving Loan Obligations, Swing Line Obligations and
L/C Obligations such that no such Commitments, Loan
Documents or Obligations remain outstanding, the Borrower shall be entitled to the release of the Collateral and Mortgaged Property set forth on Schedule 9.13(a) hereto from the Lien of the Loan Documents upon the request of the Borrower subject to the following terms and conditions: (i) the Agent shall have received a certificate from the Borrower's chief executive or chief financial officer certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing as of the date on which the Agent proposes to release such Collateral and Mortgaged Property; and (ii) at the Borrower's cost and expense, the Agent shall have received from one or more independent third parties appraisals and/or valuations acceptable to, and in form, substance and using methodologies satisfactory to, the Required Lenders, demonstrating that, after giving effect to such release, the ratio of (A) the aggregate value of the remaining Collateral and Mortgaged Property, as such value is determined by such independent third parties and acceptable to the Required Lenders, to (B) the Obligations which remain outstanding under the Loan
Documents is not less than 2.50 to 1.00. The determination by the Required Lenders pursuant to the preceding sentence shall be made by those Term Lenders, Additional Lenders, D Tranche Lenders and E Tranche
Lenders constituting the Required Lenders at such time.

(b)	Upon receipt by the Borrower and the Agent of
an officer's certificate and such other information delivered pursuant to Section 5.1.1(c), beginning with any such officer's certificate and information delivered after December 31, 1994, the Borrower shall be entitled to the release of all of the Collateral and Mortgaged
Property from the Lien of the Loan Documents subject to the following terms and conditions: (i) the Agent shall have received a certificate from the Borrower's chief executive or chief financial officer certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing as of the date on which the Agent proposes to release the Collateral and Mortgaged
Property; and (ii) the officer's certificate delivered pursuant to Section 5.1.1(c) satisfies the terms and conditions set forth on Schedule 1.1(b) hereto.

 (c)	The Borrower shall be entitled to the release
of all or any portion of the Collateral and/or Mortgaged
Property upon the request of the Borrower subject to the following terms and conditions: (i) the Agent shall have received a certificate from the Borrower's chief executive or chief financial officer certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing as of the date on which the Agent proposes to release such Collateral and Mortgaged
Property; (ii) prior to the release date of such Collateral and/or Mortgaged Property the Borrower shall have furnished to the Agent for the benefit of the Lenders substitute collateral ("Substitute Collateral") which (A) is acceptable to the Required Lenders and (B) has a value as determined by the Required Lenders at least equal to the aggregate value of the Collateral and/or Mortgaged Property to be released; and (iii) such Substitute Collateral shall be provided pursuant to documentation and legal opinions in form and substance satisfactory to the Agent. Any such Substitute
Collateral shall be deemed to have been granted in consideration of the release of such Collateral and/or
Mortgaged Property.

(d)	The Borrower shall be entitled to the release
of any portion of the Collateral and/or Mortgaged
Property which is the subject of any sale, transfer or other disposition permitted by Section 5.2.12 upon the request of the Borrower subject to the following terms and conditions: (i) at least ten (10) Business Days prior to the release date of such Collateral and/or
Mortgaged Property the Borrower shall have furnished to the Agent in writing a description of such Collateral and/or Mortgaged Property and the proposed terms of the sale, transfer or other disposition thereof; (ii) the Agent shall have received a certificate from the Borrower's chief executive or chief financial officer certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing; and (iii) prior to or contemporaneously with such release, the Agent shall have received any Material Sale Proceeds derived from such disposition in immediately available funds pursuant to the terms of Section 3.4(c) to be applied as a prepayment of the Obligations in accordance with
Section 3.6(c), unless any such Material Sale Proceeds constitute Waived Proceeds pursuant to the terms of
Section 3.6(f), together with a written accounting of all proceeds from such sale, transfer or other disposition and the determination of Material Sale Proceeds resulting therefrom, in form and substance reasonably satisfactory to the Agent; provided, however, that inventory pledged to the Agent pursuant to the Loan Documents may be sold or disposed of in the ordinary course of business free and clear of the Liens created thereby; and provided further, that immaterial portions of Collateral or Mortgaged Property may for purposes of administrative practicality or legal requirements be released by the Agent pursuant to the provisions, if any, of the respective Security Agreements or Mortgages.

(e)	Upon the satisfaction of the applicable
conditions set forth in Section 9.13(a), (b) or (c), the Agent shall within thirty (30) days deliver to the Borrower all released Collateral and related documents then in the custody or possession of the Agent and shall prepare and execute release documents relating to the Collateral and Mortgaged Property to be released and shall execute and deliver to the Borrower such other documents and instruments as the Borrower may reasonably request, all without recourse upon, or warranty whatsoever by, the Agent, and at the cost and expense of the Borrower.

 (f)	The Borrower shall be entitled to the release
of any portion of the Mortgaged Property consisting of box converting facilities which are used to collateralize
Indebtedness for Money Borrowed incurred in accordance with Section 5.2.2(x), upon the request of the Borrower subject to the following terms and conditions: (i) at least thirty (30) days (or such lesser number of days as to which the Agent may agree) prior to the release date of such Mortgaged Property the Agent shall have received appraisals or other documentation of such Mortgaged
Property which satisfy the terms and conditions of
Section 5.2.2(x); (ii) the Agent shall have received a certificate from the Borrower's chief executive or chief financial officer certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing; (iii) at least ten (10) Business Days (or such lesser number of days as to which the Agent may agree) prior to the release date of such Mortgaged
Property the Borrower shall have furnished to the Agent in writing a description of such Mortgaged Property, together with copies of all documentation relating to such Indebtedness for Money Borrowed; and (iv) the Agent shall have received such intercreditor agreements as specified in Section 5.2.2(x).

(g)	If requested by the Borrower in connection
with the incurrence by the Borrower or any Subsidiary of any Financing Lease Obligations as permitted under
Section 5.2.2(i), any Indebtedness for Money Borrowed in respect of the purchase price of property as permitted under Section 5.2.2(k) or any lease payments as permitted under Section 5.2.15, the Agent is authorized to execute and deliver any agreement or other instrument in favor of, or with, any lender extending any such Indebtedness for Money Borrowed or lessor under any such lease (a
"Third Party Lender") which expressly waives, relinquishes and/or subordinates any Lien of the Agent for the benefit of the Lenders under any Loan Documents in or upon the asset(s) being acquired or leased by the Borrower or such Subsidiary from such Third Party Lender until such time as such Indebtedness for Money Borrowed or lease is paid in full, with such agreement or instrument in form and substance reasonably satisfactory to the Agent, and the Lenders hereby authorize the Agent to execute and deliver any such agreement or instrument.

(h)	The Borrower shall be entitled to have the
assets described in subpart (y) of the second sentence of
Section 5.2.12 released from the Lien of the Loan
Documents contemporaneously with their transfer to Stone
Snowflake pursuant to, and in compliance with, the terms of such Section. The Lenders hereby authorize the Agent to release such Collateral at such time.

(i)	The Borrower shall be entitled to have the
cash collateral held by the Agent pursuant to the Stone
Snowflake Cash Collateral Agreement released on November
30, 1998 from the Lien of the Cash Collateral Agreement and any other Loan Document with such cash collateral to be used solely to repay the Borrower's 11-7/8% Senior
Notes maturing on December 1, 1998 with the release thereof on terms and conditions reasonably acceptable to the Agent, including receipt by the Agent of a certificate of a Responsible Officer of the Borrower dated November 30, 1998 certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing. The Lenders hereby authorize the Agent to release or direct the release of such cash collateral under the terms and conditions set forth above, and to execute and deliver such documents and instruments, and take such actions, as may be reasonably necessary to effect such release and repayment.

Section 9.14	Consent to Jurisdiction; Waiver of
Jury Trial. (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER BASIC AGREEMENT, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH UNITED STATES FEDERAL OR NEW YORK STATE COURT AND THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. AS A METHOD OF SERVICE, THE BORROWER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY COURT IN OR OF THE STATE OF NEW YORK BY THE DELIVERY OF COPIES OF SUCH PROCESS TO THE BORROWER, AT ITS ADDRESS SPECIFIED IN SECTION
9.4 HEREOF OR BY CERTIFIED MAIL DIRECT TO SUCH ADDRESS.

(b)	Each party hereto hereby waives, to the
fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable by, among other things, the mutual waivers and certifications in this Section 9.14(b).

Section 9.15	Governing Law; Certain
Relationships. This Agreement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State, without regard to principles of conflicts of law.
 Nothing contained in this Agreement and no action taken by the Agent, any Co-Agent or any Lender pursuant hereto shall be deemed to constitute the Agent, any Co-Agent or the Lenders a partnership, an association, a joint venture or other entity.
 Neither the Agent, any Co-Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent, Co-Agents and the Lenders, on the other hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

Section 9.16	Severability of Provisions.  Any
provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.17	Headings.  The Table of Contents and
Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

Section 9.18	Time.  Time shall be of the essence
of this Agreement.

Section 9.19	Further Assurances.  The Borrower
agrees to do such further acts and things and to execute and deliver to the Agent such additional assignments, agreements, powers and instruments as the Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Agent and the Lenders, their respective rights, powers and remedies hereunder.

Section 9.20	Florida Real Property.  The parties
hereto hereby acknowledge that the Revolving Loans, Supplemental Revolving Loans and Swing Line Loans are secured by real and personal property located both inside and outside the State of Florida and hereby agree that for purposes of calculating intangible taxes due under Section 199.133, Florida Statutes, the first amounts advanced as Revolving Loans, Supplemental Revolving Loans and Swing Line Loans shall be deemed to be the portion allocable to the Collateral and Mortgaged Property consisting of real property located in the State of Florida, and such portion allocable to such Collateral and Mortgaged Property shall also be deemed to be the last to be repaid under the terms hereof. Nothing herein shall limit the Agent's or any Lender's right to recover or realize from the Collateral or Mortgaged Property located in the State of Florida amounts in excess of that allocated to the Revolving Loans, Supplemental Revolving Loans and Swing Line Loans or to apply amounts so recovered or realized against the Obligations in such order as required pursuant to the Loan Documents.

Section 9.21	Effect of Restatement.  This
Agreement shall, except as otherwise expressly set forth herein, supersede the Existing Credit Agreement from and after the Restatement Date with respect to the transactions hereunder and with respect to the Loans and Letters of Credit outstanding under the Existing Credit Agreement as of Restatement Date. The parties hereto acknowledge and agree, however, that (i) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Obligations under the Existing Credit Agreement and the other Loan Documents as in effect prior to the Restatement Date, (ii) such Obligations are in all respects continuing with only the terms being modified as provided in this Agreement and the other Loan Documents, (iii) the liens and security interests in favor of the Agent for the benefit of the Lenders securing payment of such Obligations are in all respects continuing and in full force and effect with respect to all Obligations and
(iv) all references in the other Loan Documents to this Agreement shall be deemed to refer without further amendment to this Agreement.






IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

STONE CONTAINER CORPORATION


By:  /s/ Leslie T. Lederer

Name:    Leslie T. Lederer
Title:   Vice President, Secretary and Counsel


Address:

Stone Container Corporation
150 North Michigan Avenue
Chicago, Illinois  60601
Attn: ___________________
 Senior Vice President,
 Chief Financial and
 Planning Officer
Tel. No.:  (312) 580-4604
Telecopier No.: (312) 580-7040

BANKERS TRUST COMPANY, in its
individual capacity and as
Agent



By:     /s/ Robert Teleska

Name:       Robert Teleska
Title


Address:


Bankers Trust Company
233 South Wacker Drive
Suite 8400
Chicago, IL 60606
Attention:  Loretta L. Summers
		  	       Managing Director
Tel. No.:  (312) 993-8006
Telex No.:  210106
(Answerback:  BTCI-UR)
Telecopier No.:  (312) 993-8182

With a copy to:

Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Brian S. Hart, Esq.
Tel. No.:  (312) 558-5600
Telecopier No.:  (312) 558-5700







	DEFINITIONAL APPENDIX
	TO
	CREDIT AGREEMENT


As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated:

"Abitibi Sale/Monetization" means any transaction or series of related transactions whereby the Borrower or any Subsidiary (i) issues or otherwise sells any security, instrument or other right that is convertible into, exchangeable for or otherwise entitled to receive at any time any Abitibi Shares, or (ii) sells or otherwise disposes of (including through any secondary public offering) any Abitibi Shares.

"Abitibi Shares" means any shares of capital stock of S-CC owned by the Borrower or any Subsidiary.

"Abitibi 75% Portion" is defined in Section 3.4(d).

"Abitibi 25% Portion" means an aggregate amount equal to 25% of the proceeds from (i) each issuance or sale by the Borrower or any Subsidiary of any securities, instruments or other rights that are convertible into, exchangeable for or otherwise entitled to receive at any time any Abitibi Shares, and (ii) the sale or other disposition (including any secondary public offering) of any Abitibi Shares, in each case in connection with any Abitibi Sale/Monetization net of income taxes directly payable and any direct costs and expenses incurred in connection with such Abitibi Sale/Monetization (provided that such income taxes, costs and expenses attributable to any subsequent conversion, exchange or other receipt of Abitibi Shares shall not be deducted for purposes of determining such net proceeds).

"Accounts Receivable Financing Program" means a program of sales of, or transfers of interests in, receivables (whether characterized as sales or as non-recourse loans) and related contract rights and other property (the "Receivables") by the Borrower and its Participating Subsidiaries to StoneSub, which shall finance such purchases through (i) sales or transfers of Receivables or borrowings or other debt issuances (which, except as described in Exhibit 1.1(e) hereto, shall be non-recourse to the Borrower and its Subsidiaries other than StoneSub) from one or more limited purpose finance companies, investors participating in an offering of debt securities, financial institutions or other Persons not affiliated with the Borrower or through one or more trusts originated by StoneSub (individually and collectively, the "Issuer"), (ii) capital contributions from the Borrower, (iii) subordinated loans from the Borrower and its applicable Participating Subsidiaries and (iv) collections from previously purchased Receivables. Each separate financing arrangement within the Accounts Receivable Financing Program is referred to as a "Receivables Financing." All Receivables Financings which are in existence at any time shall together not permit StoneSub to incur more than, subject to the third proviso of the penultimate sentence of Section 5.2.13, $500 million of Indebtedness for Money Borrowed from the Issuer at any one time outstanding (and, in the event that the Accounts Receivable Financing Program includes Canadian dollar Receivables of Canadian Subsidiaries, without giving effect to increases in such amount after the date of the incurrence of such Indebtedness for Money Borrowed, or portion thereof, solely as the result of subsequent fluctuations in the exchange rate between United States Dollars and Canadian dollars) and shall be on terms (considered as a whole) not materially more onerous to the Borrower and the Lenders than those of Receivables Financings in existence on the Restatement Date. The Lenders hereby acknowledge and agree that any Receivables Financing purported to be structured as a sale of Receivables to StoneSub by the Borrower or a Participating Subsidiary and as to which the Borrower has received an opinion of counsel as to the sale nature thereof shall constitute a sale of such Receivables and not a loan from StoneSub secured by such Receivables. Nothing herein shall prevent the Borrower from alternatively structuring a Receivables Financing as the sale of Receivables by StoneSub to the Issuer, provided that any such Receivables Financing shall be subject to clause (iii) of the last sentence of
Section 5.2.2(p) for all purposes of this Agreement.

"Acquisition" is defined in Section 5.2.9.

"Additional Lender" means, at any time, any Lender which then has an Additional Term Loan Commitment or is owed any portion of the Additional Term Loan.

"Additional Term Loan" means, individually and collectively, the loans made by each of the Additional Lenders to the Borrower in accordance with Section 2.1(c), which Additional Term Loan shall from time to time be comprised of Prime Rate Loans or Eurodollar Rate Loans or any combination of the foregoing.

"Additional Term Loan Commitment" means, with respect to each Additional Lender, the principal amount set forth opposite such Additional Lender's name on Schedule
1.1(e) hereto under the caption "Amount of Additional Term
Loan Commitment."

"Additional Term Loan Maturity Date" means October
1, 2003.

"Additional Term Loan Obligations" means the obligations of the Borrower to repay the principal of, and pay the interest on, the Additional Term Loan pursuant to Section
2.2(d).

"Additional Term Loan Pro Rata Share" means, with respect to any Additional Lender and any described aggregate or total amount, the amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction, the numerator of which shall be the portion of the Additional Term Loan made by such Lender and outstanding at the time and the denominator of which shall be the aggregate amount of the Additional Term Loan made by all of the Additional Lenders and outstanding at the time.

"Additional Term Note" is defined in Section
2.2(d).

"Adjusted Working Capital" means the difference between Consolidated Current Assets (excluding cash and marketable securities) and Consolidated Current Liabilities.

"Affiliate" means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this definition, neither any Lender nor any Affiliate of a Lender shall be deemed to be an Affiliate of SSCC or any of its Subsidiaries solely by reason of its ownership of or right to vote any Indebtedness of SSCC or any of its Subsidiaries.

"Agent" is defined in the preamble to this Agreement.

"Agent's Administrative Fee" is defined in Section
3.10.

"Agent's Fee" has the meaning assigned to that term in the Original Credit Agreement.

"Agreement" means this Amended and Restated Credit
Agreement, as the same may at any time be amended, restated, supplemented or otherwise modified in accordance with the terms hereof and in effect.

"Agreement Accounting Principles" is defined in
Section 1.2.

"Agreement and Plan of Merger" is defined in the definition of "Smurfit Merger Documents".

"Amendment Fee" is defined in Section 3.8.

"Assets" is defined in Section 3.4(c).

"Assignee" is defined in Section 9.12(d).

"Assignment Agreement" means an assignment agreement entered into by a Lender and an assignee and, to the extent required by Section 9.12(d), accepted by the Borrower, the Agent, the Swing Line Lender and the Facing Agent, in the form of Exhibit 9.12(d) hereto or such other form as shall be approved by the Agent.

"Available Revolving Commitment" means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (i) such Lender's Revolving Loan Commitment over
(ii) the sum of (A) the aggregate principal amount then outstanding of Revolving Loans made by such Lender and (B) such Lender's Revolving Loan Pro Rata Share of the L/C Obligations and Swing Line Loans then outstanding.

"Available Supplemental Revolving Commitment" means, as to any Supplemental Revolving Lender at any time, an amount equal to the excess, if any, of (i) such Lender's Supplemental Revolving Loan Commitment over (ii) the aggregate principal amount then outstanding of Supplemental Revolving Loans made by such Lender.

"Basic Agreements" means, collectively, the Loan
Documents, the Transaction Documents and all agreements amending any of the foregoing agreements.

"Benefitted Lender" is defined in Section 9.9(a).

"Board" means the Board of Governors of the Federal
Reserve System.

"Borrower" is defined in the preamble to this Agreement.

"Borrowing" means the incurrence pursuant and subject to Article II of this Agreement of one Type of Loan by the Borrower from all of the Lenders having a Commitment for the Type of Loan subject to the Borrowing on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Rate Loans, the same Interest Periods; provided, however, that Prime Rate Loans or Eurodollar Rate Loans incurred pursuant to Section 2.13(b) shall be considered part of any related Borrowing of Eurodollar Rate Loans.

"Borrowing Margins" and "Borrowing Margin" mean, respectively, (i) the borrowing margins referred to in Sections 2.8(a), (b), (c), (d), (e), (f), (g), (h), (i), (j),
(k), (l) and (m), and (ii) any one of such borrowing margins.

"BT" means Bankers Trust Company, a New York banking corporation.

"Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York or Chicago a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

"Canadian Credit Agreements" means the Canadian
Revolving Credit Agreement and the Canadian Term Loan
Agreement.

"Canadian Revolving Credit Agreement" means that certain Revolving Credit Agreement dated as of March 1, 1989, as amended, by and among Stone-Canada, BT Bank of Canada, as Administrative Agent, The Bank of Nova Scotia, as Payment Agent, Bankers Trust Company, as Collateral Agent, and the financial institutions signatory thereto.

"Canadian Term Loan Agreement" means that certain
Credit Agreement dated as of March 1, 1989, as amended, by and among Stone-Canada, BT, as agent, Citibank, N.A., Chemical Bank (as successor to Manufacturers Hanover Trust Company) and The First National Bank of Chicago, as co-agents, and the financial institutions signatory thereto.

"Capital Expenditures" means, without duplication, with respect to the Borrower and any Subsidiary of the Borrower (other than S-CC and its Subsidiaries), any amounts expended or incurred during or in respect of a period for any purchase, exchange or other acquisition for value of any asset that is classified on a consolidated balance sheet of the Borrower prepared in accordance with generally accepted accounting principles as a fixed or capital asset; provided, however, that in no event shall Capital Expenditures include amounts (i) expended in respect of replacements and maintenance consistent with the business practices of the Borrower in respect of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary conduct of business (to the extent such amounts are not capitalized in preparing a consolidated balance sheet in accordance with generally accepted accounting principles), (ii) expended in the replacement, repair or reconstruction of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent of insurance proceeds are receivable or have been received by the Borrower or any such Subsidiary in respect of such destruction or damage, (iii) expended in the replacement of any fixed or capital asset within 180 days (or in the case of a disposition of collateral under the First Mortgage Note Indenture, within the time permitted for redeployment of the proceeds of the replaced fixed or capital asset pursuant to Section 1015 of such indenture) of the sale or other disposition of the fixed or capital asset replaced, to the extent of any cash or cash equivalent proceeds received by the Borrower or such Subsidiary in connection with such sale or other disposition of the fixed or capital asset replaced, (iv) expended for the purchase of the Facility pursuant to Section 10.01, 10.04 or 19.09 of the Leveraged Lease or (v) expended pursuant to any Financing Lease.

"Cash Equivalents" means those Permitted
Investments included in clauses (i)-(v) of the definition thereof, with the additional requirement that any such Permitted Investment must mature not more than 30 days after the date of its purchase.

"Capital Infusion" is defined in Section 6.3(e).

"Capital Infusion Documents" means the documents entered into or delivered in connection with the Capital
Infusion.

"Cash Flow Coverage Ratio" means, for a period of four quarters ending on the most recent quarter end prior to the date of computation (treating each such period as a single accounting period) on a consolidated basis, a ratio of (a) the sum of (i) Consolidated Net Income of the Borrower (before income taxes) plus (ii) interest expense (net of interest income on Permitted Investments) during such period plus (iii) depreciation and amortization deducted in determining Consolidated Net Income for such period minus (iv) Capital Expenditures of the Borrower other than Capital Expenditures made through the utilization of Discretionary Funds to (b) interest expense (net of interest income on Permitted Investments) during such period.

"CB" means Consolidated-Bathurst Inc., a Canadian federal corporation, and its successors and assigns.

"Certificates of Ownership and Merger" means (i) the Certificate of Ownership and Merger of Stone Container Corporation, a Delaware corporation, dated as of September 30, 1994, executed by the Borrower and each of Stone Connecticut Paperboard Corporation, Stone Mill Operating Corporation, Stone Bag Corporation, Stone Packaging Corporation, Stone-Consolidated Newsprint, Inc. and Stone Packaging Systems, Inc. (the "Stone Merger Subsidiaries"), merging the Stone Merger Subsidiaries with and into the Borrower and filed with the Delaware Secretary of State on September 30, 1994 and (ii) the Certificate of Ownership and Merger of Stone Southwest, Inc., a Delaware corporation, dated as of September 30, 1994, executed by Stone Southwest and each of Stone Hodge, Inc., Stone Hopewell, Inc., Manufacturers Folding Carton, Inc. and Stone Corrugated, Inc. (the "Stone Southwest Merger Subsidiaries"), merging the Stone Southwest Merger Subsidiaries with and into Stone Southwest and filed with the Delaware Secretary of State on September 30, 1994.

"CERCLA" is defined in Section 4.17(b).

"Change of Control" means any event by which
(i) JSG and its Affiliates shall cease to own or control shares representing at least 27-1/2% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of SSCC; (ii) any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934, as in effect on the Restatement Date) other than JSG and its Affiliates shall own, directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of SSCC; or (iii) SSCC shall cease to directly own, beneficially and of record, 100% of the issued and outstanding capital stock (other than Permitted Preferred Stock outstanding as of the Restatement Date) of the Borrower.

"Closing Date" means October 12, 1994.

"Cluster Expenditures" means capital expenditures mandated pursuant to, or made to comply with, the final adopted version, if any, of the proposed rules promulgated by the Environmental Protection Agency at 58 Fed. Reg. 66078 (December 17, 1993) with respect to Effluent Limitations Guidelines, Pretreatment Standards, and New Source Performance
Standards: Pulp, Paper, and Paperboard Category; National Emission Standards for Hazardous Air Pollutants for Source
Category: Pulp and Paper Production.

"Co-Agents" and "Co-Agent" have the respective meanings assigned to such terms in the introduction to this Agreement.

"Code" means the Internal Revenue Code of 1986, as from time to time amended, including the regulations proposed or promulgated thereunder, or any successor or regulation proposed or promulgated thereunder.

"Collateral" means, collectively, (i) all
"Collateral" as such term is defined in the Pledge Agreements and (ii) all "Collateral" as such term is defined in the Security Agreements, including, without limitation, the inventory, machinery and equipment of the Borrower or a Subsidiary, as applicable, located at the Mortgaged Property.

"Collateral Benefitted Lender" is defined in
Section 9.9(b).

"Commercial Letters of Credit" means the commercial
Letters of Credit issued by the Facing Agent for the account of Borrower pursuant to Section 2.12, each of which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Subsidiaries in the ordinary course of its business.

"Commitment" means, with respect to each Lender, the aggregate of the Revolving Loan Commitment, Supplemental Revolving Loan Commitment, Term Loan Commitment, Additional Term Loan Commitment, D Tranche Term Loan Commitment and E Tranche Term Loan Commitment of such Lender and "Commitments" means such commitments of all of the Lenders collectively. For purposes of this definition, the Revolving Loan Commitment of the Swing Line Lender shall be deemed to include the Swing Line Commitment of the Swing Line Lender.

"Consolidated Current Assets" means, subject to the last sentence of Section 1.2, as at the time any determination thereof is to be made, the amount, without duplication, that is classified on a consolidated balance sheet of the Borrower and its Subsidiaries as the consolidated current assets of the Borrower and its Subsidiaries at such time in accordance with generally accepted accounting principles; provided, however, that there shall be excluded from the calculation of Consolidated Current Assets any insurance receivables (net of related payables) relating to the April, 1994 occurrence at the Panama City Mill.

"Consolidated Current Liabilities" means, subject to the last sentence of Section 1.2, as at the time any determination thereof is to be made, all Indebtedness of the Borrower and its Subsidiaries, without duplication, that is included as consolidated current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles, except that there shall be excluded from Consolidated Current Liabilities (i) fixed sinking fund payments, (ii) mandatory redemption and other payments of principal outstanding or due (whether as a result of an acceleration or otherwise), (iii) other mandatory prepayments required to be made with respect to any Indebtedness for Money Borrowed within one year after such date of determination, (iv) any other Indebtedness for Money Borrowed maturing on demand and (v) all outstanding Revolving Loans, Supplemental Revolving Loans and Swing Line Loans under this Agreement.

"Consolidated EBITDA" means, for the period of four fiscal quarters ending on the most recent fiscal quarter end prior to the date of computation (treating each such period as a single accounting period) of the Borrower and its Subsidiaries on a consolidated basis, (a) the sum of (without duplication) (i) Consolidated Net Income for such period, (ii) Federal, state, local and foreign taxes deducted in determining such Consolidated Net Income, (iii) Consolidated Interest Expense for such period, (iv) depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses deducted in determining such Consolidated Net Income and (v) charges specifically associated with the Smurfit Merger to the extent deducted in determining such Consolidated Net Income, less (b) any non-cash income or non-cash gains included in determining such Consolidated Net Income.

"Consolidated Interest Expense" means, for the period of four fiscal quarters ending on the most recent fiscal quarter end prior to the date of computation (treating each such period as a single account period) on a consolidated basis, the interest expense (net of interest income on Permitted Investments) of the Borrower and its Subsidiaries for such period on a consolidated basis, excluding any fees and expenses payable or amortized during such period by the Borrower and its Subsidiaries in connection with the amortization of deferred debt issuance costs. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to foreign exchange, interest rate swap or other similar agreements entered into in accordance with Section 5.2.2(o).

"Consolidated Net Income" and "Consolidated Net
Loss" mean, respectively, subject to the last sentence of
Section 1.2, with respect to any period, the aggregate of the net income (loss) (before taking account of minority interests) of the Borrower and its Subsidiaries for such period, determined in accordance with generally accepted accounting principles on a consolidated basis, provided that
(i) in the case of any Person which is not a consolidated Subsidiary, the net income (loss) of such Person shall be disregarded and the amount of cash dividends and distributions paid by such Person to the Borrower or a consolidated Subsidiary of the Borrower shall be included in the net income
(loss) of the Borrower; and (ii) the net income (loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded. There shall be excluded in computing Consolidated Net Income the excess (but not the deficit), if any, of (A) any gain which must be treated as an extraordinary item under generally accepted accounting principles or any gain realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any capital stock of the Borrower or a Subsidiary of the Borrower over (B) any loss which must be treated as an extraordinary item under generally accepted accounting principles or any loss realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any capital stock of the Borrower or a Subsidiary of the Borrower. Notwithstanding the foregoing, (i) any loss recognized upon the sale or other disposition of any Abitibi Shares (including, without limitation, upon the exchange or conversion of any security or other instrument for Abitibi Shares which constituted Monetized Assets), (ii) any non-cash exchange related gain or loss at Stone Finance from and after October 1, 1997 and (iii) any loss recognized as the result of the write-off of all or any portion of Stone-Canada's investment in SVCPI, in each case, shall be excluded for purposes of determining Consolidated Net Income and Consolidated Net Loss.

"Consolidated Tangible Net Worth" of the Borrower means, subject to the last sentence of Section 1.2, as at the time any determination thereof is made, without duplication, an amount equal to (i) the sum of (A) the Borrower's total common stockholders' equity (excluding treasury stock, the effects of FASB 115 and excluding the effects of foreign currency translation adjustments) and (B) the amount of the Permitted Preferred Stock, minus (ii) the net book value of all assets of the Borrower and its Subsidiaries which would be treated as intangibles under generally accepted accounting principles, including, without limitation, deferred charges, leasehold conversion costs, franchise rights, non-compete agreements, goodwill, unamortized debt discounts, patents, patent applications, trademarks, trade names, copyrights and licenses, except for any such intangibles of Southwest Forest Industries, Inc. or CB created as the result of the acquisition of either thereof.

"Contaminant" means any pollutant, contaminant (as those terms are defined in 42 U.S.C. Section 9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. Section 1362(13)), hazardous substance (as that term is defined in 42 U.S.C.
Section 9601(14)), hazardous chemical (as that term is defined by 29 CFR Section 1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C. Section 6903(5)), or any state or local equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum-derived substance, waste, or breakdown or decomposition product thereof, or any constituent of any such substance or waste.

"Continental Guaranty" means the Guaranty dated as of August 30, 1983, as amended as of June 1, 1996, between The
Continental Group, Inc., a New York corporation, and the
Borrower, as amended from time to time.

"Control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

"Convertible Indenture" means the Indenture dated as of June 15, 1993 between the Borrower and Norwest Bank
Minnesota, National Association, at Trustee, as amended, supplemented, restated or otherwise modified from time to time.

"Convertible Subordinated Indenture" means the
Indenture dated as of February 15, 1992 between the Borrower and The Bank of New York, as Trustee, pursuant to which the Borrower issued its 6-3/4% Convertible Subordinated Debentures due February 15, 2007, as amended, supplemented, restated or otherwise modified from time to time.

"CP&L Property" means any intangible property or contract rights of the Borrower relating to or existing under that certain Electric Power Purchase Agreement dated as of December 17, 1984, as amended, between the Borrower and Carolina Power & Light.

"Credit Event" means the making of any Loan and the issuance of any Letter of Credit.

"Credit Exposure" is defined in Section 9.12(c).

"D Tranche Lender" means, at any time any Lender which then has a D Tranche Term Loan Commitment or is owed any portion of the D Tranche Term Loan.

"D Tranche Term Loan" means, individually and collectively, the loans made by each of the D Tranche Lenders to the Borrower in accordance with Section 2.1(e), which D Tranche Term Loan shall from time to time be comprised of Prime Rate Loans or Eurodollar Rate Loans or any combination of the foregoing.

"D Tranche Term Loan Commitment" means, with respect to each D Tranche Lender, the principal amount set forth opposite such D Tranche Lender's name on Schedule 1.1(f) hereto under the caption "Amount of D Tranche Term Loan
Commitment."

"D Tranche Term Loan Maturity Date" means October
1, 2003.
"D Tranche Term Loan Obligations" means the obligations of the Borrower to repay the principal of, and pay the interest on, the D Tranche Term Loan pursuant to Section
2.2(f).

"D Tranche Term Loan Pro Rata Share" means, with respect to any D Tranche Lender and any described aggregate or total amount, the amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction, the numerator of which shall be the portion of the D Tranche Term Loan made by such Lender and outstanding at the time and the denominator of which shall be the aggregate amount of the D Tranche Term Loan made by all of the D Tranche Lenders and outstanding at the time.

"D Tranche Term Note" is defined in Section 2.2(f).

"Debt Basket Proceeds" is defined in the definition of "Discretionary Funds."

"Debt Refinancing" means the termination of the U.S. Credit Agreement, the Canadian Credit Agreements and the
Stone Savannah Credit Agreement and the repayment in full of all obligations outstanding thereunder.

"Debt Refinancing Documents" means the documents and instruments entered into with respect to the termination of the commitments, and the reimbursement obligations with respect to any letters of credit issued, under the U.S. Credit Agreement, the Canadian Credit Agreements and the Stone Savannah Credit Agreement, the repayment of the loans and other obligations thereunder, the release of all guaranties and security with respect thereto and any consents required in connection therewith.

"Default Rate" is defined in Section 2.8(n).

"Delayed Collateral" is defined in Section 5.1.17.

"Deposited Monies" is defined in Section 3.5.

"Discretionary Funds" means the sum of (i) the aggregate amount of Waived Proceeds, plus (ii) the aggregate amount of Excluded Sale Proceeds (not to exceed $300 million), with the aggregate amount of Excluded Sale Proceeds in excess of $200 million being referred to as "Excess Excluded Sale Proceeds", plus (iii) the aggregate amount of Indebtedness incurred pursuant to Section 5.2.2(t) (not to exceed $400 million) ("Debt Basket Proceeds"), plus (or minus, if Excess Cash Flow is negative) (iv) the aggregate amount of Excess Cash Flow for each Fiscal Quarter of the Borrower commencing with the Fiscal Quarter ending December 31, 1994 which is not required by Section 3.4(a) to be utilized as a mandatory prepayment, such amount to be determined without giving effect to any prepayment reduction or waiver pursuant to clause (B) of Section 3.4(a) or Section 3.6(f) and such amount with respect to any Fiscal Quarter becoming Discretionary Funds only after the delivery of the Excess Cash Flow Schedule for such Fiscal Quarter pursuant to Section 5.1.1(b) or 5.1.1(c).
 As of the Second Restatement Date, the amount of Debt Basket Proceeds shall be deemed increased by $300 million without otherwise limiting the Borrower's ability to incur Indebtedness under Section 5.2.2(t), and such $300 million increase may be utilized from and after the Second Restatement Date by the Borrower as Discretionary Funds constituting Debt Basket Proceeds.

"Discretionary Funds Basket" means, at any time,
(i) the aggregate amount of Discretionary Funds less (ii) the aggregate amount of the sum of (A) Investments made pursuant to Section 5.2.7(l), (B) Acquisitions pursuant to Section 5.2.9(e)(ii), (C) prepayments of Indebtedness pursuant to Sections 5.2.10(a)(ix) and (xii), and (D) Capital Expenditures made pursuant to Section 5.2.11(iii). Any utilization of Discretionary Funds for the purpose specified in clause (C) above shall first be deemed a utilization of Debt Basket Proceeds and Excess Excluded Sale Proceeds to the extent thereof and then a utilization of other Discretionary Funds; provided, however, that from and after the effective date of the Second Amendment of Credit Agreement dated as of December 18, 1996 to and including the date the Borrower delivers to the Agent a certificate pursuant to Section 5.1.1(b) evidencing, as of the end of the Fiscal Quarter for which such certificate is delivered, an Interest Coverage Ratio (calculated for the period specified in Section 5.3.1(a)) of at least 1.25:1, the aggregate amount of the Discretionary Funds Basket available to be used for Investments pursuant to
Section 5.2.7(l), Acquisitions pursuant to Section 5.2.9(e)(ii) and Capital Expenditures pursuant to Section 5.2.11(iii) shall be deemed to be (a) $50,000,000 less (b) the amount of the Discretionary Funds Basket used for such Investments, Acquisitions and Capital Expenditures on or after such effective date.

"Dividend Basket" means, at any time, the maximum amount of cash dividends which the Borrower would then be permitted to pay to its shareholders pursuant to Section
5.2.5(b).

"Dollar" and "$" shall mean lawful currency of the United States of America unless a currency of another country is specifically designated.

"E Tranche Lender" means, at any time any Lender which then has a E Tranche Term Loan Commitment or is owed any portion of the E Tranche Term Loan.

"E Tranche Term Loan" means, individually and collectively, the loans made by each of the E Tranche Lenders to the Borrower in accordance with Section 2.1(f), which E Tranche Term Loan shall from time to time be comprised of Prime Rate Loans or Eurodollar Rate Loans or any combination of the foregoing.

"E Tranche Term Loan Commitment" means, with respect to each E Tranche Lender, the principal amount set forth opposite such E Tranche Lender's name on Schedule 1.1(g) hereto under the caption "Amount of E Tranche Term Loan
Commitment."

"E Tranche Term Loan Maturity Date" means October
1, 2003.

"E Tranche Term Loan Obligations" means the obligations of the Borrower to repay the principal of, and pay the interest on, the E Tranche Term Loan pursuant to Section
2.2(g).

"E Tranche Term Loan Pro Rata Share" means, with respect to any E Tranche Lender and any described aggregate or total amount, the amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction, the numerator of which shall be the portion of the E Tranche Term Loan made by such Lender and outstanding at the time and the denominator of which shall be the aggregate amount of the E Tranche Term Loan made by all of the E Tranche Lenders and outstanding at the time.

"E Tranche Term Note" is defined in Section 2.2(g).

"8-7/8% Notes" means the Borrower's 8-7/8%
Convertible Senior Subordinated Notes due July 15, 2000.

"Eligible Assignee" means (i) a commercial bank, investment company, financial institution, financial company, fund (whether a corporation, partnership, trust or other entity), insurance company or other "accredited investor" (as defined in Regulation D of the Securities Act of 1933, as amended), (ii) any Lender party to this Agreement, (iii) any Affiliate of any Lender party to this Agreement, and (iv) any other Person approved by Agent, such approval not to be unreasonably withheld; provided, however, that neither SSCC nor any of its Affiliates shall qualify as an Eligible Assignee.

"Employee Benefit Plan" means an "employee benefit plan", as defined in Section 3(3) of ERISA, which is or has been established or maintained, or to which contributions are or have been made, by the Borrower or any of its Subsidiaries or any ERISA Affiliate.

"Environmental Laws" means any and all applicable foreign, federal, state or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, judgments, directives and cleanup or action standards, levels or objectives imposing liability or standards of conduct for or relating to the protection of health, safety or the environment, including, but not limited to, the following statutes as now written and amended, and as amended hereafter:
the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and
Liability Act, 42 U.S.C. Section 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq., and the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.

"Environmental Lien" means a Lien in favor of any governmental authority for (i) any liability under foreign, federal, state or local environmental laws or regulations, or
(ii) damages arising from, or costs incurred by such governmental authority in response to, a Release or threatened
Release of a Contaminant into the environment.

"Environmental Permits" means all material environmental, health and safety permits, certificates, licenses, approvals and authorizations necessary for their respective operations under all applicable Environmental Laws.

"Environmental Study" means those certain environmental assessments and documents upon which such assessments are based of the Facilities prepared by EnviroClean Midwest, Inc. with regard to the existing and potential liability of the Borrower with respect to any environmental matters, including a review of compliance with Environmental Laws.

"ERISA" means the Employee Retirement Income
Security Act of 1974, as from time to time amended.

"ERISA Affiliate" means each trade or business
(whether or not incorporated) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414 of the Code, excluding any foreign
Subsidiary of the Borrower which is not subject to ERISA.

"Eurodollar Rate" means, with respect to each Interest Period to be applicable to a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the arithmetic average (rounded upward to the nearest 1/16th of 1%) of the offered quotation to first-class banks in the interbank Eurodollar market by each Reference Bank for U.S. Dollar deposits of an amount in immediately available funds approximately equal to the principal amount of the Eurodollar Rate Loan to be made by such Reference Bank for a period approximately equal to such Interest Period determined as of 10:00 a.m. (New York City time) two (2) Business Days prior the commencement of such Interest Period, provided that if any Reference Bank fails to provide the Agent in a timely fashion with its aforesaid quotation then the Eurodollar Rate shall be calculated using the arithmetic average of the quotations provided to the Agent by the other Reference Bank or Banks by
(ii) a percentage equal to 100% minus the stated maximum rate (expressed as a percentage) as prescribed by the Board of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and all reserves required to be maintained against "Eurocurrency liabilities" as specified in Regulation D (or any successor regulation)) applicable on the first day of such Interest Period to any member bank of the Federal Reserve System in respect of Eurodollar funding or liabilities. The determination of the Eurodollar Rate by the Agent shall be conclusive and binding on the Borrower and the Lenders absent manifest error.

"Eurodollar Rate Additional Term Loan" means the
Additional Term Loan or any portion thereof during any period in which it bears interest at the Eurodollar Rate.

"Eurodollar Rate D Tranche Term Loan" means the D
Tranche Term Loan or any portion thereof during any period in which it bears interest at the Eurodollar Rate.

"Eurodollar Rate E Tranche Term Loan" means the E
Tranche Term Loan or any portion thereof during any period in which it bears interest at the Eurodollar Rate.


"Eurodollar Rate Loan" means any Loan which bears interest at a rate determined with reference to the Eurodollar
Rate.

"Eurodollar Rate Revolving Loan" means a Revolving
Loan or any portion thereof during any period in which it bears interest at the Eurodollar Rate.

"Eurodollar Rate Supplemental Revolving Loan" means a Supplemental Revolving Loan or any portion thereof during any period in which it bears interest at the Eurodollar Rate.

"Eurodollar Rate Term Loan" means the Term Loan or any portion thereof during any period in which it bears interest at a rate determined with reference to the Eurodollar
Rate.

"Europa Carton A.G." means Europa Carton A.G., a corporation organized under the laws of the Federal Republic of Germany, 1% of whose issued and outstanding capital stock is owned of record by Stone-Canada and 99% of whose issued and outstanding capital stock is owned of record by Stone
Container GmbH.

"Event of Default" is defined in Section 7.1.

"Excess Cash Flow" means, without duplication, for any Fiscal Quarter, an amount equal to the sum of (i) Consolidated Net Income (or Consolidated Net Loss), plus (minus) (ii) depreciation, depletion, amortization, deferred taxes and other noncash expenses (revenues) which, pursuant to generally accepted accounting principles, were deducted (added) in determining the Consolidated Net Income, minus
(plus) (iii) the increase (decrease) in Adjusted Working Capital from the last day of the prior Fiscal Quarter (excluding changes in income taxes payable), minus (iv) Capital Expenditures (other than Capital Expenditures incurred through the utilization of Indebtedness for Money Borrowed permitted by Section 5.2.2(k) or Discretionary Funds and other than Capital Expenditures of S-CC and Subsidiaries of S-CC) for such Fiscal Quarter, minus (v) the amount of any required prepayment (except (A) under this Agreement (including as the result of mandatory reductions in the Revolving Loan Commitments or Supplemental Revolving Loan Commitments) and (B) under the First Mortgage Note Documents in connection with the sale of any collateral securing the Indebtedness thereunder) or any regularly scheduled payments of Indebtedness for Money Borrowed (but excluding Indebtedness for Money Borrowed described in subparagraphs (iv) or (vi) of the definition of Indebtedness for Money Borrowed) during such quarter, minus (vi) cash dividends, distributions or other amounts paid by the Borrower to any of its stockholders with respect to its capital stock during such quarter, minus (vii)
 Investments by the Borrower or any Subsidiary of the Borrower (other than S-CC and Subsidiaries of S-CC) during such quarter except for Investments made through the utilization of Discretionary Funds, minus (viii) any portion of Consolidated Net Income attributable to gains (losses) on the disposition of assets to the extent the proceeds therefrom were used pursuant to Section 3.4(c) to prepay the Obligations, minus
(ix) dividends paid by non-Wholly-Owned Subsidiaries of the Borrower to minority shareholders other than the Borrower or Wholly-Owned Subsidiaries of the Borrower, plus (x) the increases in the aggregate principal amount of borrowings by StoneSub from the Issuer in connection with each Receivables Financing from (A) the later of (1) the beginning of the quarter for which the calculation is being made or (2) the date on which the applicable Receivables Financing commenced (if established during such quarter) to (B) the end of such quarter, minus (xi) the decreases in the aggregate principal amount of borrowings (other than as the result of a refinancing of such borrowings from a source other than internally generated cash or Borrowings hereunder) by StoneSub from the Issuer in connection with each Receivables Financing from (A) the later of (1) the beginning of the quarter for which the calculation is being made or (2) the date on which the applicable Receivables Financing commenced (if established during such quarter) to (B) the end of such quarter. In the event that Seminole Kraft merges with and into the Borrower pursuant to Section 5.2.8(g) in any Fiscal Quarter, Excess Cash Flow for such Fiscal Quarter shall be calculated as though the merger of Seminole Kraft with and into the Borrower occurred on the first day of such Fiscal Quarter.

"Excess Cash Flow Percentage" means 50% from the date of this Agreement and continuing thereafter until adjusted pursuant to the terms and conditions set forth on
Schedule 1.1(b) hereto.

"Excess Cash Flow Schedule" is defined in Section
5.1.1(b).

"Excess Excluded Sale Proceeds" is defined in the definition of "Discretionary Funds".

"Excluded Sale Proceeds" is defined in Section
3.4(c).

"Executive Officer" means from time to time any officer of the Borrower elected by the board of directors of the Borrower or designated as an executive officer in any Form
10-K or successor form filed by the Borrower with the Securities and Exchange Commission.

"Existing Credit Agreement" is defined in the Recitals to this Agreement.

"Existing Lenders" is defined in the Recitals to this Agreement.

"Facilities" means the owned and leased facilities of the Borrower set forth on Schedule 1.1(c) hereto.

"Facility" has the meaning assigned to that term in the Participation Agreement.

"Facility Fee" has the meaning assigned to that term in the Original Credit Agreement.

"Facing Agent" means BT or such other Revolving
Lender as may from time to time have been designated as such by the Borrower and shall have agreed in writing to act in such capacity.

"Federal Funds Rate" means on any given day, the rate per annum equal to the weighted average of the rate on overnight Federal funds transactions with members of the Federal Reserve System only arranged by Federal funds brokers, as published as of such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the rate then used by first class banks in extending overnight loans to other first class banks.

"Fifth Amendment" means that certain Fifth
Amendment of Credit Agreement dated as of October 5, 1998 among the Borrower, the Agent and the Lenders.

"Financing Lease" means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with generally accepted accounting principles.

"Financing Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a Financing Lease which would at such time be so required to be capitalized on the lessee's balance sheet in accordance with generally accepted accounting principles.

"First Mortgage Note Documents" means the First
Mortgage Note Indenture, the First Mortgage Notes, the Security Documents (as such term is defined in the First Mortgage Note Indenture) and all other documents, instruments and agreements now or hereafter evidencing or securing all or any portion of the Borrower's obligations under the First Mortgage Note Indenture and the First Mortgage Notes, including any documents, instruments or agreements evidencing or securing the amendment, refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, supplement, reissuance or resale thereof.

"First Mortgage Note Indenture" means the Indenture dated as of October 12, 1994 between the Borrower and Norwest
Bank Minnesota, National Association, as Trustee, pursuant to which the Borrower issued its First Mortgage Notes, as amended, supplemented, restated or otherwise modified from time to time.

"First Mortgage Notes" means the Borrower's 10-3/4%
First Mortgage Notes due October 1, 2002 in the aggregate principal amount of $500 million and issued pursuant to the First Mortgage Note Indenture, as amended, supplemented, restated or otherwise modified from time to time.

"First Restated Credit Agreement" is defined in the Recitals to this Agreement.

"First Restatement Lenders" is defined in the Recitals to this Agreement.

"First Restatement Date" means August 29, 1995.

"Fiscal Quarters" is defined in Section 4.23.

"Fiscal Year" is defined in Section 4.23.

"Florence Bonds" means the Variable Rate Demand
Industrial Revenue Bonds, Series 1984, issued by Florence
County, South Carolina pursuant to the Trust Indenture dated as of December 15, 1984 as in effect on the date of this Agreement.


"Florence L/C Obligations" means, at any time of determination, the sum of (i) the aggregate undrawn face amount of the Florence Letters of Credit, plus (ii) the amount of any drawings under the Florence Letters of Credit which have not been reimbursed pursuant to the L/C Agreement, plus
(iii) the principal amount of any term loans outstanding under the L/C Agreement.

 		"Florence Letters of Credit" means, individually and collectively, the letters of credit from time to time issued pursuant to the L/C Agreement.

"GAAP"shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

"German Financing" means one or more credit facilities consummated on or prior to March 31, 1998 pursuant to which Stone Container GmbH and/or any of its Subsidiaries (including Europa Carton A.G.) incurs Indebtedness in an aggregate principal amount denominated in Deutsch Marks not to exceed DM 90,000,000 and secured only by the stock and/or assets of Subsidiaries of Stone Container GmbH, provided that
(a) such Indebtedness is incurred on terms and conditions substantially similar to the terms and conditions set forth on
Schedule 1.1(h) hereto and on other terms and conditions, and pursuant to documentation, in form and substance satisfactory to the Agent, (b) the Agent shall have received an opinion of Sidley & Austin, counsel to the Borrower, and/or other counsel to the Borrower reasonably acceptable to Agent, in form and substance reasonably satisfactory to the Agent and stating that the execution, delivery and performance of the documentation for the German Financing does not conflict with or result in a breach of, or constitute a default under, any of the Loan Documents or any other agreements or instruments known to such counsel to which the Borrower or any of its Subsidiaries are bound, and (c) all of the proceeds of such Indebtedness are used (i) to pay the direct costs and expenses incurred in connection with the German Financing and (ii) to prepay a portion of the E Tranche Term Loan in accordance with
Section 3.4(f), and (d) the Agent shall have received a certificate of the Chief Financial Officer or the Treasurer of the Borrower certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing either before or after giving effect to the consummation of the German Financing.

"German Financing Intercompany Note" means the intercompany promissory note issued by Stone-Canada or the Borrower in favor of Stone Container GmbH and/or Europa Carton
A.G. upon consummation of the German Financing in the principal amount of up to DM 90,000,000 on terms and conditions, and pursuant to documentation, in form and substance satisfactory to the Agent.

"German Financing Subsidiary Transfer" is defined in Section 5.2.12.

"Government Acts" is defined in Section 2.12(i).

"Governmental Authority" means any foreign,
Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

"Hazardous Materials" is defined in Section
4.17(d).

"Indebtedness" means, with respect to any Person, without duplication:

(a)	all obligations of such Person which in
accordance with generally accepted accounting principles would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments);

(b)	all obligations under Financing Leases,
required to be capitalized under generally accepted accounting principles;

(c)	all guarantees (direct or indirect), all
contingent reimbursement obligations under undrawn letters of credit and other contingent obligations of such Person in respect of, or obligations to purchase or otherwise acquire or to assure payment of, Indebtedness of others;

(d)	Indebtedness of others secured by any Lien
upon property owned by such Person, whether or not assumed;
and

(e) all sinking fund payments or other mandatory redemption or payments on preferred or preference stock due on or prior to January 15, 2004 (other than preferred or preference shares issued to the Borrower by Stone-Canada).

"Indebtedness for Money Borrowed" means, without duplication, (i) the principal amount of all Indebtedness of the Borrower or a Subsidiary of the Borrower, as the case may be, current or funded, secured or unsecured, incurred in connection with borrowings (including the sale of debt securities), (ii) all Indebtedness of the Borrower or a Subsidiary of the Borrower, as the case may be, issued, incurred or assumed in respect of the purchase price of property except for trade and intercompany accounts payable,
(iii) all Financing Lease Obligations of the Borrower or a Subsidiary of the Borrower, as the case may be, (iv) any direct or indirect guarantee in respect of Indebtedness of any other Person of any of the types specified in the preceding clauses (i)-(iii), (v) the amount of all Indebtedness described in subsection (e) of the definition of Indebtedness, and (vi) the maximum stated amount from time to time available for drawing under the letters of credit issued pursuant to the L/C Agreement plus the amount of any unreimbursed drawings under the letters of credit plus (without duplication) the amount of any "Term Loans" outstanding under the L/C Agreement.

"Initial Loans" means the Term Loan and, if any Revolving Loans or Swing Line Loans are requested by the Borrower on the Closing Date, such Revolving Loans or Swing
Line Loans.

"Interest Coverage Ratio" means, for the period of four quarters ending on the most recent quarter end prior to the date of computation (treating each such period as a single accounting period) on a consolidated basis, a ratio of (a)
Consolidated EBITDA for such period to (b) Consolidated
Interest Expense during such period.

"Interest Period" means any interest period applicable to a Loan as determined pursuant to Section 2.10.

"Interest Rate Determination Date" means any date on which the Agent is required to determine the applicable
Eurodollar Rate in connection with a Notice of Borrowing or Notice of Conversion or Continuation delivered by the Borrower.

"Investment" means, with respect to any Person
(such Person being referred to in this definition as the "Investor"), any amount paid by the Investor, directly or indirectly, or any transfer of property, directly or indirectly, by the Investor to any other Person for capital stock of, or as a capital contribution to, or any amount which the Investor has loaned or advanced, directly or indirectly, to, any other Person, including, in the case of any Person which becomes a Subsidiary of the Borrower, the aggregate principal amount of Indebtedness for Money Borrowed of such Person outstanding at the time such Person becomes a Subsidiary. The calculation of any Investment shall be exclusive of amounts paid for goods or services in the ordinary course of business on terms customary for the industry.

"Investment Grade Rating" means a rating of the Borrower's senior unsecured long-term debt outstanding, without third-party enhancement, by Standard & Poor's
Corporation of BBB- or better and by Moody's Investor
Services, Inc. of Baa3 or better.


"IRB" means industrial revenue bonds and other debt instruments set forth on Schedule 5.2.2 hereto.

"Issuer" has the meaning assigned to that term in the definition of Accounts Receivable Financing Program.

"JSC Acquisition" means JSC Acquisition
Corporation, a Delaware corporation and a direct Wholly-Owned
Subsidiary of SSCC.

"JSG" means Jefferson Smurfit Group plc, a corporation organized and existing under the laws of the Republic of Ireland.

"L/C Agreement" means, collectively, the letter of credit agreements entered into between (i) BT and Gelco Corporation, as successor in interest to D & K Financial Corporation, and (ii) BT and Westinghouse Electric Corporation, as successor by merger to Westinghouse Credit Corporation, with respect to the issuance by BT of one or more letters of credit to secure the Florence Bonds, as such letter of credit agreements may at any time be amended, modified or restated in accordance with the terms thereof and in effect.


"L/C Obligations" means, at any time, an amount equal to the sum of (i) the aggregate Stated Amount of the then outstanding Letters of Credit and (ii) the aggregate amount of drawings under Letters of Credit which have not been reimbursed and which have not been converted to Revolving Loans pursuant to Section 2.12(e).

"Lending Office" means for each Lender, the office specified for such Lender pursuant to Section 9.4 as the office from which its Revolving Loan Pro Rata Share, Term Loan
Pro Rata Share or Additional Term Loan Pro Rata Share, as the case may be, of any Borrowing will be made.

"Letter of Credit Fee" is defined in Section
2.12(f)(ii).

"Letters of Credit" means the Commercial Letters of Credit and the Standby Letters of Credit.

"Lenders" and "Lender" have the respective meanings assigned to those terms in the preamble to this Agreement and shall include each Assignee and Eligible Assignee thereof that shall become a party to this Agreement pursuant to Section
9.12. For purposes of this Agreement, the Lenders shall collectively include all of the Revolving Lenders in their capacities as such, all Term Lenders in their capacities as such, all Additional Lenders in their capacities as such, all Supplemental Revolving Lenders in their capacities as such, all D Tranche Lenders in their capacities as such, all E Tranche Lenders in their capacities as such and the Swing Line Lender in its capacity as such. A Lender may be a Revolving Lender, a Supplemental Revolving Lender, a Term Lender, an Additional Lender, a D Tranche Lender and/or an E Tranche Lender hereunder.

"Leveraged Lease" means, collectively, (i) the Lease Agreement dated as of March 1, 1985 between the Borrower and D&K Financial Corporation as amended from time to time and
(ii) the Lease Agreement dated as of March 1, 1985 between the Borrower and Westinghouse Credit Corporation as amended from time to time.

"Lien" means any mortgage, pledge, security interest, adverse claim (as defined in Section 8.302(2) of the New York Uniform Commercial Code), encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against the seller or any Affiliate of the seller, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Borrower or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement).

"Loan" means any of the Term Loan, the Additional
Term Loan, the Revolving Loans, the Supplemental Revolving
Loans, the D Tranche Term Loan, the E Tranche Term Loan or the
Swing Line Loans and "Loans" means all of such Loans collectively.

"Loan Documents" means, collectively, this
Agreement, the Notes, the Security Agreements, the Pledge Agreements, the Mortgages, the Subsidiary Guarantees, the Stone Snowflake Cash Collateral Agreement and all other agreements, assignments, security agreements, instruments and documents executed in connection with this Agreement or any other Loan Document, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect. For purposes of this Agreement, "Loan Documents" shall also include all guaranties, security agreements, mortgages, pledge agreements, collateral assignments and other collateral documents in the nature of any thereof entered into by the Borrower or any Subsidiary of the Borrower after the date of this Agreement in favor of the Agent for the benefit of the Lenders in satisfaction of the requirements of this Agreement.

"Majority Additional Term Lenders" is defined in
Section 9.3.

"Majority D Tranche Term Lenders" is defined in
Section 9.3.

"Majority E Tranche Term Lenders" is defined in
Section 9.3.

"Majority Revolving Lenders" is defined in Section
9.2.

"Majority Supplemental Revolving Lenders" is defined in Section 9.3.

"Majority Term Lenders" is defined in Section 9.2.

"Margin Stock" has the meaning provided in Regulation U of the Board, as from time to time in effect or any successor to all or any portion thereof establishing margin credit restrictions.

"Material Adverse Effect" means a material adverse effect on (i) the properties, business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations under any of the Loan Documents or (iii) the validity or enforceability or any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

"Material Sale Proceeds is defined in Section
3.4(c).

"Maximum Commitment" means, when used with reference to any Lender, the aggregate amount of such Lender's Term Loan Commitment and Revolving Loan Commitment in the amounts not to exceed those set forth opposite such Lender's name on Schedule 1.1(a) hereto under the caption "Amount of Maximum Commitment", subject to reduction from time to time in accordance with the terms of this Agreement. For purposes of this definition, the Revolving Loan Commitment of the Swing Line Lender shall be deemed to include the Swing Line Commitment of the Swing Line Lender.

"Mergers" means the merger of (i) the Stone Merger
Subsidiaries with and into the Borrower, with the Borrower being the surviving corporation and (ii) Stone Southwest
Merger Subsidiaries with and into Stone Southwest, with Stone
Southwest being the surviving corporation.

"Merger Documents" means the Certificates of Ownership and Merger along with all of the agreements, documents, resolutions, consents, instruments and certificates executed in order to effect the transactions contemplated by the Certificates of Ownership and Merger.

"Monetized Assets" means any assets, capital stock or other tangible or intangible property or rights of the Borrower or any Subsidiary that are subject to any agreement or other instrument pursuant to which one or more third parties (including a trustee, lender, or security holder) has a right to convert or exchange a security or other instrument issued by the Borrower or any Subsidiary for such assets, capital stock, property or rights but Monetized Assets shall not include: (i) securities issued by the Borrower which are convertible into another security issued by the Borrower; or
(ii) sales of, or transfers of interests in receivables (whether characterized as sales or as non-recourse loans) and related contract rights and other property permitted by
Section 5.2.13.

"Mortgaged Property" means, collectively, all of the properties of the Borrower and the Subsidiaries of the Borrower defined as "Mortgaged Property" in each of the respective Mortgages and shall include the fee or leasehold interests of the Borrower or a Subsidiary in the manufacturing facilities identified on Schedule 1.1(c) hereto.

"Mortgages" means, collectively, (i) the mortgages and leasehold mortgages in substantially the forms of Exhibits 1.1(d)-A and B hereto (with such state by state modifications as may be appropriate, and modifications to provide for pro rata liens as required under the Continental Guaranty and to reflect the securing of obligations created under Subsidiary Guarantees) as required by the Agent, each dated as of the date hereof (subject to Section 5.1.17) and each by the Borrower or a Subsidiary, as applicable, as mortgagor, in favor of the Agent for the benefit of the Lenders (or its designee), as mortgagee, relating to the Mortgaged Property, and (ii) any other mortgage, leasehold mortgage, deed of trust, collateral assignment of lease or similar agreement executed by the Borrower or a Subsidiary of the Borrower pursuant to which such Person shall have granted a mortgage, leasehold mortgage or other Lien to the Agent for the benefit of the Lenders, as each such agreement may at any time be amended, supplemented, restated or otherwise modified in accordance with the terms thereof and in effect.

"Most Recent Balance Sheet" means the most recent consolidated balance sheet of the Borrower and its Subsidiaries delivered to the Agent and each Lender pursuant to Section 5.1.1(b)(i).

"Multiemployer Plan" means any plan described in
Section 4001(a)(3) of ERISA and not excluded pursuant to
Section 4021(b) thereof to which contributions are or have been made by the Borrower or any of its Subsidiaries or any ERISA Affiliate.

"Net Awards" is defined in the Mortgages.

"Net Proceeds" is defined in the Mortgages.

"New Receivables Financing" is defined in Section
5.2.2(p).

"Non-U.S. Lender" is defined in Section 9.12(h).

"Note" means any of the Term Notes, Additional Term
Notes, Revolving Notes, Supplemental Revolving Notes, D
Tranche Term Notes, the E Tranche Term Notes or the Swing Line
Note and "Notes" means all of such promissory notes collectively.

"Notice of Borrowing" is defined in Section 2.5.

"Notice of Conversion or Continuation" is defined in Section 2.6.

"Notices" is defined in Section 9.4.

"Obligations" means the Term Loan Obligations, the
Additional Term Loan Obligations, the Revolving Loan Obligations, the Supplemental Revolving Loan Obligations, the D Tranche Term Loan Obligations, the E Tranche Term Loan Obligations, the Swing Line Loan Obligations, the L/C Obligations and all other liabilities and obligations of the Borrower and any Subsidiary of the Borrower now or hereafter arising under this Agreement or any of the other Loan Documents, whether for principal, interest, reimbursements, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

"Offsite Property" is defined in Section 5.1.15.

"Original Credit Agreement" is defined in the Recitals to this Agreement.

"Original Lenders" is defined in the Recitals to this Agreement.

"Participants" is defined in Section 9.12(c).

"Participating Subsidiary" means any Wholly-Owned
Subsidiary of the Borrower which is a participant in the Accounts Receivable Financing Program with respect to one or more business lines thereof; provided, however, that in no event shall S-CC or any of its Subsidiaries or any Wholly-Owned Subsidiary which is not domiciled in the United States or Canada be a Participating Subsidiary.

"Payment Office" is defined in Section 2.7.

"PBGC" means the Pension Benefit Guaranty
Corporation created by Section 4002(a) of ERISA.

"Permitted Beneficiary" means any insurance company, state workers' compensation authority, state or Federal environmental agency, related trustee or surety, local utility, municipality, other domestic or foreign Governmental Authority, any vendor of goods or services being purchased by the Borrower or any of its Subsidiaries, any domestic or foreign financial institution, or any other Person approved by the Facing Agent, in its sole discretion.

"Permitted Investments" mean (i) any evidence of indebtedness, maturing not more than one year after the date of issue, issued by the United States of America, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America, (ii) any certificate of deposit, maturing not more than 360 days after the date of purchase issued by a commercial banking institution which is a member of the Federal Reserve System or a Canadian banking institution and which has a combined capital and surplus and undivided profits of not less than $200 million, (iii) commercial paper, maturing not more than 360 days after the date of purchase, issued by a corporation (other than the Borrower or any Subsidiary of the Borrower or any of their respective Affiliates) organized and existing under the laws of (A) any state within the United States of America with a rating, at the time of purchase, of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard & Poor's Corporation, or (B) solely with respect to Permitted Investments made by a foreign Subsidiary, any foreign country with a rating equivalent to that specified in clause (A) above, (iv) demand deposits with any bank or trust company, (v) investments in money market funds having a rating from each of Moody's Investors Service, Inc. and Standard & Poor's Corporation in the highest investment category granted thereby (including without limitation funds for which any Lender, the Agent or any Co-Agent is investment manager or adviser), (vi) reverse repurchase agreements with respect to indebtedness issued by the United States of America, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America, and (vii) in the case of foreign Subsidiaries of the Borrower, short-term investments comparable to the foregoing.

"Permitted Liens" means with respect to any Person:

(a)	Liens existing on the Closing Date and
referenced on Schedule 1.1(d) hereto;

(b)	any Lien on any property securing Indebtedness
incurred or assumed for the purpose of financing all or any part of the acquisition, construction, repair or improvement cost of such property (including any refinancing thereof), provided that such Lien does not extend to any other property;

(c)	Liens for taxes or assessments or governmental
charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, if appropriate under generally accepted accounting principles, are being maintained;

(d)	statutory Liens of landlords and Liens of
carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, if appropriate under generally accepted accounting principles, are being maintained;

(e)	Liens (other than any Lien imposed by ERISA)
incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, or progress payments, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(f)	easements, rights-of-way, restrictions and
other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

 (g) Liens existing on any property prior to the acquisition thereof, prior to the acquisition of the Person which owns such property or prior to the Person becoming a Subsidiary, by the Borrower or any of its Subsidiaries, in each case which lien was not created in contemplation of such acquisition;

(h)	the rights of collecting banks having a right
of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or its Subsidiaries on deposit with or in the possession of such Lender;

(i)	Liens created by the Loan Documents and any
other Liens granted to the Agent to secure, directly or indirectly, all or any portion of the Obligations or other obligations arising pursuant to the Loan Documents;

(j)	the Lien granting ratable security in certain
of the Mortgaged Properties and Collateral pursuant to the requirements of the Continental Guaranty;

(k) Liens on the property of S-CC or any Subsidiary of S-CC securing indebtedness which is non-recourse to the Borrower and each other Subsidiary of the Borrower (other than Subsidiaries of S-CC in the case of indebtedness of S-CC or any of its Subsidiaries) and Liens on the property of S-CC or any Subsidiary of S-CC to the extent permitted by the S-CC Debt Documents;

(l)	Liens in favor of any Lender which is a party
to a foreign exchange or interest rate swap or hedging agreement with the Borrower as permitted by Section
5.2.2(o)(i), provided that such Liens are not senior to those of the Lenders with respect to such agreements and do not attach to properties of the Borrower other than those in which the Lenders have a security interest or mortgage;

(m) Liens on the property of StoneSub securing obligations of StoneSub incurred pursuant to the Accounts Receivable Financing Program and Liens in favor of StoneSub granted by the Borrower or any Participating Subsidiary with respect to Receivables purportedly sold to StoneSub by the Borrower or any Participating Subsidiary pursuant to the Accounts Receivable Financing Program in order to evidence the right, title and interest of StoneSub in and to such Receivables;

(n)	Liens for Indebtedness for Money Borrowed
permitted by Section 5.2.2(r) provided that such Liens attach only to unearned and return premiums, dividends and loss payments which reduce the unearned premiums under insurance policies the premiums of which have been financed with such Indebtedness for Money Borrowed;

 (o) Liens (other than those listed in clauses (a) through (n) above) securing Indebtedness for Money Borrowed to the extent such Liens are permitted by each of the Specified Senior Indentures (or any other indenture or similar agreement or instrument entered into at any time by the Borrower or any of its Subsidiaries) as in effect from time to time, provided such Liens do not (i) extend to property securing all or any part of the Obligations and (ii) secure Indebtedness for Money Borrowed which exceeds $350 million in aggregate principal amount outstanding at any time;

(p)	Liens securing Indebtedness for Money Borrowed
permitted by Section 5.2.2(k), provided that at the time of creation thereof, such Liens do not extend to property securing all or any part of the Obligations;

(q)	Liens securing the First Mortgage Notes
pursuant to the First Mortgage Note Documents as in effect on the Closing Date, including substitutions and replacements permitted thereby;

(r)	extensions, renewals or replacements of any
Lien referred to in clauses (a) through (q) above, provided that the principal amount of the Indebtedness or obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby;

(s)	Liens on an account maintained by Stone-Canada
or an escrow agent therefor or Liens on amounts held back by S-CC, in any case for the payment of certain liabilities identified at the time of the December 1993 transfer of Stone-Canada's assets to S-CC in compliance with and to the extent required by the bulk sales provisions of the Civil Code of Lower Canada (Quebec); and

(t)	to the extent permitted by each of the
Specified Senior Indentures (or such other indenture or similar agreement or instrument entered into at any time by the Borrower or any of its Subsidiaries), any trust created in connection with or pursuant to any Abitibi Sale/Monetization to hold in trust Abitibi Shares constituting Monetized Assets with respect to such Abitibi Sale/Monetization for the benefit of holders of any security, instrument or other right issued or sold in such Abitibi Sale/Monetization until such time as the right to convert or exchange is exercised by such holders.

"Permitted Preferred Stock" means preferred or preference stock of the Borrower so long as and to the extent that such preferred or preference stock is not subject to a sinking fund payment or other mandatory redemption or payment prior to January 15, 2004.

"Permitted Uses" means (i) for ongoing working capital and general corporate purposes of the Borrower, (ii) the making or incurrence of Capital Expenditures and/or Investments in excess of the annual limitations (and without reduction of the annual permitted basket amounts) set forth in Sections 5.2.7(d) and 5.2.11, and (iii) the prepayment of any maturity or maturities of debt securities of the Borrower, including the payment of principal, stated premium, if any, and interest thereon.

"Person" means an individual or a corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

"Plan" means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which may be or has been established or maintained, or to which contributions are or have been made, by the Borrower or any of its Subsidiaries or any ERISA Affiliate, but not including any Multiemployer Plan.

"Plan Administrator" has the meaning assigned to the term "administrator" in Section 3(16)(A) of ERISA.

"Plan Sponsor" has the meaning assigned to the term
"plan sponsor" in Section 3(16)(B) of ERISA.

"Pledge Agreements" means, collectively, (i) the Pledge Agreement in substantially the form of Exhibit 1.1(f)-A hereto dated as of the Restatement Date between the Borrower and the Agent, (ii) the Pledge Agreement in substantially the form of Exhibit 1.1(f)-B hereto dated as of the Third Restatement Date between the Borrower and the Agent and (iii) any other Pledge Agreement executed by the Borrower or any Subsidiary to secure all or any portion of the Obligations after the Restatement Date, in each case, as amended, supplemented, restated or otherwise modified from time to time.

"Prime Rate" means at any time, the greater of (i) the rate which BT announces from time to time as its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate plus one-half of 1% per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BT may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

"Prime Rate Additional Term Loan" means the
Additional Term Loan or any portion thereof during any period in which it bears interest at a rate determined with reference to the Prime Rate.

"Prime Rate D Tranche Term Loan" means the D
Tranche Term Loan or any portion thereof during any period in which it bears interest at a rate determined with reference to the Prime Rate.

"Prime Rate E Tranche Term Loan" means the E
Tranche Term Loan or any portion thereof during any period in which it bears interest at a rate determined with reference to the Prime Rate.

"Prime Rate Loan" means any Loan which bears interest at a rate determined with reference to the Prime
Rate.

"Prime Rate Revolving Loan" means a Revolving Loan or any portion thereof during any period in which it bears interest at a rate determined with reference to the Prime
Rate.

"Prime Rate Supplemental Revolving Loan" means a
Supplemental Revolving Loan or any portion thereof during any period in which it bears interest at a rate determined with reference to the Prime Rate.

"Prime Rate Term Loan" means the Term Loan or any portion thereof during any period in which it bears interest at a rate determined with reference to the Prime Rate.

"Quarterly Payment Date" means the 25th day of March, June, September and December of each year.

"Real Properties" shall mean each parcel of real property (including any Timberland Property), including any paper product manufacturing facility or converting facility thereon and any leasehold interest therein, identified on
Schedule 4.21(a), together with all fixtures thereon.

"Receivables" has the meaning assigned to that term in the definition of Accounts Receivable Financing Program.

"Receivables Financing" has the meaning assigned to that term in the definition of Accounts Receivable Financing
Program.

"Reference Banks" means, collectively, BT, The
Chase Manhattan Bank and The First National Bank of Chicago
 and any successor reference bank determined pursuant to
Section 2.8(j).

"Refunded Swing Line Loans" is defined in Section
2.11(c).

"Register" is defined in Section 9.12(h).

"Registered Note" is defined in Section 9.12(h).

"Registered Noteholder" is defined in Section
9.12(h).

"Regulation D" means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

"Related Transactions" means, collectively, (i) the execution and delivery of the Basic Agreements, the consummation of the Mergers pursuant to the Merger Documents, the issuance and sale of the Senior Notes and First Mortgage Notes pursuant to the Senior Note Documents and the First Mortgage Note Documents, respectively, the funding of the Term Loan and each Borrowing under the Revolving Loan and Swing Line Loan (if any) and each issuance of a Letter of Credit (if any) on the Closing Date, the consummation of the Debt Refinancing pursuant to the Debt Refinancing Documents, the Stone Savannah Transactions and the payment of all fees, costs and expenses associated with all of the foregoing, and (ii) the execution and delivery of the Smurfit Merger Documents and the Capital Infusion Documents, the consummation of the Smurfit Merger pursuant to the Smurfit Documents and the Capital Infusion pursuant to the Capital Infusion Documents, and the payment of all fees, costs and expenses associated with all of the foregoing.

"Release" means release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration into the indoor or outdoor environment or into or out of any Property of the Borrower or its Subsidiaries, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property of the Borrower or its Subsidiaries.

"Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address
Contaminants in the indoor or outdoor environment; (ii) prevent or minimize the Release or threat of Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

"Replaced Lender" is defined in Section 2.14.

"Replacement Lender" is defined in Section 2.14.

"Reportable Event" means a "reportable event" described in Section 4043(b) of ERISA or in the regulations thereunder or receipt of a notice of withdrawal liability or reorganization with respect to a Multiemployer Plan pursuant to Section 4202 or 4242 of ERISA.

"Required Lenders" means, as of the date of determination thereof, the Lenders having greater than 50% of the sum of (i) the aggregate principal amount of loans and other extensions of credit then outstanding under any of the Loan Documents plus (ii) the aggregate amount of the remaining available commitments of the Lenders under any of the Loan Documents; provided, however, that for purposes of determining the amount of a Revolving Lender's Loans, each Revolving Lender shall be deemed to hold the principal amount of Swing Line Loans and the amount of L/C Obligations and Florence L/C Obligations equal to its Revolving Loan Pro Rata Share of the Swing Line Loans, L/C Obligations and Florence Obligations then outstanding.

"Responsible Officer" means, with respect to any Person, any of the chairman of the board of directors, the chief executive officer, chief operating officer, chief financial officer, any executive vice president, any vice president, treasurer, secretary or any other similar officer or position of such Person.

"Restatement Date" is defined in the Recitals to this Agreement.

"Restricted Subsidiary" means, collectively, (i) S-
CC upon the Borrower acquiring all of its outstanding shares of capital stock and (ii) Stone Container GmbH and each of its Subsidiaries.

"Retail Bag Joint Venture" is defined in Section
5.2.7(q).

"Revolver Termination Date" means April 1, 2000, provided that the Revolver Termination Date shall be extended to December 31, 2000 if the Term Loan is repaid in full on or prior to April 1, 2000 and no Unmatured Event of Default or Event of Default shall have occurred and be continuing on April 1, 2000.

"Revolving Lender" means, at any time, any Lender which then has a Revolving Loan Commitment or is owed a Revolving Loan.

"Revolving Loan Availability Ratio" means, on any date of determination, the ratio of the Total Available
Revolving Commitment to the Total Revolving Loan Commitments.

"Revolving Loan Commitment" means, with respect to any Lender, the obligation of such Lender to (i) make Revolving Loans to the Borrower, (ii) participate in Swing Line Loans made by the Swing Line Lender and (iii) participate in Letters of Credit issued by the Facing Agent for the account of the Borrower, in an aggregate principal amount and/or Stated Amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on
Schedule 1.1(a) hereto under the caption "Amount of Revolving Loan Commitment." Each Revolving Loan Commitment shall be subject to reduction from time to time in accordance with the terms of this Agreement.

"Revolving Loan Commitment Fee" is defined in
Section 3.7(a).

"Revolving Loan Obligations" means the obligations of the Borrower to repay principal, and pay interest, on the Revolving Loans pursuant to Section 2.2(b).

"Revolving Loan Pro Rata Share" means, with respect to any Revolving Lender and any described aggregate or total amount, the amount equal to the result obtained by multiplying such aggregate or total amount by a fraction, the numerator of which shall be such Lender's Revolving Loan Commitment in effect at the time (or, if the Total Revolving Loan Commitments have been terminated, the principal amount of such Lender's Revolving Loans then outstanding) and the denominator of which shall be the Total Revolving Loan Commitments in effect at the time (or, if the Total Revolving Loan Commitments have been terminated, the aggregate principal amount of all Revolving Loans then outstanding).

"Revolving Loans" means, individually and collectively, each of the loans by each of the Revolving Lenders to the Borrower in accordance with Section 2.1(b), which Revolving Loans shall from time to time be comprised of Prime Rate Loans or Eurodollar Rate Loans or any combination of the foregoing.

"Revolving Note" is defined in Section 2.2(b).

"Revolving Portion" is defined in Section 3.6(c).

"S-CC" means Stone-Consolidated Corporation, a
Canadian federal corporation, and any successor thereto, including Abitibi-Consolidated Inc., a Canadian federal corporation resulting from the amalgamation of S-CC and Abitibi-Price Inc.

"S-CC Debt Documents" means the documentation pursuant to which S-CC has incurred the Indebtedness for Money Borrowed permitted by Sections 5.2.2(u), as such documentation may be amended, supplemented, restated or otherwise modified from time to time, and including documentation related to refinancings of such Indebtedness for Money Borrowed permitted by such Section.

"Second Restated Credit Agreement" is defined in the Recitals to this Agreement.

"Second Restatement Date" means March 22, 1996.

"Second Restatement Lenders" is defined in the Recitals of this Agreement.

"Security Agreements" means, collectively, (i) the Security Agreement in substantially the form of Exhibit 1.1
(a) hereto dated as of the Closing Date between the Borrower and the Agent, (ii) the Security Agreement in substantially the form of Exhibit 1.1(b)-A hereto dated as of the Closing Date between Stone Savannah and the Agent, (iii) the Security Agreement in substantially the form of Exhibit 1.1(b)-B hereto dated as of the Closing Date between Stone Southwest and the Agent, (iv) any other Security Agreement executed by the Borrower or any Subsidiary to secure all or any portion of the Obligations after the Closing Date and (v) any Supplemental Pledge Agreement, in each case, as amended, supplemented, restated or otherwise modified from time to time.

"Seminole Kraft" means Seminole Kraft Corporation, a Delaware corporation.

"Senior Indebtedness" has the meaning assigned to that term in each of the Senior Subordinated Note Indenture, the Senior Subordinated (11-1/2%) Indenture, the Convertible Indenture, the Convertible Subordinated Indenture and, from and after the merger of Stone Southwest with and into the Borrower, the Stone Southwest Indenture.

"Senior Indentures" means, collectively, the Senior
Note Indenture and the Indenture dated November 1, 1991 between the Borrower and The Bank of New York, as trustee, pursuant to which the Borrower issued its 11-7/8% Senior Notes due December 1, 1998.

"Senior Note Documents" means the Senior Note
Indenture, the Senior Notes and all other documents, instruments and agreements now or hereafter evidencing all or any portion of the Borrower's obligations under the Senior
Note Indenture and the Senior Notes, including any documents, instruments or agreements evidencing the amendment, refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, supplement, reissuance or resale thereof.

"Senior Note Indenture" means the Indenture dated as of October 12, 1994 between the Borrower and The Bank of New York, as Trustee, pursuant to which the Borrower issued its Senior Notes.

"Senior Notes" means, collectively, the Borrower's
11-1/2% Senior Notes due October 1, 2004 in the aggregate principal amount of $200 million and issued pursuant to the Senior Note Indenture, as amended, supplemented, restated or otherwise modified from time to time.

"Senior Subordinated Note Indenture" means the
Indenture dated as of March 15, 1992 between the Borrower and The Bank of New York, as Trustee, pursuant to which the Borrower issued its $275 million of Units (consisting of (i) Series B 10-3/4% Senior Subordinated Debentures due April 1, 2002 and (ii) 1-1/2% Supplemental Interest Certificates) and its 11% Senior Subordinated Notes due August 15, 1999, as amended, supplemented, restated or otherwise modified from time to time.

"Smurfit Merger" means the merger of JSC
Acquisition with and into the Borrower pursuant to the terms and conditions of the Smurfit Merger Documents.

"Smurfit Merger Documents" means that certain
Agreement and Plan of Merger (the "Agreement and Plan of Merger") dated as of May 10, 1998 among Jefferson Smurfit Corporation, JSC Acquisition and the Borrower, as amended by Amendment No. 1 dated as of October 2, 1998, together with all agreements, documents, resolutions, consents, instruments and certificates executed in order to effect the transactions contemplated by the Agreement and Plan of Merger.

"Specified Senior Indentures" means each of (a) the Senior Indentures, (b) the First Mortgage Note Indenture, (c) the Senior Subordinated Note Indenture, (d) the Rating Adjustable Senior Note Indenture dated July 24, 1996 for notes due 2016 (obligation of the Borrower), (e) the Senior Note Indenture dated August 16, 1996 for notes due 2006 (primary obligation of Stone Container Finance Company of Canada, guaranteed by the Borrower) and (f) any other similar indenture, agreement or instrument entered into at any time by the Borrower or any of its Subsidiaries.

"SSCC" means Smurfit-Stone Container Corporation, a
Delaware corporation formerly named Jefferson Smurfit
Corporation.

"Standby Letters of Credit" means any of the standby Letters of Credit issued by the Facing Agent for the account of the Borrower pursuant to Section 2.12.

"Stated Amounts" means, with respect to any letter of credit, the stated or face amount of such letter of credit to the extent available at the time for drawing (subject to presentment of all requisite documents), as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.

"Stone-Canada" means Stone Container (Canada) Inc., a Canadian federal corporation and formerly named Stone-
Consolidated Inc., and its successors and assigns.

"Stone Container GmbH" means Stone Container GmbH, a corporation organized under the laws of the Federal Republic of Germany, 100% of whose issued and outstanding capital stock is owned of record by Stone-Canada.

"Stone Finance" means Stone Container Finance
Company of Canada, an unlimited liability company duly organized and existing under the laws of Nova Scotia, and its successors and assigns.

"Stone Merger Subsidiaries" is defined in the definition of Certificates of Ownership and Merger.

"Stone Savannah" means Stone Savannah River Pulp &
Paper Corporation, a Delaware corporation, and any successor thereto.

"Stone Savannah Credit Agreement" means the Credit
Agreement dated as of December 9, 1988, as amended, by and among Stone Savannah, Manufacturers Hanover Trust Company and
Citibank, N.A., as co-managers, the financial institutions signatory thereto and Citibank, N.A., as agent.

"Stone Savannah Senior Subordinated Notes" means the 14.125% Senior Subordinated Notes due December 15, 2000 of
Stone Savannah issued pursuant to the Stone Savannah Senior
Subordinated Notes Indenture.

"Stone Savannah Senior Subordinated Notes
Indenture" means the Indenture dated as of December 15, 1988, between Stone Savannah and The Bank of New York (as successor to Manufacturers Hanover Trust Company), as Trustee, in respect of the Stone Savannah Senior Subordinated Notes, as amended from time to time.

"Stone Savannah Transactions" is defined in Section
5.1.13.

"Stone Snowflake" means Stone Snowflake Newsprint
Company, a Delaware corporation which is the "newly formed
Wholly-Owned Subsidiary of the Borrower" referenced in the second sentence of Section 5.2.12."

"Stone Snowflake Cash Collateral Agreement" means that certain Stone Snowflake Cash Collateral Agreement dated as of October 14, 1998 between the Borrower and the Agent for the benefit of the "Beneficiaries" (as defined in the Stone
Snowflake Pledge Agreement), as amended, restated, supplemented or otherwise modified from time to time.

"Stone Snowflake Guaranty" means that certain
Subsidiary Guaranty entered into by Stone Snowflake and dated as of December 4, 1997, as amended, restated, supplemented or otherwise modified from time to time.

 "Stone Snowflake Pledge Agreement" means that certain Pledge Agreement dated as of December 4, 1997 by the Borrower in favor of the Agent pursuant to which the Borrower pledged as collateral, among other things, all of the outstanding shares of the capital stock of Stone Snowflake, as amended, restated, supplemented or otherwise modified from time to time.

"Stone Snowflake Sale Transaction" means (i) the sale by Stone Snowflake to Abitibi Consolidated Sales Corporation or an Affiliate thereof ("Purchaser") of all or substantially all of the assets of Stone Snowflake and (ii) the sale by the Borrower to Purchaser of all of the capital stock of Apache Railway Corporation, an Arizona corporation and a Wholly-Owned Subsidiary of the Borrower, for aggregate gross cash consideration of not less than $240 million and the entering into a lease agreement and other related agreements, all pursuant to documentation reasonably satisfactory to the Agent.

"Stone Southwest" means Stone Southwest, Inc., a
Delaware corporation.

"Stone Southwest Indenture" means the Indenture dated as of September 15, 1983 between Stone Southwest (as successor to Southwest Forest Industries, Inc.) and National Westminster Bank USA (as successor to Bankers Trust Company), as Trustee, as amended, restated or otherwise modified from time to time.

"Stone Southwest Merger Subsidiaries" is defined in the definition of Certificates of Ownership and Merger.

"StoneSub" means, individually and collectively, one or more corporations organized under the laws of one of the United States of America or Canada which are special purpose Wholly-Owned Subsidiaries of the Borrower formed to engage in the Accounts Receivable Financing Program, and including any Wholly-Owned Subsidiary formed as a holding company, the only assets of which consist of the capital stock of such subsidiaries formed to engaged in the Accounts Receivables Financing Program.

"Subordinated Debt" means (i) the Borrower's 11%
Senior Subordinated Notes due August 15, 1999 and 10-3/4% Senior Subordinated Debentures due April 1, 2002 issued pursuant to the Senior Subordinated Note Indenture, (ii) the Borrower's 8-7/8% Convertible Senior Subordinated Notes due July 15, 2000 issued pursuant to the Convertible Indenture,
(iii) the Borrower's 6-3/4% Convertible Subordinated Debentures due February 15, 2007 issued pursuant to the Convertible Subordinated Indenture, (iv) the Borrower's $275 million of Units (consisting of (A) Series B 10-3/4% Senior Subordinated Debentures due 2002 and (B) 1-1/2% Supplemental Interest Certificates) issued pursuant to the Senior Subordinated Note Indenture and (v) any other Indebtedness for Money Borrowed of the Borrower which is subordinate and junior in right of payment to the prior payment in full of all amounts owing to the Lenders under the Loan Documents pursuant to an agreement in form, terms and substance satisfactory to the Required Lenders.

"Subsidiary" of any Person shall mean and include
(i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time; provided, however, that the Retail Bag Joint Venture shall not be deemed to be a subsidiary for any purpose of this Agreement so long as the Borrower is only entitled to elect 50% or less of the members of the board of directors (or the governing body) of the Retail Bag Joint Venture and the assets, liabilities and results of operations of which are not required to be consolidated with the Borrower's assets, liabilities and results of operations under generally accepted accounting principles. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower. Notwithstanding the foregoing, SVCPI shall not be deemed to be a Subsidiary for any purposes of this Agreement (including without limitation the definition of "Wholly-Owned Subsidiary") regardless of the fact that Stone-Canada and/or Affiliates of Stone-Canada may at any time own a majority or all of the outstanding voting shares of SVCPI, provided, however that in the event Stone-Canada and/or Affiliates of Stone-Canada become the owner of a majority of the outstanding voting shares of SVCPI, then (i) SVCPI shall be deemed to be a Subsidiary for purposes of Sections 5.1.1(f), (g) and (h), 5.1.6 and 5.1.7 and (ii) for purposes of the financial statements referred to in Sections 5.1.1(b),
(c), (d) and (e), SVCPI shall be accounted for utilizing the equity method.

"Subsidiary Guarantees" means, collectively, (i) the Subsidiary Guarantees each in substantially the form of
Exhibit 1.1 (c) hereto dated as of the Closing Date and executed by Stone Savannah and Stone Southwest in favor of the Agent and the Lenders and (ii) any Subsidiary Guarantee executed by any Subsidiary of the Borrower after the Closing Date pursuant to Section 5.1.16, in each case as amended, supplemented, restated or otherwise modified from time to time.

"Substitute Collateral" is defined in Section
9.13(c).

"Supplemental Pledge Agreement" means a pledge or security agreement in a form reasonably acceptable to the Agent pursuant to which the recipient of any equity interest or other non-cash consideration described in the penultimate sentence of Section 5.2.8 or the penultimate sentence of
Section 5.2.12 pledges or hypothecates such equity interest or non-cash consideration to the Agent for the benefit of the Lenders to secure the "Obligations" (as defined in the Security Agreements).

"Supplemental Revolver Termination Date" means
April 1, 2000, provided that the Supplemental Revolver
Termination Date shall be extended to December 31, 2000 if the Term Loan is repaid in full on or prior to April 1, 2000 and no Unmatured Event of Default or Event of Default shall have occurred and be continuing on April 1, 2000.

"Supplemental Revolving Lender" means, at any time, any Lender which then has a Supplemental Revolving Loan
Commitment or is owed a Supplemental Revolving Loan.

"Supplemental Revolving Loan Availability Ratio" means, on any date of determination, the ratio of the Total
Available Supplemental Revolving Commitment to the Total
Supplemental Revolving Loan Commitments.

"Supplemental Revolving Loan Commitment" means, with respect to any Lender, the obligation of such Lender to make Supplemental Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on
Schedule 1.1(f) hereto under the caption "Amount of Supplemental Revolving Loan Commitment." Each Supplemental Revolving Loan Commitment shall be subject to reduction from time to time in accordance with the terms of this Agreement.


"Supplemental Revolving Loan Commitment Fee" is defined in Section 3.7(b).

"Supplemental Revolving Loan Obligations" means the obligations of the Borrower to repay principal, and pay interest, on the Supplemental Revolving Loans pursuant to
Section 2.2(e).

"Supplemental Revolving Loan Pro Rata Share" means, with respect to any Supplemental Revolving Lender and any described aggregate or total amount, the amount equal to the result obtained by multiplying such aggregate or total amount by a fraction, the numerator of which shall be such Lender's Supplemental Revolving Loan Commitment in effect at the time (or, if the Total Supplemental Revolving Loan Commitments have been terminated, the principal amount of such Lender's Supplemental Revolving Loans then outstanding) and the denominator of which shall be the Total Supplemental Revolving Loan Commitments in effect at the time (or, if the Total Supplemental Revolving Loan Commitments have been terminated, the aggregate principal amount of all Supplemental Revolving Loans then outstanding).

"Supplemental Revolving Loans" means, individually and collectively, each of the loans by each of the Supplemental Revolving Lenders to the Borrower in accordance with Section 2.1(d), which Supplemental Revolving Loans shall from time to time be comprised of Prime Rate Loans or Eurodollar Rate Loans or any combination of the foregoing.

"Supplemental Revolving Note" is defined in Section
2.2(e).

"SVCPI" means Stone Venepal (Celgar) Pulp, Inc., a
Canadian federal corporation.

"Swing Line Commitment" means, with respect to the Swing Line Lender at any date, the obligation of the Swing
Line Lender to make Swing Line Loans pursuant to Section 2.11 in the amount referred to therein.

"Swing Line Lender" means BT.

"Swing Line Loans" is defined in Section 2.11(a).

"Swing Line Loan Obligations" means the obligations of the Borrower to repay principal, and pay interest, on the Swing Line Loans pursuant to Section 2.2(c).

"Swing Line Loan Participation Certificate" means a certificate, substantially in the form of Exhibit 2.11(d).

"Swing Line Note" is defined in Section 2.2(c).

"Taxes" is defined in Section 3.11(a).

"Term Lender" means, at any time, any Lender which then has a Term Loan Commitment or is owed any portion of the Term Loan.

"Term Loan" means, individually and collectively, the loans made by each of the Term Lenders to the Borrower in accordance with Section 2.1(a), which Term Loan shall from time to time be comprised of Prime Rate Loans or Eurodollar
Rate Loans or any combination of the foregoing.

"Term Loan Commitment" means, with respect to each Term Lender, the principal amount set forth opposite such Term
Lender's name on Schedule 1.1(a) hereto under the caption
"Amount of Term Loan Commitment."

"Term Loan Maturity Date" means April 1, 2000.

"Term Loan Obligations" means the obligations of the Borrower to repay principal, and pay interest, on the Term
Loan pursuant to Section 2.2(a).

"Term Loan Pro Rata Share" means, with respect to any Term Lender and any described aggregate or total amount, the amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction, the numerator of which shall be the portion of the Term Loan made by such Lender and outstanding at the time and the denominator of which shall be the aggregate amount of the Term Loan made by all of the Term Lenders and outstanding at the time.

"Term Note" is defined in Section 2.2(a).

"Third Restatement Date" means June 19, 1997.

"Timberland Property" shall mean each parcel of realty identified as such on Schedule 4.21(c).

"Total Available Revolving Commitment" means, at the time any determination thereof is made, the sum of the respective Available Revolving Commitments of the Revolving
Lenders at such time.

"Total Available Supplemental Revolving Commitment" means, at the time any determination thereof is made, the sum of the respective Available Supplemental Revolving Commitments of the Supplemental Revolving Lenders at such time.

"Total Consolidated Indebtedness for Money
Borrowed" means, subject to the last sentence of Section 1.2, the total of all Indebtedness for Money Borrowed of the Borrower and its Subsidiaries.
"Total Maximum Commitment" means, at the time any determination thereof is to be made, the sum of the respective Maximum Commitments, Additional Term Loan Commitments, Supplemental Revolving Loan Commitments, D Tranche Term Loan Commitments and E Tranche Term Loan Commitments of the Lenders at such time.

"Total Revolving Loan Commitments" means, at any time any determination thereof is to be made, the sum of the respective Revolving Loan Commitments of the Revolving Lenders at such time.

"Total Supplemental Revolving Loan Commitments" means, at any time any determination thereof is to be made, the sum of the respective Supplemental Revolving Loan
Commitments of the Supplemental Revolving Lenders at such time.

"Transaction Documents" means the Merger Documents, the Senior Note Documents, the First Mortgage Note Documents, the Debt Refinancing Documents, the Smurfit Merger Documents, the Capital Infusion Documents and any other document, instrument or agreement executed and/or delivered in connection with the consummation of the Related Transactions.

"Transactions" is defined in Section 4.2.

"12-1/8% Subordinated Debentures" means the
Borrower's 12-1/8% Subordinated Debentures due September 15,
2001.

"Type" means any type of Loan, namely a Prime Rate
Loan or a Eurodollar Rate Loan (whether a Term Loan,
Additional Term Loan or Revolving Loan).

"Underfunded Plan" means any Plan the fair market value of the assets of which does not exceed the present value of the accrued benefits thereunder.

"Unmatured Event of Default" means an event, act or occurrence which, with the giving of notice or the lapse of time (or both), would become an Event of Default.

"U.S. Credit Agreement" means that certain Credit
Agreement dated as of March 1, 1989, executed as of October 25, 1993 and effective as an amended and restated agreement effective as of December 17, 1993, as further amended, by and among the Borrower, BT, as Agent, Citibank, N.A., Chemical Bank (as successor to Manufacturers Hanover Trust Company) and The First National Bank of Chicago, as Co-Agents, and certain financial institutions signatory thereto.

"Waived Proceeds" is defined in Section 3.6(f).

"Waiver Fee" is defined in Section 3.9.

"Wholly-Owned Subsidiary" means, with respect to any Person, at any time any Subsidiary of such Person, all of the outstanding shares of capital stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person. Unless otherwise expressly provided, all references herein to a "Wholly-Owned Subsidiary" shall mean a Wholly-Owned Subsidiary of the Borrower.

"Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Y2K Problem" means any significant risk that computer hardware, software or equipment containing embedded microchips essential to the business or operations of the Borrower or any of its Subsidiaries will not, in the case of dates or time periods occurring after December 31, 1999, function at least as efficiently and reliably in all material respects as in the case of times or time periods occurring before January 1, 2000, including the making of accurate leap year calculations.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. The words "herein", "hereof" and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Unless specifically stated to the contrary, all references to "Sections," "subsections," "paragraphs," "Exhibits" and "Schedules" in this Agreement shall refer to Sections, subsections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.